As filed with the Securities and Exchange Commission on July 26, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERALTO CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	3825	92-1941413
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
255 Wyman Street, Suite 250
Waltham, Massachusetts
(781) 755-3655
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
James A. Tanaka
Vice President, Securities & Governance and Secretary
Veralto Corporation
225 Wyman Street, Suite 250
Waltham, MA 02451
(781) 755-3655
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Justin L. Ochs
Molly W. Fox
Wilmer Cutler Pickering Hale and Dorr LLP
2100 Pennsylvania Avenue NW
Washington, DC 20037
(202) 663-6000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
 ☐ Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)
 ☐ Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION DATED JULY 26, 2024
PRELIMINARY PROSPECTUS

VERALTO CORPORATION
Offers to Exchange New Notes Set Forth Below
Registered Under the Securities Act of 1933, as amended,
for
Any and All Corresponding Outstanding Old Notes
Set Forth Opposite Below
New Notes	Old Notes
$700,000,000 5.500% Senior Notes due 2026 CUSIP/ISIN: 92338C AB9 / US92338CAB90	$700,000,000 5.500% Senior Notes due 2026 Rule 144A CUSIP/ISIN: 92338C AA1 / US92338CAA18 Regulation S CUSIP/ISIN: U9226N AA3 / USU9226NAA38

$700,000,000 5.350% Senior Notes due 2028 CUSIP/ISIN: 92338C AD5 / US92338CAD56	$700,000,000 5.350% Senior Notes due 2028 Rule 144A CUSIP/ISIN: 92338C AC7 / US92338CAC73 Regulation S CUSIP/ISIN: U9226N AB1 / USU9226NAB11

$700,000,000 5.450% Senior Notes due 2033 CUSIP/ISIN: 92338C AF0 / US92338CAF05	$700,000,000 5.450% Senior Notes due 2033 Rule 144A CUSIP/ISIN: 92338C AE3 / US92338CAE30 Regulation S CUSIP/ISIN: U9226N AC9 / USU9226NAC93

€500,000,000 4.150% Senior Notes due 2031 Common Code/ISIN: 286874240 / XS2868742409	€500,000,000 4.150% Senior Notes due 2031 Rule 144A Common Code/ISIN: 268912908 / XS2689129083 Regulation S Common Code/ISIN: 268912746 / XS2689127467

Principal Terms of the Exchange Offers:
These are offers (the “Exchange Offers”) by Veralto Corporation, a Delaware corporation (together with its subsidiaries on a consolidated basis, “Veralto,” “we,” “us,” “our,” the “Company” or the “Registrant”), to exchange:
(1)
Up to $700,000,000 aggregate principal amount of our existing 5.500% Senior Notes due 2026 (the “Old 2026 Notes”) for up to $700,000,000 aggregate principal amount of our new registered 5.500% Senior Notes due 2026 (the “New 2026 Notes”);

(2)
Up to $700,000,000 aggregate principal amount of our existing 5.350% Senior Notes due 2028 (the “Old 2028 Notes”) for up to $700,000,000 aggregate principal amount of our new registered 5.350% Senior Notes due 2028 (the “New 2028 Notes”);

(3)
Up to $700,000,000 aggregate principal amount of our existing 5.450% Senior Notes due 2033 (the “Old 2033 Notes” and, together with the Old 2026 Notes and the Old 2028 Notes, the “Old USD Notes”) for up to $700,000,000 aggregate principal amount of our new registered 5.450% Senior Notes due 2033 (the “New 2033 Notes” and, together with the New 2026 Notes and the New 2028 Notes, the “New USD Notes” and, together with the Old USD Notes, the “USD Notes”); and

(4)
Up to €500,000,000 aggregate principal amount of our existing 4.150% Senior Notes due 2031 (the “Old Euro Notes” and, together with the Old USD Notes, the “Old Notes”) for up to €500,000,000 aggregate principal amount of our new registered 4.150% Senior Notes due 2031 (the “New Euro Notes” and, together with the Old Euro Notes, the “Euro Notes,” and the New Euro Notes together with the New USD Notes, the “New Notes,” and the New Notes together with the Old Notes, the “Notes”).

Tenders of Old Notes may be withdrawn at any time prior to the expiration date. All Old Notes that are properly tendered and not properly withdrawn prior to the expiration date will be exchanged for New Notes. We will not receive any proceeds from the Exchange Offers.
The terms of the New Notes are identical in all material respects to the terms of the Old Notes for which they are being offered in exchange, except that the New Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes. The New USD Notes will not be listed on any securities exchange. Following the completion of the Exchange Offers, we will make an application to the Irish Stock Exchange plc, trading as Euronext Dublin (“Euronext Dublin”), for the New Euro Notes to be admitted to the Official List and to trading on the Global Exchange Market (“GEM”) of Euronext Dublin, and we will seek to delist the Old Euro Notes tendered in the Exchange Offers from the GEM. No assurance can be given that the application for the New Euro Notes will be granted. If such a listing is obtained, we shall have no obligation to maintain such listing and may delist the New Euro Notes at any time. A public market for the New Notes may not develop, which could make selling the New Notes difficult.
To exchange your Old Notes for New Notes:
•	You are required to make the representations described on page 133 to us.
•
You must contact a Depository Trust Company (“DTC”) participant, Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank SA/NV (“Euroclear”), as applicable, to complete the book-entry transfer procedures described herein to exchange your Old Notes for New Notes, or, in the case of the Old USD Notes, complete and send the letter of transmittal that accompanies this prospectus to Deutsche Bank Trust Company Americas, as exchange agent for the USD Notes by 5:00 p.m., New York City time, on    , 2024.

•	You should read the section captioned “The Exchange Offers” for further information on how to exchange your Old Notes for New Notes.
Each of the Exchange Offers will expire at 5:00 p.m., New York City time, on    , 2024, unless it is extended.
See “Risk Factors” beginning on page 8 for a discussion of risk factors that should be considered by you prior to tendering your Old Notes in the Exchange Offers.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in the Exchange Offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
   , 2024

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering the Notes for exchange only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or of the exchange of the Notes offered hereby.
This prospectus does not constitute an offer to sell or buy any New Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the New Notes and participate in the Exchange Offers solely on information contained or incorporated by reference in this prospectus.
i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements included in this prospectus are “forward-looking statements” within the meaning of the U.S. federal securities laws. All statements other than historical factual information are forward-looking statements, including without limitation statements regarding: projections of revenue, expenses, profit, profit margins, pricing, tax rates, tax provisions, cash flows, pension and benefit obligations and funding requirements, our liquidity position or other projected financial measures; management’s plans and strategies for future operations, including statements relating to anticipated operating performance, cost reductions, restructuring activities, new product and service developments, competitive strengths or market position, acquisitions and the integration thereof, divestitures, spin-offs, split-offs, initial public offerings, other securities offerings or other distributions, strategic opportunities, stock repurchases, dividends and executive compensation; growth, declines and other trends in markets we sell into; new or modified laws, regulations and accounting pronouncements; future regulatory approvals and the timing and conditionality thereof; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; future foreign currency exchange rates and fluctuations in those rates; general economic and capital markets conditions; the anticipated timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Veralto intends or believes will or may occur in the future. Terminology such as “believe,” “anticipate,” “should,” “could,” “intend,” “will,” “plan,” “expect,” “estimate,” “project,” “target,” “may,” “possible,” “potential,” “forecast” and “positioned” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words.
Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors. Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by our forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. See the section of this prospectus entitled “Risk Factors” beginning on page 8 for further discussion regarding reasons that actual results may differ materially from the results, developments and business decisions contemplated by our forward-looking statements. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2024 and our Current Reports on Form 8-K. Forward-looking statements speak only as of the date in which they are made. Except to the extent required by applicable law, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
Below is a summary of material risks and uncertainties we face, which are discussed more fully in the section titled “Risk Factors” in this prospectus:
•	Conditions in the global economy, including military conflicts, the particular markets we serve and the financial markets can adversely affect our business and financial statements.
•
We face intense competition and if we are unable to compete effectively, we may experience decreased demand and decreased market share. Even if we compete effectively, we may be required to reduce the prices we charge.

•	Our growth depends on the timely development and commercialization, and customer acceptance, of new and enhanced products and services based on technological innovation.
•	Our growth can also suffer if the markets into which we sell our products and services decline, do not grow as anticipated or experience cyclicality.
•
Any inability to consummate acquisitions at our historical rate and at appropriate prices, and to make appropriate investments that support our long-term strategy, could negatively impact our business.

•	Our acquisition or divestiture of businesses, investments, joint ventures and other strategic relationships can negatively impact our business and financial statements.
•	Significant disruptions in, or breaches in security of, our information technology systems or data or violation of data privacy laws can adversely affect our business and financial statements.

•	If we suffer loss to our facilities, supply chains, distribution systems or information technology systems due to catastrophe or other events, our operations could be seriously harmed.
•	Our financial results are subject to fluctuations in the cost and availability of the supplies that we use in, and the labor we need for, our operations.
•
If we are unable to adequately protect our intellectual property, or if third parties infringe our intellectual property rights, we may suffer competitive injury or expend significant resources enforcing our rights. These risks are particularly pronounced in countries in which we do business that do not have levels of protection of intellectual property comparable to the United States.

•
Our outstanding debt has increased significantly as a result of our Separation (as defined below) from Danaher Corporation (“Danaher” or “Former Parent”), and we may incur additional debt in the future. Our existing and future indebtedness may limit our operations and our use of our cash flow and negatively impact our credit ratings; and any failure to comply with the covenants that apply to our indebtedness could adversely affect our business and financial statements.

•
Changes in our tax rates or exposure to additional income tax liabilities or assessments can affect our profitability. In addition, audits by tax authorities can result in additional tax payments for prior periods.

•	Changes in tax law relating to multinational corporations could adversely affect our tax position.
•	Our businesses are subject to extensive regulation; failure to comply with those regulations could adversely affect our business and financial statements.
•
We are subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of our business that can adversely affect our business and financial statements.

•	Our operations, products and services expose us to the risk of environmental, health and safety liabilities, costs and violations that could adversely affect our business and financial statements.
•
In connection with Veralto’s Separation from Danaher, Danaher agreed to indemnify Veralto for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure Veralto against the full amount of such liabilities, or that Danaher’s ability to satisfy its indemnification obligation will not be impaired in the future.

•
If there is a determination that the Separation and/or the Distribution (as defined below), together with certain related transactions, is taxable for U.S. federal income tax purposes, Danaher and its stockholders could incur significant U.S. federal income tax liabilities, and we could also incur significant liabilities.

•
If you choose not to exchange your Old Notes in the Exchange Offers, the transfer restrictions currently applicable to your Old Notes will remain in force and the market price of your Old Notes may be affected by a reduction in liquidity.

•	You must follow the procedures for the Exchange Offers carefully in order to receive the New Notes.
•	If you are a broker-dealer, your ability to transfer the New Notes may be restricted.
•
We are a holding company and conduct substantially all of our operations through our subsidiaries. We have depended on and will continue to depend on our subsidiaries for funds to meet our obligations under the Notes.

•	To service our indebtedness, we will require a significant amount of cash. Our ability to generate and access cash depends on many factors beyond our control.
•
The Old Notes are not, and the New Notes will not be, guaranteed by any of our subsidiaries. The Old Notes are, and the New Notes will be, structurally subordinated to the debt and other liabilities of our subsidiaries.

•	The Old Notes are, and the New Notes will be, unsecured and are therefore effectively subordinated to all of our future secured debt.

•	We may not be able to repurchase all of the Notes upon a Change of Control Triggering Event (as defined below).
•	There are significant restrictions on your ability to transfer or resell your Old Notes.
•
There are currently no markets for the New Notes, and active trading markets may not develop for the New Notes, and there is no guarantee that any markets for the Old Notes remaining outstanding after the Exchange Offers will be maintained.

•	There are limited covenants in the Indentures (as defined below).
•
Holders of the Notes may not be able to determine when a Change of Control (as defined below) giving rise to their right to have the Notes repurchased has occurred following a sale, transfer, conveyance or other disposition of “substantially all” of our assets.

•	We may redeem the Notes at our option, which may adversely affect your return.
•	Increases in prevailing interest rates could adversely impact the trading prices of the Notes.
•	Veralto’s credit ratings may not reflect all risks of your investment in the Notes.
•	Holders of the Euro Notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.
•	In a lawsuit for payment on the Euro Notes, an investor may bear currency exchange risk.
•	The Euro Notes permit us to make payments in U.S. dollars if we are unable to obtain euro.
•
Market perceptions concerning the stability of the sovereign debt of certain European countries and other geopolitical issues, market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the eurozone, or the potential dissolution of the euro entirely, could adversely affect the value of the Euro Notes.

•	Trading in the clearing system is subject to minimum denomination requirements.
•
The European Commission has proposed a financial transactions tax in certain member states of the European Union (the “EU”) that, if adopted, could apply in certain circumstances to secondary market trades of the Euro Notes both within and outside of those participating member states.

•
Each global note representing the Old Euro Notes is, and each global note representing the New Euro Notes will be, held by or on behalf of Euroclear and Clearstream, and, therefore, investors will have to rely on their procedures for transfer, payment and communication with us.

•	Holders of the Euro Notes may not be able to effect service of process or enforce judgments obtained against us outside of the United States.

SUMMARY
This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before deciding to participate in the Exchange Offers. You should carefully read this entire prospectus, including the information set forth under “Risk Factors”, as well as our consolidated financial statements, before making an investment decision.
The Company
Veralto’s unifying purpose is Safeguarding the World’s Most Vital ResourcesTM. Our diverse group of leading operating companies provide essential technology solutions that monitor, enhance and protect key resources around the globe. We are committed to the advancement of public health and safety and believe we are positioned to support our customers as they address large global challenges including environmental resource sustainability, water scarcity, management of severe weather events and food and pharmaceutical security. For decades, we have used our scientific expertise and innovative technologies to address complex challenges our customers face across regulated industries – including municipal utilities, food and beverage, pharmaceutical and industrials – where the consequence of failure is high. Through our core offerings in water analytics, water treatment, marking and coding, and packaging and color, customers look to our solutions to help ensure the safety, quality, efficiency, and reliability of their products and processes. The Company is headquartered in Waltham, Massachusetts with a workforce of approximately 16,000 associates strategically located in more than 45 countries.
Veralto operates through two segments – Water Quality (“WQ”) and Product Quality & Innovation (“PQI”). Our businesses within these segments have strong globally recognized brands as a result of our leadership in served markets over several decades. Through WQ, we provide innovative products and services that improve the quality and reliability of water through leading brands including Hach Company (“Hach”), Trojan Technologies and ChemTreat. Through PQI, we enable our customers to promote consumer trust in products and help enable product innovation through leading brands including Videojet, Linx, Esko, X-Rite and Pantone.
Veralto completed its separation from Danaher on September 30, 2023 (the “Separation”), the first day of its fiscal fourth quarter. The Separation was completed on such date in the form of a pro rata distribution to Danaher stockholders of record on September 13, 2023 of all of the issued and outstanding shares of Veralto common stock held by Danaher. Each Danaher stockholder of record as of the close of business on September 13, 2023 received one share of Veralto common stock for every three shares of Danaher common stock held on the record date (the “Distribution”). Because September 30, 2023 was a Saturday, not a business day, the shares were credited to “street name” stockholders through the Depository Trust Company on the first trading day thereafter, October 2, 2023. Veralto’s common stock began “regular way” trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “VLTO” on October 2, 2023.
Corporate Information
We were incorporated in Delaware in 2022. Our principal executive offices are located at 225 Wyman Street, Suite 250, Waltham, Massachusetts 02451 and our telephone number is 781-755-3655. Our common stock is listed on NYSE under the symbol VLTO.
You may visit us at our website located at https://www.veralto.com. The contents of our website have not been, and shall not be deemed to be, incorporated by reference into, and do not form a part of, this prospectus.

SUMMARY OF THE EXCHANGE OFFERS
Background
On September 18, 2023 and September 19, 2023, we completed the private offerings and issuances (the “Initial Offerings”) of the Old USD Notes and the Old Euro Notes, respectively. The net proceeds from the Initial Offerings were used to make a distribution to Danaher as partial consideration for the contribution of assets to us in connection with our separation from Danaher, as provided by the terms of a separation agreement, and to pay related fees and expenses.
In connection with the Initial Offerings, we entered into a registration rights agreement, dated as of September 18, 2023, with the initial purchasers of the Old USD Notes (the “USD Registration Rights Agreement”), and a registration rights agreement, dated as of September 19, 2023, with the initial purchasers of the Old Euro Notes (the “Euro Registration Rights Agreement” and, together with the USD Registration Rights Agreement, the “Registration Rights Agreements”), in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the Exchange Offers.
We are offering to issue the New Notes to satisfy our obligations contained in the Registration Rights Agreements. For information regarding the Registration Rights Agreements, see “The Exchange Offers.”
Securities Offered
Up to $700,000,000 of new registered 5.500% Senior Notes due 2026 (the “New 2026 Notes”) for up to $700,000,000 of existing unregistered 5.500% Senior Notes due 2026 (the “Old 2026 Notes”).
Up to $700,000,000 of new registered 5.350% Senior Notes due 2028 (the “New 2028 Notes”) for up to $700,000,000 of existing unregistered 5.350% Senior Notes due 2028 (the “Old 2028 Notes”).
Up to $700,000,000 of new registered 5.450% Senior Notes due 2033 (the “New 2033 Notes” and, together with the New 2026 Notes and the New 2028 Notes, the “New USD Notes”) for up to $700,000,000 of existing unregistered 5.450% Senior Notes due 2033 (the “Old 2033 Notes” and, together with the Old 2026 Notes and the Old 2028 Notes, the “Old USD Notes”).
Up to €500,000,000 of new registered 4.150% Senior Notes due 2031 (the “New Euro Notes” and, together with the New USD Notes, the “New Notes”) for up to €500,000,000 of existing unregistered 4.150% Senior Notes due 2031 (the “Old Euro Notes” and, together with the Old USD Notes, the “Old Notes”).
The New Notes will be registered under the Securities Act.

The Exchange Offers
We are offering to exchange the New Notes for a like principal amount of tendered Old Notes. Tenders of Old Notes may be withdrawn at any time prior to the expiration date. All Old Notes that are properly tendered and not properly withdrawn prior to the expiration date will be exchanged for New Notes.
The New USD Notes issued pursuant to this prospectus will be accepted for clearance through The Depository Trust Company (“DTC”) with a new CUSIP and ISIN. The New Euro Notes issued pursuant to this prospectus will be accepted for clearance through Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”), as applicable, with a new Common Code and ISIN. After the Exchange Offers are completed, you will no longer be entitled to any exchange offer or, with limited exceptions, registration rights for your Old Notes. For procedures for tendering and information about the New Notes, see “The Exchange Offers” and “Description of the New Notes,” respectively.
The Exchange Offers are not conditioned on any minimum principal amount of Old Notes being tendered.
Tenders, Expiration Date, Withdrawal, Settlement Date
The Exchange Offers will expire at 5:00 p.m., New York City time on     , 2024 unless they are extended. We do not currently intend to extend the expiration date.
If you decide to exchange your Old Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. If you decide to tender your Old Notes in the Exchange Offers, you may withdraw them at any time prior to     , 2024. If we decide for any reason not to accept any Old Notes for exchange, your Old Notes will be returned without expense to you promptly after the Exchange Offers expire.
The settlement date of the Exchange Offers will be promptly after the expiration date of the Exchange Offers.
Federal Income Tax Consequences
Your exchange of Old Notes for New Notes in the Exchange Offers should not result in any income, gain or loss to you for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offers.”
Use of Proceeds
We will not receive any proceeds from the issuance of the New Notes in the Exchange Offers.
Exchange Agent
Deutsche Bank Trust Company Americas is the exchange agent for the USD Notes (the “USD Exchange Agent”), and Citibank, N.A., London

Branch is the exchange agent for the Euro Notes (the “Euro Exchange Agent” and, together with the USD Exchange Agent, the “Exchange Agents”).
Risk Factors
See “Risk Factors” for a discussion of factors that should be considered before exchanging Old Notes in the Exchange Offers.
Failure to Tender Your Old Notes
If you fail to tender your Old Notes in the Exchange Offers, your Old Notes will continue to be subject to the existing transfer restrictions and you will not have any further rights under the Registration Rights Agreements relating to your Old Notes, including any right to require us to register your Old Notes or to pay you additional interest. The liquidity of the market for your Old Notes could be adversely affected.
You will be able to resell the New Notes without registering them with the SEC if you meet the requirements described below.
Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that New Notes issued in exchange for Old Notes in the Exchange Offers may be offered for resale, resold or otherwise transferred by you without registering the New Notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:
•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;
•	you acquire the New Notes in the ordinary course of your business;
•	you do not have any arrangement or understanding with any person to participate in the distribution of the New Notes; and
•	you are not engaged in, and do not intend to engage in, a distribution of the New Notes.
If you are an affiliate of ours, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Notes acquired in the Exchange Offers, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
If you are a broker-dealer and receive New Notes for your own account in the Exchange Offers:
•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the New Notes;
•
you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes you receive from us in the Exchange Offers; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•
you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of New Notes received in exchange for Old Notes acquired by you as a result of market-making or other trading activities.

For a period of 180 days after the expiration of the Exchange Offers, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NEW NOTES
The terms of the New Notes and the Old Notes are identical in all material respects, except that the New Notes have been registered under the Securities Act, and the transfer restrictions, registration rights and additional interest provisions relating to Old Notes do not apply to the New Notes. The New Notes will bear different CUSIP numbers, ISINs, and/or Common Code numbers, as applicable.
Issuer
Veralto Corporation, a Delaware corporation.
Securities Offered
Up to $700,000,000 aggregate principal amount of 5.500% Senior Notes due 2026.
Up to $700,000,000 aggregate principal amount of 5.350% Senior Notes due 2028.
Up to $700,000,000 aggregate principal amount of 5.450% Senior Notes due 2033.
Up to €500,000,000 aggregate principal amount of 4.150% Senior Notes due 2031.
Maturity Date
The New 2026 Notes will mature on September 18, 2026, the New 2028 Notes will mature on September 18, 2028, the New 2033 Notes will mature on September 18, 2033 and the New Euro Notes will mature on September 19, 2031.
Interest Rate and Interest Payment Dates
Interest on the New Notes will be payable in cash and will accrue at a rate of 5.500% per annum, in the case of the New 2026 Notes, 5.350% per annum, in the case of the New 2028 Notes, 5.450% per annum, in the case of the New 2033 Notes, and 4.150% per annum, in the case of the New Euro Notes.
Interest on the New USD Notes is payable on March 18 and September 18 of each year, beginning on September 18, 2024 (or, if later, on the first interest payment date occurring after the issuance of the New USD Notes). Interest on the New Euro Notes is payable on September 19 of each year, beginning on September 19, 2024 (or, if later, on the first interest payment date occurring after the issuance of the New Euro Notes).
On the first interest payment date following the exchange, holders of New Notes will receive interest for the period from and including the last interest payment date on which interest was paid on the Old Notes or, as applicable in the case of the New Euro Notes, from and including the issuance date of the Old Euro Notes. No additional or other interest relating to such period will be paid to such holders.
Ranking
The New Notes will be senior unsecured indebtedness of the Company and will rank pari passu with all of our other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the New Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Our subsidiaries are distinct legal entities having no obligation to pay any amounts in respect of the New Notes or to make funds available for such purpose.
Certain Covenants
We will issue the New USD Notes under an indenture (the “USD Indenture”), between the Company, as issuer, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and we will issue the New Euro Notes under an indenture (the “Euro Indenture” and, together with the USD Indenture, the “Indentures”) between the Company, as issuer, and the Trustee.
The Indentures restrict, among other things, our ability to incur certain debt secured by liens, engage in sale and leaseback transactions and consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets to, or merge with or into, any other person or entity. Each covenant in the Indentures is subject to a number of important exceptions, limitations and qualifications that are described under “Description of the New Notes—Certain Covenants.”
Repurchase Offer Upon a Change of Control Triggering Event
If we experience a Change of Control Triggering Event (as defined under the caption “Description of the New Notes—Change of Control Triggering Event”), we will be required, unless we have exercised our option to redeem the New Notes or have defeased or satisfied and discharged the New Notes, to offer to purchase the New Notes from their holders in cash at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.
Optional Redemption
Each series of New Notes will have the same optional redemption terms as the corresponding series of Old Notes for which such series of New Notes is being offered in exchange.
For additional information, see “Description of the New Notes—Optional Redemption.”
Denomination and Form
The New USD Notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
The New Euro Notes will be issued in fully registered form in denominations of €100,000 and in integral multiples of €1,000 in excess thereof.
DTC, Euroclear and Clearstream Eligibility
The New Notes will be represented by global certificates deposited with, or on behalf of, DTC or its nominee, in the case of the New USD Notes, or Euroclear or Clearstream, in the case of the New Euro Notes.

No Listing; Absence of a Public Market for the Notes
The New Notes are new issues of securities with no established trading markets. We do not intend to apply for the listing of the New USD Notes on any securities exchange. Following the completion of the Exchange Offers, we will make an application to Euronext Dublin for the New Euro Notes to be admitted to the Official List and to trading on the GEM, and we will seek to delist the Old Euro Notes tendered in the Exchange Offers from the GEM.
Governing Law
The Indentures and the Old Notes are, and the New Notes will be, governed by, and construed in accordance with, the laws of the State of New York.
Trustee, Registrar and Paying Agent
Deutsche Bank Trust Company Americas.

RISK FACTORS
Participating in the Exchange Offers and investing in the New Notes involves various risks, including the risks described below. You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this prospectus before investing in the New Notes. We have identified the risks and uncertainties described below as material, but they are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies, such as market conditions, economic conditions, geopolitical events, changes in laws, regulations or accounting rules, fluctuations in interest rates, terrorism, wars or conflicts, major health concerns including pandemics, natural disasters or other disruptions of expected business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business and financial statements, including our results of operations, liquidity and financial condition, and our stock price.
Business and Strategic Risks
Conditions in the global economy, including military conflicts, the particular markets we serve and the financial markets can adversely affect our business and financial statements.
Our business is sensitive to general economic conditions. Slower economic growth in the domestic and/or international markets, inflation, actual or anticipated default on sovereign debt, volatility in the currency and credit markets, military conflicts, high levels of unemployment or underemployment, labor availability constraints, reduced levels of capital expenditures, changes or anticipation of potential changes in government trade, fiscal, tax and monetary policies, changes in capital requirements for financial institutions, government budget negotiation dynamics, sequestration, austerity measures and other challenges that affect economies of the world have in the past adversely affected, and may in the future adversely affect, the Company and its distributors, customers and suppliers, including having the effect of:
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reducing demand for our products and services (in this prospectus, references to products and services also includes software), limiting the financing available to our customers and suppliers, increasing order cancellations, resulting in longer sales cycles and slower adoption of new technologies;

•	suspending sales prohibited by sanctions, embargoes, regional instability, geopolitical shifts and adverse impacts arising from or related to military conflicts;
•	increasing the difficulty in collecting accounts receivable and the risk of excess and obsolete inventories;
•	increasing price competition in our served markets;
•	supply interruptions, delays or cost increases, which can disrupt our ability to produce or deliver our products and/or increase our costs;
•	increasing the risk of impairment of goodwill and other long-lived assets, and the risk that we may not be able to fully recover the value of other assets such as real estate and tax assets;
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increasing the risk that counterparties to our contractual arrangements will become insolvent or otherwise unable to fulfill their contractual obligations which, in addition to increasing the risks identified above, could result in preference actions against us; and

•	adversely impacting market sizes and growth rates.
If growth in any key economy of the world or in any of the markets we serve slows for a significant period, if there is significant deterioration in any such economy or such markets or if economic improvements do not benefit the markets we serve, our business and financial statements can be adversely affected.
We face intense competition and if we are unable to compete effectively, we may experience decreased demand and decreased market share. Even if we compete effectively, we may be required to reduce the prices we charge.
Our businesses operate in industries that are intensely competitive. Because of the range of the products and services we sell and the variety of markets we serve, we encounter a wide variety of competitors; see the section titled “Business” in this prospectus for additional details. In order to compete effectively, we must retain longstanding relationships with major customers and continue to grow our business by establishing relationships with new customers, continually developing new products and services to maintain and expand our brand recognition and leadership position in various product and service categories and penetrating new markets, including high-growth markets.
Our ability to compete can also be impacted by changing customer preferences and requirements (for example increased demand for products incorporating digital capabilities or more environmentally-friendly products and supplier practices). Cost containment efforts by governments and the private sector are also resulting in increased emphasis on products that reduce costs and improve efficiency and effectiveness. In addition, significant shifts in industry demand have occurred and may in the future occur in connection with product problems, safety alerts and publications about products, reflecting the competitive significance of product quality, product efficacy and quality systems in our industry.
Our failure to compete effectively and/or pricing pressures resulting from competition may adversely impact our business and financial statements, and our expansion into new markets may result in greater-than-expected risks, liabilities and expenses. In addition, the Company’s competitors and customers have from time to time introduced, and may in the future introduce, low-cost products or consumables that compete with the Company’s products at lower price points. New, disruptive technologies may emerge that displace the Company’s existing technologies. Competitors’ products can capture significant market share or lead to a decrease in market prices overall, resulting in an adverse effect on the Company’s business and financial statements.
Our growth depends in part on the timely development and commercialization, and customer acceptance, of new and enhanced products and services based on technological innovation.
We generally sell our products and services in industries that are characterized by rapid technological changes, frequent new product introductions and changing industry standards. If we do not innovate and develop new and enhanced products and services on a timely basis, our offerings will become obsolete over time and our business and financial statements will suffer. Our success depends on several factors, including our ability to:
•	correctly identify customer needs and preferences and predict future needs and preferences;
•	allocate our research and development (“R&D”) funding to products and services with higher growth prospects;
•	anticipate and respond to our competitors’ development of new products and services and technological innovations;
•	differentiate our offerings from our competitors’ offerings and avoid commoditization;
•	innovate and develop new technologies and applications, and acquire or obtain rights to third-party technologies that may have valuable applications in our served markets;
•	obtain adequate intellectual property rights with respect to key technologies before our competitors do;
•	successfully commercialize new technologies in a timely manner, price them competitively and cost-effectively manufacture and deliver sufficient volumes of new products of appropriate quality on time;
•	obtain necessary regulatory approvals of appropriate scope; and
•	stimulate customer demand for and convince customers to adopt new technologies.
If we fail to accurately predict future customer needs and preferences or fail to produce viable technologies, we may invest heavily in R&D of products and services that do not lead to significant revenue, which would adversely affect our business and financial statements. Even when we successfully innovate and develop new and enhanced products and services, we often incur substantial costs in doing so, and our profitability may suffer. In addition, promising new offerings may fail to reach the market or realize only limited commercial success because of real or perceived efficacy or safety concerns. Competitors may also develop after-market services and parts for our products which may detract from our sales.
Non-U.S. economic, political, legal, compliance, social and business factors can negatively affect our business and financial statements.
In 2023, approximately 57% of our sales were derived from customers outside the U.S. In addition, many of our manufacturing operations, suppliers and employees are located outside the U.S. Since our growth strategy depends in part on our ability to further penetrate markets outside the U.S. and increase the localization of our products and services, we expect to continue to increase our sales and presence outside the U.S., particularly in the high-growth markets. Our non-U.S. business (and particularly our business in high-growth markets) is subject to risks that include:
•	public health crises and epidemics, such as COVID-19;
•	interruption in the transportation of supplies to us and finished goods to our customers;
•	differences in terms of sale, including longer payment terms than are typical in the U.S.;
•	local product preferences or requirements;
•	changes in a country’s or region’s political, legal, social, compliance, business or economic conditions, such as the devaluation of particular currencies;
•	trade protection measures, tariffs, embargoes and import or export restrictions and requirements;
•	unexpected changes in laws or regulatory requirements, including changes in tax laws;
•	capital controls and limitations on ownership and on repatriation of earnings and cash;
•	the potential for nationalization of enterprises;
•	complex data privacy and cybersecurity requirements;
•	limitations on legal rights and our ability to enforce such rights, including differing protection of intellectual property;
•	difficulty in staffing and managing widespread operations;
•	workforce instability and differing labor or employment regulations;
•	difficulties in implementing restructuring actions on a timely or comprehensive basis;
•	greater uncertainty, risk, expense and delay in commercializing products in certain foreign jurisdictions, including with respect to product and other regulatory approvals;
•	geopolitical instability arising from or related to military conflicts; and
•	remaining uncertainties relating to the impact of the United Kingdom’s exit from the EU in 2020.
International business risks have in the past and may in the future negatively affect our business and financial statements.
Our growth can suffer if the markets into which we sell our products and services decline, do not grow as anticipated or experience cyclicality.
Our growth depends in part on the growth of the markets which we serve, and visibility into our markets can be limited (particularly for markets into which we sell through distribution). Our quarterly sales and profits depend substantially on the volume and timing of orders received during the quarter, which are difficult to forecast. Any decline or lower than expected growth in our served markets can diminish demand for our products and services and adversely affect our business and financial statements. Certain of our businesses operate in industries that have experienced and may experience periodic, cyclical downturns. In addition, in certain of our businesses demand depends on customers’ capital spending budgets as well as government funding policies, and matters of public policy and government budget dynamics as well as product and economic cycles can affect the spending decisions of these entities. Demand for our products and services is also sensitive to changes in customer order patterns, which may be affected by announced price changes, marketing or promotional programs, new product introductions, the timing of industry trade shows and changes in distributor or customer inventory levels due to distributor or customer management thereof or other factors. Any of these factors could adversely affect our business and financial statements in any given period.
The COVID-19 pandemic has adversely impacted and could in the future continue to adversely impact certain elements of our business and our financial statements.
Our global operations expose us to risks associated with public health crises, including epidemics and pandemics such as COVID-19. The global spread of COVID-19 led to unprecedented restrictions on, and disruptions in, business and personal activities, including as a result of preventive and precautionary measures that we, other businesses, our communities and governments undertook to mitigate the spread.
The direct impact of COVID-19 and the preventive measures implemented as a result thereof adversely affected certain elements of our Company (including to a different degree our operations, commercial organizations, supply chains and distribution systems). While the direct impact of COVID-19 and many of the preventive measures moderated in 2023, any resurgence of COVID-19 (or the outbreak of any other epidemic or pandemic) or the reinstatement of similar preventive measures in the future could negatively impact the economies and financial markets of the world and our businesses and financial statements.
Acquisition, Divestiture and Investment Risks
Any inability to consummate acquisitions at our historical rate and at appropriate prices, and to make appropriate investments that support our long-term strategy, could negatively impact our business.
Our ability to grow revenues, earnings and cash flow at or above our historic rates depends in part upon our ability to identify and successfully acquire and integrate businesses at appropriate prices and realize anticipated synergies, and to make appropriate investments that support our long-term strategy. We may not be able to consummate acquisitions at rates similar to the past, which could adversely impact our business. Attractive acquisitions and investments are difficult to identify and complete for a number of reasons, including high valuations, competition among prospective buyers or investors, the availability of affordable funding in the capital markets and the need to satisfy applicable closing conditions and obtain applicable antitrust and other regulatory approvals on acceptable terms. In addition, competition for acquisitions and investments has resulted and may result in higher purchase prices. Changes in accounting or regulatory requirements or instability in the credit markets could also adversely impact our ability to consummate acquisitions and investments.
Our acquisition or divestiture of businesses, investments, joint ventures and other strategic relationships can negatively impact our business and financial statements.
As part of our business strategy, we acquire businesses, make investments and enter into joint ventures and other strategic relationships in the ordinary course, and we also from time to time complete more significant transactions, including divestitures of existing businesses as we continually assess our business strategy. Transactions such as these involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including but not limited to the following, any of which can adversely affect our business and our financial statements:
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businesses, technologies, services and products that we acquire or invest in have sometimes under-performed relative to our expectations and the price that we paid, failed to perform in accordance with our anticipated timetable or failed to achieve and/or sustain profitability;

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we may incur or assume significant debt in connection with our acquisitions, investments, joint ventures or strategic relationships, which can also cause a deterioration of Veralto’s credit ratings, result in increased borrowing costs and interest expense and diminish our future access to the capital markets;

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acquisitions, investments, joint ventures or strategic relationships can cause our financial results to differ from our own or the investment community’s expectations in any given period, or over the long-term;

•	pre-closing and post-closing earnings charges can adversely impact our results in any given period, and the impact may be substantially different from period-to-period;
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acquisitions, investments, joint ventures or strategic relationships can create demands on our management, operational resources and financial and internal control systems that we are unable to effectively address;

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we can experience difficulty in integrating cultures, personnel, operations and financial and other controls and systems and retaining key employees and customers, and former employees of our existing businesses or businesses we acquire can sometimes compete with us;

•	we are not always able to achieve cost savings or other synergies anticipated in connection with acquisitions, investments, joint ventures or strategic relationships;

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we have assumed and may assume unknown liabilities, known contingent liabilities that become realized, known liabilities that prove greater than anticipated, internal control deficiencies or exposure to regulatory sanctions resulting from the acquired company’s or investee’s activities; and the realization of any of these liabilities or deficiencies can increase our expenses, adversely affect our financial position or cause us to fail to meet our public financial reporting obligations;

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in connection with acquisitions and joint ventures, we may enter into post-closing financial arrangements such as purchase price adjustments, earn-out obligations and indemnification obligations, which can have unpredictable financial results;

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as a result of our acquisitions and investments, we have recorded significant goodwill and other assets on our balance sheet and if we are not able to realize the value of these assets, or if the value of our investments declines, we may be required to incur impairment charges;

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divestitures or other dispositions can dilute the Company’s earnings per share, have other adverse financial, tax and accounting impacts and distract management, and disputes can arise with the new owners of the divested/disposed business;

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we may have interests that diverge from those of our joint venture partners or other strategic partners or the companies we invest in, and we are not always able to direct or influence the management and operations of the joint venture, other strategic relationship or investee in the manner we believe is most appropriate, exposing us to additional risk; and

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investing in or making loans to early-stage companies often entails a high degree of risk, including uncertainty regarding the Company’s ability to successfully develop new technologies and services, bring these new technologies and services to market and gain market acceptance, maintain adequate capitalization and access to cash or other forms of liquidity, and retain critical management personnel; we do not always achieve the strategic, technological, financial or commercial benefits we anticipate; we may lose our investment or fail to recoup our loan; or our investment may be illiquid for a greater-than-expected period of time.

Operational Risks
Significant disruptions in, or breaches in security of, our information technology systems or data or violation of data privacy laws can adversely affect our business and financial statements.
We rely on information technology systems, some of which are provided and/or managed by third parties, to process, transmit and store electronic information (including sensitive data such as confidential business information and personal data relating to employees, customers, other business partners and patients), and to manage or support a variety of critical business processes and activities (such as receiving and fulfilling orders, billing, collecting and making payments, shipping products, providing services and support to customers and fulfilling contractual obligations). In addition, some of our remote monitoring products and services incorporate software and information technology that house personal data and some products or software we sell to customers connect to our systems for maintenance or other purposes. These systems, products and services (including those we acquire through business acquisitions) can be damaged, disrupted or shut down due to attacks by computer hackers, computer viruses, ransomware, human error or malfeasance (including by employees), power outages, hardware failures, telecommunication or utility failures, catastrophes or other unforeseen events, and in any such circumstances our system redundancy and other disaster recovery planning may be ineffective or inadequate. Attacks can also target hardware, software and information installed, stored or transmitted in our products after such products have been purchased and incorporated into third-party products, facilities or infrastructure. Security breaches of systems provided or enabled by us, regardless of whether the breach is attributable to a vulnerability in our products or services, or security breaches of third-party suppliers we rely on to process, store or transmit electronic information, can result in the misappropriation, destruction or unauthorized disclosure of confidential information or personal data belonging to us or to our employees, partners, customers, patients or suppliers. Like most multinational corporations, our information technology systems and data have been subject to computer viruses, malicious codes, unauthorized access and other cyber-attacks and we expect the sophistication and frequency of such attacks to continue to increase. Unauthorized tampering, adulteration or interference with our products may also adversely affect product functionality and result in loss of data, risk to patient safety and product recalls or field actions. The attacks, breaches, misappropriations and other disruptions and damage described above can interrupt our operations or the operations of our customers and partners, delay production and shipments, result in theft of our and our customers’ intellectual property and trade secrets, result in disclosure of personal data, damage customer, patient, business partner and employee relationships and our reputation and result in defective products or services, legal claims and proceedings, liability and penalties under privacy and other laws and increased costs for security and remediation, in each case resulting in an adverse effect on our business and financial statements. Our liability insurance may not be sufficient in type or amount to cover us against claims related to security breaches, cyber-attacks and other related breaches.
In addition, our information technology systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving legal and regulatory standards, evolving customer expectations, changes in the techniques used to obtain unauthorized access to data and information systems, and the information technology needs associated with our changing products and services. There can be no assurance that we will be able to successfully maintain, enhance and upgrade our systems as necessary to effectively address these requirements.
Any inability to maintain reliable information technology systems and appropriate controls with respect to global data privacy and security requirements and prevent data breaches can result in adverse regulatory and business consequences and litigation. As a global organization, we are subject to data privacy and security laws, regulations and customer-imposed controls in numerous jurisdictions as a result of having access to and processing confidential, personal and/or sensitive data in the course of our business. Failure to comply with the requirements of the EU’s General Data Protection Regulation (“GDPR”) and the applicable national data protection laws of the EU member states and other states subject to the GDPR may result in fines of up to €20 million or up to 4% of total worldwide annual turnover for the preceding financial year, whichever is higher, and other administrative penalties. Several other countries such as China and Russia are, and other countries are considering passing, laws that require some or all personal data relating to their citizens to be maintained on local servers or impose significant restrictions on data transfer. State privacy laws in California impose some of the same features as the GDPR and have prompted several other states in the U.S. to enact similar laws.
Additionally, a bipartisan bill under consideration in Congress would, if adopted, impose broad privacy requirements at the U.S. federal level and provide enhanced enforcement authority to the Federal Trade Commission. Government investigations and enforcement actions can be costly and interrupt the regular operation of our business, and data breaches or violations of data privacy laws can result in civil and criminal, monetary and non-monetary penalties and damage to customer, patient, business partner and employee relationships and to our reputation, any of which may adversely affect our business and financial statements. In addition, compliance with the varying data privacy regulations across the U.S. and around the world has required significant expenditures and may require additional expenditures, and may require further changes in our products or business models that increase competition or reduce revenue.
Defects, unanticipated use or inadequate disclosure with respect to our products or services, or allegations thereof, can adversely affect our business and financial statements.
Manufacturing or design defects or “bugs” in, unanticipated use of, safety or quality issues (or the perception of such issues) with respect to or inadequate disclosure of risks relating to the use of products and services that we make or sell (including items that we source from third parties) can lead to personal injury, death, property damage and/or regulatory violations that can adversely affect our business and financial statements. These events can lead to recalls or safety alerts, result in the removal of a product or service from the market and result in product liability or similar claims being brought against us. Recalls, removals and product liability and similar claims (regardless of their validity or ultimate outcome) can result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products and services. Any of the above can result in the discontinuation of sale of such products in one or more countries and give rise to claims for damages from persons who believe they have been injured as a result of product issues, including claims by individuals or groups seeking to represent a class.

If we suffer loss to our facilities, supply chains, distribution systems or information technology systems due to catastrophe or other events, our operations could be seriously harmed.
Our facilities, supply chains, distribution systems and information technology systems are subject to catastrophic loss due to fire, flood, cyber-attack, earthquake, hurricane, power shortage or outage, public health crisis (including epidemics and pandemics) and the reaction thereto, war, terrorism, riot, public protest or other natural or man-made disasters, such as the COVID-19 pandemic. If any of these facilities, supply chains or systems were to experience a catastrophic loss, it could disrupt our operations, delay production and shipments, result in defective products or services, diminish demand, damage customer relationships and our reputation and result in legal exposure and significant repair or replacement expenses. The third-party insurance coverage that we maintain varies from time to time in both type and amount depending on cost, availability and our decisions regarding risk retention, and may be unavailable or insufficient to protect us against such losses.
Climate change, legal or regulatory measures to address climate change and any inability on our part to address stakeholder expectations relating to climate change may negatively affect us.
Climate change resulting from increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere presents risks to our operations. Physical risk resulting from acute changes (such as hurricane, tornado, wildfire or flooding) or chronic changes (such as droughts, heat waves or sea level changes) in climate patterns can adversely impact our facilities and operations and disrupt our supply chains and distribution systems. Concern over climate change can also result in new or additional legal, regulatory or quasi-regulatory requirements designed to reduce greenhouse gas emissions and/or mitigate the effects of climate change on the environment (such as taxation of, or caps on the use of, carbon-based energy). Any such new or additional requirements may increase the costs associated with, or disrupt, sourcing, manufacturing and distribution of our products, which may adversely affect our business and financial statements. In addition, any failure to adequately address stakeholder expectations with respect to environmental, social and governance (“ESG”) matters may result in the loss of business, adverse reputational impacts, diminished market valuations and challenges in attracting and retaining customers and talented employees. For example, our ability to achieve our current and future ESG goals is uncertain and remains subject to numerous risks, including evolving regulatory requirements and stakeholder expectations, our ability to recruit, develop and retain a diverse workforce, the availability of suppliers and other business partners that can meet our ESG expectations, the effects of the organic and inorganic growth of our business, cost considerations and the development and availability of cost-effective technologies or resources that support our goals.
Our financial results are subject to fluctuations in the cost and availability of the supplies that we use in, and the labor we need for, our operations.
Prices for and availability of the components, raw materials and other commodities we use in our business, as well as for labor, have fluctuated significantly in the past, including during 2023. See the section titled “Business—Materials” in this prospectus for a discussion of the inputs we use in our business, supply chain and labor availability disruptions and constraints our businesses have faced and are facing, and the adverse impacts that we have incurred and may incur relating thereto. The supply chains for our businesses can be disrupted by supplier capacity constraints, transportation and logistics issues, fluctuations in demand, decreased availability of key raw materials or commodities, legislative or regulatory changes, bankruptcy or exiting of the business for other reasons and external events such as natural disasters, pandemic health issues, war, terrorist actions and governmental actions (such as trade protectionism). In addition, some of our businesses purchase certain requirements from sole or limited source suppliers for reasons of quality assurance, regulatory requirements, cost effectiveness, availability or uniqueness of design. In the event of interruptions in the supply, or increases in the cost, of such supplies, we might not be able to quickly establish or qualify replacement sources of supply. Sustained interruptions in the supply of, or increase in the cost of, key components, raw materials, other commodities and labor can result in production interruptions, delays, extended lead times and inefficiencies and adversely affect our business and financial statements. In addition, due to the highly competitive nature of the industries that we serve, the cost-containment efforts of our customers and the terms of certain contracts we are party to, when supply and labor prices rise we are not always able to pass along cost increases through higher prices for our products. If we are unable to fully recover higher supply and labor costs through price increases or offset these increases through cost reductions, or if there is a time delay between the increase in costs and our ability to recover or offset these costs, our margins and profitability can decline and our business and financial statements can be adversely affected.

Our profitability could also be adversely impacted if we are unable to adjust our purchases to reflect changes in customer demand and market fluctuations, including those caused by seasonality or cyclicality. During a market upturn, suppliers from time to time extend lead times, limit supplies or increase prices. Conversely, in order to secure supplies for the production of products, we sometimes enter into noncancelable purchase commitments with vendors, which can impact our ability to adjust our inventory to reflect declining market demands.
Because we cannot always immediately adapt our production capacity and related cost structures to changing market conditions, at times our manufacturing capacity exceeds or falls short of our production requirements. Any or all of these problems can result in the loss of customers or cost inefficiencies, provide an opportunity for competing products to gain market acceptance and otherwise adversely affect our business and financial statements.
Our success depends on our ability to recruit, retain and motivate talented employees representing diverse backgrounds, experiences and skill sets.
The market for highly skilled workers and leaders in our industries, particularly in the areas of science and technology, is extremely competitive and expectations from qualified talent in many areas of the labor market have evolved and escalated recently. In addition, in 2023 we faced labor availability constraints and labor cost inflation in certain areas of our business. If we are less successful in our recruiting efforts, if we cannot retain and motivate highly skilled workers and key leaders representing diverse backgrounds, experiences and skill sets, or if we experience labor disputes, our business and financial statements may be adversely affected.
Our restructuring actions can have long-term adverse effects on our business and financial statements.
We have implemented significant restructuring activities across our businesses to adjust our cost structure, and we may engage in similar restructuring activities in the future. These restructuring activities and our regular ongoing cost reduction activities could diminish our resources and competitiveness, and delays or failures in implementing planned restructuring activities may diminish the expected operational or financial benefits from such actions. Any of the circumstances described above could adversely impact our business and financial statements.
Intellectual Property Risks
If we are unable to adequately protect our intellectual property, or if third parties infringe our intellectual property rights, we may suffer competitive injury or expend significant resources enforcing our rights. These risks are particularly pronounced in countries in which we do business that do not have levels of protection of intellectual property comparable to the United States.
Many of the markets we serve are technology-driven, and as a result intellectual property rights play a significant role in product development and differentiation. We own numerous patents, trademarks, copyrights, trade secrets and other intellectual property and licenses to intellectual property owned by others, which in aggregate are important to our business. The intellectual property rights that we obtain, however, are not always sufficiently broad and do not always provide us a significant competitive advantage, and patents may not be issued for pending or future patent applications owned by or licensed to us. In addition, the steps that we and our licensors have taken to maintain and protect our intellectual property do not always prevent it from being challenged, invalidated, circumvented, designed-around or becoming subject to compulsory licensing.
In some circumstances, enforcement is not available to us because an infringer has a dominant intellectual property position or for other business reasons. We also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights. Our failure to obtain or maintain intellectual property rights that convey competitive advantage and adequately protect our intellectual property, our failure to detect or prevent circumvention or unauthorized use of such property, and the cost of enforcing our intellectual property rights each can adversely impact our business and financial statements.

These risks are particularly pronounced in countries in which we do business that do not have levels of protection of corporate proprietary information, intellectual property, technology and other assets comparable to the United States. The risks we encounter in such countries include but are not limited to the following:
•	Joint ventures that we participate in can include restrictions that could compromise our control over the intellectual property, technology and proprietary information of the joint venture;
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As we expand our operations globally, increasing amounts of our data, intellectual property and technology is used and stored in countries outside the United States, and regulations in certain countries require data to be stored locally. These factors increase the risk that such data, intellectual property and technology could be stolen or otherwise compromised;

•	Certain of our products have been counterfeited and we may encounter additional and/or increased levels of counterfeiting in the future;
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Governmental entities may adopt regulations or other requirements that give them rights to certain of our intellectual property, technology and/or proprietary information, such as through compulsory licensing or ownership restrictions or requirements;

•	In certain countries, we do not have the same ability to enforce intellectual property rights as we do in the U.S.;
•	Governmental regulations relating to state secrecy or other topics limit our ability to transfer data or technology out of certain jurisdictions; and
•	Risks, costs and challenges of operating in a particular jurisdiction can result in a decision to relocate or divert operations to a different jurisdiction, potentially at higher cost.
Any of these risks can adversely impact our business and financial statements. See “—International economic, political, legal, compliance, social and business factors could negatively affect our financial statements” for a discussion of additional risks relating to our international operations.
Third parties from time to time claim that we are infringing or misappropriating their intellectual property rights and we could suffer significant litigation expenses, losses or licensing expenses or be prevented from selling products or services.
From time to time, we receive notices from third parties alleging intellectual property infringement or misappropriation of third parties’ intellectual property and cannot be certain that the conduct of our business does not and will not infringe or misappropriate the intellectual property rights of others. Disputes or litigations regarding intellectual property can be costly and time-consuming to defend due to the complexity of many of our technologies and the uncertainty of intellectual property litigation. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of infringement or misappropriation. In addition, as a result of such claims of infringement or misappropriation, we could lose our rights to critical technology, be unable to license critical technology or sell critical products and services, be required to pay substantial damages or license fees with respect to the infringed rights, be required to license technology or other intellectual property rights from others, be required to cease marketing, manufacturing or using certain products or be required to redesign, re-engineer or re-brand our products at substantial cost, any of which could adversely impact our business and financial statements. Third-party intellectual property rights may also make it more difficult or expensive for us to meet market demand for particular product or design innovations. When we are required to seek licenses under patents or other intellectual property rights of others, we are not always able to acquire these licenses on acceptable terms, if at all. Even if we successfully defend against claims of infringement or misappropriation, we may incur significant costs and diversion of management attention and resources, which could adversely affect our business and financial statements.

Financial and Tax Risks
Our outstanding debt has increased significantly as a result of our Separation from Danaher, we may incur additional debt in the future, and our debt will increase further if we incur additional debt and do not retire existing debt. Our existing and future indebtedness may limit our operations and our use of our cash flow and negatively impact our credit ratings; and any failure to comply with the covenants that apply to our indebtedness could adversely affect our business and financial statements.
As of June 28, 2024, we had approximately $2.6 billion in outstanding indebtedness. In addition, we had the ability to incur approximately $1.5 billion of additional indebtedness under our five-year, $1.5 billion senior, unsecured revolving credit facility (the “Senior Credit Facility”), and in the future we may incur additional indebtedness. Our debt level and related debt service obligations can have negative consequences, including (1) requiring us to dedicate significant cash flow from operations to the payment of principal and interest on our debt, which reduces the funds we have available for other purposes such as acquisitions and other investments; (2) making it more difficult for us to satisfy our obligations with respect to the Notes and our other debt; (3) placing us at a competitive disadvantage compared to our competitors that are not as highly leveraged; (4) limiting, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; (5) reducing our flexibility in planning for or reacting to changes in our business and market conditions; (6) exposing us to interest rate risk since a portion of our debt obligations may be at variable rates; and (7) resulting in an event of default if we fail to satisfy our obligations under the Notes or our other debt or fail to comply with the financial or restrictive covenants contained in the Indentures, the Senior Credit Facility or our other debt instruments, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such debt. If our credit ratings are downgraded or put on watch for a potential downgrade, we may not be able to sell additional debt securities or borrow money in the amounts, at the times or interest rates or upon the more favorable terms and conditions that might be available if our current credit ratings were maintained.
The Senior Credit Facility imposes restrictions on us, which include, among other things, restrictions on our and our subsidiaries’ ability to: incur liens, incur indebtedness, make restricted payments, sell or otherwise dispose of our or any our subsidiary’s assets, enter into certain mergers or consolidations, and use proceeds of borrowings for other than permitted purposes. The Senior Credit Facility also requires us to maintain a consolidated net leverage ratio (the ratio of consolidated net indebtedness to consolidated EBITDA) of 3.75 to 1.0 or less. Our ability to comply with these restrictions and covenants may be affected by events beyond our control. If we breach any of these restrictions or covenants and do not obtain a waiver from the lenders, then, subject to applicable cure periods, any indebtedness under the Senior Credit Facility could become immediately due and payable and could constitute an event of default under the Notes. If we add new debt in the future, the risks described above would increase.
We may be required to recognize impairment charges for our goodwill and other intangible assets.
As of June 28, 2024, the net carrying value of our goodwill and other intangible assets totaled approximately $2.9 billion. Significant negative industry or economic trends, disruptions to our business, inability to effectively integrate acquired businesses, unexpected or planned changes in use of our assets, changes in the structure of our business, divestitures, market capitalization declines, or increases in associated discount rates can impair our goodwill and other intangible assets. In the past, we have recognized impairment charges relating to certain non-goodwill intangible assets, and in the future, we could recognize charges related to the impairment of goodwill or other intangible assets. Any such impairment charges adversely affect our financial statements in the periods recognized.
Foreign currency exchange rates can adversely affect our financial statements.
Sales and purchases in currencies other than the U.S. dollar expose us to fluctuations in foreign currencies relative to the U.S. dollar, which have in the past and may in the future adversely affect our financial statements. Increased strength of the U.S. dollar increases the effective price of our products sold in U.S. dollars into other countries, which can adversely affect sales or require us to lower our prices.
A decline in the strength of the U.S. dollar adversely affects the cost of materials, products and services we purchase overseas. Sales and earnings of our non-U.S. businesses are also translated into U.S. dollars for reporting purposes and the strengthening of the U.S. dollar generally results in unfavorable translation effects.

In addition, certain of our businesses invoice customers in a currency other than the business’ functional currency, and movements in the invoiced currency relative to the functional currency can also result in unfavorable translation effects. The Company also faces exchange rate risk from its investments in subsidiaries owned and operated in foreign countries.
Changes in our tax rates or exposure to additional income tax liabilities or assessments can affect our profitability. In addition, audits by tax authorities can result in additional tax payments for prior periods.
We are subject to income taxes in the U.S. and in numerous non-U.S. jurisdictions. Due to the potential for changes to tax laws and regulations or changes to the interpretation thereof (including regulations and interpretations pertaining to the U.S. Tax Cuts and Jobs Act (“TCJA”)), the ambiguity of tax laws and regulations, the subjectivity of factual interpretations, the complexity of our intercompany arrangements, uncertainties regarding the geographic mix of earnings in any particular period, and other factors, our estimates of effective tax rate and income tax assets and liabilities can be incorrect and our financial statements could be adversely affected.
The impact of the factors referenced in the preceding sentence may be substantially different from period-to-period. In addition, the amount of income taxes we pay is subject to ongoing audits by U.S. federal, state and local tax authorities and by non-U.S. tax authorities, such as the audits described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s 2023 Financial Statements (as defined below). If audits result in payments or assessments different from our reserves, our results can be adversely affected. Any further changes to the tax system in the United States or in other jurisdictions could also adversely affect our financial statements.
Changes in tax law relating to multinational corporations could adversely affect our tax position.
Legislative bodies and government agencies in the U.S. and other countries as well as the Organisation for Economic Co-operation and Development and G20 Finance Ministers (“OECD/G20”) have focused on issues related to the taxation of multinational corporations. The OECD/G20 proposed legislation regarding the Inclusive Framework on Base Erosion and Profit Shifting and published the Pillar Two model rules designed to address the tax challenges arising from the digitalization of the global economy. The legislative proposals ensure that income earned in each jurisdiction that a multinational enterprise operates in is subject to a minimum corporate income tax rate of at least 15%. Discussions related to the formal implementation of this agreement, including within the tax law of each member jurisdiction including the United States, are ongoing. Enactment of this regulation in its current form would increase the amount of global corporate income tax paid by the Company.
Pillar Two legislation has been enacted or substantively enacted in certain jurisdictions where we operate. The legislation will be effective for the financial year beginning January 1, 2024. We are in scope of the enacted or substantively enacted legislation and have performed an assessment of the potential exposure to Pillar Two income taxes. The assessment of the potential exposure to Pillar Two income taxes is based on the most recent tax filings, country-by-country reporting and financial statements for the constituent entities. Based on the assessment, the Pillar Two effective tax rates in most of the jurisdictions in which we operate are above the 15% global minimum tax. However, there are a limited number of jurisdictions where the transitional safe harbor relief does not apply and the Pillar Two effective tax rate is close to 15%. We do not expect a material impact to Pillar Two income taxes in the jurisdictions where we operate.
Legal, Regulatory, Compliance and Reputational Risks
Our businesses are subject to extensive regulation; failure to comply with those regulations could adversely affect our business and financial statements.
In addition to the environmental, health, safety, anticorruption, data privacy and other regulations noted elsewhere in this prospectus, our businesses are subject to extensive regulation by U.S. and non-U.S. governmental and self-regulatory entities at the supranational, federal, state, local and other jurisdictional levels, including for example the following:
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We are required to comply with various import laws and export control and economic sanctions laws, which may affect our transactions with certain customers, business partners and other persons and dealings between our employees and between our subsidiaries. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies. In other circumstances, we may be required to obtain an export license before exporting the controlled item. Compliance with the various import laws that apply to our businesses can restrict our access to, and increase the cost of obtaining, certain products and at times can interrupt our supply of imported inventory. In addition, we sell and provide products and technology to third parties, such as agents, representatives and distributors, who may export such items to end-users. If we or any of these third parties do not comply with applicable export or import laws we may incur liability. In addition, from time to time, certain of our subsidiaries have limited business dealings in countries subject to comprehensive sanctions. These business dealings represent an insignificant amount of our consolidated revenues and income but expose us to a heightened risk of violating applicable sanctions regulations. We have established policies and procedures designed to ensure compliance with such laws and regulations but there can be no assurance that the policies and procedures have prevented and will prevent violations of these regulations, and any such violation can adversely affect our business and financial statements.
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We also have agreements to sell products and services to government entities (as well as agreements relating to government financing, as discussed above) and are subject to various statutes and regulations that apply to companies doing business with government entities (less than 2% of our 2023 sales were made to the U.S. federal government). The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing and other terms and conditions that are not applicable to private contracts. Our agreements with government entities are in some cases subject to termination, reduction or modification at the convenience of the government or in the event of changes in government requirements, reductions in federal spending and other factors, and we may underestimate our costs of performing under the contract. In certain cases, a governmental entity may require us to pay back amounts it has paid to us. Government contracts that have been awarded to us following a bid process can become the subject of a bid protest by a losing bidder, which could result in loss of the contract. We are also subject to investigation and audit for compliance with the requirements governing government contracts.

These are not the only regulations that our businesses must comply with. The regulations we are subject to have tended to become more stringent over time and can be inconsistent across jurisdictions. We, our representatives and the industries in which we operate are at times under review and/or investigation by regulatory authorities. Failure to comply (or any alleged or perceived failure to comply) with the regulations referenced above or any other regulations can result in import detentions, fines, damages, civil and administrative penalties, injunctions, consent decrees, suspensions or losses of regulatory approvals, operating restrictions, refusal of the government to approve product export applications or allow us to enter into supply contracts, disbarment from selling to certain governmental agencies, integrity oversight and reporting obligations to resolve allegations of non-compliance, disruption of our business, limitation on our ability to manufacture, import, export and sell products and services, loss of customers, significant legal and investigatory fees, disgorgement, individual imprisonment, reputational harm, contractual damages, diminished profits, curtailment or restricting of business operations, criminal prosecution and other monetary and non-monetary penalties. Compliance with these and other regulations can also affect our returns on investment, require us to incur significant expenses or modify our business model or impair our flexibility in modifying product, marketing, pricing or other strategies for growing our business. Our products and operations are also often subject to the rules of industrial standards bodies such as the International Standards Organization, and failure to comply with these rules can result in withdrawal of certifications needed to sell our products and services and otherwise adversely impact our business and financial statements. For additional information regarding these risks, see the section titled “Business—Regulatory Matters” in this prospectus.
We are subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of our business that can adversely affect our business and financial statements.
We are subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of our business (or related to the business operations of previously owned entities), including claims or counterclaims for damages arising out of the use of products or services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, breach of contract claims, competition and sales and trading practices, environmental matters, personal injury, insurance coverage, securities matters, fiduciary duties and acquisition or divestiture-related matters, as well as regulatory subpoenas, requests for information, investigations and enforcement. We also from time to time become subject to lawsuits as a result of acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, businesses divested by us or our predecessors. The types of claims made in lawsuits include claims for compensatory damages, punitive and consequential damages (and in some cases, treble damages) and/or injunctive relief. The defense of these lawsuits can divert our management’s attention, can result in significant expenses in defending these lawsuits, and we can be required to pay damage awards or settlements or become subject to equitable remedies that adversely affect our business and financial statements. Moreover, any insurance or indemnification rights that we may have may be insufficient or unavailable to protect us against such losses. Because most contingencies are resolved over long periods of time, new developments (including litigation developments, the discovery of new facts, changes in legislation and outcomes of similar cases), changes in assumptions or changes in the Company’s strategy in any given period can require us to adjust the loss contingency estimates that we have recorded in our financial statements, record estimates for liabilities or assets previously not susceptible of reasonable estimates or pay cash settlements or judgments. Any of these developments can adversely affect our business and financial statements in any particular period. There can be no assurance that our liabilities in connection with current and future litigation and other legal and regulatory proceedings will not exceed our estimates or adversely affect our financial statements and business. However, based on our experience, information and applicable law as of the date of this prospectus, we do not believe that it is reasonably possible that any amounts we may be required to pay in connection with litigation and other legal and regulatory proceedings in excess of our reserves as of June 28, 2024 will have a material effect on our business or financial statements.
From time to time, we become aware through our internal audits and other internal control procedures, employees or other parties of possible compliance matters, such as complaints or concerns relating to accounting, internal controls, financial reporting, auditing or ethical matters or relating to compliance with laws. When we become aware of such possible compliance matters, we investigate internally and take what we believe to be appropriate corrective action. Internal investigations can lead to the assertion of claims or the commencement of legal or regulatory proceedings against us and adversely affect our business and financial statements.
Our operations, products and services expose us to the risk of environmental, health and safety liabilities, costs and violations that could adversely affect our business and financial statements.
Our operations, products and services are subject to numerous U.S. federal, state, local and non-U.S. environmental, health and safety laws and regulations concerning, among other things, the health and safety of our employees, the generation, storage, use and transportation of hazardous materials, emissions or discharges of substances into the environment, investigation and remediation of hazardous substances or materials at various sites, chemical constituents in products and end-of-life disposal and take-back programs for products sold. There can be no assurance that our environmental, health and safety compliance program (or the compliance programs of businesses we acquire) have been or will at all times be effective. Failure to comply with any of these laws can result in civil and criminal, monetary and non-monetary penalties and damage to our reputation. In addition, there can be no assurance that our costs of complying with current or future environmental protection and health and safety laws will not exceed our estimates or adversely affect our business or financial statements.
In addition, we from time to time incur costs related to remedial efforts or alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. We are also from time to time party to personal injury, property damage or other claims brought by private parties alleging injury or damage due to the presence of or exposure to hazardous substances. We can also become subject to additional remedial, compliance or personal injury costs due to future events such as changes in existing laws or regulations, changes in agency direction or enforcement policies, developments in remediation technologies, changes in the conduct of our operations and changes in accounting rules. There can be no assurance that our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or adversely affect our reputation and financial statements or that we will not be subject to additional claims for personal injury or remediation in the future based on our past, present or future business activities. However, based on the information we have as of the date of this prospectus we do not believe that it is reasonably possible that any amounts we may be required to pay in connection with environmental matters in excess of our reserves as of June 28, 2024, will have a material effect on our business or financial statements.

Certain provisions in Veralto’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) and amended and restated bylaws (the “Amended and Restated Bylaws”), and of Delaware law, may prevent or delay an acquisition of Veralto, which could decrease the trading price of Veralto’s common stock.
Veralto’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with Veralto’s Board of Directors (the “Board”) rather than to attempt an unsolicited takeover not approved by the Board. These provisions include, among others:
•	the inability of Veralto’s stockholders to call a special meeting;
•	the inability of Veralto’s stockholders to act by written consent;
•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;
•	the right of the Board to issue preferred stock without stockholder approval;
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the division of the Board into three classes of directors, with each class serving a staggered three-year term, and this classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult;

•	a provision that stockholders may only remove directors with cause;
•	the ability of Veralto’s directors, and not stockholders, to fill vacancies (including those resulting from an enlargement of the Board) on the Board; and
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the requirement that the affirmative vote of stockholders holding at least 66-2/3% of Veralto’s voting stock is required to amend Veralto’s Amended and Restated Bylaws and certain provisions in Veralto’s Amended and Restated Certificate of Incorporation.

In addition, because Veralto has not chosen to be exempt from Section 203 of the Delaware General Corporation Law (the “DGCL”), this provision could also delay or prevent a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation (an “interested stockholder”) shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Danaher and its affiliates have been approved as an interested stockholder of ours and therefore are not subject to Section 203.
Veralto believes these provisions will protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the Board and by providing the Board with more time to assess any acquisition proposal. These provisions are not intended to make Veralto immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that the Board determines is not in the best interests of Veralto and Veralto’s stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

The forum selection provisions under Veralto’s Amended and Restated Certificate of Incorporation could discourage lawsuits against Veralto and Veralto’s directors, officers, employees and stockholders.
Veralto’s Amended and Restated Certificate of Incorporation provides that, unless Veralto consents otherwise, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Veralto, any action asserting a claim of breach of a fiduciary duty owed by any of Veralto’s directors, officers, employees or stockholders to Veralto or Veralto’s stockholders, any action asserting a claim arising pursuant to any provision of the DGCL or Veralto’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or any action asserting a claim governed by the internal affairs doctrine. We recognize that this forum selection clause may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Veralto’s amended restated certificate of incorporation further provides that, unless Veralto consents otherwise, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
These exclusive forum provisions do not apply to actions arising under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision described above. Our stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
These forum selection provisions may limit the ability of Veralto’s stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with Veralto or Veralto’s directors or officers, which may discourage such lawsuits against Veralto and Veralto’s directors, officers, employees and stockholders, and such provision may also make it more expensive for Veralto’s stockholders to bring such claims. Alternatively, if a court were to find these exclusive forum provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, Veralto may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Veralto’s business and financial statements.
If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.
As a public company, we are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our second annual report on Form 10-K, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Our independent registered public accounting firm will also be required to express an opinion as to the effectiveness of our internal control over financial reporting. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.
The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Separation and Our Relationship with Danaher Risks
As an independent, publicly traded company, Veralto may not enjoy the same benefits that Veralto did as a part of Danaher.
As an independent, publicly traded company, Veralto may become more susceptible to market fluctuations and other adverse events than it would have been if it were still a part of the current Danaher organizational structure. As part of Danaher, Veralto was able to enjoy certain benefits from Danaher’s operating diversity, purchasing power and opportunities to pursue integrated strategies with Danaher’s other businesses. As an independent, publicly traded company, Veralto may not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets. Additionally, as part of Danaher, Veralto was able to leverage the Danaher historical market reputation and performance and brand identity to recruit and retain key personnel to run its business. As a separate, publicly traded company, Veralto does not have the same historical market reputation and performance or brand identity as Danaher and it may be more difficult for us to recruit or retain such key personnel.
Potential indemnification liabilities to Danaher pursuant to the separation and distribution agreement (the “Separation Agreement”) could materially and adversely affect Veralto’s business and financial statements.
The Separation Agreement, among other things, provides for indemnification obligations (for uncapped amounts) designed to make Veralto financially responsible for substantially all liabilities that may exist relating to its business activities, whether incurred prior to or after the Separation, as well as any other liabilities it agrees to assume pursuant to the Separation Agreement. If Veralto is required to indemnify Danaher under the circumstances set forth in the Separation Agreement, Veralto may be subject to substantial liabilities.
In connection with Veralto’s Separation from Danaher, Danaher agreed to indemnify Veralto for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure Veralto against the full amount of such liabilities, or that Danaher’s ability to satisfy its indemnification obligation will not be impaired in the future.
Pursuant to the Separation Agreement and certain other agreements with Danaher, Danaher agreed to indemnify Veralto for certain liabilities. However, third parties could also seek to hold Veralto responsible for any of the liabilities that Danaher has agreed to retain, and there can be no assurance that the indemnity from Danaher will be sufficient to protect Veralto against the full amount of such liabilities, or that Danaher will be able to fully satisfy its indemnification obligations. In addition, Danaher’s insurance will not necessarily be available to Veralto for liabilities associated with occurrences of indemnified liabilities prior to the Separation, and in any event Danaher’s insurers may deny coverage to Veralto for liabilities associated with certain occurrences of indemnified liabilities prior to the Separation. Moreover, even if Veralto ultimately succeeds in recovering from Danaher or such insurance providers any amounts for which Veralto is held liable, Veralto may be temporarily required to bear these losses. Each of these risks could negatively affect Veralto’s business and financial statements.
If there is a determination that the Separation and/or the Distribution, together with certain related transactions, is taxable for U.S. federal income tax purposes, Danaher and its stockholders could incur significant U.S. federal income tax liabilities, and we could also incur significant liabilities.
The Distribution, along with certain related transactions, was conditioned upon the receipt by Danaher of (i) the ruling from the Internal Revenue Service (“IRS”) substantially to the effect that, among other things, the Distribution, together with certain related transactions, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Danaher, to the effect that, among other things, the Distribution, together with certain related transactions, qualified as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code. Danaher received the ruling from the IRS. The ruling and the opinion of tax counsel relied on certain facts, assumptions, representations and undertakings from Danaher and Veralto regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, Danaher and its stockholders may not be able to rely on the ruling or the opinion of tax counsel and could be subject to significant tax liabilities. Notwithstanding the ruling or opinion of tax counsel, the IRS could determine on audit that the Distribution or any of the certain related transactions is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of Danaher or Veralto after the Distribution. If the Distribution or any of the certain related transactions is determined to be taxable for U.S. federal income tax purposes, Danaher and/or its stockholders could incur significant U.S. federal income tax liabilities, and Veralto could also incur significant liabilities.
In addition, under the tax matters agreement (the “Tax Matters Agreement”) between Danaher and Veralto, Veralto is generally required to indemnify Danaher against taxes and related liabilities incurred by Danaher that result from a breach of any representation made by us, or as a result of us taking or failing to take, as the case may be, certain actions, including in each case those provided in connection with the ruling from the IRS or opinion of tax counsel, that result in the Distribution, together with certain related transactions, failing to meet the requirements of a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code.
Veralto may be affected by significant restrictions, including on its ability to engage in certain corporate transactions for a two-year period after the Distribution in order to avoid triggering significant tax-related liabilities.
To preserve the tax-free treatment for U.S. federal income tax purposes to Danaher and its stockholders of the Distribution and certain related transactions, under the Tax Matters Agreement that Veralto entered into with Danaher, Veralto is restricted from taking any action that prevents the Distribution, together with certain related transactions, from being tax-free for U.S. federal income tax purposes. Under the Tax Matters Agreement, for the two-year period following the Distribution, Veralto is subject to specific restrictions on its ability to enter into acquisition, merger, liquidation, sale and stock redemption transactions. These restrictions may limit Veralto’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. These restrictions will not limit the acquisition of other businesses by Veralto for cash consideration. In addition, under the Tax Matters Agreement, Veralto may be required to indemnify Danaher against any such tax liabilities as a result of an acquisition of Veralto’s stock or assets, even if Veralto does not participate in or otherwise facilitate the acquisition. Furthermore, Veralto is subject to specific restrictions on discontinuing the active conduct of its trade or business, issuing or selling its stock or other securities (including securities convertible into Veralto stock but excluding certain compensatory arrangements), and selling its assets outside the ordinary course of business. Such restrictions may reduce Veralto’s strategic and operating flexibility.
Certain of Veralto’s executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Danaher. Also, certain of Danaher’s current directors and a current Danaher officer and current Danaher employee have joined Veralto’s Board, which may create conflicts of interest or the appearance of conflicts of interest.
Because of their current or former positions with Danaher, certain of Veralto’s executive officers and directors own equity interests in Danaher. Continuing ownership of shares of Danaher common stock and equity awards could create, or appear to create, potential conflicts of interest if Veralto and Danaher face decisions that could have implications for both Danaher and Veralto. In addition, certain of Danaher’s current directors (Linda Filler, Walter G. Lohr, Jr. and John T. Schwieters) as well as a current Danaher officer (William H. King) and a current Danaher employee who previously served as Danaher’s Chief Financial Officer (Daniel L. Comas) have joined Veralto’s Board, and this could create, or appear to create, potential conflicts of interest when Veralto and Danaher encounter opportunities or face decisions that could have implications for both companies or in connection with the allocation of such directors’ time between Danaher and Veralto.
Danaher may compete with Veralto.
Danaher is not restricted from competing with Veralto. If Danaher in the future decides to engage in the type of business Veralto conducts, it may have a competitive advantage over Veralto, which may cause Veralto’s business and financial statements to be materially adversely affected.
Veralto or Danaher may fail to perform under various transaction agreements that were executed as part of the Separation or Veralto may fail to have necessary systems and services in place when certain of the transaction agreements expire.
The Separation Agreement and other agreements entered into in connection with the Separation determine the allocation of assets and liabilities between the companies following the Separation for those respective areas and include any necessary indemnifications related to liabilities and obligations. The transition services agreement (the “Transition Services Agreement”) provides for the performance of certain services by each company for the benefit of the other for a period of time after the Separation. Veralto is relying on Danaher after the Separation to satisfy its performance and payment obligations under these agreements. If Danaher is unable or unwilling to satisfy its obligations under these agreements, including its indemnification obligations, Veralto could incur operational difficulties or losses. If Veralto does not have in place its own systems and services, or if Veralto does not have agreements with other providers of these services once certain transition services terminate, Veralto may not be able to operate its businesses effectively and its profitability may decline. Veralto has created its own, or engaged third parties to provide, systems and services to replace many of the systems and services that Danaher previously provided to Veralto. However, Veralto may not be successful in implementing these systems and services or in transitioning data from Danaher’s systems to Veralto’s.
Risks Related to the Exchange Offers
If you choose not to exchange your Old Notes in the Exchange Offers, the transfer restrictions currently applicable to your Old Notes will remain in force and the market price of your Old Notes may be affected by a reduction in liquidity.
If you do not exchange your Old Notes for New Notes in the Exchange Offers, then you will continue to be subject to the transfer restrictions on the Old Notes as set forth in the offering memorandum distributed in connection with the private offering of the Old Notes. In general, the Old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreements entered into in connection with the private offerings of the Old Notes, we do not intend to register resales of the Old Notes under the Securities Act. The tender of Old Notes under the Exchange Offers will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to a reduction in liquidity. Holders who do not tender their Old Notes will not have any further registration rights or any right to receive additional interest under the Registration Rights Agreements or otherwise.
You must follow the procedures for the Exchange Offers carefully in order to receive the New Notes.
If you do not follow the procedures described in this prospectus, you will not receive any New Notes. If you want to tender your Old Notes in exchange for New Notes, you will need to contact a DTC participant, Euroclear or Clearstream, as applicable, to complete their book-entry transfer procedures, or, in the case of the Old USD Notes, complete and transmit a letter of transmittal, in each case, described under “The Exchange Offers,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of, or waive any, defects or irregularities with respect to tenders of Old Notes for exchange. In addition, there are no guaranteed delivery procedures available to you in connection with the Exchange Offers. For additional information, see the section titled “The Exchange Offers” in this prospectus.
If you are a broker-dealer, your ability to transfer the New Notes may be restricted.
If you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. In addition, if you are a broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities, you must comply with the prospectus delivery requirements of the Securities Act when you sell the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.
Risks Related to the Notes
We are a holding company and conduct substantially all of our operations through our subsidiaries. We have depended on and will continue to depend on our subsidiaries for funds to meet our obligations under the Notes.
We are a holding company that conducts substantially all of our operations through our subsidiaries, and our principal source of funds, including funds to make payments pursuant to the Notes, has and will continue to be dividends, distributions, loans or other payments from our subsidiaries. None of our subsidiaries will be under any direct obligation to pay or otherwise fund amounts due on the Notes, whether in the form of dividends, distributions, loans or other payments to us. In addition, there may be statutory and regulatory limitations on the payment of dividends from certain of our subsidiaries. If sufficient funds are not able to be transferred to us from our subsidiaries, or sufficient cash or liquidity is not otherwise available, we may not be able to make principal or interest payments on outstanding debt, including under the Notes. In addition, our subsidiaries are permitted under the terms of the Indentures to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. Also, the Senior Credit Facility restricts, and any debt agreements we may enter into in the future may restrict, our ability to raise additional debt or equity capital, and as a result we may not be able to meet our obligations under the Notes. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the Notes when due.
To service our indebtedness, we will require a significant amount of cash. Our ability to generate and access cash depends on many factors beyond our control.
Our ability to make payments on, and to refinance, our indebtedness, including the Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow from operations, and we may not have available to us future borrowings in an amount sufficient to enable us to pay our indebtedness, including the Notes, or to fund our other liquidity needs. In these circumstances, we may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Our ability to refinance our indebtedness or obtain additional financing depends on, among other things:
•	our financial condition at the time;
•	restrictions in the agreements governing our indebtedness, including the Indentures; and
•	the condition of the financial markets and the industry in which we operate.
As a result, we may not be able to refinance any of our indebtedness, including the Notes, on commercially reasonable terms or at all. Without this financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. In addition, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations under the Notes.
The Old Notes are not, and the New Notes will not be, guaranteed by any of our subsidiaries. The Old Notes are, and the New Notes will be, structurally subordinated to the debt and other liabilities of our subsidiaries.
The Old Notes are, and the New Notes will be, obligations of Veralto only and will not be guaranteed by any of our subsidiaries. The Old Notes are, and the New Notes will be, structurally subordinated to all indebtedness and other liabilities (including liabilities to trade creditors) of our subsidiaries, which means that creditors of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Notes).
The Old Notes are, and the New Notes will be, unsecured and are therefore effectively subordinated to all of our future secured debt.
The Old Notes are, and the New Notes will be, unsecured. As of June 28, 2024, we did not have any secured indebtedness outstanding. However, if we incur secured indebtedness in the future, the Notes will be effectively subordinated to such secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, the assets that secure such indebtedness will be available to pay obligations on the Notes only after the secured indebtedness has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on some or all of the Notes then outstanding. In addition, if we or our subsidiaries fail to meet payment or other obligations under any such secured indebtedness, the holders of that secured indebtedness would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the Notes. As a result you may lose a portion of or the entire value of your investment in the Notes.

We may not be able to repurchase all of the Notes upon a Change of Control Triggering Event.
As described under “Description of the New Notes—Change of Control Triggering Event,” we may be required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event (as defined under the caption “Description of the New Notes—Change of Control Triggering Event”). We may not have sufficient funds to repurchase the Notes in cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the Notes for cash. The occurrence of a Change of Control (as defined under the caption “Description of the New Notes—Change of Control Triggering Event”) could also constitute an event of default under the Senior Credit Facility. Our bank lenders may have the right to prohibit a repurchase upon a Change of Control Triggering Event, in which event we would seek to obtain waivers from the required lenders under the Senior Credit Facility, but we may not be successful in obtaining such waivers. Failure to repurchase the Notes as required under the applicable Indenture would result in a default under such Indenture, which could have material adverse consequences for us and for holders of the Notes.
There are significant restrictions on your ability to transfer or resell your Old Notes.
The Old Notes were offered and sold pursuant to an exemption from, or in transactions not subject to, registration under United States and applicable state and other securities laws. Therefore, you may transfer or resell the Old Notes in the United States only in a transaction registered under or exempt from, or not subject to, the registration requirements of the United States and applicable state and other securities laws. Accordingly, you may be required to bear the risk of your investment for an indefinite period of time. We are offering to issue the New Notes in order to satisfy our obligations contained in the Registration Rights Agreements, which require us to deliver this registration statement to you and to use commercially reasonable efforts to complete the Exchange Offers. The SEC, however, has broad discretion to declare any registration statement effective and may delay, defer or suspend the effectiveness of any registration statement for a variety of reasons. If this registration statement ceases to be effective or you do not exchange your Old Notes, your ability to transfer the Old Notes may continue to be restricted.
There are currently no markets for the New Notes, active trading markets may not develop for the New Notes, and there is no guarantee that any markets for the Old Notes remaining outstanding after the Exchange Offers will be maintained.
The New Notes are new issues of securities for which there are no established trading markets. In addition, there is no guarantee that any markets for the Old Notes that remain outstanding after the Exchange Offers will be maintained. We have not listed the Old USD Notes and do not intend to list the New USD Notes on any national securities exchange or arrange for quotation on any automated dealer quotation systems. The Old Euro Notes are listed for trading on the GEM of Euronext Dublin, and we intend to make application to Euronext Dublin for the New Euro Notes to be admitted to the Official List and to trading on the GEM of Euronext Dublin. However, the New Euro Notes may not be approved for listing and even if the New Euro Notes are listed on the GEM, we cannot assure you that an active trading market will ever develop for the New Euro Notes and, if one develops, that it will be maintained.
The liquidity of the trading markets in the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects or changes in the financial performance or prospects of companies in our industry. In addition, market-making activities for the New Notes may be limited during the Exchange Offers. Active trading markets for the Notes may not develop or be sustained and there can be no assurance as to the liquidity of any market that does develop. You may not be able to sell your Notes at a particular time, and the price that you receive when you sell may not be favorable.
There are limited covenants in the Indentures.
The Indentures contain limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to incur certain debt secured by liens and engage in sale and leaseback transactions. The limitations on incurring debt secured by liens and sale and leaseback transactions contain certain exceptions. In addition, neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional senior debt, under the Indentures. If we incur additional debt or liabilities, our ability to satisfy our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the Indentures from paying dividends or issuing or repurchasing our securities. Further, the Indentures permit us and our subsidiaries to engage in certain significant corporate events that would not constitute a “change of control” that would require us to make an offer to repurchase the Notes, and changes to the composition of Veralto’s Board may not, by themselves, constitute a “change of control” under the Indentures. There are no financial covenants in the Indentures. However, there is a financial covenant in the agreement governing the Senior Credit Facility and there may be financial covenants in the agreements governing our future indebtedness. You are not protected under the Indentures in the event of a sudden or significant decline in credit quality or in the event of a highly leveraged transaction, takeover, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under the section titled “Description of the New Notes—Consolidation, Merger and Sale of Assets” in this prospectus.
Holders of the Notes may not be able to determine when a Change of Control giving rise to their right to have the Notes repurchased has occurred following a sale, transfer, conveyance or other disposition of “substantially all” of our assets.
The definition of Change of Control in each of the Indentures includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such holder’s Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets to another person may be uncertain. In addition, some important corporate events, such as leveraged recapitalizations or sale of our company to a public company that does not have a majority shareholder, may not, under the Indentures, constitute a Change of Control that would require us to repurchase the Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Notes. See the section titled “Description of the New Notes—Change of Control Triggering Event” in this prospectus.
We may redeem the Notes at our option, which may adversely affect your return.
We may redeem the Notes, in whole or in part, at our option at any time or from time to time at the applicable redemption prices described in this prospectus. Prevailing interest rates at the time we redeem the Notes may be lower than the interest rate on the Notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate equal to or higher than the interest rate on the Notes. See the section titled “Description of the New Notes—Optional Redemption” in this prospectus for a more detailed description of the conditions under which we may redeem the Notes.
Increases in prevailing interest rates could adversely impact the trading prices of the Notes.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and increases in prevailing interest rates could have an adverse effect on the trading prices of the Notes.
Veralto’s credit ratings may not reflect all risks of your investment in the Notes.
Any credit ratings assigned or that will be assigned to the Notes are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.
Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that its ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs.

Risks Relating to the Euro Notes
Holders of the Euro Notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.
An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the Euro Notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the Euro Notes, these risks may include the possibility of:
•	significant changes in rates of exchange between the euro and the investor’s home currency; and
•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.
We have no control over a number of factors affecting the Euro Notes and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic volatility and the actions taken or to be taken by various national governments in response to the volatility could significantly affect the exchange rates between the euro and the investor’s home currency.
The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects. The EU or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the Euro Notes.
This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the Euro Notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the Euro Notes.
In a lawsuit for payment on the Euro Notes, an investor may bear currency exchange risk.
The Old Euro Notes are, and the New Euro Notes will be, governed by New York law. Under New York law, a New York state court rendering a judgment on the Euro Notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Euro Notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time from the date the judgment is rendered. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Euro Notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

The Euro Notes permit us to make payments in U.S. dollars if we are unable to obtain euro.
We will pay the principal of, premium, if any, and interest on each Euro Note to the registered holder in euro in immediately available funds, provided that, if on or after the date of this prospectus the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Euro Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted by us into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the Euro Notes so made in U.S. dollars will not constitute an event of default under the Euro Notes or the Euro Indenture. See “Description of the New Notes—Issuance in Euro.” The exchange rate may be materially less favorable than the rate in effect at the time the Euro Notes were issued or as would be determined by applicable law. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the Euro Notes and you may lose a significant amount of your investment in the Euro Notes. The Trustee and the paying agent will not be responsible for determining the U.S. dollar/euro exchange rate.
Market perceptions concerning the stability of the sovereign debt of certain European countries and other geopolitical issues, market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the eurozone, or the potential dissolution of the euro entirely, could adversely affect the value of the Euro Notes.
Despite the European Commission’s measures to address sovereign debt issues experienced by several countries in Europe, concerns persist regarding the debt burden of certain eurozone countries and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual countries in individual member states. These and other concerns could lead to the re-introduction of individual currencies in one or more countries in the EU, or, in more extreme circumstances, the possible dissolution of the euro entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the Euro Notes.
Trading in the clearing system is subject to minimum denomination requirements.
The terms of the New Euro Notes provide that the New Euro Notes will be issued with a minimum denomination of €100,000 and in multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such New Euro Notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.
The European Commission has proposed a financial transactions tax in certain member states of the EU that, if adopted, could apply in certain circumstances to secondary market trades of the Euro Notes both within and outside of those participating member states.
On February 14, 2013, the European Commission published a proposal (the “Commission’s proposal”) for a Directive for a common financial transactions tax (“FTT”) in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (each, other than Estonia, a “participating Member State”). Following the ECOFIN Council meeting of December 8, 2015, Estonia officially announced its withdrawal from the negotiations and, on March 16, 2016, completed the formalities required to leave the enhanced cooperation on FTT.

The Commission’s proposal has a very broad scope and could, if introduced in its current form, apply to certain dealings in the Euro Notes (including secondary market transactions) in certain circumstances. The issuance of the New Notes should, however, be exempt.
Under the Commission’s proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the Euro Notes where at least one party is a financial institution and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.
The FTT proposal remains subject to negotiation among the participating Member States. It may therefore be altered prior to any implementation (if at all), the timing of which remains unclear. Additional member states of the EU may decide to participate and/or certain of the participating Member States may decide to withdraw.
Holders of the Euro Notes are advised to seek their own professional advice regarding the FTT.
Each global note representing the Old Euro Notes is, and each global note representing the New Euro Notes will be, held by or on behalf of Euroclear and Clearstream, and, therefore, investors will have to rely on their procedures for transfer, payment and communication with us.
The Old Euro Notes are, and the New Euro Notes will be, represented by global notes that have been or will be deposited initially with, or on behalf of, a common depositary for Euroclear and Clearstream. Except in certain limited circumstances described in the applicable global note, investors will not be entitled to receive definitive notes in exchange for interests in such global note. While the Euro Notes are represented by global notes, investors will be able to trade their beneficial interests only through Euroclear and Clearstream.
A holder of a beneficial interest in a global note must rely on the procedures of Euroclear and Clearstream to receive payments under the Euro Notes. We have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in a global note.
Notwithstanding anything to the contrary herein and in the Euro Indenture, in considering the interests of holders of the Euro Notes while a global note is held on behalf of, or registered in the name of any nominee for, a clearing system, the Trustee may have regard to any certificate, report or any other information provided to it by the clearing systems or its operator as to the identity (either individually or by category) of its accountholders with entitlements to such global note and may consider such interests as if such accountholders were the holders of the Euro Notes represented by such global note. The Trustee may call for any certificate or other document to be issued by the clearing systems as to the principal amount of Euro Notes evidenced by such global note standing to the account of any accountholders. Any such certificate or other document issued by the clearing systems shall be conclusive and binding for all purposes. The Trustee shall not be liable to any holder of the Euro Notes, Veralto or any other person by reason of having accepted as valid or not having rejected any certificate or other document to such effect purporting to be issued by the relevant clearing system and subsequently found to be forged or not authentic or not to be correct.
Holders of the Euro Notes may not be able to effect service of process or enforce judgments obtained against us outside of the United States.
The Company is organized under the laws of the United States. A substantial portion of our assets are located in the United States and, as a result, it may not be possible for investors to effect service of process or enforce judgments obtained against us outside the United States.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the New Notes. The New Notes will be exchanged for Old Notes as described in this prospectus upon our receipt of Old Notes. We will cancel all of the Old Notes surrendered in exchange for the New Notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide material information relevant to an assessment of the Company’s financial condition and results of operations, including an evaluation of the amounts and certainty of cash flows from operations and from outside sources. The MD&A is designed to focus specifically on material events and uncertainties known to management that are reasonably likely to cause reported financial information not to be necessarily indicative of future operating results or of future financial condition. This includes descriptions and amounts of matters that have had a material impact on reported operations, as well as matters that are reasonably likely based on management’s assessment to have a material impact on future operations.
The following MD&A should be read together with the risk factors included in the section titled “Risk Factors” in this prospectus, the audited financial statements and related Notes for the year ended December 31, 2023 (the “2023 Financial Statements”) included in this prospectus, and the unaudited financial statements and related Notes as of and for the three and six-month periods ended June 28, 2024 (the “Q2 2024 Financial Statements”) included in this prospectus.
Basis of Presentation
The accompanying 2023 Financial Statements and Q2 2024 Financial Statements present the historical financial position of the Company, results of operations, changes in equity and cash flows in accordance with generally accepted accounting principles in the United States (“GAAP”). Prior to the Separation from Danaher on September 30, 2023, Veralto businesses were comprised of certain Danaher operating units. Veralto Corporation and the Veralto Businesses (including the periods prior to the Separation) are collectively referred to as “Veralto” or the “Company” herein.
The Combined and the Combined Condensed Financial Statements for periods prior to the Separation were derived from Danaher’s Consolidated and Consolidated Condensed Financial Statements, respectively, and accounting records and prepared in accordance with GAAP for the preparation of carved-out combined financial statements. Prior to the Separation, all revenues and costs as well as assets and liabilities directly associated with Veralto have been included in the Combined and the Combined Condensed Financial Statements. Additionally, the Combined and the Combined Condensed Financial Statements for periods prior to the Separation included allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and from other Danaher businesses to Veralto, and allocations of related assets, liabilities, and the Former Parent’s investment, as applicable. The allocations were determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had Veralto been operating independently of Danaher during the applicable periods. For further discussion of related party allocations prior to the Separation, including the method for such allocation, refer to Note 18 of the 2023 Financial Statements included in this prospectus.
Following the Separation, the Consolidated and the Consolidated Condensed Financial Statements include the accounts of Veralto and those of its wholly-owned subsidiaries and no longer include any allocations from Danaher.
These Consolidated and these Consolidated Condensed Financial Statements may not be indicative of our results had we been a separate stand-alone entity throughout the periods presented, nor are the results stated herein indicative of what our financial positions, results of operations and cash flows may be in the future.
Overview
Business Overview
The Company’s unifying purpose is Safeguarding the World’s Most Vital ResourcesTM. Our diverse group of leading operating companies provide essential technology solutions that monitor, enhance and protect key resources around the globe. The Company is committed to the advancement of public health and safety and believes it is positioned to support its customers as they address large global challenges including environmental resource sustainability, water scarcity, management of severe weather events and food and pharmaceutical security. For decades, the Company has used its scientific expertise and innovative technologies to address complex challenges our customers face across regulated industries - including municipal utilities, food and beverage, pharmaceutical and industrials - where the consequence of failure is high. Through its core offerings in water analytics, water treatment, marking and coding and packaging and color, customers look to the Company’s solutions to help ensure the safety, quality, efficiency and reliability of their products and processes. The Company is headquartered in Waltham, Massachusetts with a workforce of approximately 16,000 associates strategically located in more than 45 countries.
The Company operates through two segments – Water Quality (“WQ”) and Product Quality & Innovation (“PQI”). The Company’s businesses within these segments have strong globally recognized brands as a result of its leadership in served markets over several decades. Through WQ, the Company provides innovative products and services that improve the quality and reliability of water through leading brands including Hach, Trojan Technologies and ChemTreat. Through PQI, the Company enables customers to promote consumer trust in products and help enable product innovation through leading brands including Videojet, Linx, Esko, X-Rite and Pantone. The Company believes its leading positions result from the strength of our commercial organizations, our legacy of innovation, and our close and long-term connectivity to its customers and knowledge of their workflows, underpinned by our culture of continuous improvement. This has resulted in a large installed base of instruments that drive ongoing consumables and software sales to support the Company’s customers. As a result, the Company’s business generates recurring sales which represented approximately 61% of total sales during the six-month period ended June 28, 2024 and 59% of total sales during the year ended December 31, 2023. The Company’s business model also supports a strong margin profile with limited capital expenditure requirements and has generated attractive cash flows. The Company believes these attributes allow it to deliver financial performance that is resilient across economic cycles.
As a result of the Company’s geographic and industry diversity, the Company faces a variety of opportunities and challenges, including rapid technological development in most of the Company’s served markets, the expansion and evolution of opportunities in high-growth markets, trends and costs associated with a global labor force, consolidation of the Company’s competitors and increasing regulation. The Company operates in a highly competitive business environment in most markets, and the Company’s long-term growth and profitability will depend in particular on its ability to identify, consummate and integrate appropriate acquisitions and identify and consummate appropriate investments and strategic partnerships, develop innovative and differentiated new products and services with higher gross profit margins, expand and improve the effectiveness of the Company’s sales force, continue to reduce costs and improve operating efficiency and quality, effectively address the demands of an increasingly regulated global environment and expand its business in high-growth geographies and high-growth market segments. The Company is making significant investments, organically and through acquisitions and investments, to address the rapid pace of technological change in its served markets and to globalize its manufacturing, research and development and customer-facing resources (particularly in high-growth markets) to be responsive to the Company’s customers throughout the world and improve the efficiency of the Company’s operations. The Company defines high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure which include Eastern Europe, the Middle East, Africa, Latin America (including Mexico) and Asia (with the exception of Japan, Australia and New Zealand). The Company defines developed markets as all markets of the world that are not high-growth markets.
We also believe that the Veralto Enterprise System (“VES”) provides the Company with a strong foundation for competitive differentiation. VES is a business management system that consists of a philosophy, processes and tools that guide what Veralto does and measure how well Veralto executes, grounded in a culture of continuous improvement. The VES processes and tools are organized around the areas of Operational Excellence, Growth and Leadership, and are rooted in foundational tools known as the VES Fundamentals, which are relevant to every associate and business function. The VES Fundamentals are focused on core competencies such as using visual representations of processes to identify inefficiencies, defining and solving problems in a structured way, and continuously improving processes to drive consistent execution.
Veralto uses VES tools to improve our profitability and cash flows, which support our ability to expand our addressable market and improve our market position through investments in areas such as our commercial organization and R&D, including software and digital solutions. Our cash flows also support acquisitions to enhance our product capabilities and expansion into new and attractive markets, which we have successfully done through the acquisition of approximately 80 businesses over more than two decades.

Business Performance
Three and Six-Months Ended June 28, 2024
During the three-month period ended June 28, 2024, the Company’s overall revenues increased 2.8% and core sales increased 3.8% compared to the comparable period in 2023 with growth in both segments. Currency exchange rates and acquisitions, net of divestitures, decreased reported sales by 0.8% and 0.2%, respectively. For the six-month period ended June 28, 2024, overall revenues increased 2.3% and core sales increased 2.8% compared to the comparable period in 2023. Currency exchange rates and acquisitions, net of divestitures, decreased reported sales by 0.3% and 0.2%, respectively. For the definition of “core sales” refer to “—Results of Operations” below.
Geographically, the Company’s sales in the three-month period ended June 28, 2024 in developed markets increased year-over-year by 3.5% driven by increased sales of 5.8% in North America, partially offset by decreased sales of 0.4% in Western Europe. Sales in high-growth markets increased 1.1% year-over-year. For the same period, core sales in developed markets increased 3.5% driven by an increase in core sales of 5.4% in North America. Core sales were flat in the three-month period ended June 28, 2024 in Western Europe. Core sales in high-growth markets increased 4.4% driven by high single-digit increases in Latin America.
Geographically, the Company’s sales in the six-month period ended June 28, 2024 in developed markets increased year-over-year by 3.3% driven by increased sales of 5.3% in North America and 0.4% in Western Europe while sales in high-growth markets decreased 0.4%. For the same period, core sales in developed markets increased 2.9% driven by an increase in core sales of 4.8% in North America, partially offset by decreased core sales of 0.5% in Western Europe, while core sales in high-growth markets increased 2.1% driven by mid-single digit increases in Latin America.
The Company’s net earnings for the three and six-month periods ended June 28, 2024 totaled $203 million and $387 million, respectively, compared to $209 million and $434 million, respectively, for the three and six-month periods ended June 30, 2023. The decrease in net earnings during the three-month period ended June 28, 2024 as compared to the three-month period ended June 30, 2023 was driven by standalone public company costs, interest expense post Separation from Danaher, and select investments in sales and marketing growth initiatives. The decrease in net earnings during the six-month period ended June 28, 2024 as compared to the six-month period ended June 30, 2023 was driven by standalone public company costs, interest expense post Separation from Danaher, select investments in sales and marketing growth initiatives and a loss on a sale of a product line. Refer to “—Results of Operations” for further discussion of the year-over-year changes in net earnings for the three and six-month periods ended June 28, 2024.
Year Ended December 31, 2023
Consolidated revenues for the year ended December 31, 2023 increased 3.1% as compared to 2022. Core sales increased 2.6% in 2023 compared to 2022. The Company's continued investments in sales growth initiatives and the other business-specific factors referenced below contributed to core sales growth. Acquisitions contributed 0.3% to the increase in revenues in 2023.
Geographically, the Company's sales during 2023 in developed markets increased year-over-year by 4.3% driven by increased sales of 4.1% in North America and 5.8% in Western Europe while high-growth markets were flat, primarily driven by year-over-year sales increases in the majority of countries within the high-growth markets offset by low double digit sales declines in China due to lower demand.
Geographically, the year-over-year increase in core sales was primarily driven by a 3.5% increase in developed markets and a 1.0% increase in the high-growth markets. The developed markets core sales was driven by a 4.3% increase in North America followed by a 2.5% increase in Western Europe. The high-growth markets core sales was adversely impacted by high single digit decreases in China.
Net earnings attributable to common stockholders for the year ended December 31, 2023 totaled approximately $839 million, or $3.40 per diluted common share, compared to approximately $845 million, or $3.43 per diluted common share, for the year ended December 31, 2022. The decrease in net earnings in 2023 as compared to 2022 was driven by higher operating expenses, standalone public company costs and interest expense post separation from Danaher. Refer to “—Results of Operations” for further discussion of the year-over-year changes in net earnings and diluted net earnings per common share for the year ended December 31, 2023.

Outlook
Looking out over the balance of 2024, in the Water Quality Segment, the Company continues to expect positive secular growth drivers across industrial markets particularly in North America, along with steady demand at municipalities. In the Product Quality & Innovation segment, the Company expects to see steady, modest recovery in the consumer packaged goods markets as the year progresses. In any end market environment, the Company leverages VES to drive growth and continuous improvement.
The Company’s outlook for 2024 reflects its current visibility and expectations based on the current market environment and other factors. The Company’s ability to meet its expectations are subject to numerous risks, including, but not limited to, those described in the section titled “Risk Factors” in this prospectus.
Results of Operations – General
Non-GAAP Measures
In this prospectus, references to the non-GAAP measures of core sales (also referred to as core revenues or sales/revenues from existing businesses) refer to sales from continuing operations calculated according to GAAP but excluding sales from acquired businesses (as defined below) and the impact of currency translation.
References to sales or operating profit attributable to acquisitions or acquired businesses refer to sales or operating profit, as applicable, from acquired businesses recorded prior to the first anniversary of the acquisition less any sales and operating profit, during the applicable period, attributable to divested product lines not considered discontinued operations. The portion of revenue attributable to currency translation is calculated as the difference between the period-to-period change in revenue (excluding sales from acquired businesses (as defined above, as applicable)) and the period-to-period change in revenue (excluding sales from acquired businesses (as defined above, as applicable)) after applying current period foreign exchange rates to the prior year period.
Core sales growth should be considered in addition to, and not as a replacement for or superior to, sales growth, and may not be comparable to similarly titled measures reported by other companies. Management believes that reporting the non-GAAP financial measure of core sales growth provides useful information to investors by helping identify underlying growth trends in the Company’s business and facilitating comparisons of the Company’s revenue performance with its performance in prior and future periods and to the Company’s peers. Management also uses core sales growth to measure the Company’s operating and financial performance and as one of the performance measures in the Company’s short-term incentive compensation program. The Company excludes the effect of currency translation from core sales because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends, and excludes the effect of acquisitions and divestiture-related items because the nature, size, timing and number of acquisitions and divestitures can vary dramatically from period-to-period and between the Company and its peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of each non-GAAP financial measure to its most directly comparable GAAP financial measure.
Results of Operations – Three and Six-Months Ended June 28, 2024
Sales Growth and Core Sales Growth
	% Change Three-Month Period Ended June 28, 2024 vs. Comparable 2023 Period	% Change Six-Month Period Ended June 28, 2024 vs. Comparable 2023 Period
Total sales growth (GAAP)	2.8%	2.3%
Impact of:
Acquisitions/divestitures	0.2%	0.2%
Currency exchange rates	0.8%	0.3%
Core sales growth (non-GAAP)	3.8%	2.8%

2024 Sales Compared to 2023
Total sales increased 2.8% and 2.3% during the three and six-month periods ended June 28, 2024, respectively, compared to the comparable periods in 2023, primarily as a result of core sales growth driven by the factors discussed below by segment.
Currency exchange rates and acquisitions, net of divestitures, decreased reported sales by 0.8% and 0.2%, respectively, during the three-month period ended June 28, 2024 compared to the comparable period in 2023. Currency exchange rates and acquisitions, net of divestitures, decreased reported sales by 0.3% and 0.2%, respectively, during the six-month period ended June 28, 2024 compared to the comparable period in 2023. Price increases contributed 2.0% and 2.1% to sales growth on a year-over-year basis during the three and six-month periods ended June 28, 2024, respectively, and are reflected as a component of core sales growth above.
Business Segments
Sales by business segment for each of the periods indicated were as follows ($ in millions):
	Three-Month Period Ended		Six-Month Period Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Water Quality	$777	$756	$1,526	$1,485
Product Quality & Innovation	511	497	1,008	993
Total	$1,288	$1,253	$2,534	$2,478
For information regarding the Company’s sales by geographical region, refer to Note 3 to the Q2 2024 Financial Statements included in this prospectus.
Cost of Sales and Gross Profit
	Three-Month Period Ended		Six-Month Period Ended
($ in millions)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Sales	$1,288	$1,253	$2,534	$2,478
Cost of sales	(514)	(529)	(1,013)	(1,046)
Gross profit	$774	$724	$1,521	$1,432
Gross profit margin	60.1%	57.8%	60.0%	57.8%
Cost of sales decreased by $15 million or 2.8% during the three-month period ended June 28, 2024, as compared to the comparable period in 2023. Cost of sales decreased by $33 million or 3.2% during the six-month period ended June 28, 2024, as compared to the comparable period in 2023. For the three and six-month periods ended June 28, 2024, the decreases in cost of sales were driven primarily by the impact of lower year-over-year material costs and improved productivity.
Gross profit margins increased 230 basis points on a year-over-year basis for the three-month period ended June 28, 2024, as compared to the comparable period in 2023. Gross profit margins increased 220 basis points on a year-over-year basis for the six-month period ended June 28, 2024, as compared to the comparable period in 2023. For the three and six-month periods ended June 28, 2024 the increase in gross profit margins were driven by positive pricing actions and to a lesser extent lower material and improved productivity.
Operating Expenses
	Three-Month Period Ended		Six-Month Period Ended
($ in millions)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Sales	$1,288	$1,253	$2,534	$2,478
Selling, general and administrative (“SG&A”) expenses	(414)	(378)	(808)	(738)
Research and development (“R&D”) expenses	(61)	(57)	(121)	(113)
SG&A as a % of sales	32.1%	30.2%	31.9%	29.8%
R&D as a % of sales	4.7%	4.5%	4.8%	4.6%

SG&A expenses as a percentage of sales increased 190 basis points for the three-month period ended June 28, 2024, as compared to the comparable period in 2023. SG&A expenses as a percentage of sales increased 210 basis points for the six-month period ended June 28, 2024, as compared to the comparable period in 2023. For the three and six-month periods ended June 28, 2024, the increase in SG&A expenses as a percentage of sales was driven primarily by the increase in the Company’s SG&A expenses exceeding the increase in the Company’s sales, due to continued investments in sales and marketing growth initiatives, as well as the costs to operate as a stand-alone company.
R&D expenses as a percentage of sales increased by 20 basis points and by 20 basis points, respectively, during the three and six-month periods ended June 28, 2024 as compared to the comparable period in 2023, driven by growth related R&D initiatives.
Operating Profit Performance
Operating profit margins increased 10 basis points from 23.1% during the three-month period ended June 30, 2023 to 23.2% for the three-month period ended June 28, 2024.
Second quarter 2024 vs. second quarter 2023 operating profit margin comparisons were favorably impacted by:
•	Second quarter 2023 impairment charges related to customer relationships - 40 basis points
Second quarter 2024 vs. second quarter 2023 operating profit margin comparisons were unfavorably impacted by:
•	The impact of incremental costs associated with operating as a stand-alone company, incremental labor and sales and marketing growth initiatives offset by higher 2024 core sales - 30 basis points
Operating profit margins during the six-month period ended June 30, 2023 were flat compared to the six-month period ended June 28, 2024, at 23.4%.
Year-to-date 2024 vs. year-to-date 2023 operating profit margin comparisons were favorably impacted by:
•	Second quarter year-to-date 2023 impairment charge related to customer relationships in the Product Quality & Innovation segment - 20 basis points
Year-to-date 2024 vs. year-to-date 2023 operating profit margin comparisons were unfavorably impacted by:
•	Costs incurred as a result of the Separation from Danaher - 10 basis points
•
The impact of incremental costs associated with operating as a stand-alone company, incremental labor and sales and marketing growth initiatives offset by higher 2024 core sales and incremental year-over-year cost savings associated with material costs, restructuring and continuing productivity improvement initiatives - 10 basis points

Results of Operations – Years Ended December 31, 2023, 2022 and 2021
Sales Growth and Core Sales Growth
	2023 vs. 2022	2022 vs. 2021
Total sales growth GAAP	3.1%	3.6%
Impact of:
Acquisitions/divestitures	(0.3)%	0.4%
Currency exchange rates	(0.2)%	4.1%
Core sales growth (non-GAAP)	2.6%	8.1%
2023 Sales Compared to 2022
Total sales increased 3.1% on a year-over-year basis in 2023 primarily as a result of a 2.6% increase in core sales resulting from the factors discussed below by segment. The impact of changes in currency exchange rates and acquisitions remained essentially flat on a year-over-year basis in 2023.

Business Segments
Sales by business segment for the years ended December 31 are as follows ($ in millions):
	2023	2022	2021
Water Quality	$ 3,039	$ 2,887	$ 2,669
Product Quality & Innovation	1,982	1,983	2,031
Total	$ 5,021	$ 4,870	$ 4,700
Sales and operating profit at the business segment level are discussed in detail below. For information regarding the Company’s sales by geographical region, refer to Note 4 to the 2023 Financial Statements included in this prospectus.
Cost of Sales and Gross Profit
	Year Ended December 31
($ in millions)	2023	2022	2021
Sales	$5,021	$4,870	$4,700
Cost of sales	(2,120)	(2,110)	(1,987)
Gross profit	$2,901	$2,760	$2,713
Gross profit margin	57.8%	56.7%	57.7%
Cost of sales increased $10 million, or 0.5%, during 2023 as compared with 2022, due primarily to the impact of higher year-over-year labor costs partially offset by lower material costs.
Gross profit margins increased 110 basis points on a year-over-year basis during 2023 as compared to 2022. Gross profit margins were impacted by positive pricing actions discussed below and to a lesser extent lower material costs, partially offset by the impacts from foreign currency exchange rates and higher labor costs.
Operating Expenses
	Year Ended December 31
($ in millions)	2023	2022	2021
Sales	$5,021	$4,870	$4,700
Selling, general and administrative (“SG&A”) expenses	(1,536)	(1,431)	(1,428)
Research and development (“R&D”) expenses	(225)	(217)	(244)
SG&A as a % of sales	30.6%	29.4%	30.4%
R&D as a % of sales	4.5%	4.5%	5.2%
SG&A expenses as a percentage of sales increased 120 basis points on a year-over-year basis for 2023 compared with 2022. The percentage increase was driven primarily by the increase in the Company’s SG&A expenses exceeding the increase in the Company’s sales, resulting from investments in sales and marketing growth initiatives, intangible asset impairments and increased labor costs as well as the costs to operate as a stand-alone company. Intangible asset impairment charges totaling $12 million in 2023, net of $9 million intangible asset impairment charges in 2022 increased SG&A expenses as a percentage of sales.
R&D expenses as a percentage of sales in 2023 was flat compared with 2022. The increase in R&D expense in 2023 was primarily attributable to select projects within the Water Quality segment.
Operating Profit Performance
Operating profit margins were 22.7% for the year ended December 31, 2023 as compared to 22.8% in 2022. The following factors impacted year-over-year operating profit margin comparisons.

2023 vs. 2022 operating profit margin comparisons were unfavorably impacted by:
•	The impact of Argentine Peso devaluation on operations within the Product Quality & Innovation segment - 55 basis points
•
2023 impairment charge related to customer relationships and a trade name in the Product Quality & Innovation segment, net of 2022 impairment charge related to technology and customer relationships in the Water Quality segment - 20 basis points

•	Costs incurred as a result of the separation from Danaher - 15 basis points
2023 vs. 2022 operating profit margin comparisons were favorably impacted by:
•	The impact of higher 2023 core sales - 45 basis points
•	2022 impairments of accounts receivable and inventory - 20 basis points
•	The incremental net accretive effect of businesses acquired in 2022 on the current period - 15 basis points
Water Quality – General
The Company’s Water Quality segment provides proprietary precision instrumentation, consumables, software, services and advanced water treatment technologies to help measure, analyze and treat the world’s water in municipal, industrial, commercial, residential, research and natural resource applications.
Water Quality – Three and Six-Months Ended June 28, 2024
Water Quality Selected Financial Data
	Three-Month Period Ended		Six-Month Period Ended
($ in millions)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Sales	$777	$756	$1,526	$1,485
Operating profit	188	180	369	348
Depreciation	6	6	12	12
Amortization of intangible assets	4	5	9	10
Operating profit as a % of sales	24.2%	23.8%	24.2%	23.4%
Depreciation as a % of sales	0.8%	0.8%	0.8%	0.8%
Amortization as a % of sales	0.5%	0.7%	0.6%	0.7%
Sales Growth and Core Sales Growth
	% Change Three-Month Period Ended June 28, 2024 vs. Comparable 2023 Period	% Change Six-Month Period Ended June 28, 2024 vs. Comparable 2023 Period
Total sales growth (GAAP)	2.8%	2.8%
Impact of:
Acquisitions/divestitures	0.4%	0.3%
Currency exchange rates	0.8%	0.3%
Core sales growth (non-GAAP)	4.0%	3.4%
Total segment sales increased 2.8% during the three and six-month periods ended June 28, 2024 compared to the comparable periods in 2023, primarily as a result of core sales growth driven by the factors discussed below. Geographically, sales growth was driven by North America, which saw increases of 6.7% and 6.5% for the three and six-month periods ended June 28, 2024, respectively, compared to the comparable periods in 2023.
Price increases in the segment contributed 2.4% and 2.5% to sales growth on a year-over-year basis during the three and six-month periods ended June 28, 2024, respectively, and are reflected as a component of the change in core sales growth.

Core sales in the Water Quality segment increased 4.0% and 3.4% year-over-year during the three and six-month periods ended June 28, 2024, respectively. Geographically, core sales growth during the three-month period ended June 28, 2024, was driven by increases of 6.1% in North America and 2.0% in high-growth markets, driven by mid-single digit percentage core sales increase in China and low single digits core sales increase in Latin America, offset by decreases of 0.6% in Western Europe. Geographically, core sales growth during the six-month period ended June 28, 2024, was driven by increases of 6.1% in North America offset by decreases of 1.2% in Western Europe. Core sales were flat during the six-month period ended June 28, 2024 in high growth markets.
The increase in core sales in the three and six-month periods ended June 28, 2024 was driven by the chemical treatment solutions product line and, to a lesser extent, the analytical instrumentation and ultraviolet water disinfection product lines. Core sales in the chemical treatment solutions product line increased 7.8% and 6.4% year-over-year in the three and six-month periods, respectively, as a result of increased core sales across most major end-markets. Year-over-year core sales in the analytical instrumentation product line increased 2.7% and 2.3% for the three and six-month periods ended June 28, 2024, respectively, driven by all regions except Latin America. Core sales in the ultraviolet water disinfection product line increased by 2.2% and 2.7%, respectively, for the three and six-month periods, driven by demand in the municipal and residential end-markets.
Operating Profit Performance
Operating profit margins increased 40 basis points during the three-month period ended June 28, 2024 as compared to the comparable period in 2023.
Second quarter 2024 vs. second quarter 2023 operating profit margin comparisons were favorably impacted by:
•
Higher second quarter 2024 core sales volumes, product mix and incremental year-over-year cost savings associated with material costs, net of the impact of incremental year-over-year costs associated with labor and sales and marketing growth initiatives - 40 basis points

Operating profit margins increased 80 basis points during the six-month period ended June 28, 2024 as compared to the comparable period in 2023.
Year-to-date 2024 vs. year-to-date 2023 operating profit margin comparisons were favorably impacted by:
•
Higher year-to-date 2024 core sales and incremental year-over-year cost savings associated with material costs, net of the impact of incremental year-over-year costs associated with labor and sales and marketing growth initiatives - 80 basis points

Water Quality – Years Ended December 31, 2023, 2022 and 2021
The Company’s Water Quality segment provides proprietary precision instrumentation, consumables, software, services and advanced water treatment technologies to help measure, analyze and treat the world’s water in municipal, industrial, commercial, residential, research and natural resource applications.
Water Quality Selected Financial Data
	Year Ended December 31
($ in millions)	2023	2022	2021
Sales	$3,039	$2,887	$2,669
Operating profit	730	668	584
Depreciation	24	24	27
Amortization of intangible assets	21	22	27
Operating profit as a % of sales	24.0%	23.1%	21.9%
Depreciation as a % of sales	0.8%	0.8%	1.0%
Amortization as a % of sales	0.7%	0.8%	1.0%

Sales Growth and Core Sales Growth
	2023 vs. 2022	2022 vs. 2021
Total sales growth GAAP	5.3%	8.1%
Impact of:
Acquisitions/divestitures	—%	—%
Currency exchange rates	(0.2)%	3.5%
Core sales growth (non-GAAP)	5.1%	11.6%
2023 Sales Compared to 2022
In 2023, total Water Quality segment sales increased 5.3% primarily as a result of increased core sales growth, which refers to the impact of both price and unit sales, driven by the factors discussed below. Additionally, the impact of currency translation increased reported sales 0.2% in 2023. Geographically, the increase in reported sales was driven by North America, which increased 6.5% offset by low-double digit decreases in China.
Core sales in the Water Quality segment increased 5.1% year-over-year compared to the comparable period of 2022. Price increases in the segment contributed 5.4% sales growth during 2023 as compared with 2022.
Geographically, the year-over-year increase in core sales was driven by North America, Western Europe and the high-growth markets, which increased 6.9%, 4.9% and 2.9%, respectively. The high-growth markets core sales increase was impacted by high single digit decreases in China. The increase in core sales was driven primarily by the chemical treatment solutions business and to a lesser extent by the analytical instrumentation business. Year-over-year core sales in the chemical treatment solutions business increased 9.0% as a result of higher core sales across all major served end-markets. Core sales in the analytical instrumentation business increased 3.2% driven primarily by higher core sales in the municipal and industrial end-markets. Core sales in the ultraviolet water disinfection and filtration business increased 4.5% in 2023, driven primarily by the municipal end-market.
Operating Profit Performance
Operating profit margins were 24.0% for the year ended December 31, 2023 as compared to 23.1% in 2022. The following factors impacted year-over-year operating profit margin comparisons:
2023 vs. 2022 operating profit margin comparisons were favorably impacted by:
•
Higher 2023 core sales and incremental year-over-year cost savings associated with material costs, net of the impact of product mix and incremental year-over-year costs associated with labor and sales and marketing growth initiatives - 65 basis points

•	2022 impairments of accounts receivable and inventory - 30 basis points
2023 vs. 2022 operating profit margin comparisons were unfavorably impacted by:
•	Costs incurred as a result of the separation from Danaher - 5 basis points
Product Quality & Innovation – General
The Company’s Product Quality & Innovation segment provides instruments, consumables, software and services for various marking and coding, traceability, printing, packaging design and quality management, packaging converting and color and appearance management applications for consumer packaged goods and industrial products.

Product Quality & Innovation – Three and Six-Months Ended June 28, 2024
Product Quality & Innovation Selected Financial Data
	Three-Month Period Ended		Six-Month Period Ended
($ in millions)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Sales	$511	$497	$1,008	$993
Operating profit	135	122	268	257
Depreciation	4	4	8	8
Amortization of intangible assets	6	7	12	14
Operating profit as a % of sales	26.4%	24.5%	26.6%	25.9%
Depreciation as a % of sales	0.8%	0.8%	0.8%	0.8%
Amortization as a % of sales	1.2%	1.4%	1.2%	1.4%
Sales Growth and Core Sales Growth
	% Change Three-Month Period Ended June 28, 2024 vs. Comparable 2023 Period	% Change Six-Month Period Ended June 28, 2024 vs. Comparable 2023 Period
Total sales growth (GAAP)	2.7%	1.5%
Impact of:
Acquisitions/divestitures	—%	0.1%
Currency exchange rates	0.7%	0.2%
Core sales growth (non-GAAP)	3.4%	1.8%
Total segment sales increased 2.7% and 1.5% year-over-year during the three and six-month periods ended June 28, 2024, respectively, primarily as a result of changes in core sales driven by the factors discussed below. Geographically, sales growth was driven by North America which saw increases of 3.7% and 2.1% for the three and six-month periods ended June 28, 2024, respectively, compared to the comparable periods in 2023. High-growth markets also experienced increased sales of 5.4% and 2.1% during the three and six-month periods ended June 28, 2024, respectively, compared to the comparable periods in 2023. Sales growth in Western Europe was flat and 1.3% during the three and six-month periods ended June 28, 2024, respectively, compared to the comparable periods in 2023.
Price increases in the segment contributed 1.4% and 1.5% to sales growth on a year-over-year basis during both the three and six-month periods ended June 28, 2024, respectively, and are reflected as a component of the change in core sales growth.
Core sales in the Product Quality & Innovation segment increased 3.4% and 1.8% year-over-year during the three and six-month periods ended June 28, 2024, respectively. Geographically, core sales growth during the three and six-month periods ended June 28, 2024 was driven by increases of 3.5% and 1.7% in North America and increases of 6.9% and 3.7% in high-growth markets, respectively. The core sales growth in the high-growth markets during the three and six-month periods ended June 28, 2024 was driven by low double digits and low teen core sales increases in Latin America partially offset by flat core sales in China. Core sales were flat in Western Europe during the three and six-month periods ended June 28, 2024, respectively.
From a product line perspective, core sales in the marking and coding business increased 3.6% and 1.2% year-over-year during the three and six-month periods ended June 28, 2024, respectively, driven by higher consumable demand in the industrial and consumer packaged goods end-markets. Core sales in the packaging and color solutions business increased 3.0% and 3.2% year-over-year during the three and six-month periods ended June 28, 2024, respectively, driven by improving capital spending across the consumer packaged goods and industrial end-markets.
Operating Profit Performance
Operating profit margins increased 190 basis points during the three-month period ended June 28, 2024 as compared to the comparable period in 2023.

Second quarter 2024 vs. second quarter 2023 operating profit margin comparisons were favorably impacted by:
•	Impact of second quarter 2023 impairment charges of customer relationships - 110 basis points
•
The impact of higher 2024 core sales and cost savings associated with restructuring and continuing productivity improvement initiatives, partially offset by incremental labor and sales and marketing growth initiatives - 80 basis points

Operating profit margins increased 70 basis points during the six-month period ended June 28, 2024 as compared to the comparable period in 2023.
Year-to-date 2024 vs. year-to-date 2023 operating profit margin comparisons were favorably impacted by:
•	The impact of second quarter year-to-date 2023 impairment charge related to customer relationships - 50 basis points
•
The impact of higher 2024 core sales and cost savings associated with restructuring and continuing productivity improvement initiatives, partially offset by incremental labor and sales and marketing growth initiatives - 20 basis points

Product Quality & Innovation – Years Ended December 31, 2023, 2022 and 2021
The Company’s Product Quality & Innovation segment provides instruments, consumables, software and services for various marking and coding, traceability, printing, packaging design and quality management, packaging converting and color and appearance management applications for consumer packaged goods and industrial products.
Product Quality & Innovation Selected Financial Data
	Year Ended December 31
($ in millions)	2023	2022	2021
Sales	$1,982	$1,983	$2,031
Operating profit	472	488	496
Depreciation	15	16	17
Amortization of intangible assets	27	28	35
Operating profit as a % of sales	23.8%	24.6%	24.4%
Depreciation as a % of sales	0.8%	0.8%	0.8%
Amortization as a % of sales	1.4%	1.4%	1.7%
Sales Growth (Decline) and Core Sales Growth (Decline)
	2023 vs. 2022	2022 vs. 2021
Total sales growth (decline) GAAP	—%	(2.4)%
Impact of:
Acquisitions/divestitures	(0.7)%	1.0%
Currency exchange rates	(0.3)%	5.0%
Core sales (decline) growth (non-GAAP)	(1.0)%	3.6%
2023 Sales Compared to 2022
In 2023, total Product Quality & Innovation segment sales were flat, as a decline in core sales was offset by the impact of currency translation and acquisitions, which increased reported sales by 0.7% and 0.3%, respectively. Geographically, reported sales increased by 4.5% in Western Europe and 6.8% in Latin America offset by decreases across the majority of other geographies.
Core sales in the Product Quality & Innovation segment decreased 1.0% year-over-year. Price increases in the segment contributed 2.0% sales growth during 2023 as compared with 2022.
Geographically, the year-over-year decrease in core sales was driven by North America and the high-growth markets, which decreased 1.9% and 1.0%. The decrease in the high growth markets was driven by high single digit decreases in China partially offset by mid single digit increases in Latin America. Additionally, core sales in Western Europe grew 0.3% year-over-year. The year-over-year decrease in core sales was 0.9% in the marking and coding business and 1.2% in the packaging and color solutions products and services business.
Operating Profit Performance
Operating profit margins were 23.8% for the year ended December 31, 2023 as compared to 24.6% in 2022. The following factors impacted year-over-year operating profit margin comparisons.
2023 vs. 2022 operating profit margin comparisons were unfavorably impacted by:
•	The impact of Argentine Peso devaluation on operations - 145 basis points
•	2023 impairment charge related to customer relationships and a trade name - 60 basis points
•	Costs incurred as a result of the separation from Danaher - 5 basis points
2023 vs. 2022 operating profit margin comparisons were favorably impacted by:
•	Savings from restructuring actions, lower material costs net of lower 2023 core sales - 90 basis points
•	The incremental net accretive effect of businesses acquired in 2022 on the current period - 35 basis points
•	2022 impairments of accounts receivable and inventory in Russia - 5 basis points
Other Income (Expense) – Three and Six-Months Ended June 28, 2024
For a description of the Company’s other income (expense), net during the three and six-month periods ended June 28, 2024 and June 30, 2023, refer to Note 6 to the Q2 2024 Financial Statements included in this prospectus.
Nonoperating Income (Expense) – Year Ended December 31, 2023
During 2023, the Company recorded an impairment of $15 million related to an equity method investment, which is reflected in nonoperating income (expense). Refer to Note 7 to the Consolidated and Combined Financial Statements.
Interest Costs and Financing
For a discussion of the Company’s outstanding indebtedness, refer to Note 9 to the Q2 2024 Financial Statements and Note 12 to the 2023 Financial Statements, each included in this prospectus.
Net interest expense of $30 million and $58 million was recorded for the three and six-month periods ended June 28, 2024, arising from our outstanding indebtedness, which was incurred in September 2023. Before the Separation, Veralto depended on Danaher for all of its working capital and financing requirements under Danaher’s centralized approach to cash management and financing of operations of its subsidiaries. As a result, with the exception of cash, cash equivalents and borrowings clearly associated with Veralto and related to the Separation, the Company recorded no interest expense in the Combined Condensed Financial Statements for periods prior to the Separation.
Interest expense was $30 million for 2023 as compared to $0 million in 2022, due to the Separation and the Company incurring debt for the first time in 2023.
Income Taxes
General
Income tax expense and deferred tax assets and liabilities reflect management’s assessment of future taxes expected to be paid on items reflected in the Q2 2024 Financial Statements and 2023 Financial Statements. The Company records the tax effect of discrete items and items that are reported net of their tax effects in the period in which they occur.

The Company’s effective tax rate can be impacted by changes in the mix of earnings in countries with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, accruals related to contingent tax liabilities and period-to-period changes in such accruals, the results of audits and examinations of previously filed tax returns (as discussed below), the expiration of statutes of limitations, the implementation of tax planning strategies, tax rulings, court decisions, changes in tax laws and regulations, and legislative policy changes. For a description of the tax treatment of earnings that are planned to be reinvested indefinitely outside the United States, refer to “—Liquidity and Capital Resources” below.
The Company conducts business globally, and Danaher filed numerous consolidated and separate income tax returns in the U.S. federal and state and non-U.S. jurisdictions. The non-U.S. countries in which the Company has a significant presence include Belgium, Brazil, Canada, China, Germany, Netherlands and the United Kingdom. Excluding these non-U.S. jurisdictions, the Company believes that a change in the statutory tax rate of any individual non-U.S. country would not have a material effect on the Company’s Consolidated and the Company’s Consolidated and Combined Condensed Financial Statements given the geographic dispersion of the Company’s income.
The Company is routinely examined by various domestic and international taxing authorities. In connection with the Separation, the Company entered into certain agreements with Danaher, including the Tax Matters Agreement. The Tax Matters Agreement distinguishes between the treatment of tax matters for “Joint” filings compared to “Separate” filings prior to the Separation. “Joint” filings involve legal entities, such as those in the United States, that include operations from both Danaher and the Company. By contrast, “Separate” filings involve certain entities (primarily outside of the United States) that exclusively include either Danaher’s or the Company’s operations, respectively. In accordance with the Tax Matters Agreement, Danaher is liable for and has indemnified the Company against all income tax liabilities involving “Joint” filings for periods prior to the Separation. The Company remains liable for certain pre-Separation income tax liabilities including those related to the Company’s “Separate” filings.
Pursuant to U.S. tax law, the Company expects to file its initial U.S. federal income tax return for the 2023 short tax year with the IRS during 2024. Therefore, the IRS has not yet begun an examination of the Company’s initial U.S. federal income tax return. The Company’s operations in certain U.S. states and foreign jurisdictions remain subject to routine examination.
The amount of income taxes the Company pays is subject to ongoing audits by federal, state and foreign tax authorities, which often result in proposed assessments. Management performs a comprehensive review of its global tax positions on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities, tax rulings and court decisions and the expiration of statutes of limitations, reserves for contingent tax liabilities are accrued or adjusted, as necessary. For a discussion of risks related to these and other tax matters, refer to the section titled “Risk Factors” in this prospectus.
Three and Six-Months Ended June 28, 2024
The following table summarizes the Company’s effective tax rate:
	Three-Month Period Ended		Six-Month Period Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Effective tax rate	24.8%	24.0%	25.6%	23.5%
Year-Over-Year Changes in the Tax Provision and Effective Tax Rate
The Company operates globally, including in certain jurisdictions with higher statutory tax rates than the U.S. Therefore, based on earnings mix, the impact of operating in such jurisdictions contributes to a higher effective tax rate compared to the U.S. federal statutory tax rate.
The effective tax rate for the three-month period ended June 28, 2024 differs from the U.S. federal statutory rate of 21% principally due to the geographic mix of earnings described above, net discrete expense of $3 million related primarily to the tax impact of uncertain tax positions, partially offset by excess tax benefits from stock-based compensation. The net discrete expense increased the effective tax rate by 1.1% for the three-month period ended June 28, 2024.
The effective tax rate for the six-month period ended June 28, 2024 differs from the U.S. federal statutory rate of 21.0% principally due to the geographic mix of earnings described above, the unfavorable impact of a nondeductible loss on the sale of a product line of $3 million, net discrete expense of $4 million related primarily to the tax impact of uncertain tax positions, partially offset by excess tax benefits from stock-based compensation. The net discrete expense increased the effective tax rate by 1.3% for the six-month period ended June 28, 2024.
The effective tax rate for the three-month period ended June 30, 2023 differs from the U.S. federal statutory rate of 21% principally due to the geographic mix of earnings described above, partially offset by net discrete benefits of $1 million related primarily to excess tax benefits from stock-based compensation and changes in estimates associated with prior period uncertain tax positions. The net discrete benefits reduced the effective tax rate by 0.4% for the three-month period ended June 30, 2023.
The effective tax rate for the six-month period ended June 30, 2023 differs from the U.S. federal statutory rate of 21.0% principally due to the geographic mix of earnings described above, partially offset by net discrete benefits of $6 million related primarily to excess tax benefits from stock-based compensation and changes in estimates associated with prior period uncertain tax positions. The net discrete benefits reduced the effective tax rate by 1.1% for the six-month period ended June 30, 2023.
Years Ended December 31, 2023, 2022 and 2021
The following table summarizes the Company’s effective tax rate:
	Year Ended December 31
	2023	2022	2021
Effective tax rate	23.4%	24.1%	17.8%
The Company’s effective tax rate for 2023 differs from the U.S. federal statutory rate of 21.0% due principally to the Company’s earnings outside the United States that are taxed at rates different than the U.S. federal statutory rate, and state taxes, partially offset by net discrete tax benefits of $12 million. The net discrete tax benefits related primarily to excess tax benefits from stock-based compensation.
The Company’s effective tax rate for 2022 differs from the U.S. federal statutory rate of 21.0% due principally to the Company’s earnings outside the United States that are taxed at rates different than the U.S. federal statutory rate, and state taxes, partially offset by net discrete tax benefits of $4 million. The net discrete tax benefits related primarily to excess tax benefits from stock-based compensation, partially offset by changes in estimates associated with prior period uncertain tax positions and audit settlements.
The Company’s effective tax rate for 2021 differs from the U.S. federal statutory rate of 21.0% due principally to net discrete tax benefits of $65 million primarily related to the release of reserves for uncertain tax positions from the expiration of statutes of limitation and audit settlements and excess tax benefits from stock-based compensation, partially offset by changes in estimates associated with prior period uncertain tax positions. The impact of the net discrete tax benefits were partially offset by the Company’s earnings outside the United States that are taxed at rates different than the U.S. federal statutory rate, state taxes and changes in estimates associated with prior period uncertain tax positions.
Comprehensive Income
Three and Six-Months Ended June 28, 2024
In 2024, comprehensive income decreased $39 million for the three-month period ended June 28, 2024 as compared to the comparable period in 2023, primarily driven by losses from foreign currency translation adjustments and to a lesser extent higher net earnings in the prior year period. Comprehensive income decreased $128 million for the six-month period ended June 28, 2024 as compared to the comparable period in 2023, primarily driven by losses from foreign currency translation adjustments and to a lesser extent higher net earnings in the prior year period. The Company recorded foreign currency translation losses of $29 million offset by an unrealized gain on their net investment hedge of $3 million for the three-month period ended June 28, 2024. The foreign currency translation losses were driven by the strengthening of the U.S. dollar against most major foreign currencies in the period, compared to gains of $7 million for the three-month period ended June 30, 2023, primarily driven by the weakening of the U.S. dollar against the euro in the period. The Company recorded foreign currency translation losses of $65 million offset by an unrealized gain on their net investment hedge of $12 million for the six-month period ended June 28, 2024. The foreign currency translation losses were driven by the strengthening of the U.S. dollar against most major foreign currencies in the period, compared to gains of $28 million for the six-month period ended June 30, 2023, primarily driven by the weakening of the U.S. dollar against the euro in the period. Foreign currency translation adjustments reflect the gain or loss resulting from the impact of the change in currency exchange rates on the Company’s foreign operations as they are translated to the Company’s reporting currency, the U.S. dollar.
Years Ended December 31, 2023 and 2022
Comprehensive income increased by $61 million in 2023 as compared to 2022, primarily driven by gains from foreign currency translation adjustments offset by unrealized losses on a net investment hedge. The Company recorded a foreign currency translation gain of $29 million in 2023 primarily driven by the weakening of the U.S. dollar against most major currencies in the period compared to a loss of $100 million in 2022 primarily driven by the strengthening of the U.S. dollar against the euro, Canadian dollar and the British pound in 2022. The Company recorded a pension and postretirement plan benefit loss of $15 million in 2023 compared to a gain of $33 million in 2022. The Company recorded losses from net investment hedge adjustments related to the Company’s long-term debt in 2023 of $14 million.
Liquidity and Capital Resources
Before the Separation, the Company was dependent upon Danaher for all of its working capital and financing requirements under Danaher’s centralized approach to cash management and financing of operations of its subsidiaries. Because the Company was part of Danaher during the nine-month period ended September 29, 2023, only cash, cash equivalents and borrowings clearly associated with Veralto and related to the Separation, including the financing transactions described below, were included in the Combined Financial Statements. Other financial transactions relating to the business operations of the Company during the period were accounted for through the Net Former Parent investment account of the Company.
As a result of the Separation, the Company no longer participates in Danaher’s cash management and financing operations. Management assesses the Company’s liquidity in terms of its ability to generate cash to fund its operating, investing and financing activities. The Company continues to generate substantial cash from operating activities and believes that its operating cash flow and other sources of liquidity will be sufficient to allow it to continue to invest in existing businesses, consummate strategic acquisitions, make interest payments on its outstanding indebtedness, and manage its capital structure on a short and long-term basis.
Overview of Cash Flows and Liquidity
Following is an overview of the Company’s cash flows and liquidity for the six-months ended June 28, 2024 and 2023 ($ in millions):
	Six-Month Period Ended
($ in millions)	June 28, 2024	June 30, 2023
Net cash provided by operating activities	$366	$457
Payments for additions to property, plant and equipment	(24)	(21)
All other investing activities	(10)	2
Net cash used in investing activities	$(34)	$(19)
Payment of dividends	$(44)	$—
Proceeds from the issuance of common stock	11	—
Net transfers to Former Parent	—	(438)
Net cash used in financing activities	$(33)	$(438)
•
Operating cash flows decreased $91 million, or 20%, during the six-month period ended June 28, 2024 as compared to the comparable period in 2023, primarily driven by cash interest payments of $57 million, cash tax payments of $142 million, and lower net income offset by changes in net working capital.

•
Net cash used in investing activities increased $15 million for the six-month period ended June 28, 2024 as compared to the comparable period in 2023 and consisted of a $3 million increase in capital expenditures and a $12 million increase in other investing activities.

•
Net cash used in financing activities decreased $405 million for the six-month period ended June 28, 2024 as compared to the comparable period in 2023 as the Company no longer returns cash to the Former Parent.

Following is an overview of the Company’s cash flows and liquidity for the years ended December 31, 2023, 2022 and 2021:
($ in millions)	2023	2022	2021
Total operating cash flows	$963	$870	$896
Cash paid for acquisitions	$—	$(55)	$(60)
Payments for additions to property, plant and equipment	(54)	(34)	(54)
Proceeds from sales of property, plant and equipment	2	—	—
Proceeds from sale of product lines	—	—	26
All other investing activities	(3)	—	(9)
Net cash used in investing activities	$(55)	$(89)	$(97)
Proceeds from the issuance of common stock in connection with stock-based compensation	$4	$—	$—
Net transfers to Former Parent	(147)	(781)	(800)
Consideration paid to Former Parent in connection with Separation	(2,600)	—	—
Proceeds from borrowings	2,608	—	—
All other financing activities	—	—	1
Net cash used in financing activities	$(135)	$(781)	$(799)
•
Operating cash flows from continuing operations increased $93 million, or 11%, during 2023 as compared to 2022, primarily due to significant decreases in cash used for working capital, the impact of deferred income taxes, net of lower net earnings, year-over-year increases in cash outflows related to prepaid expenses and other assets and accrued expenses and other liabilities.

•
Net cash used in investing activities consisted primarily of capital expenditures and cash paid for acquisitions and investments, net of proceeds from the sale of property, plant and equipment, and decreased primarily as a result of lower cash paid for acquisitions in 2023 compared to 2022. Refer to Notes 2 and 10 to the Consolidated and Combined Financial Statements included in this Annual Report for a discussion of the Company’s acquisitions and investments.

•
Net cash used in financing activities consisted primarily of proceeds raised from borrowings, of which $2.6 billion was paid to Former Parent in connection with the Separation, and transfers of cash to Former Parent prior to the Separation. Net cash used in financing activities decreased $646 million from 2023 to 2022 primarily as a result of transfers to Former Parent significantly decreasing compared to the prior period.

Dividends
Aggregate cash payments for dividends on Company common stock during the six-month period ended June 28, 2024 were $44 million.
In the second quarter of 2024, the Company declared a regular quarterly dividend of $0.09 per share of Company common stock payable on July 31, 2024 to holders of record as of June 28, 2024.
The Company’s board of directors authorized a quarterly dividend of $0.09 per share of Company common stock totaling $22 million that was paid on January 31, 2024 to holders of record on December 29, 2023. There were no dividends paid during 2023.

Cash and Cash Requirements
As of June 28, 2024, the Company held $1,043 million of cash and cash equivalents that were on deposit with financial institutions or invested in highly liquid investment-grade debt instruments with a maturity of 90 days or less. Of the cash and cash equivalents, approximately $378 million was held within the United States and approximately $665 million was held outside of the United States. The Company will continue to have cash requirements to support general corporate purposes, which may include working capital needs, capital expenditures, acquisitions and investments, paying interest and servicing debt, paying taxes and any related interest or penalties, funding its restructuring activities and pension plans as required, paying dividends to shareholders, repurchasing shares of the Company’s common stock and supporting other business needs.
The Company generally intends to use available cash and internally generated funds to meet these cash requirements, but in the event that additional liquidity is required, the Company may also borrow under its commercial paper programs (if available) or borrow under the Company’s credit facility, enter into new credit facilities and either borrow directly thereunder or use such credit facilities to backstop additional borrowing capacity under its commercial paper programs (if available) and/or access the capital markets. The Company also may from time to time seek to access the capital markets to take advantage of favorable interest rate environments or other market conditions.
Repatriation of some cash held outside the United States may be restricted by local laws. Following enactment of the TCJA and the associated Transition Tax in 2017, in general, repatriation of cash to the United States can be completed with no material incremental U.S. tax; however, repatriation of cash could subject the Company to non-U.S. withholding taxes and U.S. state income taxes on distributions. The cash that the Company’s non-U.S. subsidiaries hold for indefinite reinvestment is generally used to finance foreign operations and investments, including acquisitions. The income taxes, if any, applicable to such earnings including basis differences in Veralto’s foreign subsidiaries are not readily determinable. As of June 28, 2024, management believes that it has sufficient sources of liquidity to satisfy its cash needs, including its cash needs in the United States.
During 2023, the Company contributed $5 million to its defined benefit pension plans. During 2024, the Company’s cash contribution requirements for its defined benefit pension plans are forecasted to be approximately $6 million. The ultimate amounts to be contributed depend upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.
Contractual amd Other Obligations
For a description of the Company’s debt and lease obligations, commitments, litigation and contingencies, refer to Notes 8, 12, 15 and 16 to the 2023 Financial Statements included in this prospectus.
Critical Accounting Estimates
Management’s discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s 2023 Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases these estimates and judgments on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates and judgments.
The Company believes the following accounting estimates are most critical to an understanding of its financial statements. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the estimate is made, and (2) material changes in the estimate are reasonably likely from period-to-period. For a detailed discussion on the application of these and other accounting estimates, refer to Note 1 to the 2023 Financial Statements included in this prospectus.
Acquired Intangibles – The Company’s business acquisitions typically result in the recognition of goodwill, customer relationships, developed technology and other intangible assets, which affect the amount of future period amortization expense and possible impairment charges that the Company may incur. The fair values of acquired intangibles are determined using information available near the acquisition date based on estimates and assumptions that are deemed reasonable by the Company. Significant assumptions include the discount rates and certain assumptions that form the basis of the forecasted results of the acquired business including earnings before interest, taxes, depreciation and amortization (“EBITDA”), revenue, revenue growth rates, royalty rates and technology obsolescence rates. These assumptions are forward looking and could be affected by future economic and market conditions. The Company engages third-party valuation specialists who review the Company’s critical assumptions and calculations of the fair value of acquired intangible assets in connection with significant acquisitions. Refer to Notes 1, 2 and 9 to the 2023 Financial Statements included in this prospectus for a description of the Company’s policies relating to goodwill, acquired intangibles and acquisitions.
In performing its goodwill impairment testing, the Company estimates the fair value of its reporting units primarily using a market-based approach which relies on current trading multiples of forecasted EBITDA for peer companies and recent transactions for comparable companies operating in businesses similar to each of the Company’s reporting units to calculate an estimated fair value of each reporting unit. In evaluating the estimates derived by the market-based approach, management makes judgments about the relevance and reliability of the multiples by considering factors unique to its reporting units, including operating results, business plans, economic projections, anticipated future cash flows, as well as judgments about recent market sale transactions of comparable companies and the comparability of selected peer companies. There are inherent uncertainties related to these assumptions and management’s judgment in applying them to the analysis of goodwill impairment.
As of December 31, 2023 the Company had three reporting units for goodwill impairment testing. Reporting units resulting from recent acquisitions generally present the highest risk of impairment. Management believes the impairment risk associated with these reporting units generally decreases as these businesses are integrated into the Company and better positioned for potential future earnings growth. The Company’s annual goodwill impairment analysis and the analysis after the change in the Company’s reporting units in 2023 indicated that in all instances, the fair values of the Company’s reporting units exceeded their carrying values and consequently did not result in an impairment charge. The excess of the estimated fair value over carrying value (expressed as a percentage of carrying value for the respective reporting unit) for each of the Company’s reporting units as of the annual testing date ranged from approximately 150% to approximately 750%. To evaluate the sensitivity of the fair value calculations used in the goodwill impairment test, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit and compared those hypothetical values to the reporting unit carrying values. Based on this hypothetical 10% decrease, the excess of the estimated fair value over carrying value (expressed as a percentage of carrying value for the respective reporting unit) for each of the Company’s reporting units ranged from approximately 125% to approximately 670%.
The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss occurred for finite-lived intangibles requires a comparison of the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. These analyses require management to make judgments and estimates about future revenues, expenses, market conditions and discount rates related to these assets. Indefinite-lived intangibles are subject to impairment testing at least annually or more frequently if events or changes in circumstances indicate that potential impairment exists. Determining whether an impairment loss occurred for indefinite-lived intangible assets involves calculating the fair value of the indefinite-lived intangible assets and comparing the fair value to their carrying value. If the fair value is less than the carrying value, the difference is recorded as an impairment loss. Refer to Note 9 to the 2023 Financial Statements included in this prospectus for a description of intangible assets impairment charges recorded during 2023.
If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings which would adversely affect the Company’s financial statements. Historically, the Company’s estimates of goodwill and intangible assets have been materially correct.
Contingent Liabilities – As discussed in the section titled “Business—Legal Proceedings” and Note 16 to the 2023 Financial Statements included in this prospectus, the Company is, from time to time, subject to a variety of litigation and similar contingent liabilities incidental to its business (or the business operations of previously owned entities). The Company recognizes a liability for any legal contingency or contract settlement expense that is known or probable of occurrence and reasonably estimable. These assessments require judgments concerning matters such as litigation developments and outcomes, the anticipated outcome of negotiations, the number of future claims, the cost of both pending and future claims and the value of the elements in the outcome. In addition, because most contingencies are resolved over long periods of time, liabilities may change in the future due to various factors, including those discussed in Note 16 to the 2023 Financial Statements included in this prospectus. If the reserves established by the Company with respect to these contingent liabilities are inadequate, the Company would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Company’s financial statements.
Income Taxes – For a description of the Company’s income tax accounting policies, refer to Notes 1 and 6 to the 2023 Financial Statements included in this prospectus. The Company establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized. This requires management to make judgments and estimates regarding: (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income and (3) the impact of tax planning strategies. Future changes to tax rates would also impact the amounts of deferred tax assets and liabilities and could have an adverse impact on the Company’s financial statements.
The Company provides for unrecognized tax benefits when, based upon the technical merits, it is “more likely than not” that an uncertain tax position will not be sustained upon examination. Judgment is required in evaluating tax positions and determining income tax provisions. The Company re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (1) a tax audit is completed; (2) applicable tax laws change, including a tax case ruling or legislative guidance; or (3) the applicable statute of limitations expires.
In addition, certain of the Company’s tax returns are currently under review by tax authorities (refer to “—Results of Operations—Income Taxes” and Note 6 to the 2023 Financial Statements included in this prospectus). Management believes the positions taken in these returns are in accordance with the relevant tax laws. However, the outcome of these audits is uncertain and could result in the Company being required to record charges for prior year tax obligations which could have a material adverse impact to the Company’s financial statements, including its effective tax rate.
Corporate Allocations – Prior to the Separation, we operated as part of Danaher and not as a separate, publicly traded company. Accordingly, certain shared costs have been allocated to us and are reflected as expenses in the accompanying 2023 Financial Statements. We consider the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to us for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by us. Refer to Note 18 to the 2023 Financial Statements included in this prospectus for a description of our corporate allocations and related-party transactions.
New Accounting Standards
For a discussion of the new accounting standards impacting the Company, refer to Note 1 to the 2023 Financial Statements included in this prospectus.
Financial Instruments and Risk Management
The Company is exposed to market risk from changes in interest rates, foreign currency exchange rates, equity prices and commodity prices as well as credit risk, each of which could impact its financial statements. The Company generally addresses its exposure to these risks through its normal operating and financing activities. The Company may also use derivative financial instruments to manage foreign exchange risks and interest rate risks. In addition, the Company’s broad-based business activities help to reduce the impact that volatility in any particular area or related areas may have on its financial statements as a whole.
Interest Rate Risk
The Company manages interest cost using a mixture of fixed-rate and at times variable-rate debt. A change in interest rates on fixed-rate debt impacts the fair value of the debt but not the Company’s earnings or cash flow because the interest on such debt is fixed. Generally, the fair market value of fixed-rate debt will increase as interest rates fall and decrease as interest rates rise. As of December 31, 2023, an increase of 100 basis points in interest rates would have decreased the fair value of the Company’s fixed-rate long-term debt by approximately $149 million.
Currency Exchange Rate Risk
The Company faces transactional exchange rate risk from transactions with customers in countries outside the United States and from intercompany transactions between affiliates. Transactional exchange rate risk arises from the purchase and sale of goods and services in currencies other than the Company’s functional currency or the functional currency of its applicable subsidiary. The Company also faces translational exchange rate risk related to the translation of financial statements of its foreign operations into U.S. dollars, the Company’s functional currency. Costs incurred and sales recorded by subsidiaries operating outside of the United States are translated into U.S. dollars using exchange rates effective during the respective period. As a result, the Company is exposed to movements in the exchange rates of various currencies against the U.S. dollar. In particular, the Company has more sales in European currencies than it has expenses in those currencies. Therefore, when European currencies strengthen or weaken against the U.S. dollar, operating profits are increased or decreased, respectively. The effect of a change in currency exchange rates on the Company’s net investment in non-U.S. subsidiaries is reflected in the accumulated other comprehensive income (loss) component of equity.
Currency exchange rates positively impacted 2023 reported sales on a year-over-year basis primarily due to the weakening of the U.S. dollar against most major currencies during 2023. Strengthening of the U.S. dollar against other major currencies compared to the exchange rates in effect as of December 31, 2023 would adversely impact the Company’s sales and results of operations on an overall basis. Any further weakening of the U.S. dollar against other major currencies compared to the exchange rates in effect as of December 31, 2023 would positively impact the Company’s sales and results of operations.
The Company has generally accepted the exposure to exchange rate movements without using derivative financial instruments to manage this transactional exchange risk, although the Company has used foreign currency-denominated debt to hedge a portion of its net investments in non-U.S. operations against adverse movements in exchange rates. Both positive and negative movements in currency exchange rates against the U.S. dollar will continue to affect the reported amount of sales and net earnings in the Company’s financial statements. In addition, the Company has assets and liabilities held in foreign currencies. A 10% depreciation in major currencies relative to the U.S. dollar as of December 31, 2023 would have reduced foreign currency-denominated net assets and equity by approximately $171 million. Refer to Note 13 to the 2023 Financial Statements included in this prospectus for information regarding the Company’s hedging of a portion of its net investment in non-U.S. operations.
Commodity Price Risk
For a discussion of risks relating to commodity prices, refer to the section titled “Risk Factors” in this prospectus.
Credit Risk
The Company is exposed to potential credit losses in the event of nonperformance by counterparties to its financial instruments. Financial instruments that potentially subject the Company to credit risk consist of cash and temporary investments, receivables from customers. The Company places cash and temporary investments with various high-quality financial institutions throughout the world and exposure is limited at any one institution. Although the Company typically does not obtain collateral or other security to secure these obligations, it does regularly monitor the third-party depository institutions that hold its cash and cash equivalents. The Company’s emphasis is primarily on safety and liquidity of principal and secondarily on maximizing yield on those funds.
In addition, concentrations of credit risk arising from receivables from customers are limited due to the diversity of the Company’s customers. The Company’s businesses perform credit evaluations of their customers’ financial conditions as deemed appropriate and also obtain collateral or other security when deemed appropriate.
The Company enters into derivative transactions infrequently and typically with high-quality financial institutions, so that exposure at any one institution is limited.

BUSINESS
Our Company
On August 24, 2023, the Board of Directors of Danaher approved the Separation of Danaher’s Environmental & Applied Solutions segment through the pro rata distribution of all of the issued and outstanding common stock of Veralto Corporation to Danaher's stockholders. Veralto completed the Separation from Danaher on September 30, 2023, the first day of its fiscal fourth quarter. The Separation was completed on such date in the form of a pro rata distribution to Danaher stockholders of record on September 13, 2023 of all of the issued and outstanding shares of Veralto common stock held by Danaher. Each Danaher stockholder of record as of the close of business on September 13, 2023 received one share of Veralto common stock for every three shares of Danaher common stock held on the record date. Because September 30, 2023 was a Saturday, not a business day, the shares were credited to “street name” stockholders through the DTC on the first trading day thereafter, October 2, 2023. Veralto’s common stock began “regular way” trading on the NYSE under the ticker symbol “VLTO” on October 2, 2023.
Veralto’s unifying purpose is Safeguarding the World’s Most Vital ResourcesTM. Our diverse group of leading operating companies provide essential technology solutions that monitor, enhance and protect key resources around the globe. We are committed to the advancement of public health and safety and believe we are positioned to support our customers as they address large global challenges including environmental resource sustainability, water scarcity, management of severe weather events, food and pharmaceutical security, and the impact of an aging workforce. For decades, we have used our scientific expertise and innovative technologies to address complex challenges our customers face across regulated industries - including municipal utilities, food and beverage, pharmaceutical and industrials - where the consequence of failure is high. Through our core offerings in water analytics, water treatment, marking and coding, and packaging and color, customers look to our solutions to help ensure the safety, quality, efficiency and reliability of their products and processes. Veralto is headquartered in Waltham, Massachusetts with a workforce of approximately 16,000 employees (whom we refer to as “associates”) as of December 31, 2023, of whom approximately 6,000 were employed in the North America, 5,000 were employed in Western Europe, less than 500 were employed in other developed markets and 5,000 were employed in high-growth markets. The Company defines high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure which include Eastern Europe, the Middle East, Africa, Latin America (including Mexico) and Asia (with the exception of Japan, Australia and New Zealand). The Company defines developed markets as all markets of the world that are not high-growth markets.
Veralto operates through two segments - WQ and PQI. Our businesses within these segments have strong globally recognized brands as a result of our leadership in served markets over several decades. Our WQ segment provides innovative products and services that improve the quality and reliability of water with leading brands including Hach, Trojan Technologies and ChemTreat. Our PQI segment enables our customers to promote consumer trust in their products and help enable product innovation with leading brands including Videojet, Linx, Esko, X-Rite and Pantone. We believe our leading positions result from the strength of our commercial organizations, our legacy of innovation, and our close and long-term connectivity to our customers and knowledge of their workflows, underpinned by our culture of continuous improvement. This has resulted in a large installed base of instruments that drive ongoing consumables and software sales to support our customers. As a result, our business generates recurring sales which represented approximately 59% of total sales during the year ended December 31, 2023. Our business model also supports a strong margin profile with limited capital expenditure requirements and has generated attractive cash flows. We believe these attributes allow us to deliver financial performance that is resilient across economic cycles.
We also believe that the VES provides the Company with a strong foundation for competitive differentiation. VES is a business management system that consists of a philosophy, processes and tools that guide what Veralto does and measure how well Veralto executes, grounded in a culture of continuous improvement. The VES processes and tools are organized around the areas of Operational Excellence, Growth and Leadership, and are rooted in foundational tools known as the VES Fundamentals, which are relevant to every associate and business function. The VES Fundamentals are focused on core competencies such as using visual representations of processes to identify inefficiencies, defining and solving problems in a structured way, and continuously improving processes to drive consistent execution.

Veralto uses VES tools to improve our profitability and cash flows, which support our ability to expand our addressable market and improve our market position through investments in areas such as our commercial organization and R&D, including software and digital solutions. Our cash flows also support acquisitions to enhance our product capabilities and expansion into new and attractive markets, which we have successfully done through the acquisition of approximately 80 businesses over more than two decades.
Our two segments are described below:
Water Quality
Our WQ segment provides one of the most comprehensive portfolios of water analytics and differentiated water treatment solutions that enable the reliable delivery of safe drinking water by public and private utilities - from source water to the consumer and back into the water cycle. In addition, we help improve the efficiency of processes and production operations of our customers and ensure that their wastewater discharge meets regulatory standards and their environmental and sustainability targets. Under our Hach, Trojan Technologies, ChemTreat, and other globally recognized WQ brands, we provide proprietary precision instrumentation and advanced water treatment technologies that our customers rely on to measure, analyze and treat the world’s water in residential, commercial, municipal, industrial, research and natural resource applications. In addition to instrumentation, our suite of water solutions includes elements used on a recurring basis such as chemical reagents, services and digital solutions. Together, these offerings help promote the quality and reliability of water and optimize our customers’ operations, decision making and regulatory compliance activities.
WQ focuses on what management believes are the most attractive sub-segments of the water value chain helping our customers address some of their most pressing and complex challenges, such as water scarcity, water safety, severe weather events and management of precious natural resources. Our businesses have been at the forefront of delivering breakthrough innovations to our customers. For example, Hach has been a leading player in the field of turbidity testing for over 60 years, pioneering the first regulated method and introducing multiple new generations of instruments and related products. Today, we have one of the most comprehensive portfolios of solutions allowing our customers to test the broadest range of analytical parameters and the ability to harness their data across installed assets. Increasingly, our customers leverage our digital solutions to support regulatory compliance, automate workflows and allow for remote operations and predictive capabilities to address new challenges posed by changing regulations and an aging and less experienced workforce.
Our key WQ brands provide solutions that our customers rely upon to manage critical operations involving water.
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Hach, the best known of our global brands in the WQ segment, recognized for simple and reliable tests, offers analytical measurement instruments, digital solutions and related consumables that test water quality; we serve over 125,000 customers, including small community water utilities, large public and private water utilities and industrial customers and helps to ensure safe water for more than 3.4 billion people every day - approximately 40% of the global population.

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ChemTreat associates work alongside industrial customers to understand their water challenges and tailor chemical treatment plans and dosing protocols to help optimize customers’ water usage and maximize reuse; our solutions helped customers save over 80 billion gallons of water in 2023.

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Trojan Technologies offers UV and membrane filtration systems for water disinfection and contaminant removal; our systems support the treatment of 12 trillion gallons of water annually and in turn help to improve access to clean water for more than 250 million people every day.

Product Quality & Innovation
Our PQI segment provides a broad set of solutions for brand owners and consumer packaged goods companies that enable speed to market as well as traceability and quality control of their products. Our solutions play a central role in helping our customers ensure the quality and safety of their products and build trust with consumers. Under our Videojet, Linx, Esko, X-Rite, Pantone and other globally recognized PQI brands, we provide marking and coding, and packaging and color instrumentation and related consumables. Our customers across consumer, pharmaceutical and industrial sectors utilize our offerings to bring products to market, mark packaging in compliance with industry and regulatory standards and convey the safety of products to customers. Our solutions also enable the effective execution of product recalls, thereby helping to mitigate public health risks. Our software solutions are designed to address higher-value, design-oriented portions of the packaging management value chain, such as digital asset management (“DAM”), marketing resource management (“MRM”) and product information management (“PIM”), that help our customers maximize efficiency of operations while generating an attractive source of recurring sales for us. We estimate that a majority of the top 25 global consumer packaged goods (“CPG”) brands (based on 2023 revenues) and a majority of the top 20 pharmaceutical brands (based on 2023 revenues) use PQI’s solutions, enabling confidence and trust in the brands and products consumers use daily.
Our PQI brands provide brand owners and consumer packaged goods companies with essential solutions that improve their ability to develop, maintain and ensure authenticity of their brands.
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Videojet, our largest operating company within PQI, and Linx offer technologies that mark and code packaged goods and related consumables. Videojet is a leading provider of inline printing solutions for products and packaging with marking and coding systems used by many of the top global consumer brands. Our solutions help ensure transparency, safety, authenticity, tracking and traceability of an estimated more than 10 billion codes printed around the world daily.

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Esko facilitates the creation of new packaging designs through design software and imaging systems. Esko’s offerings are used by over 25,000 established and emerging brands and their suppliers in over 140 countries.

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X-Rite serves over 13,000 brands across 140 countries by providing color management solutions that measure the quality and consistency of color and appearance on printed packages and consumer and industrial products.

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Pantone is the preeminent color standard in the design industry leveraged by more than 10 million designers, marketers and others in the creative community, not only to ensure color standardization but also to understand the impact of color on consumers.

Sales and Distribution
In 2023, Veralto generated $5.0 billion in sales derived from a business mix that is highly diversified by geography and end-market. Our business model is highly resilient with approximately 59% of our sales derived from consumables (e.g., reagents, inks and process chemicals), spare parts, services (e.g., maintenance and inspection), and software (including Software-as-a-Service, or “SaaS”, and term-based licenses). We serve a broad range of customers spanning the municipal, industrial, food and beverage (“F&B”) and CPG end markets, many of which are highly regulated. We generated 47% of our 2023 sales from North America, 22% from Western Europe, 2% from other developed markets and 29% from high-growth markets. We define other developed markets as Japan, Australia and New Zealand. We define high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure, which encompass all markets outside of the developed markets and consist of Eastern Europe, the Middle East, Africa, Latin America and Asia Pacific (with the exception of Japan, Australia and New Zealand). Our strategic investments in these markets have scaled our presence in high-growth markets to approximately 5,000 associates with 10 local manufacturing facilities.
Veralto distributes approximately 20% of its technology and equipment products through third-party distributors. No individual customer accounted for more than 10% of combined sales in 2023, 2022 or 2021.
Acquisition Activities
Veralto views acquisitions as a key part of its growth strategy. These acquisition activities are intended to supplement Veralto’s core growth and support ongoing expansion of its business, including through new technologies, additional products, organizational strength and geographic breadth.

Sustainability
We are deeply aware of our responsibility to our stakeholders and the opportunities before us to make a global difference-through our innovative products, our impact on the planet, and our people-as reflected in our unifying purpose, Safeguarding the World’s Most Vital Resources. In particular:
•	At our core, the products and services of our two segments underscore our commitment to advancing broad sustainability objectives for our customers. For example:
○	Our WQ segment offers products and services that enable municipalities to deliver clean water while helping industrial customers to be good stewards of water in their processes.
○	Our PQI segment allows brands to drive consumer transparency, measure and reduce packaging waste, and accelerate time-to-market for new packaging innovations.
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Our leadership has conducted a sustainability prioritization assessment to identify our sustainability priorities and inform our sustainability strategy, starting with quantitative greenhouse gas (GHG) reduction goals.

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Informed by our prioritization assessment, we intend to establish and publicly communicate sustainability goals and rigorously measure our progress toward achieving such goals. The nominating and governance committee of the Board has oversight responsibility for Veralto’s sustainability program.

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At the managerial level, Veralto’s Senior Vice President of Strategy & Sustainability, who reports directly to our President and CEO, oversees our sustainability program and the Veralto Sustainability Council, and is responsible for reviewing and approving Veralto’s sustainability reports. Veralto’s Sustainability Council develops and drives our roadmap of sustainability initiatives. This council and its working groups include representation from our WQ and PQI segments, as well as the corporate human resources; environment, health, and safety; diversity, equity, and inclusion; VES, procurement, investor relations, finance, IT and legal functions.

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In addition to outreach conducted as part of our prioritization assessment, we engage with stakeholders to inform our priorities and goals and the strategies through which we can achieve them. We intend to proactively solicit the voice of our stakeholders, including through associate surveys, meetings with investors, collaboration with our customers and partners, and participation in industry associations.

•	We are evaluating opportunities to make an impact through collective actions such as sustainability-focused partnerships, initiatives, industry alliances, and grant-making opportunities.
•	We will continue to leverage the VES to help us achieve our sustainability goals and facilitate continuous improvement in our sustainability program.
The following discussion includes information common to all of Veralto’s segments.
Materials
Veralto’s manufacturing operations employ a wide variety of raw materials, including metallic-based components, electronic components, chemistries, original equipment manufacturer products, plastics and other petroleum-based products. Prices of oil and gas also affect Veralto’s costs for freight and utilities and also have an indirect impact on the cost of other purchased materials. While the price of, and global instability with respect to the supply of, oil and gas did not materially, adversely affect Veralto’s operations in 2023, Veralto is continuing to monitor the oil and gas commodity markets and will seek to mitigate price and/or availability risks as needed. Veralto purchases raw materials from a large number of independent sources around the world. No single supplier is material, although for some components that require particular specifications or regulatory or other qualifications there may be a single supplier or a limited number of suppliers that can readily provide such components. Veralto utilizes a number of techniques to address potential disruption in and other risks relating to its supply chain, including in certain cases the use of safety stock, alternative materials and qualification of multiple supply sources.
The supply chain disruptions that began in 2021 for a number of our businesses continued in 2023 (including in some cases shortages of supply, cost inflation and shipping delays), as well as labor availability constraints and labor cost increases. Through the application of VES tools and processes (including the implementation of price increases), Veralto largely mitigated the impact of these pressures on Veralto’s profitability and as a result these pressures did not have a material, adverse effect on the business in 2023. These pressures continue to varying degrees as of the date of this prospectus. We are continuing to work with our suppliers to understand the existing and potential future impacts of these trends on our supply chain and we continue to take actions in an effort to mitigate such impacts, including purchasing components in the open market and qualifying additional suppliers. Due to the uncertainty regarding the duration and impact of these trends in 2024, there can be no assurance that these factors will not have an adverse impact on our business and financial statements in the future. For a further discussion of risks related to the materials and components required for Veralto’s operations, refer to the section titled “Risk Factors” in this prospectus.
Russia-Ukraine Conflict
In 2022, Veralto suspended the shipment of products to Russia. In the first quarter of 2022, Veralto recorded a pretax charge of $1 million, primarily related to the impairment of accounts receivable and inventory related to Russian operations. Russia has significantly reduced the export of natural gas to Europe, creating uncertainty on natural gas prices and a reduced supply of natural gas. If this trend continues, Veralto’s European manufacturing facilities could face increased costs and risks of production disruptions. Veralto’s European customers and suppliers could experience similar adverse impacts, which could further adversely impact Veralto’s supply chain and also adversely impact the demand for its products. Veralto will continue monitoring the military, social, political, regulatory and economic environment in Ukraine and Russia and its broader impacts, and will consider further actions as appropriate. For a discussion of risks related to Veralto’s operations as a result of the military conflict between Russia and Ukraine, refer to the section titled “Risk Factors” in this prospectus.
Intellectual Property
The Company owns numerous patents, trademarks, copyrights, trade secrets and licenses to intellectual property owned by others. Although in aggregate the Company’s intellectual property is important to its operations, the Company does not consider any single patent, trademark, copyright, trade secret or license (or any related group of any such items) to be of material importance to any segment or to the business as a whole. From time to time the Company engages in litigation to protect its intellectual property rights. For a discussion of risks related to the Company’s intellectual property, refer to the section titled “Risk Factors” in this prospectus. All capitalized brands and product names throughout this document are trademarks owned by, or licensed to, Veralto.
Competition
Although Veralto’s businesses generally operate in highly competitive markets, Veralto’s competitive position cannot be determined accurately in the aggregate or by segment since none of its competitors offer all of the same product and service lines or serve all of the same markets as Veralto, or any of its segments, does. Because of the range of the products and services Veralto sells and the variety of markets it serves, Veralto encounters a wide variety of competitors, including well-established regional competitors, competitors who are more specialized than it is in particular markets, as well as large companies or divisions of large companies with substantial sales, marketing, research and financial capabilities. Veralto is facing increased competition in a number of its served markets as a result of the entry of well-resourced companies into certain markets, the entry of competitors based in low-cost manufacturing locations, the development of competitive technologies by early-stage and emerging companies and increasing consolidation in particular markets. The number of competitors varies by product and service line. Management believes that Veralto has a leadership position in many of the markets it serves. Key competitive factors vary among Veralto’s businesses and product and service lines, but include the specific factors noted above with respect to each particular business and typically also include price, quality, performance, delivery speed, application expertise, service and support, technology and innovation, distribution network, breadth of product, service and software offerings and brand name recognition. For a discussion of risks related to competition, refer to the section titled “Risk Factors” in this prospectus.
Human Capital
As of December 31, 2023, the Company had approximately 16,000 employees (whom we refer to as “associates”), of whom approximately 6,000 were employed in the North America, 5,000 were employed in Western Europe, less than 500 were employed in other developed markets and 5,000 were employed in high-growth markets. Approximately 15,500 of the Company’s total employees were full-time and 500 were part-time employees. Of the United States employees, less than 10 were hourly-rated, unionized employees. Outside the United States, the Company has government-mandated collective bargaining arrangements and union contracts in certain countries, particularly in Europe where many of the Company’s employees are represented by unions and/or works councils.
Veralto is committed to attracting, developing, engaging and retaining the best people from around the world to sustain and grow its science and technology leadership. Our human capital strategy spans multiple key dimensions, including the following:
Culture and Governance
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Our culture is rooted in VES. VES is a set of tools at the core of our operating model centered on improving commercial execution, product innovation, operations, and talent acquisition and management.

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The Board reviews the Company’s human capital strategy annually and at other times during the year in connection with significant initiatives and acquisitions, supported by the Compensation Committee’s oversight of our executive and equity compensation programs. At the management level, our Human Resources leader, who reports directly to our President and CEO, is responsible for the development and execution of the Company’s human capital strategy.

Recruitment
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We focus on identifying, attracting and recruiting diverse talent to meet our current and future business needs. We have invested in comprehensive talent acquisition capabilities across all levels of recruitment. Our diversity attraction efforts are an important component of our overall talent acquisition strategy and focus on: (1) establishing and fostering partnerships with diverse organizations, and (2) effectively sourcing diverse talent.

Engagement
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General. Our engagement strategy focuses on developing the best workplace and best people leaders to meet our associates’ needs every day. Further, we believe that better associate engagement helps enable better retention and better business performance.

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Diversity, Equity and Inclusion. We seek to continuously improve and sustain a diverse and inclusive culture free of systemic bias and where all associates feel they belong. We believe a diverse workforce and culture of inclusion is essential to drive innovation, fuel growth and help ensure our technologies and products effectively serve a global customer base.

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We have leveraged VES with the goal of driving progress on diversity representation and inclusive culture, including by requiring all of our operating companies to implement a diversity, equity and inclusion Policy Deployment initiative in each of 2021, 2022 and 2023. Our diversity, equity and inclusion initiatives focus on broadening our candidate pools, sourcing diverse slates in the hiring process, and developing people leaders’ competency in and accountability for diversity, equity and inclusion.

•	We have achieved base pay equity for women and for racial and ethnic minorities in the U.S.
Retention
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Compensation and Benefits. We are committed to offering competitive compensation and benefits, tailored in form and amount to geography, industry, experience and performance and designed to attract associates, motivate and reward performance, drive growth and support retention. We have a common job architecture across our businesses to provide a standardized framework for defining jobs, job families, and career levels, and set market-aligned pay structures for each career level (adjusted as appropriate for the particular job family, industry, and geography) based on a range of compensation surveys.

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Performance Management. Our annual performance management program supports our high-performance culture by seeking to ensure that high-performing associates are recognized and rewarded for their contributions. Our program guides associates and their managers in setting clear personal performance goals aligned to our strategic priorities. Annual reviews under the program assess performance against these formal, annual objectives.

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Talent Development and Career Mobility. Our talent development program strives to provide every associate with appropriate development opportunities. In particular, we make available to people leaders training, coaching and developmental resources to help them be effective leaders and advance their careers.

Research and Development
Veralto conducts R&D activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of its existing products and expanding the applications for which uses of its products are appropriate. Veralto conducts R&D activities primarily in North America, Europe and Asia and generally on a business-by-business basis. Veralto anticipates that it will continue to make significant expenditures for R&D as it seeks to provide a continuous flow of innovative products and services to maintain and improve its competitive position. For a discussion of the risks related to the need to develop and commercialize new products and product enhancements, refer to the section titled “Risk Factors” in this prospectus.
Government Contracts
Although the substantial majority of Veralto’s revenue in 2023 was from customers other than governmental entities, Veralto has agreements relating to the sale of products to government entities. As a result, Veralto is subject to various statutes and regulations that apply to companies doing business with governments. For a discussion of risks related to government contracting requirements, refer to the section titled “Risk Factors” in this prospectus. No material portion of Veralto’s business is subject to renegotiation of profits or termination of contracts at the election of a government entity.
Regulatory Matters
Veralto faces extensive government regulation both within and outside the United States relating to the development, manufacture, marketing, sale and distribution of its products and services. The following sections describe certain significant regulations that Veralto is subject to. These are not the only regulations that Veralto’s businesses must comply with. For a description of the risks related to the regulations that Veralto’s businesses are subject to, refer to the “section titled “Risk Factors” in this prospectus.
Data Privacy and Security Laws
As a global organization, we are subject to data privacy and security laws, regulations, and customer-imposed controls in numerous jurisdictions as a result of having access to and processing confidential, personal and/or sensitive data in the course of our business. For example, the GDPR imposes significant restrictions on how we collect, transmit, process and retain personal data, including, among other things, in certain circumstances a requirement for almost immediate notice of data breaches to supervisory authorities with significant fines for non-compliance. State privacy laws in California impose some of the same features as the GDPR and have prompted several other states to enact similar laws. Additionally, a bipartisan bill under consideration in Congress would, if adopted, impose broad privacy requirements at the federal level. Several other countries such as China and Russia have passed, and other countries are considering passing, privacy laws that require personal data relating to their citizens to be maintained on local servers or impose significant restrictions on data transfer. For a discussion of risks related to these laws, refer to the section titled “Risk Factors” in this prospectus.
Environmental Laws and Regulations
Veralto’s operations, products and services are subject to numerous U.S. federal, state, local and non-U.S. environmental, health and safety laws and regulations concerning, among other things, the health and safety of our employees, the generation, storage, use and transportation of hazardous materials, emissions or discharges of substances into the environment, investigation and remediation of hazardous substances or materials at various sites, chemical constituents in products and end-of-life disposal and take-back programs for products sold. A number of Veralto’s operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on Veralto’s capital expenditures, earnings or competitive position, and Veralto does not anticipate material capital expenditures for environmental control facilities.
In addition to environmental compliance costs, Veralto from time to time incurs costs related to remedial efforts or alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. Veralto may also from time to time become party to personal injury, property damage or other claims brought by private parties alleging injury or damage due to the presence of, or exposure to, hazardous substances. If Veralto determines that potential liability for a particular site or with respect to a personal injury claim is known or considered probable and reasonably estimable, Veralto accrues the total estimated loss, including investigation and remediation costs, associated with the site or claim. For a discussion of risks related to compliance with environmental and health and safety laws and risks related to past or future releases of, or exposures to, hazardous substances, refer to the section titled “Risk Factors” in this prospectus.
Antitrust Laws
The U.S. federal government, most U.S. states and many other countries have laws that prohibit certain types of conduct deemed to be anti-competitive. Violations of these laws can result in various sanctions, including criminal and civil penalties. Private plaintiffs also could bring civil lawsuits against us in the United States for alleged antitrust law violations, including claims for treble damages.
Export/Import Compliance
Veralto is required to comply with various U.S. export/import control and economic sanctions laws, including:
•
the International Traffic in Arms Regulations administered by the U.S. Department of State, Directorate of Defense Trade Controls, which, among other things, imposes license requirements on the export from the United States of defense articles and defense services listed on the U.S. Munitions List;

•
the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security, which, among other things, impose licensing requirements on the export, in-country transfer and re-export of certain dual-use goods, technology and software (which are items that have both commercial and military or proliferation applications);

•
the regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control, which implement economic sanctions imposed against designated countries, governments and persons based on United States foreign policy and national security considerations; and

•	the import regulatory activities of the U.S. Customs and Border Protection and other U.S. government agencies.
Other nations’ governments have implemented similar export/import control and economic sanction regulations, which may affect Veralto’s operations or transactions subject to their jurisdictions.
In addition, under U.S. laws and regulations, U.S. companies and their subsidiaries and affiliates outside the United States are prohibited from participating or agreeing to participate in unsanctioned foreign boycotts in connection with certain business activities, including the sale, purchase, transfer, shipping or financing of goods or services within the United States or between the United States and other countries. If we, or third parties through which we sell or provide goods or services, violate anti-boycott laws and regulations, we may be subject to civil or criminal enforcement action and varying degrees of liability.
For a discussion of risks related to export/import control and economic sanctions laws, refer to the section titled “Risk Factors” in this prospectus.

International Operations
Veralto’s products and services are available worldwide, and its principal markets outside the United States are in Europe, Asia and Latin America. In 2023, Veralto generated 47% of its sales in North America, 22% of its sales in Western Europe, 2% of its sales in other developed markets and 29% of its sales in high-growth markets.
Our geographic diversity allows Veralto to draw on the skills of a worldwide workforce, provides greater stability to its operations, allows Veralto to drive economies of scale, provides revenue streams that may help offset economic trends that are specific to individual economies and offers Veralto an opportunity to access new markets for products. In addition, Veralto believes that future growth depends in part on its ability to continue developing products and sales models that successfully target high-growth markets.
The manner in which Veralto’s products and services are sold outside the United States differs by business and by region. Most of Veralto’s sales in non-U.S. markets are made by its subsidiaries located outside the United States, though Veralto also sells directly from the United States into non-U.S. markets through various representatives and distributors and, in some cases, directly. In countries with low sales volumes, Veralto generally sells through representatives and distributors.
Information about the effects of foreign currency fluctuations on Veralto’s business is set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus. For a discussion of risks related to Veralto’s non-U.S. operations and foreign currency exchange, refer to the section titled “Risk Factors” in this prospectus.
Properties
Our corporate headquarters is located in Waltham, Massachusetts in a facility that we lease. As of December 31, 2023, Veralto had facilities in over 40 countries, including approximately 64 principal administrative, sales, research and development, manufacturing and distribution facilities. 20 of these facilities are located in the United States in over 10 states and 44 are located outside the United States, primarily in Europe and to a lesser extent in Latin America, Asia and Canada. Refer to Note 8 to the 2023 Financial Statements included in this prospectus for additional information with respect to our lease commitments. The Company does not believe that any individual lease agreement is material to the Company as a whole.
Legal Proceedings
We are, from time to time, subject to a variety of litigation and other legal and regulatory proceedings and claims incidental to our business. Based upon our experience, current information and applicable law, we do not believe that these proceedings and claims will have a material effect on our business and financial statements. Refer to Note 16 to the 2023 Financial Statements included in this prospectus for additional information.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS, OFFICERS
AND PRINCIPAL SHAREHOLDERS
The following table sets forth as of July 17, 2024 (unless otherwise indicated) the number of shares and percentage of Veralto common stock beneficially owned by (1) each person who owns of record or is known to Veralto to beneficially own more than five percent of Veralto common stock, (2) each of Veralto’s directors and named executive officers, and (3) all executive officers and directors of Veralto as a group.
Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares as to which the person has the right to acquire beneficial ownership within 60 days of July 17, 2024. As of July 17, 2024, there were 247,106,400 shares of common stock outstanding, excluding shares held by or for the account of Veralto. Except as indicated, the address of each director and executive officer shown in the table below is c/o Veralto Corporation, 225 Wyman Street, Suite 250, Waltham, MA 02451.

Name	Number of Shares Beneficially Owned(1) (#)	Percent of Class(1) (%)	Notes
Jennifer L. Honeycutt	330,967	*	Includes options to acquire 197,865 shares, 47,016 shares attributable to her account in the Veralto deferred compensation program and 670 shares attributable to the 401(k) account.
Linda H. Filler	14,224	*	Includes options to acquire 7,028 shares and 7,196 shares held in a trust.
Françoise Colpron	3,595	*	Includes options to acquire 3,595 shares.
Daniel L. Comas	27,302	*	Includes options to acquire 3,595 shares.
Shyam P. Kambeyanda	3.595	*	Includes options to acquire 3,595 shares.
William H. King	9,772	*	Includes options to acquire 3,595 shares.
Walter G. Lohr, Jr.	146,178	*	Includes options to acquire 3,595 shares and 130,333 shares held indirectly in a trust.
Heath A. Mitts	3,715	*	Includes options to acquire 3,595 shares.
Vijay P. Sankaran	2,005	*	Includes options to acquire 2,005 shares.
John T. Schwieters	15,878	*	Includes options to acquire 3,595 shares and 10,283 shares held indirectly in a trust.
Cindy L. Wallis-Lage	1,590	*	Includes options to acquire 1,590 shares.
Thomas L. Williams	1,590	*	Includes options to acquire 1,590 shares.
Melissa Aquino	43,142	*	Includes options to acquire 33,691 shares, 463 shares attributable to her account in the Veralto deferred compensation program and 599 shares attributable to the 401(k) account.
Lesley Beneteau	45,381	*	Includes options to acquire 43,476 shares.
Mattias Byström	60,906	*	Includes options to acquire 54,437 shares.
Sameer Ralhan	203	*	Includes 203 shares attributable to his account in the Veralto deferred compensation program.
Sylvia Stein	2,373	*	Includes 64 shares attributable to her account in the Veralto deferred compensation program.
Surekha Trivedi	81,330	*	Includes options to acquire 76,604 shares and 1,715 shares attributable to her account in the Veralto deferred compensation program.
The Vanguard Group	25,858,629	10.5%
Derived from a Schedule 13G/A filed February 13, 2024 by The Vanguard Group, which sets forth their beneficial ownership as of December 29, 2023. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 277,297 shares, sole dispositive power over 24,931,042 shares, and shared dispositive power over 927,587 shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

BlackRock, Inc.	17,490,604	7.1%
Derived from a Schedule 13G filed January 26, 2024 by BlackRock, Inc., which sets forth their beneficial ownership as of December 31, 2023. According to the Schedule 13G, BlackRock has sole voting power over 15,853,958 shares and sole dispositive power over 17,490,604 shares. The address of BlackRock Inc. is 150 Hudson Yards, New York, NY 10001.

Name	Number of Shares Beneficially Owned(1) (#)	Percent of Class(1) (%)	Notes
TRowe Price Investment Management, Inc.	18,675,505	7.6%

Derived from a Schedule 13G filed February 14, 2024 by T. Rowe Price Investment Management, Inc., which sets forth their beneficial ownership as of December 31, 2023. According to the Schedule 13G, T. Rowe has sole voting power over 5,389,828 shares and sole dispositive power over 18,675,505 shares. The address of T.Rowe Price Investment Management, Inc. is 101 E. Pratt Street, Baltimore, MD 21201.

All current executive officers and directors as a group (18 persons)	792,156	*

Includes options to acquire 441,861 shares, 1,269 shares attributable to executive officers’ 401(k) accounts, and 49,462 shares attributable to executive officers’ accounts in the Company deferred compensation program.

(1)
Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table above has sole voting and investment power with respect to the shares beneficially owned by that person or entity.

*	Represents less than 1% of the outstanding Veralto common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy
Under our Related Person Transactions Policy, the Nominating and Governance Committee of the Board is required to review and, if appropriate, approve all related person transactions prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if our management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is promptly submitted to the Nominating and Governance Committee. The Nominating and Governance Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act.
Relationships and Transactions
Agreements with Danaher
On September 29, 2023, Danaher entered into definitive agreements with Veralto, a wholly owned subsidiary of Danaher at that time, that, among other things, set forth the terms and conditions of the Separation and the Distribution of all of Veralto’s outstanding common stock to holders of Danaher common stock. The agreements provide a framework for Danaher’s relationship with Veralto from and after the Separation, including the allocation between Veralto and Danaher of Danaher’s and Veralto’s assets, employees, services, liabilities and obligations attributable to periods prior to, at and after the Separation. In connection with the Separation, Danaher and Veralto entered into the Separation Agreement, an Employee Matters Agreement (the “Employee Matters Agreement”), the Tax Matters Agreement, the Transition Services Agreement, an Intellectual Property Matters Agreement (the “Intellectual Property Matters Agreement”), a DBS License Agreement (the “DBS License Agreement”) and a Framework Agreement (the “Framework Agreement”), each dated as of September 29, 2023.
Separation Agreement
The Separation Agreement governs the Separation and provides a framework for certain aspects of Veralto’s relationship with Danaher following the Separation and Distribution, including the transfer of assets and assumption of liabilities, assignment or amendment of certain shared contracts, release of claims and indemnification, legal matters, insurance and other matters.
Transition Services Agreement
The Transition Services Agreement sets forth the terms and conditions pursuant to which we and our subsidiaries and Danaher and its subsidiaries will provide to each other various services after the Separation. The services to be provided include information technology, facilities, certain accounting and other financial functions, and administrative services. The charges for the transition services generally are expected to allow the providing company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit.
In accordance with the Transition Services Agreement, we made payments of approximately $14 million to Danaher during the year ended December 31, 2023 and approximately $2 million and $16 million during the three and six-month periods ended June 28, 2024, respectively, for various services provided.
Tax Matters Agreement
The Tax Matters Agreement governs the respective rights, responsibilities and obligations of both Veralto and Danaher after the Separation with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

Employee Matters Agreement
The Employee Matters Agreement sets forth, among other things, the allocation of assets, liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the Separation, including the treatment of outstanding equity and other incentive awards and certain retirement and welfare benefit obligations. The Employee Matters Agreement also sets forth the general principles relating to employee matters, including with respect to the assignment and transfer of employees, the assumption and retention of liabilities and related assets, workers’ compensation, payroll taxes, regulatory filings, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information and the duplication or acceleration of benefits.
Intellectual Property Mattes Agreement
The Intellectual Property Matters Agreement sets forth the terms and conditions pursuant to which Danaher and Veralto have mutually granted certain personal, generally irrevocable, non-exclusive, worldwide, and royalty-free rights to use certain intellectual property. Both parties are able to sublicense their rights in connection with activities relating to their businesses, but not for independent use by third parties.
DBS License Agreement
The DBS License Agreement sets forth the terms and conditions pursuant to which Danaher has granted a non-exclusive, worldwide, non-transferable, perpetual license to us to use the Danaher Business System (what we call VES) solely in support of our businesses. We are able to sublicense such license solely to direct and indirect wholly-owned subsidiaries. In addition, both parties have licensed to each other improvements made by such party to VES during the first two years of the term of the DBS License Agreement.
Framework Agreement
The Framework Agreement was entered into between Beckman Coulter, Inc., a subsidiary of Danaher (“Beckman Coulter”), and Hach, and governs intellectual property rights and manufacturing and distribution rights and obligations relating to the businesses’ particle counting analysis product line (the “Particle Counting Product Line”). The agreement provides for an allocation of intellectual property rights between the parties relating to the Particle Counting Product Line; provides that Hach will manufacture for Beckman Coulter certain products relating to the Particle Counting Product Line, upon the terms set forth in the agreement; and provides for an allocation of distribution rights between the parties relating to the Particle Counting Product Line. The aggregate annual payments under the agreement are not expected to exceed one percent of the annual revenues of either Danaher or Veralto.
Allocation of Expenses
Prior to the Separation, we operated as part of Danaher and not as a separate, publicly-traded company. Accordingly, Danaher allocated certain shared costs to us that are reflected in the 2023 Financial Statements included in this prospectus for the periods prior to Separation. Following the Separation, we independently incur expenses as a stand-alone company and no expenses are allocated to us by Danaher. Management considers the allocation methodologies used by Danaher to be reasonable and to appropriately reflect the related expenses attributable to us for purposes of the Financial Statements; however, the expenses reflected in the Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we had operated as a separate entity. In addition, the expenses reflected in the Financial Statements may not be indicative of expenses we will incur in the future.
Corporate Expenses
Certain corporate overhead and shared expenses incurred by Danaher and its subsidiaries were allocated to us and are reflected in the Financial Statements. These amounts include, but were not limited to, items such as general management and executive oversight, costs to support Danaher information technology infrastructure, facilities, compliance, human resources and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Danaher benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives and stock based compensation administration. These costs were allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies included our relative share of revenues, headcount or functional spend as a percentage of the total. The amount of corporate expenses allocated to us from Danaher for the year ended December 31, 2023 $42 million.
Insurance Programs Administered by Danaher
In addition to the corporate allocations discussed above, we were allocated expenses related to certain insurance programs Danaher administered on our behalf, including workers’ compensation, property, cargo, automobile, crime, fiduciary, product, general and directors’ and officers’ liability insurance. The insurance costs of these policies were allocated by Danaher to us using various methodologies related to the respective, underlying exposure base.
For the self-insured component of the policies referenced above, Danaher allocated costs to us based on our incurred claims. An estimated liability relating to our known and incurred but not reported claims has also been allocated to us and reflected in the Financial Statements. The amount of insurance programs expenses allocated to us from Danaher for the year ended December 31, 2023 was $8 million.
Medical Insurance Programs Administered by Danaher
In addition to the corporate allocations noted above, we were allocated expenses related to the medical insurance programs Danaher administered on our behalf. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to us. The amount of medical insurance programs expenses allocated to us from Danaher for the year ended December 31, 2023 was $88 million. In connection with the Separation, we established independent medical insurance programs similar to those previously provided by Danaher.
Deferred Compensation Program Administered by Danaher
Certain of our management employees participated in Danaher’s nonqualified deferred compensation programs that permit participants to defer a portion of their compensation, on a pretax basis prior to the Separation. All amounts deferred under this plan are unfunded, unsecured obligations of Danaher and subject to reimbursement by us.
The amount of deferred compensation program expenses allocated to us from Danaher for the year ended December 31, 2023 was $3 million. In connection with the Separation, we established a similar independent, nonqualified deferred compensation program. Accounts in Danaher’s deferred compensation programs held by Veralto employees at the time of the Separation were converted into accounts in the Veralto deferred compensation program.
Revenue and Other Transactions Entered Into in the Ordinary Course of Business
Certain of our revenue arrangements relate to contracts entered into in the ordinary course of business with Danaher and Danaher affiliates. The amount of sales to and purchases from Danaher and its subsidiaries was $28 million and $20 million, respectively for the year ended December 31, 2023. The amount of sales to Danaher and its subsidiaries was $5 million and $10 million for the three and six-month periods ended June 28, 2024, respectively. Purchases from Danaher during the three and six-month periods ended June 28, 2024 were immaterial.
Separation
In connection with the Separation, Danaher incurred $145 million in fees and expenses on our behalf. These costs primarily relate to professional fees associated with preparation of regulatory filings and activities within finance, tax, legal and information technology functions as well as certain investment banking fees and tax costs incurred upon the Separation.
Each of the agreements between Veralto and Danaher and its subsidiaries that were entered into prior to the completion of the Separation, and any transactions contemplated thereby, were deemed to be approved and not subject to the terms of our Related Person Transactions Policy.

There were no other transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2023, of the type or amount required to be disclosed under the applicable SEC rules.
Following the Separation, Danaher no longer owns any of our outstanding common stock. However, we may continue to consider Danaher to be a related party to us, and we may continue to consider our transactions with Danaher as related party transactions.

 MANAGEMENT
Executive Officers
Set forth below are the names, ages, positions and experience of Veralto’s executive officers as of July 17, 2024. All of Veralto’s executive officers hold office at the pleasure of Veralto’s Board of Directors. Unless otherwise stated, the positions indicated are Veralto positions.
Name	Age	Position
Jennifer L. Honeycutt	55	President and Chief Executive Officer; Director
Sameer Ralhan	50	Senior Vice President and Chief Financial Officer
Melissa Aquino	53	Senior Vice President and Group Executive, Water Quality
Mattias Byström	51	Senior Vice President and Group Executive, Product Quality & Innovation
Surekha Trivedi	49	Senior Vice President, Strategy & Sustainability
Lesley Beneteau	51	Senior Vice President and Chief Human Resources Officer
Sylvia Stein	57	Senior Vice President and Chief Legal Officer
Jennifer L. Honeycutt serves as Veralto’s President and Chief Executive Officer and a member of the Board, and previously served as Executive Vice President with responsibility for Danaher’s Environmental & Applied Solutions segment since July 2022. Prior to that, Ms. Honeycutt has served in leadership positions in a variety of different functions and businesses since joining Danaher in 1999, including most recently as Executive Vice President for Danaher’s Life Sciences Tools Platform and Global High Growth Markets from January 2021 through September 2022, Vice President and Group Executive within Danaher’s Life Sciences Platform from May 2019 through January 2021, and as President of Pall Corporation from January 2017 through January 2021.
Sameer Ralhan serves as Veralto’s Senior Vice President and Chief Financial Officer. Prior to joining Veralto, Mr. Ralhan held a variety of positions at The Chemours Company, a global provider of performance chemicals, from November 2014 to June 2023, including as Senior Vice President, Chief Financial Officer from June 2019 to June 2023, and as Vice President, Finance and Treasurer from May 2018 to June 2019.
Melissa Aquino serves as Veralto’s Senior Vice President and Group Executive, Water Quality, and has served as Vice President and Group Executive of Danaher’s Water Quality companies since January 2023. Prior to that, Ms. Aquino served as Senior Vice President and Group Executive of IDEX Corporation, a provider of specialty engineered products, from October 2022 to January 2023. Prior to joining IDEX Corporation, Ms. Aquino held a variety of positions at Danaher from March 2000 to October 2022, including most recently as President of Cepheid, a Danaher subsidiary, from April 2021 to October 2022.
Mattias Byström serves as Veralto’s Senior Vice President and Group Executive, Product Quality & Innovation, and has served as Vice President and Group Executive of Danaher’s Product Identification companies since November 2021. Prior to that, Mr. Byström served in various leadership roles for Danaher’s Product Identification businesses since September 2018, including President of Esko from September 2018 to March 2020 and most recently as President of Danaher’s Packing & Color Management companies from March 2020 to November 2021. Prior to joining Danaher, Mr. Byström served as Chief Executive Officer of FlexLink, a provider of conveyor systems and factory automation systems, from April 2015 to April 2018.
Surekha Trivedi serves as Veralto’s Senior Vice President, Strategy & Sustainability, and has held a variety of positions at Danaher since joining Danaher in 2007, including most recently as Vice President of Strategy for Danaher’s Environmental & Applied Solutions segment since October 2022.
Lesley Beneteau serves as Veralto’s Senior Vice President and Chief Human Resources Officer, and has held a variety of positions since joining Danaher in 2010 including most recently as Vice President, Talent Management of Danaher since November 2015.
Sylvia Stein serves as Veralto’s Senior Vice President and Chief Legal Officer. Prior to joining Danaher in June 2023, Ms. Stein served as Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Modine Manufacturing Company, a thermal management company, from January 2018 to June 2023.
Directors
Eleven of our current directors were originally identified, nominated and elected by Danaher, as Veralto’s then sole shareholder, prior to the Separation. As permitted by Veralto’s Amended and Restated Certificate of

Incorporation, Vijay Sankaran was identified and nominated by our Nominating and Governance Committee and elected by our Board in July 2024. Our board consists of 12 members.
Pursuant to Veralto’s amended and restated certificate of incorporation adopted prior to the Separation and prior to the appointment of any of the current directors other than Ms. Honeycutt, the Board is constituted into three classes as follows:
•	Class I: Françoise Colpron, Shyam P. Kambeyanda, William H. King and Vijay P. Sankaran, whose terms expire at the 2027 Annual Meeting;
•	Class II: Daniel L. Comas, Walter G. Lohr, Jr., John T. Schwieters and Cindy L. Wallis-Lage, whose terms expire at the 2025 Annual Meeting of Shareholders; and
•	Class III: Jennifer L. Honeycutt, Linda H. Filler, Heath A. Mitts and Thomas L. Williams, whose terms expire at the 2026 Annual Meeting of Shareholders.
We have set forth below information as of July 17, 2024 relating to each director including: his or her principal occupation and any board memberships at other public companies during the past five years; the other experience, qualifications, attributes or skills that led the Board to conclude that he or she should continue to serve as a director of Veralto; the year in which he or she became a director; and age.
FRANÇOISE COLPRON		Age 53	INDEPENDENT
Class I Director since 2023 Committees: • Compensation • Nominating and Governance Other Public Directorships: • Celestica Inc. • Sealed Air Corporation
Ms. Colpron served as Group President, North America of Valeo SA, a global automotive supplier enabling smart mobility, from March 2008 to July 2022, and was responsible for Valeo’s activities in the United States, Mexico and Canada. She joined Valeo in 1998 in the legal department and held several positions, first as Legal Director for the Climate Control branch in Paris, and then as General Counsel for North and South America, from 2005 to 2015. Before joining Valeo, Ms. Colpron began her career as a lawyer at Ogilvy Renault in Montreal, Canada (now part of the Norton Rose Group). Ms. Colpron’s global business experience includes prior work assignments in Europe, Asia and North America. Since October 2022, Ms. Colpron has served as a director of Celestica Inc., a global leader in high reliability design, manufacturing and supply chain solutions, where she currently serves as the chair of its governance committee. Since May 2019, Ms. Colpron has served as a director of Sealed Air Corporation, a global packaging solutions company, where she has served on various committees including as chair of its compensation committee since May 2021. Ms. Colpron previously served as a director of Alstom, a rail transportation manufacturing company, from July 2017 to September 2019, as well as on the boards of directors of other industry associations. Ms. Colpron has received recognition by various automotive industry and business organizations, and was inducted into the French Légion d’Honneur in 2015.

A corporate director and strategic leader with over 30 years of global business and legal experience, Ms. Colpron provides international expertise coupled with extensive board experience.

SKILLS AND QUALIFICATIONS:

	• Product Quality & Innovation (Segment) • Corporate Strategy/Capital Allocation/M&A • Government, Legal or Regulatory	• Finance • Global/International • Sustainability	• Public company CEO and/or President

SHYAM P. KAMBEYANDA		Age 53	INDEPENDENT
Class I Director since 2023 Committees: • Audit Other Public Directorships: • ESAB Corporation
Mr. Kambeyanda has served as President and Chief Executive Officer and a director of ESAB Corporation, an American-Swedish diversified industrial company and manufacturer of equipment and consumables and automation solutions for use in cutting, welding and gas control applications, since April 2022. From May 2016 to April 2022, he served in a series of progressively responsible executive roles at Colfax Corporation, from which ESAB was spun-off. Mr. Kambeyanda oversaw the growth of ESAB’s fabrication technology business, expanding ESAB’s global operations, improving financial performance and driving ESAB Business Excellence (EBX) throughout the business. Prior to joining Colfax and ESAB, Mr. Kambeyanda served in executive roles at Eaton Corporation from 1995 to 2016, with a strong supply chain, strategy and operations focus.

Mr. Kambeyanda maintains a keen international perspective on driving growth and business development in emerging markets. He brings extensive senior executive and leadership experience, in particular for global businesses, which we believe is of key importance for Veralto.

SKILLS AND QUALIFICATIONS:

	• Global/International • Product Innovation • Corporate Strategy, Capital Allocation, M&A	• Public Company CEO and/or President • Accounting • Branding/Marketing
WILLIAM H. KING		Age 57
Class I Director since 2023 Committees: • None Other Public Directorships: • None
Mr. King has served as Senior Vice President - Strategic Development of Danaher since 2014, after serving as Vice President – Strategic Development from 2005 to 2014. From the time he joined Danaher in 1998 until his appointment as Vice President - Strategic Development, Mr. King served in various general management and functional roles with responsibilities over sales, marketing and business development.

Mr. King’s long-standing experience leading Danaher’s strategy function gives him keen insights into Veralto’s strategy, served industries and opportunities for future growth. His role in Danaher’s mergers and acquisition program is a domain expertise that is particularly valuable to Veralto given the importance of its acquisition program. In addition, through his extensive leadership experience at Danaher, he has direct understanding of the principles of VES and its culture of continuous improvement.

SKILLS AND QUALIFICATIONS:

	• Product Quality & Innovation (Segment) • Water Quality (Segment) • Product Innovation	• Corporate Strategy, Capital Allocation, M&A • Global/International • Public Company CEO and/or President

JENNIFER L. HONEYCUTT		Age 55	CHIEF EXECUTIVE OFFICER
Class III Director since 2023 Committees: • None Other Public Directorships: • None
Ms. Honeycutt serves as Veralto’s President and Chief Executive Officer and a member of the Board, and served as Executive Vice President with responsibility for Danaher’s Environmental & Applied Solutions segment from July 2022 through September 2023. Prior to that, Ms. Honeycutt served in leadership positions in a variety of different functions and businesses since joining Danaher in 1999, including most recently as Executive Vice President for Danaher’s Life Sciences Tools Platform and Global High Growth Markets from January 2021 through September 2022, Vice President & Group Executive within Danaher’s Life Sciences Platform from May 2019 through January 2021, and as President of Pall Corporation from January 2017 through January 2021.

SKILLS AND QUALIFICATIONS:

	• Global/International • Corporate Strategy, Capital Allocation, M&A • Public Company CEO and/or President	• Water Quality (Segment) • Product Quality & Innovation (Segment) • Sustainability	• Product Innovation • Branding/Marketing
LINDA H. FILLER		Age 64	INDEPENDENT
Board Chair and Class III Director since 2023 Committees: • Compensation Other Public Directorships: • Danaher Corporation • The Carlyle Group
Ms. Filler retired as President of Retail Products, Chief Marketing Officer and Chief Merchandising Officer at Walgreen Co., a retail pharmacy company, in April 2017. Prior to Ms. Filler’s role at Walgreen, she served in executive roles for leading consumer products and retail organizations, including President, North America for Claire’s, Executive Vice President-Merchandising at Walmart, Inc., Executive Vice President-Global Strategy at Kraft Foods, and CEO of the largest branded apparel unit of Hanesbrands/Sara Lee. Her responsibilities have straddled U.S. and international general management roles, corporate strategy, product innovation, marketing and merchandising responsibilities, manufacturing and logistics operations, retail logistics and operations, and corporate social responsibility.

Understanding and responding to the needs of our customers is fundamental to Veralto’s business strategy, and Ms. Filler’s expertise with customers, brand management and portfolio strategy benefited Danaher and is a valuable resource to Veralto’s Board. Her prior leadership experiences with large global public companies, and in particular her focus on global portfolio strategy, capital allocation and strategic brand development, is a key asset to Veralto.

Ms. Filler serves as Lead Independent Director for Danaher and also serves on The Carlyle Group Inc. board of directors. Ms. Filler also serves or has served on private and philanthropic boards.

SKILLS AND QUALIFICATIONS:

	• Global/International • Corporate Strategy, Capital Allocation, M&A • Public Company CEO and/or President	• Product Quality & Innovation (Segment) • Branding/Marketing	• Product Innovation • Sustainability

DANIEL L. COMAS		Age 60
Class II Director since 2023 Committees: • None Other Public Directorships: • Fortive Corporation
Mr. Comas served as Executive Vice President of Danaher from April 2005 through December 2020, including as Chief Financial Officer from April 2005 through December 2018, and currently serves as an advisor to Danaher. From the time he joined Danaher in 1991 until his appointment as Executive Vice President, Mr. Comas served in various roles with responsibilities over corporate development, treasury, finance and risk management. Mr. Comas also serves on the board of directors of Fortive Corporation.

Mr. Comas has deep expertise in finance, strategy, corporate development, capital allocation, accounting, human capital management, and risk management. His role in Danaher’s mergers and acquisition program is a domain expertise that is particularly valuable to Veralto given the importance of its acquisition program. In addition, through his extensive leadership experience at Danaher, he has direct understanding of the principles of VES and its culture of continuous improvement.

SKILLS AND QUALIFICATIONS:

	• Water Quality (Segment) • Product Quality & Innovation (Segment) • Corporate Strategy, Capital Allocation, M&A	• Accounting • Finance • Global/International	• Branding/Marketing
WALTER G. LOHR, JR.		Age 80	INDEPENDENT
Class II Director since 2023 Committees: • Nominating and Governance (Chair) Other Public Directorships: • Danaher Corporation
Mr. Lohr was a partner of Hogan Lovells, a global law firm, until retiring in 2012, and has also served on the boards of private and non-profit organizations. Prior to his tenure at Hogan Lovells, Mr. Lohr served as assistant attorney general for the State of Maryland. Mr. Lohr also serves on the board of directors of Danaher and has advised Danaher that he will not stand for re-election at its 2024 annual shareholders meeting.

Mr. Lohr has extensive experience advising companies in a broad range of transactional matters, including mergers and acquisitions, contests for corporate control and securities offerings. His extensive knowledge of the legal strategies, issues and dynamics that pertain to mergers and acquisitions and capital raising is a critical resource for Veralto given the importance of its acquisition program.

SKILLS AND QUALIFICATIONS:

	• Corporate Strategy, Capital Allocation, M&A	• Government, Legal or Regulatory	• Accounting

HEATH A. MITTS		Age 53	INDEPENDENT
Class III Director since 2023 Committees: • Audit Other Public Directorships: • TE Connectivity
Mr. Mitts has served since September 2016 as Executive Vice President, Chief Financial Officer of TE Connectivity, a technology company that designs and manufactures connectors and sensors for several industries, where he is responsible for developing and implementing financial strategy. Mr. Mitts has also served as a director of TE Connectivity since March 2021. Prior to that, Mr. Mitts served as Senior Vice President and Chief Financial Officer and in other executive financial roles for IDEX Corporation, an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products, from 2005 to September 2016, and as Chief Financial Officer PerkinElmer, Asia, based in Singapore, from 2001 to 2005. Prior to his service with PerkinElmer, Mr. Mitts held various senior financial leadership positions during his tenure at Honeywell International from 1996 to 2001. Mr. Mitts also served as a director of Columbus McKinnon Corporation, a material handling and motion control manufacturer, from May 2015 to January 2024, where he served on the audit and compensation committees.

Mr. Mitts’ extensive senior financial leadership experience at decentralized, business-system driven publicly traded companies, including expertise leading acquisitions and water sector knowledge, as well as his public board expertise, make him a valuable addition to the Veralto Board.

SKILLS AND QUALIFICATIONS:

	• Global/International • Corporate Strategy, Capital Allocation, M&A	• Finance • Water Quality (Segment)	• Accounting
JOHN T. SCHWIETERS		Age 84	INDEPENDENT
Class II Director since 2023 Committees: • Audit (Chair) Other Public Directorships: • Danaher Corporation
Mr. Schwieters served as Principal of Perseus TDC, a real estate investment and development firm, from 2013 until May 2023. He also served as a Senior Executive of Perseus, LLC, a merchant bank and private equity fund management company, from 2012 to 2016, and as Senior Advisor from 2009 to 2012. Mr. Schwieters also serves on the board of directors of Danaher.

In addition to his roles with Perseus, Mr. Schwieters led the Mid-Atlantic region of one of the world’s largest accounting firms after previously leading that firm’s tax practice in the Mid-Atlantic region, and has served on the boards and chaired the audit committees of several NYSE-listed public companies. He brings to Veralto extensive knowledge and experience in the areas of public accounting, tax accounting and finance, which are areas of critical importance to Veralto as a large, global and complex public company.

SKILLS AND QUALIFICATIONS:

	• Global/International • Corporate Strategy, Capital Allocation, M&A	• Finance • Sustainability	• Accounting

CINDY L. WALLIS-LAGE		Age 61	INDEPENDENT
Class II Director since 2023 Committees: • Nominating and Governance Other Public Directorships: • Comfort Systems USA
Ms. Wallis-Lage served as Executive Director, Sustainability and Resilience of Black & Veatch Holding Company, a private engineering, consulting and construction company with a more than 100-year track history of innovation in sustainable infrastructure, from January 2022 to September 2022. In this role, Ms. Wallis-Lage focused on driving a sustainability brand and establishing and integrating environmental, social and governance policies and practices. Prior to that, she served as President, Global Water Business of Black & Veatch from January 2012 to December 2021. Ms. Wallis-Lage also served as a board director for Black & Veatch from March 2012 to September 2022. A 35-year veteran of Black & Veatch, Ms. Wallis-Lage was an active champion of water's true value and its impact on sustainable communities. In addition, Ms. Wallis-Lage has served on the Comfort Systems USA board of directors since May 2021, where she currently serves on the nominating, governance and sustainability committee.

Ms. Wallis-Lage is well-known in the industry for her expertise in the treatment and reuse of water and wastewater resources. Her extensive senior executive experience leading strategies, development and operations of a global water-related business, including the development of sustainability practices and digital platforms, is a key asset to Veralto in light of its portfolio and strategic priorities. Ms. Wallis-Lage also provides valuable insight from her public board experience.

SKILLS AND QUALIFICATIONS:

	• Global/International • Water Quality (Segment) • Corporate Strategy, Capital Allocation, M&A	• Finance • Branding/Marketing	• Digital • Sustainability
THOMAS L. WILLIAMS		Age 65	INDEPENDENT
Class III Director since 2023 Committees: • Compensation (Chair) Other Public Directorships: • Goodyear Tire & Rubber Company • Sherwin- Williams
Mr. Williams served as Executive Chairman of Parker Hannifin Corporation, which manufactures and sells motion and control technologies and systems for mobile, industrial and aerospace markets, from since January 2023 until December 2023. From the time he joined Parker Hannifin in 2003, Mr. Williams served as Chief Executive Officer and director of Parker Hannifin from February 2015 to December 2022, as Chairman of the board of directors of Parker Hannifin from January 2016 to December 2022. Previously, he was Executive Vice President and Operating Officer of Parker Hannifin with responsibility for Parker’s Aerospace, Engineered Materials, Filtration, Instrumentation and Asia Pacific groups and its Strategic Pricing department from 2003 to January 2015. Prior to joining Parker Hannifin, Mr. Williams held a number of key management positions at General Electric Company, a diversified manufacturing company. Mr. Williams has served as a director at the Goodyear Tire & Rubber Company since February 2019 and chairs its governance committee, and a director of Sherwin- Williams, a paint and coatings company, since July 2023 and serves on its compensation committee. Previously, he served as a director at Chart Industries, Inc., a global manufacturer of highly-engineered equipment serving the clean energy and industrial gas markets, from 2008 to 2019.

Mr. Williams’ significant chief executive officer experience and operational leadership at public companies, including his deep knowledge of executive compensation and governance expertise from his service on the boards of multiple public companies, are a valuable resource to the Veralto Board.

SKILLS AND QUALIFICATIONS:

	• Global/International • Public Company CEO and/or President • Corporate Strategy, Capital Allocation, M&A	• Product Quality & Innovation • Sustainability • Branding/Marketing	• Digital • Product Innovation

VIJAY P. SANKARAN		Age 50	INDEPENDENT
Class I Director since 2024 Committees: • Audit Other Public Directorships: • None
Vijay P. Sankaran has served as a Class I director and a member of the Audit Committee since July 2024. Mr. Sankaran serves as Vice President and Chief Technology Officer of Johnson Controls International plc, a global leader in smart, healthy and sustainable buildings, where he has focused on accelerating product software engineering development and expanding customer solutions through the company’s digital platform since May 2021. Mr. Sankaran has held leadership roles in technology transformation across a spectrum of industries, including various positions at TD Ameritrade from November 2013 through October 2020, including, most recently, as Chief Information Officer and Head of Innovation at TD Ameritrade from January 2016 to October 2020, with responsibility for digital strategy, customer platforms, software engineering, technology operations, cybersecurity, data management and analytics, and enterprise innovation. Mr. Sankaran also held executive roles during his 12-year tenure at the Ford Motor Company, including most recently as Chief Technology Officer, Information Technology in 2013.

Mr. Sankaran’s broad executive leadership and deep expertise in digital technology management make him a valuable addition to the Veralto Board.

SKILLS AND QUALIFICATIONS:

	• Global/International • Corporate Strategy, Capital Allocation, M&A • Finance	• Product Quality & Innovation • Sustainability • Accounting	• Digital • Product Innovation

Compensation Committee Interlocks and Insider Participation
During 2023, none of the members of the Compensation Committee was an officer or employee of Veralto. No executive officer of Veralto served on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any entity having an executive officer who served on the Compensation Committee.
Director Independence
At least a majority of the Board must qualify as independent within the meaning of the listing standards of the NYSE. The Board has affirmatively determined that Mses. Filler, Colpron and Wallis-Lage and Messrs. Kambeyanda, Lohr, Mitts, Sankaran, Schwieters and Williams are independent within the meaning of the listing standards of the NYSE. Ms. Filler serves as an independent Chair of the Board. The Board concluded that none of these directors possesses any of the bright-line relationships set forth in the listing standards of the NYSE that prevent independence, or any other relationship with Veralto other than Board membership.
The Board assesses on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, makes a determination as to which members are independent.
Veralto’s non-management directors meet in executive session following the Board’s regularly-scheduled meetings. The sessions are chaired by the independent Chair of the Board.

COMPENSATION DISCUSSION AND ANALYSIS
The following section discusses and analyzes the compensation provided to each of the executive officers set forth under the section titled “Executive Compensation Tables—2023 Summary Compensation Table” of this prospectus, also referred to as the NEOs.
Executive Summary
Overview
We completed our Separation from Danaher and our launch as an independent, publicly traded company on September 30, 2023.
Prior to Separation, compensation arrangements for our associates, including our NEOs, were determined by Danaher in accordance with Danaher’s policies and those of the Danaher Compensation Committee. In connection with the hiring during 2023 of Mr. Ralhan, Senior Vice President and Chief Financial Officer, and Ms. Stein, Senior Vice President and Chief Legal Officer, and the re-hiring of Ms. Aquino, Senior Vice President, Water Quality, total compensation arrangements, including any sign-on bonuses or equity grants negotiated to offset any forfeited compensation or other incentive compensation at their respective prior employers, were established for such executive officers in anticipation of the Separation and the roles to be assumed by each following the Separation. The total compensation arrangements for Ms. Honeycutt and Mr. Byström in 2023 were determined in accordance with Danaher’s regular practice for such executives and adjusted as necessary in connection with the Separation.
In order to provide a view of NEO compensation for all of 2023, this Compensation Discussion and Analysis and the corresponding compensation tables and narrative include information regarding compensation paid to the NEOs and decisions made by Danaher prior to the Separation.
In connection with the Separation, our Board formed its own compensation committee (the “Compensation Committee”). Following the Separation, the Compensation Committee has been responsible for determining our compensation programs and policies for our executive offers and approving the compensation levels applicable to them. In such capacity, our Compensation Committee:
•	ratified increases agreed to by Danaher to Ms. Honeycutt’s compensation level to reflect her role as CEO;
•	created a 2023 post-Separation Executive Officer Incentive Cash Plan;
•	planned 2024 Executive Compensation Annual Incentive and Long-Term Incentive programs; and
•	amended the Senior Leaders Severance Pay Plan to reflect standard market practice.
Executive Compensation Program Objectives
With the goal of building long-term value for our shareholders, we have an executive compensation program designed to:
•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Veralto’s size, diversity and global footprint;
•	motivate executives to demonstrate exceptional personal performance and perform consistently at or above the levels that we expect, over the long term and through a range of economic cycles; and
•
link compensation to the achievement of goals and objectives that we believe best correlate with the creation of long-term shareholder value, including financial and strategic as well as sustainability-related objectives.

To achieve these objectives our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards tied closely to shareholder returns and subject to significant vesting periods. Our executive compensation program is designed to reward our executive officers for helping increase long-term shareholder value, achieving annual business goals and building long-term careers with Veralto.
The markets in which we operate are competitive, with demand sometimes exceeding the supply of talent, resulting in significant increases in compensation paid by the companies with whom we compete for this talent. The same conditions exist in the market for executive-level talent that can provide innovative leadership while managing at a global scale across multiple complex businesses. As a result, we will proactively assess our executive compensation program to ensure it remains competitive in light of market conditions.
Pre-Separation Compensation Decisions
Immediately prior to the Separation, Veralto was a wholly owned subsidiary of Danaher. Prior to the Separation, Ms. Honeycutt served as an executive officer of Danaher and, as such, her pre-Separation compensation, including adjustments to be made upon completion of the Separation, was determined and approved by the Danaher Compensation Committee. Each of the other Veralto named executive officers was employed by Danaher before the Separation, but none were executive officers of Danaher. The pre-Separation target compensation of each of the Named Executive Officers other than Ms. Honeycutt was generally determined by the officer’s manager with input from Danaher’s CEO in certain cases, except that their equity awards were ultimately subject to approval by the Danaher Compensation Committee. Following the Separation, our Compensation Committee has been reviewing and changing the programs, objectives and framework of the executive compensation policies of Veralto.
Post-Separation Compensation Decisions
In 2023, the Compensation Committee created a post-Separation executive compensation program tailored to our new company and designed to cover the transitional period immediately post-Separation for the three-month period between October 1, 2023 and December 31, 2023.
The Compensation Committee ratified an annual salary top-up for Ms. Honeycutt agreed to by the Danaher Compensation Committee to align her compensation to be more in line with that of the peer group CEOs.
The Compensation Committee designed a 2023 post-Separation annual compensation plan weighted 60% towards the Company Financial Factor (“CFF”). The CFF was based on two equally weighted metrics, Adjusted Operating Profit and Core Revenue Growth. The financial metrics were designed to reward our executives for performance that was within their control over the shortened performance period. The remaining 40% of the program was weighted towards each individual executive officer’s Personal Performance Factor (“PPF”). In addition, the Compensation Committee was responsible for approving the payout of annual incentive compensation for the pre-Separation period.
The Compensation Committee did not design a 2023 long-term incentive program as each of the Veralto executive officers had already received their annual equity grant while employed by Danaher in the pre-Separation portion of 2023. However, the Compensation Committee ratified a one-time equity award to Ms. Honeycutt agreed to by the Danaher Compensation Committee in recognition of the equity opportunity foregone with the Separation and due to her effort in standing up a new company as its CEO. In addition, the Compensation Committee approved a new hire grant for Mr. Ralhan that had been negotiated as part of his employment arrangements with Danaher prior to the Separation.
Key Recent Changes to Executive Compensation Program for 2024
For 2024, the Compensation Committee approved changes to the executive compensation program to enhance durability and pay-for-performance alignment. The annual incentive plan is weighted 70% towards the CFF with financial metric weightings of 50% Adjusted Operating Profit, 30% Core Growth, and 20% Free Cash Flow Conversion. The segment leaders’ plans are tied more closely to their respective segment financial performance while still maintaining a significant link to enterprise-wide performance. Their plans will have 50% of their payout tied to segment financial metrics that mirror the enterprise-wide plan: 50% adjusted segment operating profit, 30% segment core growth, and 20% adjusted segment working capital turnover improvement. The two segment leaders will have 20% of their payout tied to the same enterprise wide financial metrics as the other executives: 50% Adjusted Operating Profit, 30% Core Growth, and 20% Free Cash Flow Conversion. The remaining 30% of the program is weighted towards each individual executive officer’s personal performance factor (PPF). All Veralto executives have adopted ESG performance objectives aligned with key company priorities and goals as part of their personal performance objectives aligned with Veralto’s purpose of Safeguarding the World’s Most Vital ResourcesTM.
The Compensation Committee designed a long-term compensation plan that balances stock options, restricted stock units, and performance stock units in order to motivate the executives while encouraging long-term, sustainable growth aligned with Veralto’s shareholders. The performance stock units are based on Veralto’s relative market performance and are balanced with a return on invested capital modifier.

Together, the elements of the 2024 annual and long-term executive compensation programs are designed to enforce strong linkages between (1) pay and performance, (2) the interests of our shareholders and the interests of our executive officers, and (3) Veralto’s strategic plan and executive compensation program.
The Compensation Committee has designed the executive compensation program as a baseline for continued success. The Compensation Committee expects to continue to improve the executive compensation program as appropriate, including alignment with emerging trends that satisfy a clear business rationale for Veralto, but also believes that consistent use of best-practice designs is important in effectively communicating key messages to our executives.
Pay Element	2023 Post-Separation Design		2024 Design
	Form	Performance Requirement	Form	Performance Requirement
Long-Term Incentive Compensation (Equity)	Stock options	• 4-year, time-based vesting schedule • Options only have/increase in value if Veralto’s stock price increases	Stock options	• 4-year, time-based vesting schedule • Options only have/increase in value if Veralto’s stock price increases

	Restricted stock units (RSUs)	• 4-year, time-based vesting schedule	Restricted stock units (RSUs)	• 4-year, time-based vesting schedule

Performance share units (PSUs)
• PSUs only vest pursuant to the Company’s performance over a total shareholder return (TSR) ranking relative to the S&P 500 Index and an ROIC modifier over an approximately three-year performance period

Annual Cash Incentive Compensation		• 60% Company Payout Factor – 50% Adjusted Operating Profit – 50% Core Revenue Growth • 40% Personal Performance Factor		• 70% Company Payout Factor – 50% Adjusted Operating Profit – 30% Core Revenue Growth – 20% Free Cash Flow Conversion • 30% Personal Performance Factor

2024 Say-On-Pay and Say-On-Frequency Votes
We provide our shareholders the opportunity to cast an annual advisory vote with respect to our NEO compensation as disclosed in our annual proxy statement (the “say-on-pay proposal”), as well as an advisory vote relating to the frequency of future shareholder advisory votes on our NEO compensation as disclosed in our annual proxy statement (the “say-on-frequency proposal”). On May 21, 2024 at our annual meeting of shareholders, our shareholders approved on an advisory basis our NEO compensation and voted to hold an advisory vote on NEO compensation every year.
2023 Executive Compensation
The chart below summarizes key information with respect to each pay element represented in Veralto’s 2023 post-Separation executive compensation program:
Pay Element	Primary Objectives	Form	Performance Requirement	Key Committee Considerations in Determining Compensation
Long-Term Incentive Compensation (Equity)	• Attract, retain and motivate skilled executives • Align the interests of management and shareholders by ensuring that realized compensation is: – Commensurate with long-term changes in share price	Stock options	• 4-year, time-based vesting schedule
This pay element represented the most significant component of compensation for each NEO for 2023.

This pay element has the heaviest weighting of all our executive compensation program elements because it best supports our retention and motivation objectives and aligns the interests of our executives and shareholders.

To successfully separate Veralto, the Danaher Compensation Committee (with ratification from the Veralto Compensation Committee, as necessary) granted stock options and time-vested restricted stock units to newly hired executive officers and in connection with promotions into our executive leadership team.

The late September timing of the separation precluded Veralto from granting performance stock units (“PSUs”). However, in 2024, the Compensation Committee has designed a program that is 50% PSUs based on the company’s relative total shareholder return against the S&P 500, as well as a ROIC modifier.

		Restricted stock units (RSUs)	• 4-year, time-based vesting schedule

Pay Element	Primary Objectives	Form	Performance Requirement	Key Committee Considerations in Determining Compensation
Annual Cash Incentive Compensation
• Motivate executives to achieve near-term operational and financial goals that support our long-term business objectives and strategic priorities

• Attract, retain and motivate skilled executive

• Allow for meaningful pay differentiation tied to annual performance of individuals and groups

This pay element represented a significant component of compensation for each NEO for 2023. Its focus on near-term performance and the cash nature of the award complements the longer-term, equity-based compensation elements of our program.

The 2023 post-Separation Financial metrics of Adjusted Operating Profit and Core Revenue Growth were designed to reward our executives for performance that was within their control over the shortened performance period.

For 2024, the Compensation Committee has further weighted the design of the program towards Company performance, with a 70% Company Payout Percentage and a 30% Personal Payout Percentage. The financial metrics are designed as part of a more sustainable, regular executive compensation program.

Fixed Annual Compensation	• Provide sufficient fixed compensation to (1) allow a reasonable standard of living relative to peers, and (2) mitigate incentive to pursue inappropriate risk-taking to maximize variable pay	Cash	N/A
Base salary should be sufficient to avoid competitive disadvantage while facilitating a sustainable fixed cost structure.

We periodically use fixed cash bonuses for recruitment and retention purposes to attract and retain high-performing executives.

Pay Element	Primary Objectives	Form	Performance Requirement	Key Committee Considerations in Determining Compensation
Other Compensation	• Make our total executive compensation plan competitive • Improve cost-effectiveness by delivering perceived value that exceeds our actual costs	Employee benefit plans; limited perquisites; severance benefits	N/A
We believe these elements of compensation make our total executive compensation plan competitive and are generally commensurate with the benefits offered by our peers.

We believe the limited perquisites we offer are cost-effective in that the perceived value is higher than our actual cost, and they help to maximize the amount of time that executives spend on Veralto business.

(1)
Adjusted Operating Profit and Core Revenue Growth are financial measures that do not comply with GAAP. The section titled “—Reconciliation of GAAP to Non-GAAP Financial Measures” in this prospectus quantifies and reconciles these measures to the comparable 2023 GAAP financial measures. “Adjusted Operating Profit” is defined as GAAP operating profit less the impact intangible asset amortization, separation related costs, other strategic initiative costs, and asset impairments. This also includes the impact of incremental costs expected to operate as a standalone entity.

“Core Revenue Growth” is defined as sales calculated according to GAAP but excluding (1) sales from acquired businesses or divested businesses; and (2) the impact of currency translation. Sales attributable to acquired businesses refers to sales from acquired businesses recorded prior to the first anniversary of the acquisition less the amount of sales attributable to divested businesses not considered discontinued operations. The portion of revenue attributable to currency translation is calculated as the difference between (i) the period-to-period change in revenue (excluding sales from acquired businesses); and (ii) the period-to-period change in revenue (excluding sales from acquired businesses) after applying current period foreign exchange rates to the prior year period.
Compensation Governance
Our Compensation Committee recognizes that the success of our executive compensation program over the long term requires a robust framework of compensation governance. As a result, the Compensation Committee has established a process to regularly review external executive compensation practices and trends. The Compensation Committee has incorporated market best practices into the Veralto executive compensation program:
WHAT WE DO	WHAT WE DON’T DO
Four-year vesting requirement for stock options and RSUs; three-year performance period for PSUs (first grant in 2024)	No tax gross-up provisions (except as applicable to management employees generally such as relocation policy)

Incentive compensation programs feature multiple, different performance measures aligned with the Company’s strategic performance metrics	No “single trigger” change of control benefits

Short-term and long-term performance metrics that balance our absolute performance and our relative performance versus peer companies in 2024	No US defined benefit pension programs

Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	No hedging of Veralto securities permitted

Minimum one-year vesting requirement for 95% of shares granted under the Company’s stock plan	No long-term incentive compensation is denominated or paid in cash

WHAT WE DO	WHAT WE DON’T DO
Stock ownership requirements for all executive officers	No above-market returns on deferred compensation plans

Limited perquisites	No overlapping performance metrics between short-term and long-term incentive compensation program

Independent compensation consultant that performs no other services for the Company
Risk Considerations
Risk-taking is a necessary part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable shareholder value. The Compensation Committee believes that Veralto’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Compensation Committee considered in particular the following risk-mitigation attributes of our executive compensation program.
ATTRIBUTE	KEY RISK MITIGATING EFFECT
• Emphasis on long-term, equity-based compensation

• Four-year vesting requirement for stock options and RSUs, and three-year performance period for PSUs starting with the first grant in 2024

• Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing

• Discourages risk-taking that produces short-term results at the expense of building long-term shareholder value

• Helps ensure executives realize their compensation over a time horizon consistent with achieving long-term shareholder value

• Helps deter inappropriate actions and decisions that could harm Veralto and its key stakeholders

• Incentive compensation programs feature multiple, complementary performance measures aligned with business strategy	• Mitigates incentive to over-perform with respect to any particular metric at the expense of other metrics

• Cap on annual cash incentive compensation plan payments and on number of performance shares that may be earned under equity awards	• Mitigates incentive to over-perform with respect to any particular performance period at the expense of future periods

• Stock ownership requirements for all executive officers • No hedging of Veralto securities permitted	• Aligns executives’ economic interests with the long-term interests of our shareholders

• Annual cash incentive compensation awards are subject to Compensation Committee discretion
• Mitigates risks associated with a strictly formulaic program, which could unintentionally incentivize an undue focus on certain performance metrics or encourage imprudent risk taking

• Provides Compensation Committee the opportunity as appropriate to adjust awards based on how results are achieved

• Independent compensation consultant	• Helps ensure advice will not be influenced by conflicts of interest

Analysis of 2023 Named Executive Officer Compensation
Overview
Prior to separation, Ms. Honeycutt served as an executive officer of Danaher and, as such, her pre-Separation compensation was determined and approved by the Danaher Compensation Committee. Each of the other Veralto NEOs was employed or hired by Danaher before Separation, but none were executive officers of Danaher. The pre-Separation target compensation for our NEOs hired or re-hired during 2023, including any sign-on bonuses or equity grants negotiated to offset any foregone compensation or other incentive compensation at their respective prior employers, was determined by the Danaher Compensation Committee. The pre-Separation target compensation of each of the remaining NEOs was generally determined by the officer’s manager with input from Danaher’s CEO in certain cases, except that their equity awards were ultimately subject to approval by the Danaher Compensation Committee.
The graphics below illustrate, for Ms. Honeycutt and separately for the other NEOs in aggregate, the percentage of 2023 compensation that each element of compensation accounted for (based on the amounts reported in the 2023 Summary Compensation Table):

2.3%
Other Compensation
10.4%
Fixed Annual Compensation
18.2%
Annual Cash Incentive Compensation
CEO
69.1%
Long-Term Incentive Compensation (Equity)

2.6%
Other Compensation
18.2%
Fixed Annual Compensation
10.3%
Annual Cash Incentive Compensation
OTHER NEOs
68.9%
Long-Term Incentive Compensation (Equity)

Amounts may not total 100% due to rounding
Long-Term Incentive Awards
Target Award Values
In February 2023, the Danaher Compensation Committee subjectively determined the target dollar value of annual equity compensation to be delivered to Ms. Honeycutt in 2023. The pre-Separation target compensation of each of the NEOs other than Ms. Honeycutt was generally determined by the officer’s manager with input from Danaher’s CEO in certain cases, except that their equity awards were ultimately subject to approval by the

Danaher Compensation Committee. For all equity awards granted on or after Separation, our Compensation Committee determined the target dollar value of each award, taking into account the following factors (none of which was assigned a particular weight by the Committee):
•	the relative complexity and importance of the officer’s position;
•	the officer’s performance record and potential to contribute to future company performance and assume additional leadership responsibility;
•
the risk/reward ratio of the award amount compared to the length of the related vesting provisions, including the fact that the vesting periods applicable to our executive awards are longer than typical for our peer group;

•
the amount of equity compensation necessary to provide sufficient retention value and long-term performance incentives in light of (1) compensation levels within the Company’s peer group, and (2) the officer’s historical compensation at Danaher;

•	the competitive demand for our executives;
•	the lack of a defined benefit pension plan for US-based Veralto executives, and therefore the significance of long-term incentive awards as a capital accumulation opportunity; and
•
equity awards Danaher promised to our NEOs as part of their sign on agreements, including any sign-on bonuses or equity grants negotiated to offset any foregone compensation or other incentive compensation at their respective prior employers.

In determining Ms. Honeycutt’s annual equity compensation in 2023, the Danaher Compensation Committee and the Compensation Committee considered in particular Ms. Honeycutt’s effort to successfully separate Veralto from Danaher. In connection with the Separation, the Compensation Committee ratified increases to Ms. Honeycutt’s compensation level agreed to by Danaher to reflect her role as CEO and Ms. Honeycutt was awarded both an annual top-up grant to increase her compensation to a level commensurate with the peer group CEOs, as well as a one-time award in lieu of the value forfeited in connection her departure from Danaher and its executive compensation program and in recognition of her effort to separate and stand up Veralto.
Equity Award Mix
With respect to each of the NEO 2023 annual equity awards, one-half of the target award value was delivered as stock options and one-half as RSUs (please see “Grants of Plan-Based Awards” table for the grant date fair value of the awards granted to each NEO). For all Veralto NEOs, the Danaher Compensation Committee believed that the combination of stock options and RSUs effectively balances the goals of incentivizing and rewarding shareholder value creation while supporting their talent retention objectives. The Danaher executive compensation program normally awards PSUs, but the Danaher Compensation Committee determined that RSUs were more appropriate for Ms. Honeycutt given the shortened performance period due to the anticipated Separation. Stock options inherently incentivize shareholder value creation since option holders realize no value unless a company’s stock price rises after the option grant date. Beginning in 2024, the Compensation Committee designed an equity award program with a mix that includes 50% PSUs, which incentivize shareholder value creation as the value of PSUs is tied directly to Veralto’s relative TSR performance. Our 2023 NEO stock options and RSUs vest over four years. In 2024, the NEO PSUs are subject to a three-year performance period. In aggregate, these periods promote stability and encourage officers to take a long-term view of our performance.

PSU Performance Criteria
Beginning in 2024, the Compensation Committee determined that executive officer PSUs will be subject to two performance criteria:
Relative TSR
The number of shares Veralto common stock that vest pursuant to the PSU award is based primarily on the Company’s total shareholder return (TSR) ranking relative to the S&P 500 Index over an approximately three-year performance period. The Compensation Committee established threshold, target and maximum relative TSR performance levels and established a payout percentage curve that relates each level of performance to a payout expressed as a percentage of the target PSUs, as illustrated in the table below:
Performance Level (Relative TSR Rank Within S&P 500 Index)	Payout Percentage (%)
Below 25th percentile	0
25th percentile	50
50th percentile	100
75th percentile or above	200
The payout percentages for performance between the performance levels indicated above are determined by linear interpolation. The Compensation Committee selected the S&P 500 Index as the relative TSR comparator group because the index consists of a broad and stable group of companies that represents investors’ alternative capital investment opportunities, reinforcing the linkage between our executive compensation program and the long-term interests of our shareholders.
ROIC
The Company’s three-year average ROIC performance beginning with the year of grant, compared to the Company’s ROIC for the year immediately preceding the year of grant (the “baseline year”), can increase or decrease the number of shares that would otherwise vest by 10% (but cannot cause the payout percentage to exceed 200%), as illustrated in the table below:
Three-Year Average ROIC Change(2) (Compared to Baseline Year ROIC)	ROIC Modifier Factor (%)
At or above + 200 basis points	110
Below + 200 basis points and above zero basis points	100
At or below zero basis points	90
(2)
“Three-Year Average ROIC Change” means (1) the quotient of (a) the Company’s Adjusted Net Income for the three-year ROIC performance period divided by three, divided by (b) the Company’s Adjusted Invested Capital for the ROIC performance period, less (2) the quotient of (x) the Company’s Adjusted Net Income for the year immediately preceding the date of grant (the “baseline year”), divided by (y) the Company’s Adjusted Invested Capital for the baseline year. “Adjusted Invested Capital” means the average of the quarter-end balances for each fiscal quarter of the ROIC performance period of (a) the sum of (i) the Company’s GAAP total shareholders’ equity and (ii) the Company’s GAAP total short-term and long-term debt; less (b) the Company’s GAAP cash and cash equivalents; but excluding in all cases the impact of (1) any business acquisition by the Company for a purchase price equal to or greater than $25 million and consummated during the ROIC performance period, (2) any business sale, divestiture or disposition by the Company during the ROIC performance period, and (3) all Company investments in marketable or non-marketable securities that are consummated during the ROIC performance period. “Adjusted Net Income” is calculated in a manner similar to the definition set forth in the preceding footnote, except that (i) only transaction costs and operating gains/charges associated with acquisitions consummated during the ROIC performance period with a purchase price equal to or greater than $25 million are excluded, (ii) gains/charges associated with discontinued operations are not excluded, and (iii) gains/ charges related to Company strategic investments as well as all after-tax interest expense are excluded.

Notwithstanding the above, no more than 100% of the target PSUs will vest if the Company’s absolute TSR performance for the performance period is negative (regardless of how strong the Company’s performance is on a relative basis).

Equity Conversion in 2023
All outstanding Danaher equity held by Veralto associates as of the Separation was converted into Veralto equity using a conversion ratio that maintained all value and terms of the original Danaher equity.
•
Ms. Honeycutt’s PSU grants from 2021 were certified as of the Separation and converted into Veralto RSUs with the same service vesting terms based on an earned payout percentage of 87.461%, resulting from Danaher’s absolute TSR of 8.06% ranking in the 47th percentile relative to the TSRs of the companies in the S&P 500 Index as of the beginning of the performance period (February 24, 2021). Danaher’s Average ROIC Change with respect to the 2021 PSUs was +494 basis points, resulting in a +10% modifier.

•
Ms. Honeycutt’s PSU grants from 2022 was certified as of the Separation and converted into Veralto RSUs with the same service vesting terms based on an earned payout percentage of 60.381%, resulting from Danaher’s absolute TSR of -8.53% ranking in the 42nd percentile relative to the TSRs of the companies in the S&P 500 Index as of the beginning of the performance period (February 24, 2022). Danaher’s Average ROIC Change with respect to the 2022 PSUs was -59 basis points, resulting in a -10% modifier.

These RSUs remain subject to a further mandatory holding period that runs through 2025 for the 2021 grant and 2026 for the 2022 grant.
Annual Incentive Awards
Overview
The diagram below illustrates the 2023 post-Separation annual incentive award opportunities the Compensation Committee determined for the Company’s NEOs in October 2023 under the 2023 Omnibus Incentive Plan (“Omnibus Plan”), each element of which is further described below.

Target Bonus Percentage and Personal Payout Percentage
Prior to separation, Ms. Honeycutt served as an executive officer of Danaher and, as such, her pre-Separation compensation was determined and approved by the Danaher Compensation Committee. Each of the other Veralto named executive officers was employed by Danaher before Separation, but none were executive officers of Danaher. The pre-Separation target compensation of each of the Named Executive Officers other than Ms. Honeycutt was generally determined by the officer’s manager with input from Danaher’s CEO in certain cases.
Executive Officer	Target Bonus Percentage (%)	2023 Personal Performance Objectives
Jennifer L. Honeycutt President and Chief Executive Officer	135
Consisted of qualitative goals relating to the implementation of DBS/VES to drive continuous improvement for her business units at the beginning of the year, the Veralto businesses and Veralto at year end; qualitative goals for her business units relating to strategy development in anticipation of the Veralto separation including inorganic growth, cultivation and ESG; quantitative goals for her business units relating to strengthening talent development, succession planning, associate engagement, and diversity representation; qualitative goals relating to the successful execution of the Veralto separation and stand-up.

Sameer Ralhan Senior Vice President and Chief Financial Officer	90
Consisted of qualitative goals with respect to public company standup such as investor activities, capital allocation policies, audit procedures and debt financing; understanding the key business drivers, his function’s organization and Veralto Enterprise System tools; completion of critical hiring, talent assessment, and engagement; development of financial processes for independent company success.

Melissa Aquino Senior Vice President and Group Executive, Water Quality	80
Consisted of qualitative goals with respect to the separation of the Veralto separation, specifically around critical role hiring, board development and change management to ensure sustained performance and associate stability; execution of her segment’s strategy and updating to prepare for separation of the Veralto business; transitional oversight of one of her segment’s businesses; partner with our strategic and corporate development leaders to prepare for capital deployment; and quantitative goals around engagement.

Mattias Byström Senior Vice President and Group Executive, Product Quality Innovation	80
Consisted of qualitative goals with respect to the separation of the Veralto business, specifically around change management to ensure sustained performance and associate stability; development of his segment’s narrative for investor relations and future business development; partner with our strategic and corporate development leaders to prepare for capital deployment; and active support for diversity efforts as executive sponsor of an associate resource group.

Sylvia Stein Senior Vice President, Chief Legal Officer	70
Consisted of qualitative goals with respect to Veralto’s execution of compliance activities; support for public reporting as independent company; proper knowledge transfer of her function’s key responsibilities; development of her function’s corporate budget; partnership for creation of enterprise Environmental, Sustainability and Governance structure and other strategic areas; and her immersion for her role and the Veralto Enterprise System tools.

Determining Target Bonus Percentage
In determining the target bonus percentage for Ms. Honeycutt, the Danaher Compensation Committee considered the relative complexity and importance of the executive’s position and the amount of annual cash incentive compensation that peer companies typically pay to executives serving in comparable roles. Each of the other Veralto NEO’s target bonus was generally determined by the officer’s manager with input from Danaher’s CEO in certain cases. The Compensation Committee determined the executive officer’s target bonus percentages for 2024.
Determining Personal Payout Percentage
Following the end of 2023, the Compensation Committee used its best judgment and determined for each NEO a Personal Payout Percentage between 0% and 200%. The Committee believes that its ability to exercise discretion in connection with the annual executive cash incentive compensation awards is an important element in reaching balanced compensation decisions that are consistent with our strategy, reward both current year performance and sustained long-term value creation, and reward achievements that advance our sustainability strategy. The Committee’s ability to exercise discretion:
•
helps mitigate the risks associated with a rigid and strictly formulaic compensation program, which could unintentionally create incentives for our executives to focus only on certain performance metrics or encourage imprudent risk taking;

•	gives the Committee flexibility to address changes in economic conditions and our operating environment that occur during the performance period; and
•
allows the Committee to adjust compensation based on factors that would not be appropriately reflected by a strictly formulaic approach focused solely on Company performance, such as advancing sustainability-related goals, championing Veralto’s culture and values and recognition of individual performance levels.

Without assigning any particular weight to any individual factor, the Committee took into account the executive’s execution against their personal performance objectives for the year, the executive’s performance with respect to each of the Company’s four “Core Behaviors” (which are a set of standards and behaviors that Veralto associates are expected to aspire to and are assessed against), the executive’s overall performance for the year, the size of the Company Payout Percentage for the year, and the amount of annual cash incentive compensation that peer companies typically pay to executives serving in comparable roles. Without limiting the foregoing, with respect to the executive officer team’s 2023 performance as a whole, the Committee considered in particular the Company’s 2023 financial performance; the Company’s successful separation from Danaher to create a separate, publicly-traded company; and the Company’s proactiveness during the year in identifying and executing upon opportunities to invest in the Company’s future financial and competitive positioning. The average Personal Payout Percentage of the NEOs (other than Ms. Honeycutt) was 131%.
The Company awarded Ms. Honeycutt a Personal Payout Percentage of 165% for 2023, based primarily on the Company’s financial and operational performance; progress toward the Core Value Driver results for Pall Industrial, Danaher High-Growth Markets and the Veralto businesses; progress toward its DE+I representation and talent development objectives; progress toward separating the Veralto business to create a separate, publicly-traded company; and progress in further enhancing the Company’s strategy development processes, strategic direction , Environmental, Sustainability & Governance structure and growth capabilities .
Company Payout Percentage
The post-Separation Company Payout Percentage is formulaic, based on the Company’s 2023 performance against the Adjusted Operating Profit and Core Revenue Growth metrics described above and below and in Appendix A (the “Metrics”). The Committee weighted the two metrics evenly for the post-Separation year and chose the metrics in part because they were the most predictable and relevant metrics for the 3-month post-Separation period in 2023.
For each of the Metrics, the Committee established threshold, target and maximum levels of Company performance, as well as a payout percentage curve that related each level of performance to a payout expressed as a percentage of target bonus. The payout percentage was 0% for below-threshold performance, 50% for threshold performance, 100% for target performance and 200% for performance that equaled or exceeded the maximum. The payout percentages for performance between threshold and target, or between target and maximum, respectively, were determined by linear interpolation.
In determining the target performance level and payout percentage curve for the Metrics, the Committee considered historical performance data for the Company and its peer group, analyst estimates for the Company’s peer group, the Company’s annual budget and macroeconomic/end-market trends. For each Metric, the Committee set the performance target at a level it believed would represent attractive financial performance within our industry and would require a high (but achievable) level of Company performance, while requiring what it believed would be outstanding performance to achieve the maximum payout level.
Following the end of 2023, the post-Separation Company Payout Percentage was calculated as follows:

Core to the determination of the 2023 performance factors was the question of how best to address the Separation of Veralto from Danaher during the year. The Committee agreed to utilize blended performance factors for each participant weighted towards their time in each plan: pre-Separation (January 1 or time of hire through September 29, 2023) and post-Separation (September 30, 2023 through December 31, 2023) results. On that basis, the performance factors used in calculating Veralto’s Executive Officer incentive compensation were as such below:
•
Ms. Honeycutt participated in the Danaher Executive Officer ICP Bonus Plan and her pre-Separation company performance factor was 0.85, which was the calculated factor used at the end of the third quarter of 2023. Since Ms. Honeycutt no longer had influence of the results over Danaher post-Separation, the Committee determined to use this flat rate as the CFF.

•
Mr. Ralhan and Ms. Stein participated in Danaher’s Corporate ICP Bonus Plan and their pre-Separation performance factor was 0.95, which was the calculated factor used at the end of the third quarter of 2023. Similarly, as Mr. Ralhan and Ms. Stein no longer had influence of the results over Danaher’s Corporate performance post-Separation, the Committee used this flat rate for the calculation.

•
Ms. Aquino participated in the Danaher Water Quality Platform ICP Bonus Plan and Mr. Byström participated in the Danaher Product Quality Innovation (PQI) Global Platform ICP Bonus Plan. Their pre-Separation performance factors were linked to the full year results of their respective Veralto’s segments. The performance factors were 1.09 for Ms. Aquino for Water Quality and 0.95 for Mr. Byström for PQI.

Composite Payout Percentage
The Company Payout Percentage and Personal Payout Percentage were calculated for each NEO, weighted accordingly and added to yield the officer’s Composite Payout Percentage. The Composite Payout Percentage was prorated with their respective payout percentage from the executive’s plan prior to separation and multiplied by the NEO’s target bonus amount to yield the executive’s award amount for the year. The 2023 annual cash incentive compensation awards for each of the NEOs are set forth in the Summary Compensation Table.

Base Salaries
Prior to separation, Ms. Honeycutt served as an executive officer of Danaher and, as such, her pre-Separation compensation was determined and approved by the Danaher Compensation Committee. Each of the other Veralto named executive officers was employed by Danaher before Separation, but none were executive officers of Danaher. The pre-Separation target compensation of each of the Named Executive Officers other than Ms. Honeycutt was generally determined by the officer’s manager with input from Danaher’s CEO in certain cases.
As part of the Separation, the Compensation Committee ratified increases agreed to by Danaher to Ms. Honeycutt's base salary to $1 million, commensurate with the base salaries of the peer group CEOs.
The Compensation Committee reviewed base salaries for executive officers in February of 2024. The Compensation Committee used each officer’s prior base salary as the initial basis of consideration and then considered the individual factors described under “- Named Executive Officer Compensation Framework,” focusing on the relative complexity and importance of the executive’s role within Veralto, the market value of the executive’s role and the executive’s performance in the prior year where applicable (without giving specific weight to any particular factor). Given that base salary is one of the elements in the formula for determining annual cash incentive compensation, the Compensation Committee also considered how changes in base salary would impact annual cash incentive compensation.
Other Compensation
Severance Benefits
We have entered into Proprietary Interest Agreements with each of our US-based NEOs that include post-employment restrictive covenant obligations. Veralto’s Senior Leader Severance Pay Plan, which each of the US-based NEOs participates in, provides for severance payments under certain circumstances. We believe the post-employment restrictive covenant obligations included in these agreements are critical in protecting our proprietary assets, and that the severance payments payable upon a termination without cause are generally commensurate with the severance rights our peers offer executives in comparable roles. The Compensation Committee adopted change-in-control provision in the US Senior Leader Severance Pay Plan in 2023 in order to allow covered executives to focus on maximizing shareholder value without the potential for distraction caused by the executive’s personal circumstances that could be impacted by a corporate transaction, in alignment with standard market practice.
EDIP, ECP and DCP
As discussed in more detail under “—Summary of Employment Agreements and Plans—Supplemental Retirement Program,” each US NEO (1) participates in either the Executive Deferred Incentive Program (EDIP), or the Excess Contribution Program (“ECP”), and (2) is eligible to participate in the voluntary Deferred Compensation Plan (“DCP”):
•
The EDIP and ECP are each non-qualified, unfunded excess contribution programs available to selected members of our management. We use these programs to tax-effectively contribute amounts to executives’ and other participants’ retirement accounts and provide an opportunity to realize tax-deferred, market-based notional investment growth on these contributions.

•
The DCP allows each participant to voluntarily defer, on a pre-tax basis, up to 85% of their salary and/or up to 85% of their non-equity annual incentive compensation with respect to a given plan year. The DCP gives our executives and other participants an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals.

Other Benefits and Perquisites
All of our US-based executives are eligible to participate in our U.S. employee benefit plans, including our group medical, dental, vision, disability, accidental death and dismemberment, life insurance, flexible spending and 401(k) plans. These plans are generally available to all U.S. full-time and certain part-time employees and do not discriminate in favor of executive officers. In addition, the Committee makes certain perquisites available to the NEOs; please see the footnotes to the Summary Compensation Table for additional details. The Compensation Committee has also adopted a policy prohibiting any tax reimbursement or gross-up provisions in our executive compensation program (except under a policy applicable to management employees generally such as a relocation policy).
One-Time Cash and Equity Awards
To successfully separate Veralto, Danaher management recommended a number of one-time cash and equity awards in regards to sign on actions for newly hired associates and promotions for Danaher associates in connection with career advancements to the Veralto executive team. These included new hire cash and equity awards to Mr. Ralhan and Mses. Aquino and Stein and a promotional equity award to Mr. Byström. Mr. Ralhan’s $2 million new hire equity award was negotiated by Danaher management, but deferred until November 2023 and ultimately reviewed and ratified by the Compensation Committee. His $1.5 million new hire cash award vests over two tranches, with the first $750,000 paid out with the beginning of his employment in June 2023 and the second $750,000 paid out in June 2024. Ms. Aquino received a $625,000 cash sign-on award in January 2023 and a $3.5 million new hire equity award in February 2023. Mr. Byström received a $1 million one-time promotional equity grant in July 2023. Ms. Stein received a $250,000 cash sign-on award in June 2023 and a one-time $2.1 million new hire equity award in July 2023.
The Compensation Committee considered what the Danaher management team and Danaher Compensation Committee had recommended to the Veralto executives in its post-Separation compensation determinations. At Separation, the Compensation Committee ratified increases agreed to by Danaher to Ms. Honeycutt’s annual salary and awarded her an annual equity top-up negotiated and recommended the Danaher Compensation Committee to increase Ms. Honeycutt’s compensation to be more in line with that of the peer group CEOs. In addition, the Committee also ratified a one-time equity grant to Ms. Honeycutt agreed to by the Danaher Compensation Committee in recognition of the equity opportunity foregone with the Separation and in recognition of her effort in standing up a new company.
Peer Group Compensation Analysis
The Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of our executives because in light of the Company’s diverse mix of businesses, strict targeting of a specified compensation posture would not appropriately reflect the unique nature of our business portfolio or the degree of difficulty in leading the Company and key businesses and functions. However, the Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Committee has worked with FW Cook to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements. The Committee will periodically review the companies included in the peer group to ensure that the peer group remains appropriate.
Executive Compensation Peer Group Prior to December 2023
Prior to December 2023, the Company’s peer group (for purposes of all 2023 executive compensation decisions) was established by the Danaher Compensation Committee and consisted of the companies set forth below:
AMETEK	Flowserve	Pentair
Clean Harbors	Fortive	Rockwell Automation
Donaldson	IDEX	Roper Corporation
Dover	Keysight Technologies	Xylem
Ecolab Inc.	Mettler-Toledo International	Zebra Technologies
The Danaher Compensation Committee selected companies for inclusion in this peer group based on (1) the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and (2) comparability of revenues, market capitalization, EBITDA, total assets and number of employees. As of October 2023, and based on Standard & Poor’s Capital IQ database, Veralto’s ranking within this peer group was

35th percentile for revenue, 47th percentile for market capitalization, 59th percentile for net income (from continuing operations excluding extraordinary items), 48th percentile for EBITDA, and 51st percentile for employees.
Executive Compensation Peer Group as of December 2023
In December 2023, the Compensation Committee evaluated the existing peer group with the assistance of FW Cook (using the same selection criteria described above) and added Agilent Technologies. The Compensation Committee made this update to the peer group to better reflect the Company’s current size and portfolio of businesses. Set forth below is the Company’s peer group as of December 2023:
Agilent Technologies	Flowserve	Pentair
AMETEK	Fortive	Rockwell Automation
Clean Harbors	IDEX	Roper Corporation
Donaldson	Keysight Technologies	Xylem
Dover	Mettler-Toledo International	Zebra Technologies
Ecolab Inc.
The table below sets forth for this updated peer group and Veralto’s information regarding revenue, net income and EBITDA (based on the most recently reported 12-months for each company as of October 2, 2023), market capitalization (as of October 2, 2023) and employee headcount (based on each company’s most recent fiscal year end as of October 2, 2023), in each case derived from the Standard & Poor’s Capital IQ database.
	Revenue ($ in millions)	Market Capitalization ($ in millions)	Net Income (From continuing operations excluding extraordinary items) ($ in millions)	EBITDA ($ in millions)	Employees (#)
75th percentile	7,060	32,490	1,158	1,789	19,644
Median	5,796	22,750	849	1,418	17,100
25th percentile	4,176	11,619	439	938	14,500
Veralto	5,000	20,945	900	1,200	16,500
VERALTO PERCENTILE RANK	33%	44%	55%	44%	47%
The peer group compensation data that the Danaher Compensation Committee reviewed in 2023 in connection with its named executive officer compensation decision for Ms. Honeycutt estimated the 25th, median and 75th percentile positions among our peers with respect to base salary, annual cash incentive compensation (target and actual), total annual cash compensation (target and actual), long-term incentive compensation, total direct compensation (target and actual), all other compensation, annual change in pension value and above-market interest on non-qualified deferred compensation, and actual total compensation, in each case with respect to each respective NEO position. The Compensation Committee reviewed the same analysis in December 2023 and February 2024.
The Compensation Committee will continue to periodically review the companies included in the peer group to ensure that the peer group remains appropriate.
Named Executive Officer Compensation Framework
Veralto’s compensation program is grounded on the principle that each executive must consistently demonstrate exceptional personal performance in order to remain a Veralto executive. Within the framework of this principle and the other objectives discussed above, the Compensation Committee will exercise its judgment in making executive compensation decisions. The factors that will generally shape particular executive compensation decisions (none of which are assigned any particular weight by the Compensation Committee) are the following:
•
The relative complexity and importance of the executive’s position within Veralto. To ensure that the most senior executives are held most accountable for long-term operating results and changes in shareholder value, the Committee believes that both the amount and “at-risk” nature of compensation should increase with the relative complexity and significance of an executive’s position.

•	The executive’s record of performance, long-term leadership potential and tenure.
•
Veralto’s performance. Our cash incentive compensation will vary annually to reflect near-term changes in operating and financial results. Our long-term compensation is closely aligned with long-term shareholder value creation, both by tying the ultimate value of the awards to long-term shareholder returns and because of the length of time executives are required to hold the awards before realizing their value.

•
Our assessment of pay levels and practices in the competitive marketplace. The Committee will consider market practice in determining pay levels and compensation design to ensure that our costs are sustainable relative to peers and compensation is appropriately positioned to attract and retain talented executives. As noted above, the market for executive-level talent is highly competitive. Veralto executives are well versed in applying VES to deliver strong operating performance and create shareholder value, and we devote significant resources to training our executives in VES. As a result of these factors, we believe that our executives are particularly valued by other companies, which creates a high degree of retention risk.

The Compensation Committee will consider the factors above within the context of the then-prevailing economic environment and may adjust the terms and/or amounts of compensation accordingly so that they continue to support our objectives.
For a description of the role of the Company’s executives and the Compensation Committee’s independent compensation consultant in the executive compensation process, please see the section titled “Corporate Governance—Board of Directors and Committees of the Board—Compensation Committee” included in our Definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Shareholders.
Other Compensation Policies and Information
Long-Term Incentive Compensation Grant Practices
Equity awards are granted under the Omnibus Plan, which is described in “—Summary of Employment Agreements and Plans—2023 Omnibus Incentive Plan.” Executive equity awards will typically be granted in of one of the Company’s four, standardized grant dates during the year, and may also be granted at the time of an executive hire or promotion or upon identification of a specific retention concern. The grant date is either the date of grant approval or a specified date subsequent to the approval date. The timing of equity awards has not and will not be coordinated with the release of material non-public information. As part of the Separation, Ms. Honeycutt received the first ever Veralto equity awards on the first market day of the Company’s trading on October 2, 2023. The Compensation Committee approved annual equity awards to executive officers at the Committee’s regularly scheduled meeting in February 2024, when the Committee reviewed the performance of the executive officers and determined most or all of the other components of executive compensation.
The target dollar value attributable to RSUs has been translated into a number of RSUs based on fair market value of our common stock. The target value attributable to stock options has been translated into a number of options based on the Black Scholes value used in the Company’s financial statements with respect to the particular grant. The exercise price for stock option awards granted under the Omnibus Plan equals the closing price of Veralto common stock on the date of grant (or on the immediately preceding trading day if the date of grant is not a trading day).
Stock Ownership-Related Policies
Stock Ownership Requirements
To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in Veralto within five years of their appointment to an executive position, as follows:
Title	Stock Ownership Multiple
Chief Executive Officer	6 times base salary
Executive Vice President	3 times base salary
Senior Vice President	2 times base salary

What Counts as Ownership:	What Does Not Count as Ownership:
• Shares in which the executive or their spouse or child has a direct or indirect interest	• Unexercised stock options
• Notional shares of Veralto stock in the EDIP, ECP or DCP	• Unvested PSUs
• Shares held in a 401(k) plan
• Unvested RSUs
• Vested PSUs
Once an executive officer has acquired a number of Company shares that satisfies the applicable ownership multiple, such number of shares then becomes the officer’s minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) until the officer is promoted to a higher level. As Veralto was only separated three months prior to the end of the year, we have not yet conducted our annual stock ownership review (which will normally take place over the summer). Our executive officers will have five years from the time of Separation to meet the guidelines. Any future executive officers would have five years from the time of their appointment to meet the guidelines.
Pledging Policy
Veralto’s Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Veralto common stock that the director or officer directly or indirectly owns and controls (other than shares pledged as of the date the policy was adopted), and provides that pledged shares of Veralto common stock do not count toward Veralto’s stock ownership requirements. No NEO has pledged any shares of Veralto common stock.
Hedging Policy
Under our insider trading policy, Veralto directors and employees (including executive officers) are prohibited from engaging in short sales of Veralto common stock, transactions in any derivative of a Veralto security (including, but not limited to, buying or selling puts, calls or other options (except for instruments granted under a Veralto equity compensation plan)) or any other forms of hedging transactions with respect to Veralto securities.
Recoupment Policy
To further discourage inappropriate or excessive risk-taking, our Board adopted a rigorous compensation recoupment (or clawback) policy at Separation applicable to our executive officers who are subject to the reporting requirements of Section 16 under the Exchange Act (“covered persons”), including our NEOs, effective October 2, 2023. The policy was adopted in accordance with SEC rules and NYSE listing standards, which mandate the recovery of certain erroneously paid performance-based incentive compensation that may be received by our current and former Section 16 officers on or after October 2, 2023, if the Company has a required accounting restatement during the three completed fiscal years immediately prior to the fiscal year in which a financial restatement determination is made. Pursuant to the policy, the Board will, in addition to all other remedies available to us, require reimbursement or payment to us of any erroneously paid performance-based incentive compensation awarded to any covered person within the three-year look back period. Also pursuant to the policy, the Board has the right to require reimbursement of the entire amount of any such incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Board’s judgment alone or with others caused the accounting restatement. In addition, the stock plans in which our executive officers participate contain provisions for recovering awards upon certain circumstances. Under the terms of our Omnibus Plan, if an employee is terminated for gross misconduct, the administrator may cause the participant’s unexercised or unvested equity awards to be partially or completely forfeited. In addition, under the terms of our EDIP, if termination of an employee’s participation in the plan resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by us.
Regulatory Considerations.
Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain executive officers. We review the tax impact of our executive compensation on the Company as well as on the executive officers. In addition, we review the impact of our compensation programs against other considerations, such as accounting impact, shareholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, some of the compensation we provide to our executive officers is not deductible under Section 162(m).
Reconciliation of GAAP to Non-GAAP Financial Measures
As described in more detail above, the 2023 annual cash incentive awards paid to the Company’s named executive officers were based in part on the Company’s 2023 performance with respect to two metrics, Adjusted Operating Profit and Core Revenue Growth. These metrics are non-GAAP financial measures. Set forth below are reconciliations of each of these metrics to the comparable GAAP financial measure, based on the Company’s actual 2023 performance.
Reconciliation of 2023 Fourth Quarter Adjusted Operating Profit
	Three-Month Period Ended December 31, 2023
	Sales ($)	Operating profit ($)	Operating profit margin (%)
Reported (GAAP)	1,288	286	22.2
Amortization of acquisition-related intangible assets A	—	12	0.9
Separation costs B	—	7	0.5
Other items C	—	1	0.1
Rounding	—	—	0.1
Adjusted (Non-GAAP)	1,288	306	23.8
(A)	Amortization of acquisition-related intangible assets
(B)
Costs incurred in the three-month period December 31, 2023 related to the separation of the Company from Danaher primarily related to the equity award conversion as a result of the separation as well as other costs the Company incurred to separate from Danaher

(C)	Costs incurred for expenses related to strategic initiatives in the three-month and year ended December 31, 2023
Reconciliation of 2023 Fourth Quarter Core Revenue Growth
% Change Three-Month Period Ended December 31, 2023 vs. Comparable 2022 Period
Total Company (%)
Total sales growth (GAAP)	3.3
Impact of:
Currency exchange rates	(1.6)
Core sales growth (non-GAAP)	1.7

EXECUTIVE COMPENSATION TABLES
2023 Summary Compensation Table
The following table sets forth the 2023 compensation of (i) our President and Chief Executive Officer, (ii) our Senior Vice President and Chief Financial Officer, and (iii) our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2023, known as our “named executive officers.”
Name and Principal Position	Year	Salary ($)(1,2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2,5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Jennifer L. Honeycutt President and Chief Executive Officer	2023	976,218	—	3,233,674	3,252,208	1,713,413	—	217,330	9,392,843
	2022	802,500	—	1,680,547	1,631,738	1,548,830	—	206,589	5,870,204
	2021	750,000	—	1,313,474	1,603,093	1,537,500	—	155,641	5,359,708
Sameer Ralhan Senior Vice President and Chief Financial Officer	2023	347,308	750,000	3,237,778	1,047,279	448,883	—	81,338	5,912,586
	2022	—	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—	—
Melissa Aquino(8) Senior Vice President, Water Quality	2023	673,077	625,000	2,377,612	2,014,263	765,040	—	33,607	6,488,599
	2022	453,297	—	450,246	451,908	—	—	154,530	1,509,981
	2021	—	—	—	—	—	—	—	—
Mattias Byström(9) Senior Vice President Product Identification	2023	619,569	—	1,139,250	964,457	572,562	—	325,801	3,621,639
	2022	509,930	—	1,087,767	1,090,120	308,750	—	312,747	3,309,314
	2021	—	—	—	—	—	—	—	—
Sylvia Stein Senior Vice President, Chief Legal Officer	2023	252,404	250,000	1,386,726	1,172,941	212,991	—	69,246	3,344,308
	2022	—	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—	—
(1)	The following table sets forth the amount of the salary earned by each NEO with respect to the pre-Separation and post-Separation periods, respectively:
Name of Officer	Pre-Separation (Danaher) Compensation ($)	Post-Separation (Veralto) Compensation ($)
Jennifer L. Honeycutt	712,756	263,461
Sameer Ralhan	158,846	188,461
Melissa Aquino	457,692	215,385
Mattias Byström	461,706	157,863
Sylvia Stein	111,058	141,346
Amounts may not total to Summary Compensation salaries due to rounding
(2)
The following table sets forth the amount, if any, of salary and/or non-equity incentive compensation that each named executive officer deferred into the DCP with respect to each of the years reported above:

	Amount of Salary Deferred into DCP ($)				Amount of Non-Equity Incentive Compensation Deferred into DCP ($)
Name of Officer	2023 Veralto	2023 Danaher	2022	2021	2023	2022	2021
Jennifer L. Honeycutt	18,308	59,790	64,119	59,915	856,707	774,415	768,750
Sameer Ralhan	20,192	28,269	—	—	23,982	—	—
Melissa Aquino	—	—	30,600	25,501	—	—	75,903
Mattias Byström	—	—	—	—	—	—	—
Sylvia Stein	2,423	1,615	—	—	—	—	—
(3)
The amounts reflected in this column represent one-time sign-on cash bonus payments for newly hired executives to replace compensation they would have received from their previous employers had they not terminated their employment. Mr. Ralhan’s cash bonus vests over two tranches; the first tranche paid out at the beginning of his employment with Danaher in June, 2023, and the second tranche will pay out on the first anniversary of such date.

(4)
The amounts reflected in these columns represent the aggregate grant date fair value of all equity awards made in the applicable year by Danaher prior to the Separation and by us on or after the Separation, computed in accordance with FASB ASC Topic 718. The replacement or converted equity-based awards that were granted or adjusted in connection with the Separation as described under the “—Analysis of 2023 Named Executive Officer Compensation—Equity Conversion in 2023” section and that, prior to the Separation, related to outstanding Danaher awards, are not included as new awards in these columns. With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

Name of Officer(s)	Date of Grant	Risk-Free Interest Rate (%)	Stock Price Volatility Rate (%)	Dividend Yield (%)	Option Life (in years)
Honeycutt	October 2, 2023	4.61	32.72	0.00	7.0
Ralhan, Byström, Stein	July 15, 2023	3.93	26.27	0.45	5.0
Honeycutt	February 24, 2023	4.10	28.02	0.43	7.0
Aquino, Byström	February 24, 2023	4.19	27.87	0.43	5.0
Byström	November 15, 2022	4.00	31.63	0.37	5.0
Honeycutt	February 24, 2022	1.94	30.23	0.37	7.5
Byström	February 24, 2022	1.84	29.99	0.37	5.0
Honeycutt	February 24, 2021	1.08	31.39	0.38	7.5
Byström	February 24, 2021	0.62	31.12	0.38	5.0
All stock awards reflected in the table above were granted in the form of time-based restricted stock units (RSUs), except that Ms. Honeycutt’s 2021 and 2022 awards were granted partially in the form of performance stock units (PSUs). With respect to RSUs, the grant date fair value under FASB ASC Topic 718 was calculated based on the number of shares Veralto common stock underlying the RSU, times the closing price of the common stock on the date of grant (but discounted to account for the fact that RSUs do not accrue dividend rights prior to vesting and distribution). With respect to PSUs, the grant date fair value under FASB ASC Topic 718 has been calculated based on the probable outcome of the applicable performance conditions and a Monte Carlo simulation valuation model modified to reflect an illiquidity discount (as a result of Danaher’s mandatory two-year post-vesting holding period), using the following significant assumptions (since the performance criteria applicable to the performance stock units are considered a “market condition,” footnote disclosure of the award’s potential maximum value is not required):
		Monte Carlo Simulation				Illiquidity discount
Name of Officer	Date of Grant	Veralto's expected volatility (%)	Average volatility of peer group (%)	Risk-free interest rate (%)	Dividend Yield (%)	Veralto's expected volatility (%)	Risk-free interest rate (%)	Dividend Yield (%)
Honeycutt	February 24, 2022	27.01	38.88	1.69	0.00	29.72	1.53	0.37
Honeycutt	February 24, 2021	26.20	38.62	0.22	0.00	27.76	0.12	0.38
(5)	The following table sets forth the amount of the non-equity incentive plan compensation earned by each NEO with respect to the pre-Separation and post-Separation periods, respectively:
Name of Officer	Pre-Separation (Danaher) Compensation ($)	Post-Separation (Veralto) Compensation ($)
Jennifer L. Honeycutt	1,178,413	535,000
Sameer Ralhan	209,065	239,818
Melissa Aquino	551,868	213,172
Mattias Byström	396,513	176,049
Sylvia Stein	91,825	121,166
(6)
The amounts set forth in this column represents the aggregate change in the actuarial present value of the corresponding NEO’s accumulated benefit under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (“Danaher Cash Balance Plan”) in the applicable fiscal years. In connection with the Separation of Veralto from Danaher and pursuant to the Employee Matters Agreement with Danaher, all accrued benefits under the Danaher Cash Balance Plan remained the obligation of Danaher, and Veralto did not replicate, replace or initiate any pension or other defined benefit plan. See “—2023 Pension Benefits.” Neither Danaher nor Veralto provided any above-market or preferential earnings on any deferred compensation.

(7)	The following table describes the elements of compensation included in “All Other Compensation” for 2023:
Name	Company 401(k) Contributions ($)(a)	Company EDIP/ECP Contributions ($)(b)	Non-US Qualified Defined Contribution Program Company Contributions ($)(c)	Non-US Non-Qualified Defined Contribution Program Company Contributions ($)(d)	Other ($)(e)	Total 2023 All Other Compensation ($)
Jennifer L. Honeycutt	22,960	180,563	—	—	13,807	217,330
Sameer Ralhan	3,189	—	—	—	78,149	81,338
Melissa Aquino	19,800	—	—	—	13,807	33,607
Mattias Byström	—	—	41,040	237,445	47,316	325,801
Sylvia Stein	7,124	—	—	—	62,122	69,246
(a)
Includes contributions from both Danaher and Veralto. Danaher contributions include: Ms. Honeycutt, $22,960; Mr. Ralhan, $3,189; Ms. Aquino, $19,800; Ms. Stein, $2,375. Veralto contributions include: Ms. Stein, $4,749.

(b)	All contributions are from Danaher.
(c)	Includes $30,572 in contributions from Danaher and $10,468 in contributions from Veralto.
(d)	Includes $198,087 in contributions from Danaher and $39,358 in contributions from Veralto.
(e)
Consists of amounts relating to: tax preparation/professional services for Ms. Honeycutt, a housing allowance for Mr. Ralhan in anticipation of his relocation to the company headquarters; tax preparation/professional services for Ms. Aquino, car and perquisite allowances, as well as tax preparation/professional services for Mr. Byström, and commuting expenses and lodging for Ms. Stein in anticipation of her relocation to the company headquarters.

(8)
Ms. Aquino left Danaher on October 3, 2022 and rejoined on January 9, 2023. Because Ms. Aquino resigned from the Danaher subsidiary where she worked in October 2022 (before rejoining Danaher in January 2023), she was not eligible to receive a cash incentive compensation award for 2022, and her equity award opportunities were forfeited.

(9)
The amounts contained in the table and throughout this prospectus for Mr. Byström were paid or earned in Swedish Kronor or Euros. Amounts have been converted to U.S. Dollars using a spot exchange rate as of December 31, 2023: 1 SEK = 0.0991 USD and 1 EUR = 1.1035 USD.

Grants of Plan-Based Awards for Fiscal 2023
The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers in 2023 under Danaher’s compensation programs and plans prior to the Separation and under our compensation programs and plans following the Separation. The award types, share numbers, and exercise prices of the 2023 pre-Separation grants have been updated to reflect the effect of the Separation. See “—Compensation Discussion and Analysis—Long-Term Incentive Awards” for a discussion of the effect of the Separation on outstanding awards.
			Estimated Possible Payouts Under Non-Equity Incentive Pay Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price or Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jennifer L. Honeycutt
Pre-Separation Annual Cash Incentive Compensation	5/9/23	5/9/23	504,863	1,009,726	2,019,452	—	—	—	—	—	—	—
Post-Separation Annual Cash Incentive Compensation	10/1/23	10/1/23	170,137	340,274	680,548	—	—	—	—	—	—	—
Pre-Separation Restricted stock units	2/24/23	2/22/23	—	—	—	—	—	—	21,028(4)	—	—	1,733,519
Post-Separation Restricted stock units	10/2/23	10/1/23	—	—	—	—	—	—	2,938(5)	—	—	250,083
	10/2/23	10/1/23	—	—	—	—	—	—	14,686(6)	—	—	1,250,072
Pre-Separation Stock options	2/24/23	2/22/23	—	—	—	—	—	—	—	56,829(6)	83.23	1,752,188
Post-Separation Stock options	10/2/23	10/1/23	—	—	—	—	—	—	—	6,637(5)	85.12	250,016
	10/2/23	10/1/23	—	—	—	—	—	—	—	33,183(6)	85.12	1,250,004

			Estimated Possible Payouts Under Non-Equity Incentive Pay Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price or Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sameer Ralhan
Pre-Separation Annual Cash Incentive Compensation	—	—	88,028	176,055	NA	—	—	—	—	—	—	—
Post-Separation Annual Cash Incentive Compensation	10/1/23	10/1/23	80,261	160,521	321,042	—	—	—	—	—	—	—
Pre-Separation Restricted stock units	7/15/23	7/11/23	—	—	—	—	—	—	15,556(6)	—	—	1,237,773
Post-Separation Restricted stock units	11/15/23	11/13/23	—	—	—	—	—	—	27,060(5)	—	—	2,000,005
Pre-Separation Stock options	7/15/23	7/11/23	—	—	—	—	—	—	—	44,446(6)	80.36	1,047,279
Melissa Aquino
Pre-Separation Annual Cash Incentive Compensation	—	—	276,440	405,041	NA	—	—	—	—	—	—	—
Post-Separation Annual Cash Incentive Compensation	10/1/23	10/1/23	71,343	142,685	285,370	—	—	—	—	—	—	—
Pre-Separation Restricted stock units	2/24/23	2/22/23	—	—	—	—	—	—	7,813(4)	—	—	644,093
	2/24/23	2/22/23	—	—	—	—	—	—	21,028(7)	—	—	1,733,519
Pre-Separation Stock options	2/24/23	2/22/23	—	—	—	—	—	—	—	21,108(4)	83.23	545,531
	2/24/23	2/22/23	—	—	—	—	—	—	—	56,829(7)	83.23	1,468,732
Mattias Byström
Pre-Separation Annual Cash Incentive Compensation	—	—	251,168	369,365	NA	—	—	—	—	—	—	—
Post-Separation Annual Cash Incentive Compensation	10/1/23	10/1/23	63,145	126,290	252,580	—	—	—	—	—	—	—
Pre-Separation Restricted stock units	2/24/23	2/22/23	—	—	—	—	—	—	7,813(4)	—	—	644,093
	7/15/23	7/11/23	—	—	—	—	—	—	6,223(6)	—	—	495,157
Pre-Separation Stock options	2/24/23	2/22/23	—	—	—	—	—	—	—	21,108(4)	83.23	545,531
	7/15/23	7/11/23	—	—	—	—	—	—	—	17,779(6)	80.36	418,926
Sylvia Stein
Pre-Separation Annual Cash Incentive Compensation	—	—	48,329	96,658	NA	—	—	—	—	—	—	—
Post-Separation Annual Cash Incentive Compensation	10/1/23	10/1/23	46,819	93,637	187,274	—	—	—	—	—	—	—
Pre-Separation Restricted stock units	7/15/23	7/11/23	—	—	—	—	—	—	13,069(4)	—	—	1,039,885
	7/15/23	7/11/23	—	—	—	—	—	—	4,359(6)	—	—	346,841
Pre-Separation Stock options	7/15/23	7/11/23	—	—	—	—	—	—	—	37,334(4)	80.36	879,700
	7/15/23	7/11/23	—	—	—	—	—	—	—	12,445(6)	80.36	293,241
(1)
These columns relate to 2023 cash award opportunities under, for pre-Separation periods, Danaher’s 2007 Omnibus Incentive Plan and, for post-separation periods, our Omnibus Plan. Please see “—Summary of Employment Agreements and Plans—2023 Omnibus Incentive Plan” for a description of such plan. The amounts actually paid pursuant to these 2023 award opportunities are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	These columns relate to equity awards granted under the Omnibus Plan, the terms of which apply to all of the equity awards described in this table.
(3)
Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions used in determining the grant date fair value under FASB ASC Topic 718, please see Footnote 4 to the Summary Compensation Table.

(4)	For a description of the vesting terms of the award, please see Footnote 9 to the Outstanding Equity Awards at 2023 Fiscal Year-End Table.

(5)	For a description of the vesting terms of the award, please see Footnote 4 to the Outstanding Equity Awards at 2023 Fiscal Year-End Table.
(6)	For a description of the vesting terms of the award, please see Footnote 3 to the Outstanding Equity Awards at 2023 Fiscal Year-End Table.
(7)	For a description of the vesting terms of the award, please see Footnote 10 to the Outstanding Equity Awards at 2023 Fiscal Year-End Table.
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table summarizes outstanding equity awards for each named executive officer as of December 31, 2023. All of the awards set forth in the table below are governed by the terms and conditions of the Omnibus Plan. The information set forth below with respect to outstanding equity awards made prior to September 30, 2023 reflect the conversion of such awards in the Separation.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jennifer L. Honeycutt	10/2/23	—	33,183(3)	85.12	10/2/33	—	—	—	—
	10/2/23	—	6,637(4)	85.12	10/2/33	—	—	—	—
	2/24/23	—	56,829(3)	83.23	2/24/33	—	—	—	—
	2/24/22	—	51,175(3)	90.73	2/24/32	—	—	—	—
	2/24/21	—	9,877(5)	74.51	2/24/31	—	—	—	—
	2/24/21	—	53,309(6)	74.51	2/24/31	—	—	—	—
	7/15/20	12,020	24,048(5)	62.93	7/15/30	—	—	—	—
	2/24/20	12,841	25,682(5)	52.40	2/24/30	—	—	—	—
	5/15/19	7,401	3,703(5)	43.79	5/15/29	—	—	—	—
	2/24/19	31,656	7,914(7)	37.92	2/24/29	—	—	—	—
	2/24/18	34,691	—	33.19	2/24/28	—	—	—	—
	2/24/17	31,938	—	28.76	2/24/27	—	—	—	—
	11/15/16	11,553	—	26.61	11/15/26	—	—	—	—
	2/24/16	28,019	—	22.04	2/24/26	—	—	—	—
	2/24/22	—	—	—	—	10,816(8)	889,724	—	—
	2/24/21	—	—	—	—	2,789(8)	229,423	—	—
	2/24/21	—	—	—	—	15,002(8)	1,234,065	—	—
	10/2/23	—	—	—	—	14,686(3)	1,208,070	—	—
	10/2/23	—	—	—	—	2,938(4)	241,680	—	—
	2/24/23	—	—	—	—	21,028(9)	1,729,763	—	—
	5/15/19	—	—	—	—	1,150(5)	94,599	—	—
	2/24/19	—	—	—	—	2,455(7)	201,948	—	—
Sameer Ralhan	7/15/23	—	44,446(3)	80.36	7/15/33	—	—	—	—
	11/15/23	—	—	—	—	27,060(4)	2,225,956	—	—
	7/15/23	—	—	—	—	15,556(3)	1,279,637	—	—
Melissa Aquino	2/24/23	—	56,829(10)	83.23	2/24/33	—	—	—	—
	2/24/23	—	21,108(9)	83.23	2/24/33	—	—	—	—
	2/24/23	—	—	—	—	21,028(10)	1,729,763	—	—
	2/24/23	—	—	—	—	7,813(9)	642,697	—	—

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mattias Byström	7/15/23	—	17,779(3)	80.36	7/15/33	—	—	—	—
	2/24/23	—	21,108(9)	83.23	2/24/33	—	—	—	—
	11/15/22	—	13,505(11)	90.32	11/15/32	—	—	—	—
	2/24/22	3,148	9,450(9)	90.73	2/24/32	—	—	—	—
	2/24/22	1,475	4,430(9)	90.73	2/24/32	—	—	—	—
	2/24/21	1,580	2,371(7)	74.51	2/24/31	—	—	—	—
	2/24/21	3,364	5,047(7)	74.51	2/24/31	—	—	—	—
	5/15/20	1,938	1,294(7)	54.74	5/15/30	—	—	—	—
	2/24/20	5,781	3,857(7)	52.40	2/24/30	—	—	—	—
	7/15/19	4,068	1,020(7)	47.15	7/15/29	—	—	—	—
	11/15/18	9,069	—	33.96	11/15/28	—	—	—	—
	11/15/18	9,069	—	33.96	11/15/28	—	—	—	—
	7/15/23	—	—	—	—	6,223(3)	511,904	—	—
	2/24/23	—	—	—	—	7,813(9)	642,697	—	—
	11/15/22	—	—	—	—	5,538(11)	455,556	—	—
	2/24/22	—	—	—	—	3,308(9)	272,116	—	—
	2/24/22	—	—	—	—	1,554(9)	127,832	—	—
	2/24/21	—	—	—	—	1,626(7)	133,755	—	—
	2/24/21	—	—	—	—	764(7)	62,847	—	—
	5/15/20	—	—	—	—	467(7)	38,415	—	—
	2/24/20	—	—	—	—	1,198(7)	98,547	—	—
	7/15/19	—	—	—	—	318(7)	26,159	—	—
Sylvia Stein	7/15/23	—	12,445(3)	80.36	7/15/33	—	—	—	—
	7/15/23	—	37,334(9)	80.36	7/15/33	—	—	—	—
	7/15/23	—	—	—	—	4,359(3)	358,571	—	—
	7/15/23	—	—	—	—	13,069(9)	1,075,056	—	—
(1)
With respect to the unexercisable options and unvested RSUs reflected in the table above, the footnotes below describe the vesting terms applicable to the entire award of which such options or RSUs are a part.

(2)	Market value is calculated based on (a) the closing price of Veralto common stock on December 31, 2023 as reported on the NYSE ($82.26 per share) times the number of shares.
(3)	The option award was granted subject to time-based vesting conditions such that one-half of the award became or becomes exercisable on each of the third and fourth anniversaries of the grant date.
(4)
The award was granted subject to time-based vesting conditions such that one-third of the award became or becomes vested (and exercisable in the case of options) on each of the first, second and third anniversaries of the grant date.

(5)
The award was granted subject to time-based vesting conditions such that one-third of the award became or becomes vested (and exercisable in the case of options) on each of the third, fourth and fifth anniversaries of the grant date.

(6)
The award was granted subject to time-based vesting conditions such that one-half of the award became or becomes vested (and exercisable in the case of options) on each of the fourth and fifth anniversaries of the grant date.

(7)
The award was granted subject to time-based vesting conditions such that one-fifth of the award became or becomes vested (and exercisable in the case of options) on each of the first five anniversaries of the grant date.

(8)
The RSU award was granted subject to both time-based and performance-based vesting conditions and prior to September 29, 2023, Veralto’s Compensation Committee certified that the performance-based vesting conditions applicable to the award have been satisfied. Pursuant to the time-based vesting conditions, the award vests or vested on the third anniversaries of the grant date. Any RSU that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares.

(9)
The award was granted subject to time-based vesting conditions such that one-fourth of the award became or becomes vested (and exercisable in the case of options) on each of the first four anniversaries of the grant date.

(10)
The award was granted subject to time-based vesting conditions such that one-half of the award becomes vested (and exercisable in the case of options) on the first anniversary of the grant date and one-quarter of the award becomes exercisable on each of the second and third anniversaries of the grant date.

(11)
The award was granted subject to time-based vesting conditions such that one-third of the award became or becomes vested (and exercisable in the case of options) on each of the second, third and fourth anniversaries of the grant date.

Option Exercises and Stock Vested During Fiscal 2023
The following table summarizes stock option exercises and the vesting of stock awards with respect to our named executive officers in 2023.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1,3)	Value Realized on Vesting ($)
Jennifer L. Honeycutt
Danaher common stock	—	—	18,388	4,157,390
Veralto common stock	—	—	—	—
Sameer Ralhan
Danaher common stock	—	—	—	—
Veralto common stock	—	—	—	—
Melissa Aquino
Danaher common stock	—	—	—	—
Veralto common stock	—	—	—	—
Mattias Byström
Danaher common stock	—	—	1,190	293,812
Veralto common stock	—	—	1,198	88,544
Sylvia Stein
Danaher common stock	—	—	—	—
Veralto common stock	—	—	—	—
(1)
Danaher common stock are shown as vested on the time of grant and before the share conversion at the time of Separation. Veralto common stock are shown as vested at the time of grant and after the share conversion at the time of Separation.

(2)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Veralto common stock at the time of exercise.
(3)
Includes the PSU award shares granted under the Danaher Omnibus Plan and set forth in the table below, which (together with the related cash dividend equivalent rights) following vesting remain subject to a mandatory holding period that extends until the end of 2024. “Value Realized on Vesting” is calculated based on (a) the number of shares vested times the closing price of Veralto common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day), plus (b) in the case of PSUs, the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of the vesting date.

Name of Officer	Number of PSU Shares that Vested (#)	Value Realized on Vesting ($)
Jennifer L. Honeycutt	16,420	3,675,617
Sameer Ralhan	—	—
Melissa Aquino	—	—
Mattias Byström	—	—
Sylvia Stein	—	—
2023 Nonqualified Deferred Compensation
The table below sets forth for each named executive officer (other than My. Byström) information regarding (1) participation in the EDIP and the ECP, as applicable, and (2) participation in the DCP (if any). Mr. Byström does not participate in the EDIP, ECP or DCP, but participates in a defined contribution arrangement in Sweden There were no withdrawals by or distributions to any of the named executive officers from the respective non-qualified deferred compensation plans in 2023, however, in connection with the Separation, balances under the DEDIP transferred to the EDIP, which did not result in any distributions to the named executive officers. For a description of the non-qualified defined contribution arrangement provided to Mr. Byström in Sweden, referred to below as the Skandia Direct Pension in reference to the insurance carrier, please see “—Summary of Employment Agreements and Plans—Supplemental Retirement Program”.
Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Jennifer L. Honeycutt	EDIP	—	180,563	(267,351)	3,666,991
	DCP	852,513	—	317,213	2,270,082
Sameer Ralhan	DCP	48,461	—	8,851	57,312
Melissa Aquino	DCP	—	—	(80,560)	104,084
Mattias Byström	Skandia Direct	—	237,445	—	467,631(5)
Sylvia Stein	DCP	4,038	—	772	4,810
(1)
Consists of contributions of the following amounts to the DEDIP prior to the Separation and to the EDIP following the Separation with respect to salary or non-equity incentive compensation reported in the Summary Compensation Table:

Name	2023 Salary (Reported in Summary Compensation Table for 2023) (EDIP) ($)	2023 Salary (Reported in Summary Compensation Table for 2023) (DEDIP) ($)	Non-Equity Incentive Plan Compensation Earned with Respect to 2022 but Deferred in 2023 (Reported in Summary Compensation Table for 2022) ($)
Jennifer L. Honeycutt	18,308	59,790	774,415
Sameer Ralhan	20,192	28,269	—
Melissa Aquino	—	—	—
Sylvia Stein	2,423	1,615	—
(2)
The amounts set forth in this column (as applicable) are included as compensation under the “All Other Compensation” column in the Summary Compensation Table. Prior to the Separation, Danaher contributions to the applicable plans include: $180,563 in EDIP contributions for Ms. Honeycutt and $198,087 in Skandia Direct Pension contributions for Mr. Byström. The post-Separation Veralto contributions include $39,358 in Skandia Direct Pension contributions for Mr. Byström.

(3)
None of the amounts set forth in this column are included as compensation in the 2023 Summary Compensation Table. For a description of the EDIP/ECP/DCP earnings rates, please see “—Summary of Employment Agreements and Plans.” The table below shows each notional earnings option that was available under the EDIP, ECP, DCP and the rate of return for each such option for the portion of the calendar year ended December 31, 2023 (the rate of return is net of investment management fees, fund expenses and administrative charges, as applicable):

Investment Option	Rate of Return from January 1, 2023 through September 29, 2023 (%)	Investment Option	Rate of Return from September 30, 2023 through December 31, 2023 (%)
Active International Equity Fund	25.46%	Active International Equity Fund	19.27%
Active Small Cap Equity Fund	16.80%	Active Small Cap Equity Fund	0.00%
BlackRock LifePath® Index 2025 Fund	8.48%	BlackRock LifePath® Index 2025 Fund	11.97%
BlackRock LifePath® Index 2030 Fund	11.05%	BlackRock LifePath® Index 2030 Fund	14.22%
BlackRock LifePath® Index 2035 Fund	13.46%	BlackRock LifePath® Index 2035 Fund	16.25%
BlackRock LifePath® Index 2040 Fund	15.96%	BlackRock LifePath® Index 2040 Fund	18.27%
BlackRock LifePath® Index 2045 Fund	18.06%	BlackRock LifePath® Index 2045 Fund	20.10%
BlackRock LifePath® Index 2050 Fund	19.42%	BlackRock LifePath® Index 2050 Fund	21.21%
BlackRock LifePath® Index 2055 Fund	19.90%	BlackRock LifePath® Index 2055 Fund	21.52%
BlackRock LifePath® Index 2060 Fund	19.90%	BlackRock LifePath® Index 2060 Fund	21.53%
BlackRock LifePath® Index 2065 Fund	19.85%	BlackRock LifePath® Index 2065 Fund	21.55%
BlackRock LifePath® Index Retirement Fund	7.38%	BlackRock LifePath® Index Retirement Non-Lendable Fund M	11.10%
Bond Fund	1.22%	Bond Fund	—%

Investment Option	Rate of Return from January 1, 2023 through September 29, 2023 (%)	Investment Option	Rate of Return from September 30, 2023 through December 31, 2023 (%)
Bond Index Fund	0.63%	Cohen & Steers Realty Shares Fund	12.67%
Cohen & Steers Realty Shares Fund	12.67%	Managed Income Portfolio II Class 2	1.86%
Diversified Real Return Fund	7.39%	T. Rowe Price Large Cap Core Growth Separate Account	49.92%
International Equity Index Fund	20.80%	The London Company Income Equity Separate Account	4.67%
Large Cap Equity Index Fund	21.60%	Russell 2500 Index Non-Lendable Fund M	17.37%
Managed Income Portfolio II Class 3	1.87%	BlackRock MSCI ACWI ex-US IMI Index Non-Lendable Fund R	15.42%
Small/Mid Cap Equity Index Fund	11.27%	BlackRock LifePath® Equity Index Fund M	26.27%
T. Rowe Price Large Cap Core Growth Separate Account	29.25%	PIMCO All Asset Fund Institutional Class	8.56%
The Danaher Corporation Stock Fund	(9.64)%	The Veralto Corporation Stock Fund	(2.67)%
The London Company Income Equity Separate Account	6.55%	PIMCO Inflation Response Multi-Asset Fund Institutional	6.50%
		US Debt Index Non-Lendable Fund M	5.62%
(4)	Of these balances, the following amounts were reported in the Summary Compensation Table for previous years: Ms. Honeycutt, $3,753,779 (EDIP) and $1,100,356 (DCP); and Ms. Aquino, $184,644 (DCP).
(5)
Mr. Byström’s year-end balance in the tax-qualified portion of his defined contribution arrangement was $467,631. For a description of the defined contribution arrangement provided to Mr. Byström in Sweden, please see “—Summary of Employment Agreements and Plans—Supplemental Retirement Program—Non-US Defined Contribution Program.”

2023 Pension Benefits
Prior to the Separation, Ms. Honeycutt and Ms. Aquino participated in the Cash Balance Plan under the Danaher Corporation & Subsidiaries Pension Plan (the “Danaher Cash Balance Plan”), which was the only defined benefit pension plan in which any of our named executive officers participated during 2023. The Danaher Cash Balance Plan is a funded pension plan qualified under Section 401(a) of the Code. Prior to the inception of the Danaher Cash Balance Plan in 1997, Danaher made annual contributions to the defined contribution retirement plans of substantially all of its United States salaried employees, in an amount equal to 3% of the employee’s annual, eligible base salary. From 1997 through 2003, in lieu of these contributions, Danaher credited the same level of contributions to the Danaher Cash Balance Plan for each covered employee. As of December 31, 2003, the plan was “frozen” with respect to substantially all participants under the plan (including Ms. Honeycutt and Ms. Aquino) with no further contributions made with respect to such participants. All accrued benefits under the plan for these participants became 100% vested as of such date. All account balances under the plan with respect to these participants increased each year at the annual rate of interest on 30-year Treasury securities for the month of November immediately preceding the first day of the applicable plan year. Upon termination of employment, a participant receives his or her vested accrued benefit in cash or as an annuity (based on the participant’s election).
After the Separation and pursuant to the Employee Matters Agreement, Danaher retained all liabilities for benefits accrued under the Danaher Cash Balance Plan, including the accrued benefits for Ms. Honeycutt and Ms. Aquino. In addition, Veralto did not replicate, replace or initiate any pension or other defined benefit plans in connection with the Separation. As of December 31, 2023, (i) Ms. Honeycutt had an accrued balance of $25,775 in the Danaher Cash Balance Plan, with seven years of vesting service, representing the number of years Ms. Honeycutt participated in the Danaher Cash Balance Plan before the plan was frozen in 2003 and (ii) Ms. Aquino had an accrued balance of $15,366 in the Danaher Cash Balance Plan, with 23 years of vesting service, representing the number of years Ms. Aquino participated in the Danaher Cash Balance Plan before the plan was frozen in 2003. Because the Separation resulted in the termination of employment of Ms. Honeycutt and Ms. Aquino with Danaher, they had the ability to receive their respective accrued benefit in the Danaher Cash Balance Plan in cash or as an annuity. Neither Ms. Honeycutt nor Ms. Aquino have elected to commence their benefits.

Potential Payments Upon Termination or Change-of-Control as of 2023 Fiscal Year-End
The following table provides the estimated payments and benefits that each named executive officer would be entitled to receive upon termination of employment or in connection with a change-of-control of Veralto. The amounts set forth below assume that the triggering event occurred on December 31, 2023. Where benefits are based on the market value of Veralto common stock, we have used the closing price of Veralto common stock as reported on the NYSE on December 31, 2023 ($82.26 per share). In addition to the amounts set forth below, upon any termination of employment each officer would also be entitled to:
•
receive all payments generally provided to salaried employees on a non-discriminatory basis upon termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) Plan distributions;

•
potentially receive an annual cash incentive compensation award pursuant to the Omnibus Plan, since under the terms of the award a participant who remains employed through the end of the annual performance period is eligible for an award under the plan;

•
receive accrued, vested balances under the EDIP, ECP, and DCP, if applicable (provided that under the EDIP and the ECP, if the administrator determines that the circumstances of a participant’s termination constitute gross misconduct, the administrator may determine that the participant’s vesting percentage is as low as zero with respect to all balances that were contributed by Veralto); and

•
exercise vested stock options (provided that under the terms of the Omnibus Plan, if an employee is terminated for gross misconduct, the administrator may terminate up to all of the participant’s unexercised or unvested equity awards). The terms of the EDIP, ECP, DCP and Omnibus Plan are described under “—Summary of Employment Agreements and Plans.”

		Termination/Change-of-Control Event(1)
Named Executive Officer	Benefit	Termination Without Cause ($)	Retirement ($)	Death ($)(2)	Termination Following Change-in- Control ($)
Jennifer L. Honeycutt	Accelerated or continued vesting of stock options(3)	—	—	2,214,765	2,214,765
	Accelerated or continued vesting of RSUs/PSUs(3)	—	—	4,143,601	5,829,273
	Benefits continuation(4)	13,423	—	—	13,423
	Cash payments under Proprietary Agreement/Senior Leader Severance Pay Plan(4)	4,700,000	—	—	6,050,000
	TOTAL:	4,713,423	—	6,358,366	14,107,461
Sameer Ralhan	Accelerated or continued vesting of stock options	—	—	84,447	84,447
	Accelerated or continued vesting of RSUs/PSUs(3)	—	—	1,733,630	3,505,592
	Benefits continuation(4)	503	—	—	770
	Cash payments under Proprietary Agreement/Senior Leader Severance Pay Plan(4)	1,330,000	—	—	3,290,000
	TOTAL:	1,330,503	—	1,818,077	6,880,809
Melissa Aquino	Accelerated or continued vesting of RSUs/PSUs(3)	—	—	1,560,061	2,372,461
	Benefits continuation(4)	8,180	—	—	12,515
	Cash payments under Proprietary Agreement/Senior Leader Severance Pay Plan(4)	1,260,000	—	—	3,080,000
	TOTAL:	1,268,180	—	1,560,061	5,464,976

		Termination/Change-of-Control Event(1)
Named Executive Officer	Benefit	Termination Without Cause ($)	Retirement ($)	Death ($)(2)	Termination Following Change-in- Control ($)
Mattias Byström	Accelerated or continued vesting of stock options	—	—	277,863	—
	Accelerated or continued vesting of RSUs/PSUs(3)	—	—	1,405,906	—
	Continuing salary/annual incentive payments during requisite notice periods	—	—	—	—
	Benefits continuation(4)	13,182	—	—	13,182
	Cash payments under Proprietary Agreement/Senior Leader Severance Pay Plan(4)	960,615	—	—	960,615
	TOTAL:	913,797	—	1,683,769	973,797
Sylvia Stein	Accelerated or continued vesting of stock options	—	—	94,580	94,580
	Accelerated or continued vesting of RSUs/PSUs(3)	—	—	664,579	1,433,627
	Benefits continuation(4)	134	—	—	205
	Cash payments under Proprietary Agreement/Senior Leader Severance Pay Plan(4)	892,500	—	—	2,152,500
	TOTAL:	892,634	—	759,159	3,680,912
(1)
For a description of the treatment upon a change-of-control of outstanding equity awards granted under the Omnibus Plan, please see “—Summary of Employment Agreements and Plans.” The tabular disclosure assumes that upon a change-of-control of Veralto (as defined in the Omnibus Plan), Veralto’s Board accelerates the vesting of any unvested RSUs, PSUs or stock options held by the named executive officers. If a change-of-control had occurred as of December 31, 2023 and Veralto’s Board had allowed all of the unvested RSUs, PSUs and stock options held by the named executive officers to accelerate (which would be subject to the Company’s Senior Leader Severance Pay Plan or otherwise at the Board’s discretion), the intrinsic value of the stock options, RSUs and PSUs held by these officers that would have been accelerated would have been as follows (no tax reimbursement or gross-up payments would have been triggered by such accelerations): Stock options: Ms. Honeycutt, $2,214,765; Mr. Ralhan, $84,447; Ms. Aquino, $0; Mr. Byström, $277,863; and Ms. Stein, $94,580. RSUs and PSUs: Ms. Honeycutt, $5,829,273; Mr. Ralhan, $0; Ms. Aquino, $0; Mr. Byström, $0; and Ms. Stein, $0.

(2)
The terms of the Omnibus Plan provide for accelerated vesting of a participant’s stock options and a pro rata portion of a participant’s RSUs and PSUs (at target value) if the participant dies during employment. For a description of these provisions under the Omnibus Plan, please see “—Summary of Employment Agreements and Plans.”

(3)
If any of the NEOs had retired as of December 31, 2023, they would not have qualified for “early retirement” treatment under the terms of the Omnibus Plan, which provides for, among other terms, continued vesting of certain of the participant’s stock options, RSUs and PSUs (based on the actual performance level achieved) following early retirement. For a description of these provisions under the Omnibus Plan, please see “—Summary of Employment Agreements and Plans.”

(4)
Please see “—Summary of Employment Agreements and Plans” for a description of the respective benefits and cash payments each officer would be entitled to in the event that the officer’s employment is terminated by Veralto without cause, or by the officer for “good reason” (as such term is defined in the Company’s Senior Leader Severance Pay Plan), as well as a description of the post-employment restrictive covenant obligations of each officer. The amounts set forth in the table assume that the officer would have executed Veralto’s standard release in connection with any termination without cause.

The values reflected in the tabular disclosure above (including footnotes to the table) relating to the acceleration of stock options and RSUs reflect the intrinsic value (that is, the value based on the price of Veralto common stock, and in the case of stock options minus the exercise price) of the options and RSUs that would vest or would have vested as a result of the specified event of termination or change-of-control occurring as of December 31, 2023.

Pay Versus Performance
The disclosure in this section shall not be deemed to be incorporated by reference into any prior or subsequent filing by Veralto under the Securities Act or the Exchange Act, except to the extent Veralto specifically incorporates it by reference therein.
Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. As required by Item 402(v), we have included:
•
A list of the most important measures that our Compensation Committee used in 2023 to link a measure of pay calculated in accordance with Item 402(v) (referred to as “compensation actually paid”, or “CAP”) to Company performance; and

•
Tables that compare the total compensation of our named executive officers’ (also known as NEOs) as presented in the Summary Compensation Table (“SCT”) to CAP and that compares CAP to specified performance measures

Salary, Bonus, Non-Equity Incentive Plan Compensation, Nonqualified Deferred Compensation Earnings and All Other Compensation are each calculated in the same manner for purposes of both CAP and SCT. There are two primary differences between the calculation of CAP and SCT total compensation:
	SCT Total	CAP
Stock and Option Awards	Grant date fair value of stock and option awards granted during the year	Year over year change in the fair value of stock and option awards that are unvested as of the end of the year, or vested or were forfeited during the year(1)
(1)	Includes any dividends paid on equity awards in the fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such award.
This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation Committee has not used CAP as a basis for making executive compensation decisions, nor does it use GAAP Net Income or Peer Group TSR for purposes of determining executive incentive compensation. Please refer to our Compensation Discussion and Analysis on pages 79 to 98 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation with performance.
Our Most Important Metrics Used for Linking Pay and Performance
As required by Item 402(v), below are the most important metrics our Committee used to link executive pay to performance for 2023. Our stock price performance, as reflected by our absolute TSR, directly impacts the value of the equity compensation awards we grant to executive officers. Each of the other metrics below are used for purposes of determining payouts under our executive annual cash incentive compensation program.
•	Adjusted Operating Profit (non-GAAP)
•	Core Revenue Growth (non-GAAP)
Adjusted Operating Profit and Core Revenue Growth are equally weighted metric used to determine Company performance under our 2023 executive annual cash incentive compensation program. The Committee weights the two metrics most heavily in the Company performance formula because it believes Adjusted Operating Profit measures profitable growth for the company and Core revenue growth provides incentive to grow the business organically. For our 2024 annual incentive plan, Adjusted Operating Profit will make up 50% of our company financial factor compared with 30% for core revenue growth (Free Cash Flow Conversion accounts for the remaining 20%). Accordingly, Adjusted Operating Profit is the Company-selected measure included in the tables that follow.

Pay Versus Performance Table
In accordance with Item 402(v), we provide below the tabular disclosure for the Company’s President and CEO (our Principal Executive Officer) and the average of our NEOs other than the CEO for 2023
					Value of Initial Fixed $100 Investment Based On:
Fiscal Year (a)(1)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (c)(2)	Average Summary Compensation Table Total for Non-PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e)(2)	Total Shareholder Return (f)(3)	Peer Group Total Shareholder Return (g)(3)	Net Income ($ in Millions) (h)(4)	Adjusted Operating Profit (i)(4,5)
2023	$9,392,843	$5,523,306	$4,841,783	$5,109,656	$96.74	$106.52	$839	$305.9
(1)	For 2023, the PEO is Jennifer Honeycutt. The non-PEO NEOs in 2023 were Messrs. Ralhan and Byström and Mses. Aquino and Stein.
(2)	To calculate CAP (columns (c) and (e)), the following amounts were deducted from and added to the applicable SCT total compensation:
Fiscal Year	PEO 2023	Non-PEO NEOs 2023
SCT Total	$9,392,843	$4,841,783
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($6,485,882)	($3,335,077)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$6,189,192	$3,749,574
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	($2,808,606)	($110,925)
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($764,241)	($35,700)
Compensation Actually Paid	$5,523,306	$5,109,656
The fair value of option awards used in the calculation of CAP was determined using the Black-Scholes option pricing model, in accordance with ASC 718. The assumptions used in this calculation are not materially different than those used for purposes of the Summary Compensation Table.
(3)	Reflects TSR indexed to $100 for each of the Company and the S&P 500 Industrials Index.
(4)	Values are shown in millions.
(5)
Please see page 84 for a definition of Adjusted Operating Profit. Values shown reflect Adjusted Operating Profit as calculated for purposes of our executive compensation program for the applicable reporting year.

Analysis of the Information Presented in the Pay Versus Performance Table
The amounts set forth in the PVP Table above illustrate, for the 2023 year, the “compensation actually paid” to our CEO and other NEOs and our total shareholder return, net income and adjusted operating profit. As we became a reporting company in 2023, we are not required to provide disclosure of any previous years. In future disclosure, as additional years are added to the table, we will be able to demonstrate how our NEO compensation correlates to these measures.

Summary of Employment Agreements and Plans
Following is a description of (1) named executive officer employment-related agreements, and (2) the cash incentive compensation, equity compensation, non-qualified deferred compensation and severance pay plans in which Veralto’s named executive officers participate. Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from period to period, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.
Employment Agreements
Proprietary Interest Agreements
We maintain an agreement with each of our NEOs (except Mr. Byström) under which the executive is subject to certain covenants designed to protect our proprietary interests (the “Proprietary Interest Agreement”). During, and for specified periods after, the executive’s employment, the executive is prohibited from disclosing or improperly using any of our confidential information, subject to certain customary exceptions, and from making any disparaging comments about our company; competing with our company; selling to or soliciting purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge; or hiring or soliciting any of our current or recent employees. Mses. Honeycutt, Aquino and Stein and Mr. Ralhan also agree that with limited exceptions all intellectual property that they develop in connection with their employment belongs to our company. Certain of the agreements also restrict interfering with our vendor relationships, and certain of the agreements prohibit the executive for a specified period of time from working for any our customers or vendors in any role in which the executive would use or disclose or threaten to use or disclose any of our confidential information.
Employment Agreements and Letter Agreements
Honeycutt Letter Agreement
DH EAS Employment, LLC (“DH EAS”), a subsidiary of Danaher that became part of our company in connection with the Separation, entered into a letter agreement with Ms. Honeycutt on January 27, 2023, effective January 1, 2023, in anticipation of her hiring as our President and Chief Executive Officer following the Separation. Pursuant to the letter agreement, Ms. Honeycutt’s employment is on an at-will basis and she is entitled to:
•	a pre-Separation base salary of $900,000 and a post-Separation base salary of $1,000,000 (subject to period review);
•
participation in the Danaher Incentive Compensation Plan, with an annual incentive target bonus equal to 135% of her base salary, pro-rated to reflect the portion of the year from January 1, 2023 to the date of the Separation;

•
recommendation to Danaher’s Compensation Committee to grant an equity award, split evenly between stock options and RSUs, with a grant date fair value of $3,500,000, which would vest fifty percent (50%) on the third (3rd) anniversary of the grant date and fifty percent (50%) on the fourth (4th) anniversary of the grant date;

•	a recommendation to Danaher’s Compensation Committee to grant a special one-time equity award with a grant date fair value of $2,500,000, at or around the time of the Separation;
•	participation in Danaher’s executive supplemental retirement/deferred compensation program, and upon the Separation, Veralto’s supplemental retirement/deferred compensation plans; and
•	reimbursement for financial planning and tax preparation services in an amount not to exceed $15,000 annually.

Rahan Letter Agreement
DH EAS entered into a letter agreement with Mr. Ralhan, dated May 12, 2023, in connection with his hiring as our Chief Financial Officer. Pursuant to the letter agreement, Mr. Ralhan’s employment in on an at-will basis and he is entitled to:
•	a base salary of $700,000 (subject to periodic review);
•
a signing bonus equal to $1,500,000, payable fifty percent (50%) on the first normal payroll date following the commencement of employment and fifty percent (50%) following the first (1st) anniversary of such commencement date;

•	an annual incentive target bonus equal to ninety percent (90%) of base salary, pro-rated for 2023;
•
a recommendation to Danaher’s Compensation Committee to grant an equity award, split evenly between stock options and RSUs, with a grant date fair value of $2,500,000, which would vest fifty percent (50%) on each of the third (3rd) and fourth (4th) anniversaries of the grant date;

•
a recommendation to Danaher’s Compensation Committee to grant a one-time sign-on equity award, consisting of 100% RSUs, with a grant date fair value of $2,000,000, which would vest 33 1/3% on each of the first (1st), second (2nd), and third (3rd) anniversaries of the grant date;

•
an annualized housing allowance equal to $96,000 paid in monthly installments of $8,000 net of applicable taxes, which will cease upon the earlier of his relocation to the Waltham, Massachusetts area or twelve (12) months from the commencement of his employment with Veralto; and

•	participation in Danaher’s executive supplemental retirement/deferred compensation program, and upon the Separation, Veralto’s supplemental retirement/deferred compensation plans.
Aquino Letter Agreement
Danaher entered into a letter agreement with Ms. Aquino, dated January 6, 2023, in connection with her hiring as Vice President and Group Executive, Water Quality. Pursuant to the letter agreement, Ms. Aquino’s employment is on an at-will basis and she is entitled to:
•	a base salary of $700,000 (subject to periodic review);
•	a signing bonus equal to $625,000;
•	an annual incentive target bonus equal to eighty percent (80%) of base salary;
•
a recommendation to Danaher’s Compensation Committee to grant an equity award, split evenly between stock options and RSUs, with a grant date fair value of $1,300,000, which would vest twenty-five percent (25%) on each of the first four (4) anniversaries of the grant date;

•
a recommendation to Danaher’s Compensation Committee to grant an sign-on equity award, split evenly between stock options and RSUs, with a grant date fair value of $3,500,000, which would vest fifty percent (50%) on the first (1st) anniversary of the grant date and twenty-five percent (25%) each on the second (2nd) and third (3rd) anniversaries of the grant date; and

•	participation in Danaher’s executive supplemental retirement/deferred compensation program.
Stein Letter Agreement
DH EAS entered into a letter agreement with Ms. Stein, dated April 10, 2023, in connection with her hiring as our Chief Legal Officer. Pursuant to the letter agreement, Ms. Stein’s employment in on an at-will basis and she is entitled to:
•	a base salary of $525,000 (subject to periodic review);
•	a signing bonus equal to $250,000, payable on the first normal payroll date following the commencement of employment;
•	an annual incentive target bonus equal to ninety percent (70%) of base salary, pro-rated for 2023;

•
a recommendation to Danaher’s Compensation Committee to grant an equity award, split evenly between stock options and RSUs, with a grant date fair value of $700,000, which would vest fifty percent (50%) on each of the third (3rd) and fourth (4th) anniversaries of the grant date;

•
a recommendation to Danaher’s Compensation Committee to grant a one-time sign-on equity award, split evenly between stock options and RSUs, with a grant date fair value of $2,100,000, which would vest twenty-five percent (25%) on each of the first four (4) anniversaries of the grant date;

•	relocation benefits though a third-party relocation services company provided under Danaher’s Relocation Policy in connection with her relocation to the Waltham, Massachusetts area.
•	participation in Danaher’s executive supplemental retirement/deferred compensation program, and upon the Separation, Veralto’s supplemental retirement/deferred compensation plans.
Byström Employment Agreement
VTI Sweden AB, a subsidiary of Veralto, entered into an employment agreement with Mr. Byström, dated December 29, 2021, which was amended on May 5, 2023 in connection with his hiring as our Senior Vice President, Product Quality & Innovation. Pursuant to the employment agreement, Mr. Byström’s employment is on an at-will basis and he is entitled to:
•	a base salary of SEK 6,250,000 (subject to periodic review);
•	an annual incentive target bonus equal to eighty percent (80%) of base salary;
•	a company car with a benefit value of approximately SEK 13,000 per month in 2021;
•	an allowance of SEK 22,000 per month;
•
a recommendation to Danaher’s Compensation Committee to grant an equity award, split evenly between stock options and RSUs, with a grant date fair value of $600,000, which would vest fifty percent (50%) on the third (3rd);

•	contributions to an occupational pension insurance designated by Mr. Byström;
•	tax assistance for the preparation of tax returns in both Sweden and Belgium.
Under the employment agreement, Veralto must provide a notice period of six (6) months prior to termination of employment (Mr. Byström must provide three (3) months’ notice), as well as certain severance payments. The employment agreement automatically terminates upon retirement.
Following termination of employment, Mr. Byström is prohibited from competing with Veralto for a period of twelve (12) months. Such noncompetition covenant does not apply in the event that Mr. Byström’s employment is terminated for breach of contract, or Mr. Byström retires. In consideration for such noncompetition covenant, Veralto is obligated to make monthly payments corresponding to seventy-five percent (75%) of Mr. Byström’s average monthly gross income in the twelve (12) months preceding Mr. Byström’s termination of employment.
In addition to receiving full base salary and benefits during the requisite notice period, if Mr. Byström’s employment is terminated by Veralto, Mr. Byström would be entitled to severance payments equal to twelve (12) times his average monthly remuneration (including average base salary, bonus, benefits, and pension) paid during the twelve (12) months preceding termination, paid in twelve (12) equal installments. Pension payments for the 12-month period shall be paid in a lump sum during the notice period.
Directors’ and Officers’ Indemnification and Insurance
Our Amended and Restated Certificate of Incorporation requires us to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of our company, or by reason of serving at our request as a director or officer of any other entity, subject to certain exceptions. Our Amended and Restated Bylaws provide for similar indemnification rights. In addition, each of our directors and executive officers has entered into an indemnification agreement with us that provides for substantially similar indemnification rights and under which we have agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. We also have in effect directors and officers liability insurance covering all our directors and officers.

2023 Omnibus Incentive Plan
The Compensation Committee (the “Administrator”) administers the Omnibus Plan, under which we may grant shares of Veralto common stock in the form of stock options, stock appreciation rights (“SARs”), restricted stock, RSUs and other stock-based awards (including PSUs) and conversion awards, as such terms are defined in the Omnibus Plan, as well as cash-based awards (collectively, all such awards are referred to as “awards”).
Award Limits
A total of 22,000,000 shares of Veralto common stock have been authorized for issuance under the Omnibus Plan (the “Maximum Share Limit”). The fair market value of awards granted under the Omnibus Plan during any one fiscal year to any individual, non-management director (whether such cash fees are paid currently or deferred under a director deferred compensation plan) may not exceed $800,000 in the aggregate.
Prohibition on Share Recycling
The following shares Veralto common stock do not again become available for awards or increase the number of shares available for grant under the plan: shares Veralto common stock (1) tendered by the participant or withheld by the Company in payment of the purchase price of an option or SAR, (2) tendered by the participant or withheld by the Company to satisfy any tax withholding obligation under the plan, (3) repurchased by the Company with proceeds received from the exercise of an option, or (4) subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise.
Minimum Vesting Requirement; Performance Objectives
All equity awards granted (except for cash-based awards) are subject to a minimum one-year vesting or performance requirement, except that (1) one percent (1%) and up to five percent (5%) of the Maximum Share Limit may be issued without regard to this minimum vesting period, and (2) this minimum vesting period may be waived by the Administrator in the event of death, disability, retirement or a substantial corporate change. Awards granted under the Omnibus Plan may be subject to time-based and/or performance-based vesting conditions, as determined by the Administrator.
Converted Danaher Awards
Veralto authorized to issue conversion awards in connection with the replacement of equity-based awards granted by Danaher prior to the Separation (collectively, the “Danaher Awards”). In accordance with a formula for conversion of the Danaher Awards as determined by the Company in a manner consistent with the Separation, the Administrator may determine the number of shares of Common Stock subject to a conversion award and the exercise price of any conversion award that is a stock option. Further, conversion awards shall be subject to the same vesting terms and overall term that applied to the related Danaher Awards, in each case subject to the discretion of the Administrator.
Retirement and Other Terminations of Employment
Subject to certain terms and conditions set forth in the Omnibus Plan or the applicable award agreement (including the overall term of the award), in general:
•
upon retiring after reaching age 65, (1) a participant’s unvested options held for at least six months prior to retirement continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date (or the tenth anniversary with respect to grants made on or after January 1, 2022), (2) any RSUs that are unvested as of the retirement date (and, for grants on or after January 1, 2022, held for at least six months prior to retirement) continue to vest according to their terms, (3) for PSUs granted prior to January 1, 2022, the participant receives a prorated portion of the shares actually earned based on the Company’s performance over the performance period, and (4) for PSUs (and for grants on or after January 1, 2022, held for held for at least six months prior to retirement) the participant receives the shares actually earned based on the Company’s performance over the performance period; and

•	upon retiring after reaching age 55 and completing ten years of service with Veralto:
○
with respect to grants on or after February 23, 2015 and prior to January 1, 2022 from the Danaher plan but converted into Veralto shares: (1) a pro rata portion of the participant’s unvested options held for at least six (6) months prior to retirement continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth (5th) anniversary of the retirement date, (2) a pro rata portion of any RSUs that are unvested as of the retirement date continue to vest according to their terms, and (3) with respect to PSUs, the participant receives a prorated portion of the shares actually earned based on the Company’s actual performance over the performance period.

○
with respect to grants on or after January 1, 2022 and held for at least six months prior to retirement: (1) the participant’s unvested options continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth (5th) anniversary of the retirement date, (2) any RSUs that are unvested as of the retirement date continue to vest according to their terms, and (3) the participant receives the PSU shares actually earned based on the Company’s actual performance over the performance period.

Upon termination of employment by reason of the grantee’s death, (1) all unexpired options and SARs will become fully exercisable, and subject to the terms of the option or SAR, may be exercised for a period of twelve (12) months thereafter by the personal representative of the grantee’s estate or any other person to whom the Option or SAR is transferred to, (2) a pro rata portion of the outstanding RSUs (other than PSUs) and restricted stock grants shall become vested based on the number of at least partially completed twelve-month periods between the grant date and the date of death (including such full or partial twelve-month periods worked at Danaher prior to the Separation), divided by the total number of twelve-month periods in the time-based vesting schedule as described in the applicable grant, and (3) with respect to PSUs, the grantee’s estate will become vested in the portion of the award determined by multiplying (a) the target amount of PSUs (and related dividend equivalent rights) subject to such award, times (b) the quotient of the number of at least partially complete twelve-month periods between and including the commencement date and the date of death (including such full or partial twelve-month periods worked at Danaher prior to the Separation) divided by the total number of twelve-month periods in the performance period.
Substantial Corporate Change
Upon a “substantial corporate change” (as defined below), either (1) the Board will provide for the assumption or continuation of outstanding awards, or the substitution for such awards of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event such awards will continue in the manner and under the terms so provided, or (2) if any outstanding such award is not so assumed, continued or substituted for, then any forfeitable portions of the awards will terminate and the administrator in its sole discretion may determine the treatment of any outstanding portions of the award.
As defined in the Omnibus Plan, a substantial corporate change includes the consummation of (i) our dissolution or liquidation; (ii) any transaction or series of transactions in which any person or entity or group of persons or entities is or becomes the owner, directly or indirectly, of voting securities of the Company (not including any securities acquired directly from the Company or any affiliate thereof) representing more than 50% of the combined voting power of the Company’s then outstanding securities (iii) a change in the composition of the Board such that individuals who were serving on the Board as of immediately following the Separation, together with any new member of the Board (other than a member of the Board whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the members of the Board then still in office who either were members of the Board immediately following the Separation or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the number of the members of the Board then serving; (iv) a merger, consolidation, or reorganization of the Company with one or more corporations, limited liability companies, partnerships or other entities, other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such event continuing to have both (A) more than 50% of the combined voting power of the voting securities of the ultimate parent entity resulting from such merger, consolidation, or reorganization (and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company voting securities among the holders thereof immediately prior to such transaction), and (B) the power to elect at least a majority of the board of directors or other governing body of the ultimate parent entity resulting from such merger, consolidation, or reorganization or (v) the sale of all or substantially all of the assets of the Company to another person or entity.
Recoupment
All awards granted under the Omnibus Plan are subject to the Company’s recoupment (clawback) policy in the form approved by the Administrator from time to time, if and to the extent the policy applies according to its terms, as well as any recoupment terms required by applicable law.
Amendment or Termination of Plan and Awards
The Board may amend, suspend, or terminate the Omnibus Plan at any time, without the consent of the grantees or their beneficiaries; provided, however, that no amendment may have a material adverse effect on any grantee or beneficiary with respect to any previously declared Award, unless the grantee’s or beneficiary’s consent is obtained. Except as required by law or as required in the event of a substantial corporate change, the Administrator may not, without the grantee’s or beneficiary’s consent, modify the terms and conditions of an award so as to have a material adverse effect on the grantee or beneficiary. Notwithstanding the foregoing to the contrary, the Board reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally modify the Omnibus Plan and any awards made thereunder to ensure all awards and award agreements provided to grantees who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A of the Internal Revenue Code, including, but not limited to, the ability to increase the exercise or purchase price of an award (without the consent of the grantee) to the fair market value on the award’s grant date.
Supplemental Retirement Program
Company Contributions
Veralto uses the Executive Deferred Incentive Program, or EDIP, and the Excess Contribution Program, or ECP (which is a sub-plan under the 2023 Omnibus Plan) to provide supplemental retirement benefits on a pre-tax basis in excess of qualified plan limitations to select management associates of Veralto and its subsidiaries (including each of the named executive officers, as applicable). Prior to January 1, 2019, Danaher’s Executive Deferred Incentive Program (“DEDIP”) was the sole plan used by Danaher to provide supplemental retirement benefits to its employees (and also served as a voluntary deferred compensation program). Danaher’s Excess Contribution Program (“DECP”) became effective as of January 1, 2019 and prior to such date, DEDIP participants made a one-time election to either continue participating in the DEDIP or participate in the DECP. All participants who joined Danaher’s supplemental retirement program at or after January 1, 2019 receive Danaher contributions under the DECP. All amounts that Danaher contributed to a participant’s account in the DEDIP and DECP were deemed invested on a notional basis in Danaher common stock. At Separation, Veralto employee’s balances in these plans were transferred into mirror plans at Veralto and participants’ Danaher common stock balances were converted to Veralto common stock. If termination of an employee’s participation in our EDIP or ECP resulted from the employee’s gross misconduct, the Administrator may reduce the employee’s vested interest with respect to all Veralto contributions to as low as zero percent.
EDIP
At the beginning of each plan year, Veralto will credit to the account of each EDIP participant an amount equal to the product of (1) the sum of the participant’s base salary and target bonus as of the end of the prior year; and (2) a percentage determined by the Administrator that is based on the participant’s years of participation in the EDIP, namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation. For participants who participated in the similar plan maintained by Danaher prior to the Separation, such pre-separation participation is treated as participation in the EDIP for this purpose.

A participant vests in the amounts that Veralto credits to their EDIP account as follows:
•	If the participant has both reached age 55 and completed at least five years of service with Veralto or its subsidiaries, the participant immediately vests 100% in each Veralto contribution.
•
If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each full calendar year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).

•	If a participant dies while employed by Veralto, their vesting percentage equals 100%.
ECP
Under the ECP, on or about February 1 after the applicable year of participation, Veralto will credit to the account of each participant an excess matching contribution and excess non-elective contribution based on the formulas in the Company’s 401(k) plan for matching and non-elective contributions. As a result, each participant can receive the following contributions in the ECP:
•
a matching contribution to the ECP equal to the sum of (a) 100% of the amount deferred into the Veralto Deferred Compensation Plan, or DCP for the year of participation, up to 3% of the greater of (1) the participant’s compensation that is deferred into the DCP or (2) the participant’s compensation above the IRS compensation limit for qualified retirement plans (“match compensation”), plus (b) 50% of the amount deferred into the DCP for the year of participation in excess of 3%, but not in excess of 5%, of the participant’s match compensation; and

•
a non-elective contribution equal to 4% of the participant’s rate of base salary and target bonus amount as of December 31 prior to the year of participation in excess of the IRS compensation limit for qualified retirement plans.

A participant vests in the matching contribution in the ECP made each year on the first anniversary after it is credited to the participant’s account. A participant vests in the non-elective contribution in the ECP made each year on the later of the first anniversary after it is credited to the participant’s account, or the date the participant has completed three years of service with Veralto. For participants who participated in the similar plan maintained by Danaher prior to the Separation, such pre-separation participation is treated as participation in the ECP for this purpose. If a participant dies while employed by Veralto, their vesting percentage equals 100%.
Non-US Defined Contribution Program
Veralto provides certain retirement/pension benefits for non-U.S. executives, in addition to the mandatory programs required by local national statutes. Mr. Byström participates in a defined contribution program which provides for individual retirement investment through an insurance product funded by Company contributions made on his behalf during each year. The defined contribution program in Mr. Byström’s home country of Sweden is competitive with customary local practice.
Veralto contributes a percentage of Mr. Byström’s annual total cash compensation, including base salary, bonus and vacation pay, to the defined contribution program equal to 30% annually. The amount of the 2023 contributions are shown in the Summary Compensation Table. These contributions are split between the defined contribution program which is tax-qualified in Sweden, such that the employer may take a current tax deduction for the contributions, and a supplemental defined contribution program that allows for contributions in excess of the tax deductible limits. No employee contributions are permitted under the defined contribution program in Sweden, nor does the employee control investment of the funds contributed for his account, which are managed by the insurer.
Mr. Byström becomes eligible to commence distribution of his defined contribution program benefits upon attaining the retirement age of 65, and such benefits must be paid out in installments over no less than five years. Early retirement at age 55 can be elected with an adjustment in benefit. Mr. Byström is not currently eligible for early or regular retirement under the defined contribution program. In the event that Mr. Byström dies prior to receipt of his benefit, 100% of the policy value would become payable to his spouse or his children as beneficiaries. The benefits do not become payable to Mr. Byström’s estate in the event that he has no surviving spouse or children.

Voluntary Deferrals
Each DCP participant is permitted to voluntarily defer into the program, on a pre-tax basis, up to 85% of their salary and / or up to 85% of their non-equity incentive compensation with respect to a given plan year. Notional earnings on amounts deferred under the program are credited to participant accounts based on the market rate of return of the applicable investment alternatives offered under the program, which are generally the same as the investment alternatives offered under our 401(k) Plan (except for any investment options that may only be offered under the tax qualified 401(k) Plan). Each participant allocates the amounts the participant voluntarily defers among the available investment alternatives. Participants may change their allocations at any time, provided that any portion of a participant’s account that is subject to the Veralto common stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant. Participants are at all times fully vested in amounts they voluntarily defer into their DCP accounts.
Distributions
In general, a participant may not receive a distribution of their vested EDIP account balance (including any amounts voluntarily deferred) until after their employment with Veralto terminates. A participant generally may elect to receive a distribution of their DCP account balance following their termination of employment or on a specified future date prior to their termination of employment. The following chart generally describes the timing and manner of distribution of EDIP, ECP and DCP account balances:
Name of Plan		Timing of Beginning of Distribution	Period of Distribution	Form of Distribution
EDIP	Not 100% vested in Veralto contributions 100% vested in Veralto contributions
6 months following termination
Participant may elect to begin receiving distributions immediately, 6 months, 1 year or 2 years following termination (generally, a distribution after a termination of employment is payable after a 6-month delay)
Lump sum Participant may elect lump sum, or if at least age 55, annual installments over two, five or ten years
Participant may elect to receive distribution in cash, shares of Veralto common stock or a combination thereof (but all balances subject to the Veralto common stock investment alternative must be distributed in shares of Veralto Common Stock)

ECP		Participant will begin receiving distributions immediately following termination. A six-month delay may apply if the participant is a “key employee” under applicable tax rules	Lump sum	Shares of Veralto common stock (for balances subject to the Veralto common stock investment alternative) or cash (for balances not subject to the Veralto common stock investment alternative)

DCP
Participant may elect to begin receiving distributions on the earlier of a fixed date or termination of employment. Distributions on a fixed date must be at least 3 years after the date of election. Distribution elections upon a termination of employment are the same as under the EDIP (a 6-month delay may apply to distributions on a termination of employment if the participant is a “key employee” under applicable tax rules)
			Participant may elect lump sum or annual installments over a period of up to 10 years	All balances subject to the Veralto common stock investment alternative must be distributed in shares of Veralto common stock, and all other balances must be paid in cash
Certain events, such as the participant’s death or an unforeseeable emergency, may impact the timing of a distribution under the EDIP, the ECP or the DCP.

General
Under the EDIP, the ECP and the DCP, Veralto contributions and amounts voluntarily deferred are unfunded and unsecured obligations of Veralto, receive no preferential standing and are subject to the same risks as any of Veralto’s other general obligations.
Senior Leader Severance Pay Plan
Each of Veralto’s US-based executive officers (in addition to certain other categories of employees as specified in the plan) is entitled to certain benefits under Veralto’s Senior Leader Severance Pay Plan. Per the terms of our recently amended plan, if a covered employee (excluding the CEO) is terminated without “cause” (as defined below) and except in certain circumstances as specified in the plan, subject to execution of Veralto’s standard form of release the employee is entitled to severance equal to 12 months of annual base salary and an amount equal to the Veralto US-based executive officer’s annual target incentive compensation. In addition, Veralto’s US-based executive officers are entitled to receive 12 months of continued and subsidized COBRA benefits. The CEO is entitled to severance of 24 months of annual base salary and an amount equal to two times the CEO’s annual target incentive compensation paid out over the applicable severance period according to the normal payroll cycle. In addition, the CEO is entitled to receive 18 months of continued and subsidized COBRA benefits, as well as the opportunity to continue coverage under specified welfare benefit plans of the Company for the duration of the severance period at the same cost as an active employee in a position similar to that held by the employee at termination.
With respect to a change in control, covered employees (including the CEO) are entitled to receive benefits of 24 months of annual base salary, an amount equal to two times the Veralto US-based executive officer’s annual target incentive compensation and an amount equal to the Veralto US-based executive officer’s pro rata target bonus for the year of termination or resignation, calculated based on the number of days worked during the year of such termination or resignation, and (B) full accelerated vesting of any time-vested equity awards and full vesting at the target level of any performance-contingent equity awards (unless otherwise determined in the applicable equity award agreement). Covered employees are additionally entitled to receive 18 months of continued and subsidized COBRA coverage. The change in control benefits are double trigger and are only triggered if terminated of employment by their employer without cause or by a resignation for good reason with the 24 month protection period. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement.
Under the plan, “cause” is defined as (1) the employee’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to, or any other action in willful disregard of the interests of, Veralto or its affiliates; (2) the employee’s conviction of, or pleading guilty or no contest to (i) a felony, (ii) any misdemeanor (other than a traffic violation), or (iii) any other crime or activity that would impair the employee’s ability to perform duties or impair the business reputation of Veralto or its affiliates; (3) the employee’s willful failure or refusal to satisfactorily perform any duties assigned to the employee; (4) the employee’s failure or refusal to comply with Company standards, policies or procedures, including without limitation the Code of Conduct as amended from time to time; (5) the employee’s violation of any restrictive covenant agreement with Veralto or its affiliates; (6) the employee’s engaging in any activity that is in conflict with the business purposes of Veralto or its affiliates (as determined in the sole discretion of Veralto and its affiliates); or (7) a material misrepresentation or a breach of any of the employee’s representations, obligations or agreements under the plan.
Mr. Byström’s employment agreement with VTI Sweden AB, a wholly owned subsidiary of Veralto, provides for severance payments under certain circumstances, and includes post-employment restrictive covenant obligations. Veralto believes the post-employment restrictive covenant obligations included in Mses. Honeycutt, Aquino and Stein and Mr. Ralhan’s agreements and Mr. Byström’s employment agreement are critical in protecting Veralto’s proprietary assets, and that the severance payments payable upon a termination without cause are generally commensurate with the severance rights peer companies offer executives in comparable roles. There is no change-in-control provision in the Senior Leader Severance Pay Plan or in Mr. Byström’s employment agreement, but the Compensation Committee has authorized Veralto management to amend Mr. Byström’s agreement in 2024 to mirror the terms of the amended US-based senior severance plan.

DIRECTOR COMPENSATION
Non-Management Director Compensation Program
Non-Management Director Compensation Philosophy
We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board and the Nominating and Governance Committee are guided by the following principles:
•	compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of responsibilities;
•	a significant portion of the total compensation should be paid in stock-based awards to align directors’ interests with the long-term interests of our shareholders; and
•	the structure of the compensation program should be simple and transparent.
Process for Setting Non-Management Director Compensation
The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board regarding non-management director compensation (although the Board makes the final determination regarding the amounts and type of non-management director compensation). The Committee engages FW Cook, the Board’s independent compensation consultant, to prepare regular reports on market non-management director compensation practices and evaluate our program in light of the results of such reports. The Committee typically reviews, and seeks advice from FW Cook regarding, the Company’s non-management director compensation on an annual basis.
The Omnibus Plan limits the amount of cash and equity compensation that we may pay to a non-management director each year. Under the plan terms, an annual limit of $800,000 per calendar year applies to the sum of all cash and equity-based awards (calculated based on the grant date fair value of such awards for financial reporting purposes) granted to each non-management director for services as a member of the Board.
2023 Non-Management Director Compensation Structure

Director cash retainers are paid quarterly in arrears. Director annual equity awards and the Board chair equity retainer are divided equally (based on target award value) between options and RSUs. The options are fully vested as of the grant date. The RSUs vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Veralto’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board. Veralto also reimburses directors for Veralto-related out-of-pocket expenses, including travel expenses.
Director Summary Compensation Table
The table below summarizes the compensation paid by Veralto to the non-management directors for the post-Separation period between October 1, 2023 when Veralto commenced its operations as a standalone company, and December 31, 2023. Jennifer L. Honeycutt serves as a director and executive officer of Veralto but she has not received and does not receive any additional compensation for services provided as a director. In connection with the Separation that occurred on September 30, 2023, the Nominating and Governance Committee and the Board approved a prorated annual equity retainer for non-management directors to reflect the period from October 1, 2023 through May 21, 2024 (the date of our 2024 Annual Meeting). Ms. Filler received a similarly-prorated equity award for her role as the Board chair in January 2024.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
Françoise Colpron(3)	—	52,550	52,502	105,052
Daniel L. Comas(3)	—	52,550	52,502	105,052
Linda H. Filler(3)	—	52,550	52,502	105,052
Shyam P. Kambeyanda(3)	—	52,550	52,502	105,052
William H. King(3)	—	52,550	52,502	105,052
Walter G. Lohr, Jr.(3)	—	52,550	52,502	105,052
Heath A. Mitts(3)	—	52,550	52,502	105,052
John T. Schwieters(3)	—	52,550	52,502	105,052
Cindy L. Wallis-Lage(3)	—	52,550	52,502	105,052
Thomas L. Williams(3)	—	52,550	52,502	105,052
(1)
The amounts reflected in these columns represent the aggregate grant date fair value of the applicable award computed in accordance with FASB ASC Topic 718. With respect to stock awards, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares Veralto common stock underlying the award, times the closing price of the Veralto common stock on the date of grant (but discounted to account for the fact that RSUs do not accrue dividend rights prior to vesting and distribution). With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures): for the 2023 stock option grants to all directors above, a 7.0 year option life; a risk-free interest rate of 4.69%; a stock price volatility rate of 33.04%; and a dividend yield of 0.00% per share.

(2)
The table below sets forth as to each non-management director the aggregate number of unvested RSUs and aggregate number of stock options outstanding as of December 31, 2023. All of the stock options set forth in the table below are fully vested. The RSUs set forth in the table below vest in accordance with the terms described above.

Name of Director(s)	Aggregate Number of Stock Options Owned as of December 31, 2023 (#)	Aggregate Number of Unvested RSUs Owned as of December 31, 2023 (#)
Françoise Colpron	1,590	711
Daniel L. Comas	1,590	711
Linda H. Filler	1,590	711
Shyam P. Kambeyanda	1,590	711
William H. King	1,590	711
Walter G. Lohr, Jr.	1,590	711
Heath A. Mitts	1,590	711
John T. Schwieters	1,590	711
Cindy L. Wallis-Lage	1,590	711
Thomas L. Williams	1,590	711

(3)	Veralto’s directors are paid quarterly in arrears. As such, they did not receive any cash payment in 2023. Veralto does not have a Director’s Deferred Compensation Plan
Name of Director(s)	2023 Phantom Shares Received Under Deferred Compensation Plan (#)
Françoise Colpron	0
Daniel L. Comas	0
Linda H. Filler	0
Shyam P. Kambeyanda	0
William H. King	0
Walter G. Lohr, Jr.	0
Heath A. Mitts	0
John T. Schwieters	0
Cindy L. Wallis-Lage	0
Thomas L. Williams	0

DESCRIPTION OF CERTAIN INDEBTEDNESS
On August 31, 2023, Veralto entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks establishing the five-year $1.5 billion senior, unsecured revolving Senior Credit Facility, subject to a one-year extension option and an expansion option of up to $500 million, in each case at the request of Veralto and with the consent of the applicable lenders.
Borrowings under the Senior Credit Facility bear interest at (i) in the case of borrowings denominated in U.S. dollars, (1) term Secured Overnight Financing Rate (“SOFR”) (with a floor of 0.0%) plus a margin of between 79.5 and 130.0 basis points or (2) an adjusted base rate (with a floor of 1.0%) plus a margin of between 0.0 to 30.0 basis points and (ii) in the case of borrowings denominated in euros, EURIBOR (as defined in the Credit Agreement) (with a floor of 0.0%) plus a margin of between 79.5 and 130.0 basis points (in each case depending on Veralto’s long-term debt credit rating). In addition, Veralto is required to pay a per annum facility fee of between 8.0 and 20.0 basis points (depending on Veralto’s long-term debt credit rating) based on the aggregate revolving credit commitments under the Senior Credit Facility, regardless of usage.
The Senior Credit Facility contains customary events of default and affirmative and negative covenants, including covenants that, among other things, restrict the ability of Veralto and its subsidiaries to: incur liens, incur indebtedness, make restricted payments, sell or otherwise dispose of Veralto’s or any subsidiary’s assets, enter into certain mergers or consolidations, and use proceeds of borrowings for other than permitted purposes. These covenants are subject to a number of important exceptions and qualifications. The Senior Credit Facility requires Veralto to maintain a net leverage ratio of 3.75:1 or less, with an increase to 4.25:1 for the four fiscal quarters following the consummation of any acquisition by Veralto or any subsidiary in which the purchase price exceeds $100 million. Certain changes of control with respect to Veralto would constitute an event of default under the Senior Credit Facility. Upon the occurrence and during the continuance of an event of default, the lenders may terminate any unfunded commitments and declare the outstanding advances and all other obligations under the Senior Credit Facility immediately due and payable.
Veralto intends to use the Senior Credit Facility for liquidity support for Veralto’s commercial paper programs and for general corporate purposes. Outstanding commercial paper directly reduces borrowing capacity under the Senior Credit Facility. There were no amounts outstanding under the commercial paper program as of June 28, 2024.

THE EXCHANGE OFFERS
In connection with the Initial Offerings, we entered into the Registration Rights Agreements pursuant to which we agreed to use commercially reasonable efforts: (1) to file a registration statement on an appropriate registration form with respect to a registered offer to exchange the Old Notes for notes with terms substantially identical in all material respects to the Old Notes (except that the New Notes have been registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes), (2) to cause such registration statement to be declared effective by the SEC under the Securities Act on or before November 11, 2024 (the “USD Target Registration Date”), in the case of the Old USD Notes, and on or before November 12, 2024 (the “Euro Target Registration Date” and, together with the USD Target Registration Date, the “Target Registration Dates”), in the case of the Old Euro Notes, and (3) to complete the Exchange Offers and issue the New Notes no later than 60 days after the registration statement is declared effective.
The Registration Rights Agreements provide that if (1) we have not exchanged New Notes for all Old Notes validly tendered in accordance with the terms of the Exchange Offers on or prior to the applicable Target Registration Date or, if a shelf registration statement is required and has not become effective on or prior to the applicable Target Registration Date, (2) we receive a shelf request (as defined in the applicable Registration Rights Agreement) and the shelf registration statement required to be filed thereby has not become effective on or prior to the later of (a) the applicable Target Registration Date or (b) 90 days after the delivery of such shelf request, or (3) if applicable, the shelf registration statement has become effective and thereafter ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable Notes (a) on more than two occasions of at least 30 consecutive days during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period (in each case in (1) through (3) above, the next such day, the “Trigger Date”), then additional interest shall accrue on the principal amount of the Old Notes that are “registrable notes” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) commencing on the Trigger Date until the Exchange Offers are completed or the shelf registration statement becomes effective, or when the shelf registration statement again becomes effective or the prospectus again becomes usable, as applicable, or when the Old Notes cease to be “registrable notes.” Notwithstanding the foregoing, a holder of Old Notes who is not entitled to the benefits of the shelf registration statement shall not be entitled to any increase in the interest rate borne by the Old Notes as a result of a registration default that pertains to the shelf registration statement.
We are making the Exchange Offers in reliance on the position of the SEC as described in previous no-action letters issued to third parties, including in Exxon Capital Holdings Corporation (May 13, 1988), Morgan Stanley & Co., Inc. (June 5, 1991), Shearman & Sterling (July 2, 1993) and similar no-action letters. However, we have not sought, and do not intend to seek, our own no-action letter from the SEC with respect to the effects of the Exchange Offers, and there can be no assurance that the SEC staff would make a similar determination with respect to the New Notes as it has made in previous no-action letters. Based upon these interpretations by the SEC, we believe that a holder who exchanges Old Notes for New Notes in the Exchange Offers generally may offer the New Notes for resale, sell the New Notes and otherwise transfer the New Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. The preceding sentence does not apply, however, to a holder who is our “affiliate” (as defined in Rule 405 under the Securities Act). We also believe that a holder may offer, sell or transfer the New Notes only if the holder acknowledges that the holder is acquiring the New Notes in the ordinary course of its business and is not engaged, does not intend to engage and has no arrangement or understanding with any person to participate in a “distribution,” as defined in the Securities Act, of the New Notes. We have not entered into any arrangement or understanding with any person who will receive New Notes in the Exchange Offers to distribute such New Notes following completion of the Exchange Offers, and we are not aware of any person that will participate in the Exchange Offers with a view to distribute the New Notes. A holder who exchanges Old Notes for New Notes in the Exchange Offers for the purpose of distributing such New Notes cannot rely on the interpretations of the staff of the SEC in the aforementioned no-action letters, must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell New Notes and must be identified as an underwriter in the prospectus.

The summary herein of certain provisions of the Registration Rights Agreements does not purport to be complete, and is qualified in its entirety by reference to all the provisions of the Registration Rights Agreements, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.
Terms of the Exchange Offer; Period for Tendering Old Notes
This prospectus and, in the case of the Old USD Notes, the accompanying letter of transmittal, contain the terms and conditions of the Exchange Offers. Upon the terms and subject to the conditions included in this prospectus and, in the case of the Old USD Notes, in the accompanying letter of transmittal, which together are the Exchange Offers, we will accept for exchange Old Notes that are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.
•
When you tender to us Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and, in the case of the Old USD Notes, in the accompanying letter of transmittal.

•
For each $2,000 principal amount of Old USD Notes (and $1,000 principal amount of Old USD Notes in excess thereof) surrendered to us in the Exchange Offers, we will give you $2,000 principal amount of New USD Notes (and $1,000 principal amount of New USD Notes in excess thereof). Outstanding Old USD Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•
For each €100,000 principal amount of Old Euro Notes (and €1,000 principal amount of Old Euro Notes in excess thereof) surrendered to us in the Exchange Offers, we will give you €100,000 principal amount of New Euro Notes (and €1,000 principal amount of New Euro Notes in excess thereof). Outstanding Old Euro Notes may only be tendered in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

•
We will keep the Exchange Offers open for not less than 20 business days, or longer if required by applicable law, after the date that we first send notice of the Exchange Offers to the holders of the Old Notes. We are sending this prospectus, and, in the case of the Old USD Notes, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of Old Notes at their addresses listed in the Trustee’s security register with respect to the Old Notes.

•
The Exchange Offers expire at 5:00 p.m., New York City time, on    , 2024; provided, however, that we, in our sole discretion, may extend the period of time for which the Exchange Offers are open. The term “expiration date” means    , 2024 or, if extended by us, the latest time and date to which the Exchange Offers are extended.

•
As of the date of this prospectus, there were outstanding $700,000,000 in aggregate principal amount of the Old 2026 Notes, $700,000,000 in aggregate principal amount of the Old 2028 Notes, $700,000,000 in aggregate principal amount of the Old 2033 Notes and €500,000,000 in aggregate principal amount of the Old Euro Notes. The Exchange Offers are not conditioned upon any minimum principal amount of Old Notes being tendered.

•	Our obligation to accept Old Notes for exchange in the Exchange Offers is subject to the conditions that we describe in the section “—Conditions to the Exchange Offers” below.
•
We expressly reserve the right, at any time, to extend the period of time during which the Exchange Offers are open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of an extension to the applicable Exchange Agent and notice of that extension to the holders as described below. During any extension, all Old Notes previously tendered will remain subject to the Exchange Offers unless withdrawal rights are exercised. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the Exchange Offers.

•	We expressly reserve the right to amend or terminate the Exchange Offers, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, if any of the conditions of the

Exchange Offers specified below under “—Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the Exchange Offers, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the Exchange Offers following notice of the material change.
•
We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news service.

•	Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers.
•
Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offers will remain outstanding and will continue to be entitled to the benefits of the applicable Indenture, but will not be entitled to any further registration rights under the applicable Registration Rights Agreement.

•	We intend to conduct the Exchange Offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.
•	In the case of the Old USD Notes, by executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resale of the New Notes.”
Important rules concerning the Exchange Offers
You should note that:
•
All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•
We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

•
We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offers as to any particular Old Notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offers. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the Exchange Offers as to any particular Old Notes either before or after the expiration date shall be final and binding on all parties.
•
Neither we, the Exchange Agents nor any other person shall be under any duty to give notification of, or waive, any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes
Procedures for Tendering Old USD Notes
If you, as the registered holder of an Old USD Note, wish to tender your Old USD Notes for exchange in the Exchange Offers, you must contact a DTC participant to complete the book-entry transfer procedures described below, or otherwise complete and transmit a properly completed and duly executed letter of transmittal to Deutsche Bank Trust Company Americas at the address set forth below under “Exchange Agent—USD Exchange Agent” on or prior to the expiration date.

In addition,
(1)	certificates for Old USD Notes must be received by the USD Exchange Agent along with the letter of transmittal,
or
(2)
a timely confirmation of a book-entry transfer of Old USD Notes, if such procedure is available, into the USD Exchange Agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the USD Exchange Agent prior to the expiration date.

Book-Entry Transfer
The USD Exchange Agent will make a request to establish an account with respect to the Old USD Notes at DTC for purposes of the Exchange Offers promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Old USD Notes by causing DTC to transfer Old USD Notes into the USD Exchange Agent’s account in accordance with DTC’s Automated Tender Offer Program (“ATOP”) procedures for transfer. However, the exchange for the Old USD Notes so tendered will only be made after timely confirmation of book-entry transfer of Old USD Notes into the USD Exchange Agent’s account, and timely receipt by the USD Exchange Agent of an agent’s message, transmitted through ATOP by DTC and received by the USD Exchange Agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering Old USD Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.
If your Old USD Notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your Old USD Notes or not tender your Old USD Notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the USD Exchange Agent, and we will not be able to accept your tender of Old USD Notes until the USD Exchange Agent receives a book-entry confirmation from DTC with respect to your Old USD Notes.
If you are a beneficial owner which holds Old USD Notes through Euroclear or Clearstream and wish to tender your Old USD Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Old USD Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering Old USD Notes.
Letter of Transmittal Procedures
If your Old USD Notes are not held through DTC, you must complete and transmit a properly completed and duly executed letter of transmittal to Deutsche Bank Trust Company Americas at the address set forth below under “Exchange Agent—USD Exchange Agent” on or prior to the expiration date. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old USD Notes being surrendered for exchange are tendered:
(1)	by a registered holder of the Old USD Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or
(2)	for the account of an eligible institution.
If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:
•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or
•	a commercial bank or trust company having an office or correspondent in the United States.
If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old USD Notes, the Old USD Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old USD Notes and with the signature guaranteed.

If the letter of transmittal or any Old USD Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.
Procedures for Tendering Old Euro Notes
If you, as a registered holder of an Old Euro Note, wish to tender your Old Euro Notes for exchange in the Exchange Offers, you must submit, or arrange to have submitted on your behalf, an electronic exchange instruction, or an Electronic Instruction (as defined below), through Euroclear or Clearstream, as applicable, in accordance with the procedures of, and within the time limits specified by, the relevant clearing system for receipt by the Euro Exchange Agent for the Old Euro Notes. By submitting an Electronic Instruction, holders of Old Euro Notes will be deemed to have agreed to the terms of the prospectus.
Only direct participants in Euroclear or Clearstream may submit Electronic Instructions through Euroclear and Clearstream. A holder of Old Euro Notes that is not a direct participant in Euroclear or Clearstream must arrange for the direct participant through which it holds the Old Euro Notes to submit an Electronic Instruction on the holder’s behalf to the relevant clearing system prior to the deadline specified by the relevant clearing system.
The “Electronic Instruction” means an instruction to Euroclear or Clearstream, as applicable, that includes:
(i)	instructions:
a.	to block any attempt to transfer such participant’s tendered Old Euro Notes on or prior to the settlement date; and
b.
to debit such participant’s account on the settlement date in respect of all of the Old Euro Notes that such participant has tendered or, in respect of such lesser portion of such Old Euro Notes as are accepted pursuant to the Exchange Offers, upon receipt of an instruction from the Euro Exchange Agent; subject, in each case, to the automatic withdrawal of the instructions in the event that the Exchange Offers are terminated prior to the expiration date, as notified to Euroclear or Clearstream by the Euro Exchange Agent or validly revoked by submitting a valid electronic withdrawal instruction to the relevant clearing system as per the requirements set out by the relevant clearing system;

(ii)	authorization to disclose the identity of the direct participant and information about the foregoing instructions; and
(iii)
express acknowledgement that such participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and that we may enforce that agreement against such participant.

Tenders of Old Euro Notes, including Electronic Instructions, must be delivered to and received by the Euro Exchange Agent at or prior to the expiration date. Electronic Instructions must also be delivered in accordance with the procedures and deadlines established by the applicable clearing system. Holders of Old Euro Notes are responsible for informing themselves of these deadlines and for arranging the due and timely delivery of Electronic Instructions to the applicable clearing system.
Beneficial Owners
Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to tender Old Notes for exchange in the Exchange Offers. Keep in mind that the intermediary may require beneficial owners to take action with respect to the Exchange Offers a number of days before the expiration date in order for such entity to tender Old Notes on behalf of a beneficial owner at or prior to the expiration date in accordance with the terms of the Exchange Offers.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish their own earlier deadlines for participation in the Exchange Offers. Accordingly, beneficial owners wishing to participate in the Exchange Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offers.
General
The method of delivery of Old Notes, letters of transmittal and all other required documentation is at your election and risk. Delivery will be deemed made only when all required documentation is actually received by the applicable Exchange Agent. Delivery of documents or instructions to the applicable clearing system does not constitute delivery to the Exchange Agents. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely completion of these procedures to ensure delivery to the Exchange Agents. No letter of transmittal, Old Notes, or other required documentation should be sent to Veralto.
The Trustee and the Exchange Agents are not responsible for and make no representation as to the validity, accuracy or adequacy of this prospectus and any of its contents, and are not responsible for any of our statements or the statements of any other person in this prospectus or in any document issued or used in connection with it or the Exchange Offers. The Trustee and the Exchange Agents make no recommendation to any holder whether to tender the Old Notes pursuant to the Exchange Offers or to take any other action.
Acceptance of Old Notes for Exchange; Delivery of New Notes
Once all of the conditions to the Exchange Offers are satisfied or waived, we will accept, promptly after the expiration date, all Old Notes properly tendered and will issue the New Notes promptly after the expiration of the Exchange Offers. See “—Conditions to the Exchange Offers” below. For purposes of the Exchange Offers, our giving of oral or written notice of our acceptance to the Exchange Agents will be considered our acceptance of the Exchange Offers.
In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the Exchange Agents of:
•	certificates representing the Old Notes or confirmation of book-entry transfer;
•	a properly completed and duly executed letter of transmittal, an agent’s message from DTC or an Electronic Instruction from Euroclear or Clearstream, as applicable; and
•	all other required documents.
If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the Exchange Offers or if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange, in the case of Old Notes tendered by book-entry transfer using the book-entry transfer procedures described below, non-exchanged Old Notes will be re-credited promptly following the expiration or termination of the Exchange Offers, or in the case of Old USD Notes tendered by transmitting a completed letter of transmittal, we will return any unaccepted or non-exchanged Old USD Notes without expense to the tendering holder.
No Guaranteed Delivery Procedures
There are no guaranteed delivery provisions applicable to the Exchange Offers. Holders of Old Notes must tender their Old Notes in accordance with the procedures set forth under “—Procedures for Tendering Old Notes.”
Withdrawal Rights
You can withdraw your tender of Old Notes at any time on or prior to the expiration date.
Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the Exchange Offers.
If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Procedure for Withdrawing Tenders of Old USD Notes
For a withdrawal to be effective, a written notice of withdrawal must be received by the USD Exchange Agent at the USD Exchange Agent’s address listed below under “Exchange Agent.” Any notice of withdrawal must specify:
•	the name of the person having tendered the Old USD Notes to be withdrawn;
•	the Old USD Notes to be withdrawn;
•	the principal amount of the Old USD Notes to be withdrawn;
•	if certificates for Old USD Notes have been delivered to the USD Exchange Agent, the name in which the Old USD Notes are registered, if different from that of the withdrawing holder;
•
if certificates for Old USD Notes have been delivered or otherwise identified to the USD Exchange Agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•
if Old USD Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old USD Notes and otherwise comply with the procedures of that facility.

Procedures for Withdrawing Tenders of Old Euro Notes
For a withdrawal to be effective, holders of the Old Euro Notes should exercise their right of withdrawal in accordance with Euroclear or Clearstream procedures, as applicable. Beneficial owners of Old Euro Notes that are held through an intermediary are advised to check with such intermediary as to when it would require receipt of instructions to withdraw the tender of Old Euro Notes in order to meet the withdrawal deadline.
Conditions to the Exchange Offers
Notwithstanding any other provisions of the Exchange Offers, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offers, if at any time before the acceptance of Old Notes for exchange or the exchange of the New Notes for Old Notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.
That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights, which we may assert at any time and from time to time prior to the expiration of the Exchange Offers.

Exchange Agents
USD Exchange Agent
Deutsche Bank Trust Company Americas has been appointed as the USD Exchange Agent for the Exchange Offers. All executed letters of transmittal should be directed to the USD Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the USD Exchange Agent, addressed as follows:
Deliver to:

By Mail or in Person
Deutsche Bank Trust Company Americas
1 Columbus Circle, 17th Floor
Mail Stop: NYC01-1710
New York, NY 10019
Attention: Trust and Agency Services

c/o DB Services Americas, Inc.
5022 Gate Parkway, Suite 200
MS JCK01-218
Jacksonville, FL 32256

By Email or Facsimile Transmission (for Eligible Institutions Only)
Email: db.reorg@db.com
Fax: 732-578-4635

For Information and to Confirm by Telephone
1-800-735-7777
Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.
Euro Exchange Agent
Citibank, N.A., London Branch has been appointed as the Euro Exchange Agent for the Exchange Offers. Questions and requests for assistance or requests for additional copies of this prospectus should be directed to the Euro Exchange Agent, addressed as follows:
Deliver to:

By Mail or in Person
Citibank, N.A., London Branch
Citigroup Centre
Canada Square
London E14 5LB
United Kingdom
Attention: Exchange Team – Agency & Trust

By Email
Email: citiexchanges@citi.com

For Information and to Confirm by Telephone
+44 (0) 20-7508-3867
Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.
Fees and Expenses
The principal solicitation is being made by delivering this prospectus to noteholders through the facilities of DTC, Euroclear or Clearstream, as applicable; however, additional solicitation may be made by mail, telephone, fax, email or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. However, we will pay the Exchange Agents reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the Exchange Offers.
The estimated cash expenses to be incurred in connection with the Exchange Offers, including legal, accounting, SEC filing, printing and Exchange Agents’ expenses, will be paid by us and are estimated in the aggregate to be approximately $840,000.
Transfer Taxes
Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.
Resale of the New Notes
Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable after the Exchange Offers without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made publicly available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made publicly available on June 5, 1991.
However, any purchaser of Old Notes who is an “affiliate” of Veralto or who intends to participate in the Exchange Offers for the purpose of distributing the New Notes:
(1)	will not be able to rely on the interpretation of the staff of the SEC;
(2)	will not be able to tender its Old Notes in the Exchange Offers; and
(3)
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, in the case of the Old USD Notes, the letter of transmittal, or in the case of the Old Euro Notes, the Electronic Instruction, each holder of the Old Notes will represent, or is deemed to represent, as applicable, that:
(1)	it is not our “affiliate”;
(2)	any New Notes to be received by it were acquired in the ordinary course of its business;
(3)
it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the New Notes; and

(4)
if it is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes.

As discussed above, in connection with any resales of New Notes, any broker-dealer participating in the Exchange Offers who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the Exchange Offers registration statement. Under the Registration Rights Agreements, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of New Notes.

DESCRIPTION OF THE NEW NOTES
A description of the specific terms of each series of New Notes is set forth below. The description is qualified in its entirety by reference to (i) the indenture, dated as of September 18, 2023 (the “USD Indenture”), between the Company, as issuer, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), under which the New USD Notes will be, and the Old USD Notes were, issued, and (ii) the indenture, dated as of September 19, 2023 (the “Euro Indenture” and, together with the USD Indenture, the “Indentures”), between the Company, as issuer, and the Trustee, under which the New Euro Notes will be, and the Old Euro Notes were, issued. The following Description of the New Notes is only a summary of the material terms and does not purport to be complete. The Company urges you to read the Indentures in their entirety because such Indentures, and not this description, will define your rights as a beneficial holder of the New Notes.
The New Notes of each series will be treated as a single class with any Old Notes of such series that remain outstanding after the completion of the Exchange Offers. If the Exchange Offers are consummated, holders of Old Notes who do not exchange their Old Notes for New Notes will vote together with the holders of the applicable series of New Notes for all relevant purposes under the Indentures. In that regard, the Indentures require that certain actions by the holders under the Indentures (including acceleration after an event of default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding Notes of the applicable series issued under the Indentures. In determining whether holders of the requisite percentage of aggregate principal amount of a series of Notes have given any notice, consent or waiver or taken any other action permitted under the Indentures, any Old Notes of such series that remain outstanding after the Exchange Offers will be aggregated with the New Notes of such series, and the holders of such Old Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of the New Notes to specified percentages in aggregate principal amount of a series of the outstanding Notes mean, at any time after the Exchange Offers for the Old Notes are consummated, such percentage in aggregate principal amount of such Old Notes and New Notes of the applicable series then outstanding.
As used in this section “Description of the New Notes,” the terms “Company,” “we,” “us” and “our” refer to Veralto Corporation and not to the Company’s other Subsidiaries (as defined herein).
Background
On September 18, 2023 and September 19, 2023, we completed the private offerings and issuances (the “Initial Offerings”) of the Old USD Notes and the Old Euro Notes, respectively. In connection with the Initial Offerings, we entered into a registration rights agreement, dated as of September 18, 2023, with the initial purchasers of the Old USD Notes (the “USD Registration Rights Agreement”), and a registration rights agreement, dated as of September 19, 2023, with the initial purchasers of the Old Euro Notes (the “Euro Registration Rights Agreement” and, together with the USD Registration Rights Agreement, the “Registration Rights Agreements”), in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the Exchange Offers for the Old Notes.
We are offering to issue the New Notes to satisfy our obligations contained in the Registration Rights Agreements entered into in connection with the Initial Offerings.
General
In the Exchange Offers, we will issue up to $700,000,000 aggregate principal amount of New 2026 Notes, $700,000,000 aggregate principal amount of New 2028 Notes, $700,000,000 aggregate principal amount of New 2033 Notes and €500,000,000 aggregate principal amount of New Euro Notes. The New USD Notes will be issued under the USD Indenture, and the New Euro Notes will be issued under the Euro Indenture.
Each series of New Notes will be our general unsecured obligations. Each series of New Notes will rank without preference or priority among themselves and equally in right of payment with all of our existing and future unsecured and unsubordinated Indebtedness (as defined below). Each series of New Notes will rank senior in right of payment to all of our existing and future Indebtedness that is subordinated to the New Notes. Each series of New Notes will also be effectively subordinated to all of our existing and future secured Indebtedness to the extent of the assets securing such Indebtedness, and will be structurally subordinated to all existing and future Indebtedness and any other liabilities of our subsidiaries.

Veralto is a recently formed corporation and derives substantially all of its operating income from, and holds substantially all of its assets through, its subsidiaries. Veralto depends on distributions of cash flow and earnings from its subsidiaries in order to meet its payment obligations under the New Notes and its other debt obligations. These subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the New Notes, or to provide Veralto with funds for its payment obligations with respect thereto, whether by dividends, distributions, loans or otherwise. As a result, the Old Notes are, and the New Notes will be, structurally subordinated to the liabilities of Veralto’s subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the payment of dividends, could limit the ability of Veralto’s subsidiaries to make payments or other distributions to it, and Veralto’s subsidiaries could agree to contractual restrictions on their ability to pay dividends or make payments or other distributions to it. The combined Indebtedness of Veralto and its subsidiaries, as of June 28, 2024, is $2.6 billion. In addition, our five-year, $1.5 billion senior, unsecured revolving credit facility and our commercial paper program provide us with additional borrowing capacity of approximately $1.5 billion as described under the section titled “Description of Certain Indebtedness” of this prospectus.
Except as provided below under “Certain Covenants of Veralto—Limitation on Secured Debt,” the Indentures do not limit the amount of debt that Veralto may issue under the Indentures, nor the amount of other debt or securities that Veralto or any of its subsidiaries may issue. Veralto may issue debt securities under the Indentures from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions contained in the Indentures on secured debt and sale/leaseback transactions described below under “Certain Covenants of Veralto,” and the restrictions described below under “Consolidation, Merger and Sale of Assets,” the Indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event Veralto participates in a highly leveraged transaction. In addition, the Indentures do not limit Veralto’s ability to guarantee any Indebtedness of its subsidiaries or any other person.
Except as provided below, the New Notes will not be subject to redemption, repurchase or repayment at the option of any holder thereof, upon the occurrence of any particular circumstances or otherwise. The New Notes will not be entitled to the benefit of any mandatory redemption provision or sinking fund.
Principal Amount of New Notes
Each series of New Notes will be issued in an initial aggregate principal amount set forth below.
Maturity of New Notes
Each series of New Notes will mature on the applicable maturity date set forth below. If the scheduled maturity date is not a business day (as defined below), we will make the required payment on the following business day, and no interest will accrue as a result of such delay.
For purposes of the New USD Notes, “business day” means any day other than a Saturday or Sunday, which is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.
For purposes of the New Euro Notes, “business day” means any day other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the real time gross settlement system operated by the Eurosystem (the T2 system), or any successor system thereto, is open.
Interest Rate on New Notes
The interest rate on each series of New Notes is set forth below. Interest on each series of the New USD Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the New Euro Notes will be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association) day count convention.
Interest Accrual on New Notes
The first interest payment on each series of New Notes will include any accrued and unpaid interest on the Old Notes tendered in exchange therefor so that a tendering holder of Old Notes will receive the same interest payment it would have received had its Old Notes not been tendered in the Exchange Offers.

Interest Payment Dates
We will pay interest on each series of New Notes semi-annually, in the case of the New USD Notes, and annually, in the case of the New Euro Notes, on the applicable interest payment dates set forth below (each, an “Interest Payment Date”). If any Interest Payment Date falls on a day that is not a business day, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment.
First Interest Payment Date
The first Interest Payment Date on each series of New Notes is set forth below.
Regular Record Date for Interest
We will pay interest payable on any Interest Payment Date to holders of record on the applicable regular record date set forth below immediately preceding the applicable Interest Payment Date.
New 2026 Notes
•	Title of the Notes: 5.500% Senior Notes due 2026
•	Total principal amount of Notes being exchanged: up to $700,000,000
•	Maturity date: September 18, 2026
•	Interest rate: 5.500% per annum
•	Interest payment dates: March 18 and September 18
•	First interest payment date: September 18, 2024 (or, if later, on the first interest payment date occurring after the issuance of the New 2026 Notes)
•	Regular record dates for interest: March 3 and September 3
•	Par call date: August 18, 2026
New 2028 Notes
•	Title of the Notes: 5.350% Senior Notes due 2028
•	Total principal amount of Notes being exchanged: up to $700,000,000
•	Maturity date: September 18, 2028
•	Interest rate: 5.350% per annum
•	Interest payment dates: March 18 and September 18
•	First interest payment date: September 18, 2024 (or, if later, on the first interest payment date occurring after the issuance of the New 2028 Notes)
•	Regular record dates for interest: March 3 and September 3
•	Par call date: August 18, 2028
New 2033 Notes
•	Title of the Notes: 5.450% Senior Notes due 2033
•	Total principal amount of Notes being exchanged: up to $700,000,000
•	Maturity date: September 18, 2033
•	Interest rate: 5.450% per annum
•	Interest payment dates: March 18 and September 18
•	First interest payment date: September 18, 2024 (or, if later, on the first interest payment date occurring after the issuance of the New 2033 Notes)

•	Regular record dates for interest: March 3 and September 3
•	Par call date: June 18, 2033
New Euro Notes
•	Title of the Notes: 4.150% Senior Notes due 2031
•	Total principal amount of Notes being exchanged: up to €500,000,000
•	Maturity date: September 19, 2031
•	Interest rate: 4.150% per annum
•	Interest payment dates: September 19
•	First interest payment date: September 19, 2024 (or, if later, on the first interest payment date occurring after the issuance of the New Euro Notes)
•	Regular record dates for interest: September 4
•	Par call date: June 19, 2031
Further Issues
We may from time to time, without notice to, or the consent of, the holders of any series of New Notes, create and issue additional notes of such series ranking equally and ratably with the New Notes of such series offered hereby and having the same terms and conditions as such series of New Notes in all respects (or in all respects except for the issue date, issue price and, to the extent applicable, the payment of interest accruing prior to the issue date of such additional notes or the first payment of interest following the issue date of such additional notes), so that such additional notes of such series issued with respect to such series in accordance with the Registration Rights Agreements, will be consolidated and form a single series with the New Notes of such series offered hereby and will have the same terms as to status, redemption or otherwise as the New Notes of such series offered hereby, provided that if such additional notes are not fungible with the original notes of such series for U.S. federal income tax purposes, such additional notes will have separate CUSIP numbers and ISINs, or Common Code numbers and ISINs, as applicable.
Optional Redemption
New USD Notes
At any time prior to August 18, 2026 (one month prior to the maturity date of the New 2026 Notes (the “New 2026 Notes Par Call Date”)), in the case of the New 2026 Notes, at any time prior to August 18, 2028 (one month prior to the maturity date of the New 2028 Notes (the “New 2028 Notes Par Call Date”)), in the case of the New 2028 Notes, and at any time prior to June 18, 2033 (three months prior to the maturity date of the New 2033 Notes (the “New 2033 Notes Par Call Date” and, collectively with the New 2026 Notes Par Call Date and the New 2028 Notes Par Call Date, each a “USD Par Call Date”)), in the case of the New 2033 Notes, we may redeem the applicable series of New USD Notes, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
i.
(a) the sum of the present values of the remaining scheduled payments of principal and interest on such series of New USD Notes to be redeemed discounted to the redemption date (assuming the New USD Notes matured on the applicable USD Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined below) plus 15 basis points in the case of the New 2026 Notes, plus 15 basis points in the case of the New 2028 Notes and plus 20 basis points in the case of the New 2033 Notes less in each case (b) interest accrued to the date of redemption; and

ii.	100% of the principal amount of the New USD Notes of such series to be redeemed,
Plus, in each case, accrued and unpaid interest on the principal amount of New USD Notes of such series being redeemed to the redemption date.

On or after the New 2026 Notes Par Call Date, in the case of the New 2026 Notes, the New 2028 Notes Par Call Date, in the case of the New 2028 Notes, and the New 2033 Notes Par Call Date, in the case of the New 2033 Notes, we may redeem the applicable series of New USD Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the New USD Notes of such series to be redeemed, plus accrued and unpaid interest on the principal amount thereon to the redemption date.
Notwithstanding the foregoing, installments of interest on the New 2026 Notes, the New 2028 Notes and the New 2033 Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the holders as of the close of business on the corresponding record date according to such New USD Notes and the USD Indenture.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the applicable redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to, but not including, the USD Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life - and shall interpolate to, but not including, the USD Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable USD Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable USD Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable USD Par Call Date, one with a maturity date preceding such USD Par Call Date and one with a maturity date following such USD Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding such USD Par Call Date. If there are two or more United States Treasury securities maturing on the applicable USD Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining any redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the Trustee nor the paying agent shall have any obligation or responsibility to calculate any redemption price or any component thereof in respect of any series of the New USD Notes and the Trustee and each paying agent shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by us that specifies any redemption price.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the applicable series of New USD Notes to be redeemed. Any notice may, in our discretion be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing, or other corporate transaction, provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date (including as it may be postponed).
In the case of a partial redemption, selection of the New USD Notes of the applicable series for redemption will be made by lot or by such other method as the paying agent, in consultation with Veralto and in accordance with the policies and procedures of DTC, shall determine. No New USD Notes of a principal amount of $2,000 or less will be redeemed in part. If any series of New USD Notes is to be redeemed in part only, the notice of redemption that relates to the applicable series of New USD Notes will state the portion of the principal amount of the series of New USD Notes to be redeemed. New USD Notes of the applicable series in a principal amount equal to the unredeemed portion of such New USD Notes will be issued in the name of the holder of such New USD Notes upon surrender for cancellation of the original New USD Notes. For so long as any series of the New USD Notes are held by DTC (or another depositary), any redemption of such series of New USD Notes shall be done in accordance with the policies and procedures of the depositary. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the series of New USD Notes or portions thereof called for redemption.
New Euro Notes
At any time prior to June 19, 2031 (three months prior to the maturity date of the New Euro Notes (the “Euro Par Call Date”)), we may redeem the New Euro Notes, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
i.
(a) the sum of the present values of the remaining scheduled payments of principal and interest on the New Euro Notes to be redeemed discounted to the redemption date (assuming the New Euro Notes matured on the Euro Par Call Date) on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Bund Rate (as defined below) plus 25 basis points less (b) interest accrued to the date of redemption; and

ii.	100% of the principal amount of the New Euro Notes to be redeemed,
Plus, in each case, accrued and unpaid interest on the principal amount of New Euro Notes being redeemed to the redemption date.
On or after the Euro Par Call Date, we may redeem the New Euro Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the New Euro Notes to be redeemed, plus accrued and unpaid interest on the principal amount thereon to the redemption date.
Notwithstanding the foregoing, installments of interest on the New Euro Notes that are due and payable on the Interest Payment Date falling on or prior to a redemption date will be payable on the Interest Payment Date to the holders as of the close of business on the corresponding record date according to the New Euro Notes and the Euro Indenture.
“Bund Rate” means, as of any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:
i.
“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to June 19, 2031, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then-outstanding principal amount of the New Euro Notes and of a maturity most nearly equal to June 19, 2031, provided, however, that, if the period from such redemption date to June 19, 2031, is less than one year, a fixed maturity of one year shall be used;

ii.
“Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Company obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

iii.	“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Company in good faith; and
iv.
“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Company of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 3:30 p.m. Frankfurt am Main, Germany time on the third business day in Germany preceding the relevant date.

Neither the Trustee nor the paying agent will be responsible for calculating, determining or verifying the Bund Rate.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the New Euro Notes to be redeemed. Any notice may, in our discretion be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing, or other corporate transaction, provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date (including as it may be postponed).
If less than all of the New Euro Notes are to be redeemed at any time, New Euro Notes for redemption will be selected as follows:
i.
if the New Euro Notes are listed on any recognized securities exchange and/or are being held through a clearing system, in compliance with the requirements of the principal recognized securities exchange on which the New Euro Notes are listed and/or in compliance with the requirements of the clearing system, as applicable; or

ii.
if the New Euro Notes are not listed on any recognized securities exchange or are not held through the clearing systems, on a pro rata basis, by lot or by such other method as the Trustee in its sole and absolute discretion deems fair and appropriate, unless otherwise required by law.

No New Euro Notes of a principal amount of €100,000 or less will be redeemed in part. If New Euro Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount of the New Euro Notes to be redeemed. New Euro Notes in a principal amount equal to the unredeemed portion of such New Euro Notes will be issued in the name of the holder of such New Euro Notes upon surrender for cancellation of the original New Euro Notes. For so long as New Euro Notes are held by Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) (or another depositary), any redemption of the New Euro Notes shall be done in accordance with the policies and procedures of the depositary. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the New Euro Notes or portions thereof called for redemption.
Issuance in Euro
New Euro Notes
Veralto will pay the principal of and interest on each New Euro Note to the registered holder in euro in immediately available funds, provided that, if on or after the date of this prospectus the euro is unavailable to Veralto due to the imposition of exchange controls or other circumstances beyond Veralto’s control or if the euro is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the New Euro Notes will be made in U.S. dollars until the euro is again available to Veralto or so used. In such circumstances, the amount payable on any date in euro will be converted by Veralto into U.S. dollars at the rate mandated by the U.S. Federal Reserve

Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the New Euro Notes so made in U.S. dollars will not constitute an event of default under the New Euro Notes or the Euro Indenture.
Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Notwithstanding anything to the contrary in this prospectus, so long as the New Euro Notes are in book-entry form, Veralto will make payments of principal and interest through the paying agent.
Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors—Risks Related to the Euro Notes.”
Payment of Additional Amounts
New Euro Notes
Unless otherwise required by law, Veralto will not deduct or withhold from payments made under or with respect to the New Euro Notes for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction (as defined below) (“Taxes”). In the event that Veralto is required to withhold or deduct any amount for or on account of any Taxes from any payment made under or with respect to the New Euro Notes, Veralto will pay such additional amounts (“Additional Amounts”) so that the net amount (including Additional Amounts) received by each holder of the New Euro Notes and each beneficial owner for whose benefit such holder holds the New Euro Notes after such withholding or deduction will equal the amount that such holder and beneficial owner would have received if such Taxes had not been required to be withheld or deducted.
Additional Amounts will not be payable with respect to a payment made to a holder of the New Euro Notes or a holder of beneficial interests in global securities representing the New Euro Notes where such holder is subject to taxation on such payment by a relevant Taxing Jurisdiction for any reason other than such holder’s mere ownership of the New Euro Notes receipt of payments thereunder or enforcement of rights thereunder or for or on account of:
•
any Taxes that are imposed or withheld solely because such holder (or the beneficial owner for whose benefit such holder holds the New Euro Notes) or a fiduciary, settlor, beneficiary, member, shareholder or other equity owner of, or possessor of a power over, such holder (or beneficial owner) if such holder (or beneficial owner) is an estate, trust, partnership, limited liability company, corporation or other entity:

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is or was present or engaged in, or is or was treated as present or engaged in, a trade or business in the Taxing Jurisdiction or has or had a permanent establishment in the Taxing Jurisdiction (in each case, other than the mere fact of ownership of the New Euro Notes, receipt payments thereunder or enforcement of its rights thereunder);

○
has or had any present or former connection (other than the mere fact of ownership of the New Euro Notes, receipt of payments thereunder or enforcement of its rights thereunder) with the Taxing Jurisdiction imposing such Taxes, including being or having been a national citizen or resident thereof, being treated as being or having been a resident thereof or being or having been physically present therein;

○
with respect to any withholding Taxes imposed by the United States, is or was with respect to the United States a personal holding company, a passive foreign investment company, a controlled foreign corporation, a foreign private foundation or other foreign tax-exempt organization or corporation that has accumulated earnings to avoid United States federal income tax;

○
actually or constructively owns or owned 10% or more of the total combined voting power of all classes of Veralto’s stock within the meaning of Section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); or

○
is or was a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3) of the Code;

•	any estate, inheritance, gift, sales, transfer, excise, personal property or similar Taxes imposed with respect to the New Euro Notes, except as otherwise provided in the Euro Indenture;
•
any Taxes imposed solely as a result of the presentation of the New Euro Notes (where presentation is required) for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to the payment of Additional Amounts had the New Euro Notes been presented for payment on any date during such 15-day period;

•
any Taxes imposed or withheld solely as a result of the failure of such holder or any other person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of such holder, if such compliance is required by statute, regulation, ruling or administrative practice of the relevant Taxing Jurisdiction or by any applicable tax treaty to which the relevant Taxing Jurisdiction is a party as a precondition to relief or exemption from such Taxes;

•
with respect to withholding Taxes imposed by the United States, any such Taxes imposed by reason of the failure of such holder to fulfill the statement requirements of Sections 871(h) or 881(c) of the Code;

•	any Taxes that are payable by any method other than withholding or deduction by Veralto or any paying agent from payments in respect of the New Euro Notes;
•	any withholding or deduction for Taxes which would not have been imposed if the New Euro Notes had been presented to another paying agent;
•
any withholding or deduction required pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, official interpretations thereof, any intergovernmental agreement, or any law, rule, guidance or administrative practice implementing an intergovernmental agreement entered into in connection with such sections of the Code; or

•	any combination of the above conditions.
Additional Amounts also will not be payable to any holder of the New Euro Notes or the holder of a beneficial interest in a global security representing the New Euro Notes that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to such holder that is not the sole holder of such security or holder of such beneficial interests in such security, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.
Veralto also:
•	will make such withholding or deduction of Taxes;
•	will remit the full amount of Taxes so deducted or withheld to the relevant Taxing Jurisdiction in accordance with all applicable laws;
•
will use its commercially reasonable efforts to obtain from each Taxing Jurisdiction imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld; and

•
upon request, will make available to the holders of the New Euro Notes, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Veralto or if, notwithstanding Veralto’s efforts to obtain such receipts, the same are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the New Euro Notes is due and payable for which Veralto will be obligated to pay Additional Amounts, with respect to such payment,

Veralto will deliver to the Trustee and the paying agent an officers’ certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the paying agent to pay such Additional Amounts to holders of the New Euro Notes on the payment date.
In addition, Veralto will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in any Taxing Jurisdiction or any political subdivision or taxing authority thereof in respect of the creation, issue, offering, enforcement, redemption or retirement of the New Euro Notes.
The foregoing provisions shall survive any termination or the discharge of the Euro Indenture and shall apply to any jurisdiction in which Veralto or any successor to Veralto is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.
Whenever in the Euro Indenture, the New Euro Notes or in this “Description of the New Notes” there is mentioned, in any context, the payment of principal, premium, if any, redemption price, interest or any other amount payable under or with respect to the New Euro Notes, such mention includes the payment of Additional Amounts to the extent payable in the particular context.
Redemption Upon Changes in Withholding Taxes
New Euro Notes
Veralto may redeem all, but not less than all, of the New Euro Notes at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date under the following conditions:
•
if there is an amendment to, or change in, the laws, regulations, rulings or treaties of the United States or any other jurisdiction in which Veralto or any successor (including a continuing corporation, partnership, limited liability company, joint venture, joint-stock company, association, trust or unincorporated organization formed by a consolidation with Veralto, into which Veralto is merged, or that acquires or leases all or substantially all of Veralto’s property and assets) may be organized, as applicable, or any political subdivision thereof or therein having the power to tax (a “Taxing Jurisdiction”), or any change in the application or official interpretation of such laws, regulations, rulings or treaties, including any action taken by, or a change in published administrative practice of, a taxing authority or a holding by a court of competent jurisdiction, regardless of whether such action, change or holding is with respect to Veralto, which change or amendment has not been publicly announced before and which becomes effective on or after the date of this prospectus (or, if the relevant Taxing Jurisdiction was not a Taxing Jurisdiction on such date, the date on which such Taxing Jurisdiction became a Taxing Jurisdiction under the Euro Indenture);

•
as a result of such amendment or change, Veralto becomes, or there is a material probability that Veralto will become, obligated to pay Additional Amounts on the next Interest Payment Date with respect to the New Euro Notes; and

•	the obligation to pay such Additional Amounts cannot be avoided through Veralto’s commercially reasonable measures, not including substitution of the obligor of the New Euro Notes.
Prior to effecting any such redemption, Veralto will deliver to the Trustee:
•	a certificate stating that Veralto cannot avoid the obligation to pay Additional Amounts after taking commercially reasonable measures available to Veralto;
•
a written opinion of Veralto’s independent tax counsel of recognized standing to the effect that Veralto has or there is a material probability that Veralto will become obligated, to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that Veralto cannot avoid the payment of such Additional Amounts by taking commercially reasonable measures available to Veralto; and

•	a notice of redemption to be delivered to the holder of record of the New Euro Notes.

Such notice of redemption shall be delivered not less than 15 days, but not more than 90 days, prior to the date of redemption. The notice of redemption cannot be given more than 90 days before the earliest date on which Veralto would otherwise be, or there is a material probability that Veralto would otherwise be, required to pay Additional Amounts.
The Trustee and the paying agent are and shall be entitled to conclusively rely on and accept an officer’s certificate from Veralto and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above without further verification, in which event it will be conclusive and binding on the holders of the New Euro Notes, and the Trustee and the paying agent will not be responsible for any loss occasioned by acting in reliance on such certificate and opinion.
Events of Default
The Indentures define an event of default with respect to any series of New Notes as being:
(1)	failure to pay interest on that series of New Notes for 30 days past the applicable due date;
(2)	failure to pay principal of, or premium, if any, on that series of New Notes when due (whether at maturity, upon acceleration, redemption or otherwise);
(3)	failure to deposit any sinking fund payment on that series of New Notes when due;
(4)
failure to perform, or breach of, any other covenant, agreement or warranty for the benefit of the holders of that series of New Notes, other than a covenant, agreement or warranty a default in whose performance or breach is dealt with elsewhere in the applicable Indenture, or which is included in the applicable Indenture solely for the benefit of a different series of New Notes, which continues for 90 days after written notice from the Trustee or holders of 25% of the outstanding principal amount of New Notes of that series; or

(5)	specified events relating to the bankruptcy, insolvency or reorganization of Veralto.
An event of default with respect to one series of New Notes is not necessarily an event of default for another series of New Notes.
If there is an event of default with respect to a series of New Notes, which continues for the requisite amount of time, the Trustee may, and at the direction or instruction of the holders of at least 25% in aggregate principal amount outstanding of New Notes of that series shall (subject to the Trustee being indemnified or secured or pre-funded to its satisfaction by the holders), declare the principal amount plus accrued and unpaid interest, if any, of such series of New Notes to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization of Veralto as provided in the applicable Indenture, then the principal of and interest on such series of New Notes shall become due and payable immediately without any act by the Trustee or any holder of that series of New Notes. However, at any time after an acceleration with respect to a series of New Notes has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount outstanding of such series of New Notes may, under certain circumstances, rescind and annul such acceleration.
The holders of a majority in aggregate principal amount outstanding of a series of New Notes, on behalf of the holders of the New Notes of that series, by written notice to the Trustee, may waive any existing or past default or event of default under the applicable Indenture and its consequences for that series of New Notes, except (1) a default in the payment of the principal, premium, or interest with respect to New Notes of that series or (2) a default with respect to a provision of the applicable Indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, and any event of default arising from that default shall be deemed to have been cured for all purposes. The holders of a majority in aggregate principal amount outstanding of a series of New Notes may also, on behalf of the holders of the New Notes of that series, waive, with respect to that series, our compliance with certain restrictive covenants in the applicable Indenture.
If any event which is, or after notice or lapse of time or both would become, an event of default (collectively referred to in this paragraph as a default) occurs and is continuing with respect to a series of New Notes and if it is known to any specified responsible officer of the Trustee, the Trustee will mail to each holder of such New Notes of that series notice of such default within 90 days after it occurs or, if later, within 15 days after the Trustee obtains written notification of such default. Except in the case of default in the payment of principal, premium, or interest with respect to the New Notes of that series or in the making of any sinking fund payment with respect to New Notes of such series, the Trustee may withhold such notice if and so long as the corporate trust committee or a committee of specified responsible officers of the Trustee in good faith determines that withholding the notice is in the interests of the holders of such New Notes of that series.
A holder of any series of New Notes may institute a suit for enforcement of such holder’s rights under the applicable Indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:
•	the holder gives the Trustee written notice of a continuing event of default with respect to the New Notes of the series held by that holder;
•
holders of at least 25% of the aggregate principal amount of the outstanding principal amount of New Notes of that series make a request, in writing, and offer security, indemnity and/or pre-funding satisfactory to the Trustee for the Trustee to institute the requested proceeding;

•
the Trustee does not receive direction contrary to the holder’s request from holders of a majority in aggregate principal amount outstanding of that series of New Notes within 60 days following such notice, request and offer of security, indemnity and/or pre-funding under the terms of the applicable Indenture; and

•	the Trustee does not institute the requested proceeding within 60 days following such notice.
The Indentures require us to annually deliver to the Trustee a statement as to performance of our obligations under the Indentures and as to any defaults.
A default in the payment of the New Notes, or a default with respect to the New Notes that causes them to be accelerated, may give rise to a cross-default under our other Indebtedness.
Certain Covenants of Veralto
Certain defined terms used in the Indentures that are important to understanding the covenants of Veralto described herein are provided below under “—Certain Definitions.”
Limitation on Secured Debt
We will not, and will not permit any Subsidiary (as defined below) to, create, assume, or guarantee any Secured Debt (as defined below) without making effective provision for securing the New Notes equally and ratably with such Secured Debt. This covenant does not apply to debt secured by:
•
purchase money mortgages created to secure payment for the acquisition or construction of any property including, but not limited to, any Indebtedness incurred by us or a Subsidiary prior to, at the time of, or within 18 months after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements on such property;

•
mortgages, pledges, liens, security interest or encumbrances (collectively referred to as security interests) on property, or any conditional sales agreement or any title retention with respect to property, existing at the time of acquisition thereof, whether or not assumed by us or a Subsidiary;

•	security interests on property or shares of capital stock or Indebtedness of any corporation or firm existing at the time such corporation or firm becomes a Subsidiary;
•
security interests in property or shares of capital stock or Indebtedness of a corporation existing at the time such corporation is merged into or consolidated with us or a Subsidiary or at the time of a sale, lease, or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us or a Subsidiary, provided that no such security interests shall extend to any other Principal Property (as defined below) of ours or such Subsidiary prior to such acquisition or to other Principal Property thereafter acquired other than additions or improvements to the acquired property;

•
security interests on our property or property of a Subsidiary in favor of the United States of America or any state thereof, or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof (including, without limitation, security interests to secure Indebtedness of the pollution control or industrial revenue type) in order to permit us or any Subsidiary to perform a contract or to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the property subject to such security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license;
•	security interests on any property or assets of any Subsidiary to secure Indebtedness owing by it to us or to another Subsidiary;
•
any mechanics’, materialmen’s, carriers’ or other similar lien arising in the ordinary course of business, including construction of facilities, in respect of obligations that are not yet due or that are being contested in good faith;

•	any security interest for taxes, assessments or government charges or levies not yet delinquent, or already delinquent, but the validity of which is being contested in good faith;
•	any security interest arising in connection with legal proceedings being contested in good faith, including any judgment lien so long as execution thereof is being stayed;
•
liens securing reimbursement obligations with respect to letters of credit related to trade payables and issued in the ordinary course of business, which liens encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

•
liens encumbering customary initial deposits and margin deposits and other liens in the ordinary course of business, in each case securing indebtedness under any interest swap obligations and currency agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect Veralto or any of its Subsidiaries from fluctuations in interest rates or currencies;

•	landlords’ liens on fixtures located on premises leased by us or a Subsidiary in the ordinary course of business; or
•	any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any security interest referred to in the foregoing bullets.
Limitation on Sale and Leaseback Transactions
We will not, and will not permit any Subsidiary to, enter any lease longer than three years (excluding leases of newly acquired, improved or constructed property) covering any Principal Property of ours or any Subsidiary that is sold to any other person in connection with such lease (a “Sale and Leaseback Transaction”), unless either:
•
we or such Subsidiary would be entitled, without equally and ratably securing the New Notes, to incur Indebtedness secured by a mortgage on the Principal Property leased pursuant to any of the bullets referenced above under “—Limitation on Secured Debt,” or

•
an amount equal to the value of the Principal Property so leased is applied to the retirement, within 180 days of the effective date of such arrangement, of Indebtedness for borrowed money incurred or assumed by us or a Subsidiary which is recorded as Funded Debt (as defined below) as shown on our most recent consolidated balance sheet and which in the case of such Indebtedness of ours, is not subordinate and junior in right of payment to the prior payment of the New Notes.

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Secured Debt” above include leases between only Veralto and a wholly-owned Subsidiary of Veralto or only between wholly-owned Subsidiaries of Veralto.
Exempted Indebtedness
Notwithstanding the limitations on Secured Debt and Sale and Leaseback Transactions described above, we and any one or more Subsidiaries may, without securing the New Notes, issue, assume, or guarantee Secured Debt or enter into any Sale and Leaseback Transaction which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of such Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) and the Attributable Debt (as defined below) of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions described in either bullet of the preceding paragraph, at such time does not exceed 15% of Consolidated Net Assets (as defined below).
Classification
For purposes of determining compliance with the limitation on Secured Debt and Sale and Leaseback Transactions, (a) a lien securing an item of Secured Debt need not be permitted solely by reference to one category (or portion thereof) described above, but may be permitted in part under any combination thereof and (b) in the event that a lien securing an item of Secured Debt (or any portion thereof) meets the criteria of one or more of the categories (or portions thereof), we may, in our sole discretion, divide, classify or reclassify, or later divide, classify, or reclassify, such lien securing such item of Secured Debt (or any portion thereof) in any manner that complies (based on circumstances existing at the time of such division, classification or reclassification) with the limitation on Secured Debt and Sale and Leaseback Transactions.
Certain Definitions
The term “Attributable Debt,” in respect of a Sale and Leaseback Transaction, means, as of any particular time, the present value (discounted at the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
The term “Consolidated Assets” means the aggregate of all assets of us and our Subsidiaries (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with generally accepted accounting principles in the United States (GAAP)), appearing on the most recent available consolidated balance sheet of us and our Subsidiaries at their net book values, after deducting related depreciation, amortization and other valuation reserves, all prepared in accordance with GAAP.
The term “Consolidated Current Liabilities” means the aggregate of the current liabilities of us and our Subsidiaries appearing on the most recent available consolidated balance sheet of us and our Subsidiaries, all in accordance with GAAP (excluding current maturities of long-term debt and obligations under capital or finance leases). In no event shall Consolidated Current Liabilities include any obligation of us and our Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within twelve months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at our option or the option of any Subsidiary for a term in excess of twelve months from the date of determination.
The term “Consolidated Net Assets” means Consolidated Assets after deduction of Consolidated Current Liabilities.
The term “Funded Debt” means all Indebtedness for borrowed money having a maturity of more than twelve months from the date of the most recent consolidated balance sheet of us and our Subsidiaries or renewable and extendable beyond twelve months at the option of the borrower and all obligations in respect of lease rentals which under GAAP would be required to be accounted for as a finance lease on our consolidated balance sheet.
The term “Indebtedness” means, with respect to a person, (i) all liabilities representing borrowed money or purchase money obligations as shown on the liability side of a balance sheet, (ii) all indebtedness secured by any Lien existing on property owned subject to such Lien, whether or not such secured indebtedness has been assumed and (iii) contingent obligations in respect of, or to purchase or otherwise acquire, any such indebtedness of others described in the foregoing clauses (i) or (ii) above, including guarantees and endorsements (other than for purposes of collection in the ordinary course of business of any such indebtedness).

The term “Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).
The term “Principal Property” means any manufacturing plant, warehouse, office building or single parcel of real property (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by us or any Subsidiary and located in the United States, whether owned on the date of the applicable Indenture or thereafter, provided each such plant, warehouse, office building or parcel of real property has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of two percent of the Consolidated Net Assets of us and our Subsidiaries, other than any such plant, warehouse, office building or parcel of real property or portion thereof which, in the opinion of our board of directors (evidenced by a certified board resolution delivered to the Trustee), is not of material importance to the business conducted by us and our Subsidiaries taken as a whole.
The term “Secured Debt” means Indebtedness for borrowed money and any Funded Debt which, in each case, is secured by a security interest in:
•	any Principal Property, or
•	any shares of capital stock or Indebtedness of any Subsidiary that owns a Principal Property.
The term “Subsidiary” means any corporation or other entity (including, without limitation, partnerships, joint ventures and associations) of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation or other entity (irrespective of whether or not at the time the stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any such contingency) is at the time directly or indirectly owned by Veralto, or by one or more Subsidiaries of Veralto, or by Veralto and one or more other Subsidiaries.
Consolidation, Merger and Sale of Assets
The Indentures prohibit us from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:
•
the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust, and it expressly assumes our obligations with respect to the New Notes by executing a supplemental indenture;

•
immediately after giving effect to the transaction, no event of default, or event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•
we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable Indenture and all conditions precedent provided for in the applicable Indenture relating to such transaction have been complied with.

Modification and Waiver
We and the Trustee may enter into supplemental indentures for the purpose of modifying or amending the Indentures with the consent of holders of at least a majority in aggregate principal amount of each series of New Notes affected. However, the consent of all of the holders of each series of New Notes that are affected thereby is required for any of the following modifications or amendments:
•
to reduce the percentage in principal amount of New Notes of any series whose holders must consent to a supplemental indenture, or consent to any waiver of compliance with certain provisions of the applicable Indenture, or consent to certain defaults under the applicable Indenture, in each case as provided for in the applicable Indenture;

•	to reduce the rate of, or change the stated maturity of any installment of, interest on any series of New Notes;

•	to reduce the principal of or change the stated maturity of principal of, or any installment of principal of or interest on, any series of New Notes;
•	to reduce the premium payable upon the redemption of any series of New Notes;
•	to provide for the issuance of additional notes;
•	to make any series of New Notes, or any premium or interest thereon, payable in a currency other than that stated in that series of New Notes;
•	to change any place of payment where any series of New Notes or any premium or interest thereon is payable;
•
to impair the right to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any series of New Notes (or in the case of redemption, on or after the date fixed for redemption);

•	to modify the provisions of the applicable Indenture with respect to subordination of debt securities in a manner adverse to any holder of any series of New Notes; or
•
generally, to modify any of the above provisions of the applicable Indenture or any provisions providing for the waiver of past defaults or waiver of compliance with certain covenants, except to increase the percentage in principal amount of New Notes of any series whose holders must consent to an amendment or waiver, as applicable, or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holder of each series of New Notes affected by the modification or waiver.

In addition, we and the Trustee may enter into supplemental indentures for the purpose of modifying or amending the Indentures without the consent of the holders of debt securities for one or more of the following purposes:
•	to evidence that another person has become our successor and that the successor assumes our covenants, agreements, and obligations in the Indentures and in the New Notes;
•	to surrender any of our rights or powers under the Indentures, or to add to our covenants further covenants for the protection of the holders of all or any series of New Notes;
•	to add any additional events of default for the benefit of the holders of all or any series of New Notes;
•
to cure any ambiguity, to correct any mistake; to correct or supplement any provision in the Indentures that may be defective or inconsistent with any other provision in the Indentures, or to make other provisions in regard to matters or questions arising under the Indentures;

•	to conform any provision in the Indentures to this “Description of the New Notes;”
•
to add to, change, or eliminate any of the provisions of the Indentures with respect to one or more series of New Notes, so long as the addition, change, or elimination not otherwise permitted under the Indentures will neither apply to any New Note created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such New Note with respect to such provision nor become effective only when there are no New Notes of that series outstanding;

•	to secure the New Notes; or
•
to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the New Notes of one or more series and to add to or change any of the provisions of the Indentures as necessary to provide for the administration of the Indentures by more than one trustee.

Change of Control Triggering Event
If a Change of Control Triggering Event occurs, unless, with respect to any series of New Notes, we have exercised our option to redeem such series of New Notes in full as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder of each series of the New Notes to repurchase all or any part (in the case of the New USD Notes, equal to $2,000 or an integral multiple of $1,000 in excess thereof, and in the case of the New Euro Notes, equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that holder’s New Notes on the terms set forth in the New Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of New Notes repurchased, plus accrued and unpaid interest, if any, on the New Notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of each applicable series of New Notes, with a copy to the Trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the New Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”).
The notice will, if mailed prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, we will, to the extent lawful:
(1)	accept for payment all New Notes or portions of New Notes properly tendered pursuant to the Change of Control Offer;
(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions of New Notes properly tendered; and
(3)
deliver or cause to be delivered to the Trustee the New Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of New Notes or portions of New Notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all New Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any New Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indentures, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the New Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the New Notes by virtue of any such conflict.
The Trustee shall not be responsible for determining whether a Change of Control Triggering Event or any component thereof has occurred or is continuing.
For purposes of the Change of Control Offer provisions of the New Notes, the following terms are applicable:
“Change of Control” means the occurrence of any of the following:
(1)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than (a) Veralto or one of its subsidiaries, (b) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (c) Steven M. Rales and/or Mitchell P. Rales) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Veralto’s Voting Stock or other Voting Stock into which its Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

(2)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of Veralto’s assets and the assets of Veralto’s subsidiaries taken as a whole, to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than Veralto or one of its subsidiaries).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (A) Veralto becomes a direct or indirect wholly-owned subsidiary of a holding company and (B)(i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Veralto’s Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of Veralto’s and its subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require us to repurchase such holder’s New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of Veralto’s and Veralto’s subsidiaries’ assets taken as a whole to another person or group may be uncertain.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event. No Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies selected by Veralto.
“Moody’s” means Moody’s Investors Service Inc., and any successor to its rating agency business.
“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the New Notes or fails to make a rating of the New Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
“Rating Event” means the rating on the applicable series of New Notes is lowered by each of the Rating Agencies and such series of New Notes is rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the New Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of Change of Control or our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.
“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Legal Defeasance and Covenant Defeasance
The Indentures provide that we may elect either:
•	legal defeasance, which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to the New Notes of a series; or
•
covenant defeasance, which will permit us to be released from our obligations to comply with certain covenants relating to the New Notes of a series, including those described under “—Certain Covenants of Veralto” and “—Consolidation, Merger and Sale of Assets,” and the occurrence of an event described in clause (4) under “—Events of Default” with respect to any such covenants will no longer be an event of default.

If we exercise our legal defeasance option with respect to a series of New Notes, payment of such New Notes may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of New Notes, payment of such New Notes may not be accelerated because of an event of default related to the specified covenants.
We may invoke legal defeasance or covenant defeasance with respect to any series of New Notes only if:
•
with respect to securities denominated in U.S. dollars, we irrevocably deposit with the Trustee (or its agent), in trust, an amount in U.S. dollars, U.S. government obligations (taking into account payment of principal and interest thereon in accordance with their terms) or a combination thereof which will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of and any premium and interest on the New Notes of that series;

•
with respect to securities denominated in euro or any other currency other than U.S. dollars, we irrevocably deposit with the Trustee, in trust, an amount in such currency, obligations of the foreign government that issued such currency (taking into account payment of principal, premium and interest thereon in accordance with their terms) or a combination thereof which will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of and any premium and interest on the New Notes of that series;

•
we deliver to the Trustee a certificate from an independent nationally recognized firm of certified public accountants or an investment bank expressing its opinion that the payments of principal, premium and interest when due on the deposited U.S. government obligations or foreign government obligations, as applicable, plus any deposited money will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to the New Notes of that series to maturity or redemption, as the case may be;

•
no event which is, or after notice or lapse of time would become, an event of default with respect to such series of New Notes under the Indentures shall have occurred and be continuing at the time of such deposit or, with regard to any default relating to our bankruptcy, insolvency or reorganization, at any time on or prior to the 90th day after such deposit;

•
the deposit does not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all New Notes under the Indentures are in default within the meaning of such Act);

•	the deposit is not a default under any other agreement binding on us;
•
such deposit will not result in the trust arising from such deposit constituting an investment company under the Investment Company Act of 1940, as amended, unless such trust is registered under, or exempt from, such Act;

•
we deliver to the Trustee an opinion of counsel to the effect that the holders and beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of legal defeasance, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to us, or otherwise a change in applicable federal income tax law occurring after the date of the applicable Indenture;

•
if the securities are to be redeemed prior to the stated maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given or provision for such notice satisfactory to the Trustee shall have been made; and

•
we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the New Notes of that series as contemplated by the applicable Indenture have been complied with.

Satisfaction and Discharge
The Indentures will be discharged and cease to be of any further effect as to all outstanding New Notes of any series if:
•	we have delivered to the paying agent for cancellation all New Notes of that series (with certain limited exceptions); or
•
all New Notes of that series not previously delivered to the paying agent for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee (or its agent), and in any such case we have deposited with the Trustee (or its agent) as trust funds the entire amount sufficient to pay at maturity or upon redemption all of the principal, premium and interest due with respect to those New Notes;

and if, in either case, we also pay or cause to be paid all other sums payable under the applicable Indenture by us and deliver to the Trustee an officer’s certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the applicable Indenture have been complied with.
Listing
The New Notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the New USD Notes on any national securities exchange or arrange for quotation on any automated dealer quotation systems. We intend to make an application to Euronext Dublin for the New Euro Notes to be admitted to the Official List and to trading on the GEM of Euronext Dublin though no assurance can be provided that such listing will be approved or that the New Euro Notes will be admitted to trading on GEM. If such a listing is obtained, Veralto has no obligation to maintain such listing and may delist the New Euro Notes at any time.
Payment and Paying Agents
Payment of interest on the New Notes on any Interest Payment Date will be made to the person in whose name the New Note is registered at the close of business on the regular record date for such interest payment.
We will pay the principal of, premium, if any, and interest on the New Notes either at the office of the paying agent designated by us or, if the New Notes are in certificated form and we act as our own paying agent, or if we elect, we may pay interest by mailing a check to your address as it appears on our register or by wire transfer to an account maintained by the person entitled thereto as specified in the securities register. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the New Notes.
All moneys paid by us to a paying agent or the Trustee, or held, for the payment of the principal of or any premium or interest on the New Notes which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, or discharged from trust, and the holder of such New Notes shall thereafter, as an unsecured general creditor, look only to us for payment thereof, subject to applicable escheat laws.
Book-Entry System
New USD Notes
We will issue the New USD Notes initially in the form of one or more global notes (the “USD Global Notes”) in fully registered, book-entry form. The USD Global Notes will be deposited upon issuance with Deutsche Bank Trust Company Americas as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the New USD Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Except as set forth below, the USD Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the USD Global Notes may not be exchanged for definitive notes in registered certificated form (“USD Certificated Notes”) except in the limited circumstances described below. See “—Exchange of USD Global Notes for USD Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the USD Global Notes will not be entitled to receive physical delivery of New USD Notes in certificated form.
In addition, transfers of beneficial interests in the USD Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
New Euro Notes
We will issue the New Euro Notes initially in the form of one or more global notes (the “Euro Global Notes”) in fully registered, book-entry form. The Euro Global Notes will be deposited upon issuance with, or behalf of, a common depositary and registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream.
Except as set forth below, the Euro Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.
Ownership interests in the Euro Global Notes (the “Book-Entry Interests”) will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those Book-Entry Interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold New Euro Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Except as described herein, Book-Entry Interests may not be exchanged for definitive notes in registered certificated form (“Euro Certificated Notes”) except in the limited circumstances described below. See “—Issuance of Euro Certificated Notes.” Except in the limited circumstances described below, owners of Book-Entry Interests will not be entitled to receive physical delivery of New Euro Notes in certificated form.
For so long as the New Euro Notes are represented by Euro Global Notes deposited with, and registered in the name of a nominee for, a common depositary for Euroclear and/or Clearstream, each person (other than Euroclear or Clearstream) who is for the time being shown in the records of Euroclear or of Clearstream as the holder of a particular nominal amount of the New Euro Notes (in which regard any certificate or other document issued by Euroclear or Clearstream as to the nominal amount of the New Euro Notes outstanding to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall upon their receipt of a certificate or other document be treated by Veralto and the Trustee as the holder of such nominal amount of the New Euro Notes and the registered holder of the Euro Global Notes shall be deemed not to be the holder for all purposes other than with respect to the payment of principal or interest on such nominal amount of the New Euro Notes, for which purpose the registered holder of the relevant Euro Global Note shall be treated by Veralto and the Trustee as the holder of such nominal amount of the New Euro Notes in accordance with and subject to the terms of the Euro Global Notes and the expressions “noteholder” and “holder of notes” and related expressions shall be construed accordingly.
The Book-Entry Interests will not be held in definitive form. Instead, Euroclear or Clearstream, as applicable, will credit on their respective book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests. In addition, while the New Euro Notes are in global form, holders of Book-Entry Interests will not have the New Euro Notes registered in their name, will not have received physical delivery of the New Euro Notes in certificated form and will not be considered the registered owners or “holders” of New Euro Notes under the Euro Indenture for any purpose.

Neither Veralto, the registrar, the common depositary, the nominee of the common depositary for Euroclear and Clearstream, the Trustee under the Euro Indenture, paying agent nor any of Veralto’s respective agents will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.
Action by Owners of Book-Entry Interests
Euroclear and Clearstream have advised Veralto that they will take any action permitted to be taken by a holder of the New Euro Notes only at the direction of one or more participants to whose account the Book-Entry Interests in the Euro Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Euro Notes as to which such participant or participants has or have given such direction. Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Euro Global Notes. However, if there is an event of default under the New Euro Notes, each of Euroclear and Clearstream reserves the right to exchange the Euro Global Notes for Certificated Notes (as defined herein) in certificated form, and to distribute such Certificated Notes to their respective participants.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Veralto takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
New USD Notes
DTC has advised Veralto that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised Veralto that, pursuant to procedures established by it:
(1)	upon deposit of the USD Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the USD Global Notes; and
(2)
ownership of these interests in the USD Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the USD Global Notes).

All interests in a USD Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a USD Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a USD Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the USD Global Notes will not have New USD Notes registered in their names, will not receive physical delivery of New USD Notes in certificated form and will not be considered the registered owners or “holders” thereof under the USD Indenture for any purpose.

Payments in respect of the principal of, premium on, if any, and interest and additional interest, if any, on, a USD Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the USD Indenture. Under the terms of the USD Indenture, Veralto and the Trustee will treat the Persons in whose names the New USD Notes, including the USD Global Notes, are registered as the owners of the New USD Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Veralto, the Trustee nor any agent of Veralto or the Trustee has or will have any responsibility or liability for:
(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the USD Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the USD Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised Veralto that its current practice, upon receipt of any payment in respect of securities such as the New USD Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New USD Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Veralto. Neither Veralto nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the New USD Notes, and Veralto and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the New USD Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant USD Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised Veralto that it will take any action permitted to be taken by a holder of New USD Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the USD Global Notes and only in respect of such portion of the aggregate principal amount of the New USD Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the New USD Notes, DTC reserves the right to exchange the USD Global Notes for legended New USD Notes in certificated form, and to distribute such New USD Notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the USD Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Veralto, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of USD Global Notes for USD Certificated Notes
A USD Global Note is exchangeable for USD Certificated Notes if:
(1)
DTC (a) notifies Veralto that it is unwilling or unable to continue as depositary for the USD Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Veralto fails to appoint a successor depositary;

(2)	Veralto, at its option, notifies the Trustee in writing that it elects to cause the issuance of the USD Certificated Notes; or
(3)	there has occurred and is continuing a default or event of default with respect to the New USD Notes.
In addition, beneficial interests in a USD Global Note may be exchanged for USD Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the USD Indenture. In all cases, USD Certificated Notes delivered in exchange for any USD Global Note or beneficial interests in USD Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of USD Certificated Notes for USD Global Notes
USD Certificated Notes may not be exchanged for beneficial interests in any USD Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the USD Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Same Day Settlement and Payment
Veralto will make payments in respect of the New USD Notes represented by the USD Global Notes, including principal, premium, if any, interest and additional interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Veralto will make all payments of principal, premium, if any, interest and additional interest, if any, with respect to USD Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the USD Certificated Notes or, if Veralto acts as its own paying agent, by mailing a check to each such holder’s registered address. The New USD Notes represented by the USD Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New USD Notes will, therefore, be required by DTC to be settled in immediately available funds. Veralto expects that secondary trading in any USD Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a USD Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Veralto that cash received in Euroclear or Clearstream as a result of sales of interests in a USD Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
New Euro Notes
Clearstream
Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the initial purchasers. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.
Distributions with respect to the New Euro Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.
Euroclear
Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank SA/NV (the “Euroclear Operator”), and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.
Distributions with respect to the New Euro Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.
Euroclear and Clearstream Arrangements
So long as the New Euro Notes are held in global form, the common depositary for Euroclear and/or Clearstream (or its nominee), will be considered the sole owner or holder of the New Euro Notes represented by such Euro Global Notes for all purposes under the Euro Indenture and the New Euro Notes. As such, participants must rely on the procedures of Euroclear and Clearstream, as applicable, and indirect participants must rely on the procedures of Euroclear and Clearstream, as applicable, and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders of New Euro Notes under the Euro Indenture.
Payments of principal, interest and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of Veralto, the Trustee, any initial purchaser and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Euro Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Distributions of principal, premium, if any, and interest with respect to the Euro Global Notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.
Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Euro Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement
Veralto understands that investors that hold their New Euro Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, the New Euro Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.
Secondary Market Trading
The Book-Entry Interests will trade through participants of Euroclear or Clearstream and will settle in same-day funds. Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any New Euro Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
Veralto understands that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.
You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the New Euro Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the New Euro Notes, or to make or receive a payment or delivery of the New Euro Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Euro Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.
Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the New Euro Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Issuance of Euro Certificated Notes
Under the terms of the Euro Indenture, owners of Book-Entry Interests will receive Euro Certificated Notes:
(1)	if Euroclear or Clearstream notifies the Company that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Company within 120 days; or
(2)	if the owner of a Book-Entry Interest requests such exchange in writing delivered through, Euroclear or Clearstream, as applicable, following an event of default under the Euro Indenture.
Euroclear and Clearstream have advised Veralto that upon request by an owner of a Book-Entry Interest described in the immediately preceding clause (2), their current procedure is to request that the Company issues or causes to be issued Euro Certificated Notes to all owners of Book-Entry Interests and not only to the owner of the Book-Entry Interest who made the initial request.
In such an event, the registrar will authenticate Euro Certificated Notes provided to it by the Company, registered in the name or names and issued in any approved denominations, requested by or on behalf of Euroclear or Clearstream, as applicable, or the Company, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of Book-Entry Interests), and such Euro Certificated Notes will bear the restrictive legend as provided in the Euro Indenture, unless that legend is not required by the Euro Indenture or applicable law.

Redemption of the Euro Global Notes
In the event any Euro Global Note, or any portion thereof, is redeemed, Euroclear or Clearstream, as applicable, will distribute the amount received by it in respect of the Euro Global Note so redeemed to the holders of the Book-Entry Interests in such Euro Global Note from the amount received by it in respect of the redemption of such Euro Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by Euroclear or Clearstream, as applicable, in connection with the redemption of such Euro Global Note (or any portion thereof). Veralto understands that under existing practices of Euroclear and Clearstream, if fewer than all of the relevant New Euro Notes are to be redeemed at any time, Euroclear and Clearstream will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of less than €100,000, principal amount at maturity, or less, may be redeemed in part.
Payments on Euro Global Notes
Payments of amounts owing in respect of the Euro Global Notes (including principal, premium, interest, additional interest and additional amounts, if any) will be made by the Company to the paying agent. The paying agent will, in turn, make such payments to Euroclear and/or Clearstream, which will distribute such payments to participants in accordance with their respective procedures.
Under the terms of the Euro Indenture governing the New Euro Notes, Veralto, the Trustee, the transfer agent, the registrar and the paying agent will treat the registered holder of the Euro Global Notes (Euroclear or Clearstream (or their respective nominees)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither Veralto, the Trustee, the registrar, the transfer agent nor the paying agent or any of their respective agents has or will have any responsibility or liability for:
•
any aspects of the records of Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest, for any such payments made by Euroclear, Clearstream or any participant or indirect participant, or for maintaining, supervising or reviewing the records of Euroclear, Clearstream or any participant or indirect participant relating to, or payments made on account of, a Book-Entry Interest;

•
payments made by Euroclear, Clearstream or any participant or indirect participant, or for maintaining, supervising or reviewing the records of Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

•	any action or failure to take action by Euroclear, Clearstream or any participant or indirect participant.
Concerning the Trustee
Deutsche Bank Trust Company Americas is the trustee under each of the Indentures. We may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business. In addition, the Trustee is expected to serve as the issuing agent and paying agent under our commercial paper program. Each holder, by accepting the New Notes, will be deemed to agree, for the benefit of the Trustee that it is solely responsible for its own independent appraisal of, and investigation into all risks arising under or in connection with the New Notes and the Indentures and has not relied on and will not at any time rely on the Trustee in respect of such risks.
The Indentures provide that in case an event of default shall occur and be continuing (which shall not be cured), the Trustee is required, in the exercise of its power, to use the degree of care that a prudent person would use under the circumstances in the conduct of such person’s own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indentures or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any holder of the New Notes, unless such holder shall have offered to the Trustee security, indemnity or pre-funding satisfactory to it against any loss, liability or expense.
Deutsche Bank Trust Company Americas will be the initial paying agent for the New Euro Notes in London. Upon notice to the Trustee, Veralto may change the paying agent at any time.
Governing Law
The Indentures are, and the New Notes will be, governed by and construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF
THE EXCHANGE OFFERS
The exchange of Old Notes for New Notes in the Exchange Offers should not result in any United States federal income tax consequences to holders. When a holder exchanges an Old Note for a New Note in the Exchange Offers, the holder should have the same adjusted basis and holding period in the New Note as in the Old Note immediately before the exchange.

PLAN OF DISTRIBUTION
Each broker-dealer that receives New Notes for its own account in the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of New Notes received by it in exchange for Old Notes.
We will not receive any proceeds from any sale of New Notes by broker-dealers.
New Notes received by broker-dealers for their own account in the Exchange Offers may be sold from time to time in one or more transactions:
•	in the over-the-counter market;
•	in negotiated transactions;
•	through the writing of options on the New Notes; or
•	a combination of those methods of resale at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.
Any such resale may be made:
•	directly to purchasers; or
•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such New Notes.
Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of those New Notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those New Notes and any commission or concessions received by any such persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES
The validity of the New Notes will be passed on for us by Wilmer Cutler Pickering Hale and Dorr LLP.
EXPERTS
The consolidated and combined financial statements of Veralto Corporation at December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein and are included therein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the New Notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements, the registration statement of which this prospectus forms a part (including the exhibits and schedules thereto), and other information can be accessed electronically through the SEC’s website at www.sec.gov. Our SEC filings are also available on our website at https://www.veralto.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus or the registration statement of which it forms a part.
You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:
Veralto Corporation
225 Wyman Street, Suite 250
Waltham, MA 02451
Attention: Investor Relations
Telephone: (781) 755-3655
If you would like to request copies of these documents, please do so by    , 2024 (which is five business days before the scheduled expiration of the Exchange Offers) in order to receive them before the expiration of the Exchange Offers.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Veralto Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated and combined balance sheets of Veralto Corporation (the Company) as of December 31, 2023 and 2022, the related consolidated and combined statements of earnings, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2023, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated and combined financial statements”). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated and combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Goodwill Impairment
Description of the Matter
As discussed in Note 1 and Note 9 to the consolidated and combined financial statements, goodwill is tested for impairment at least annually at the reporting unit level. Total goodwill as of December 31, 2023 was $2.5 billion. To estimate the fair value of each reporting unit, the Company used a market approach based on a multiples of earnings before interest, taxes, depreciation and amortization (EBITDA) derived from peer companies and recent market sale transactions of comparable companies.

Auditing management’s goodwill impairment test for the Company’s reporting units was challenging and judgmental due to the estimation required to determine the fair value of the reporting units. In particular, the fair value estimates related to significant assumptions, such as the determination of the valuation methodology, the identification of peer companies to derive the EBITDA multiples, and the assessment of recent market sale transactions of comparable companies, involved a high degree of management judgment.

How We Addressed the Matter in Our Audit
To test the estimated fair value of the Company’s reporting units, our audit procedures included, among others, assessing the valuation methodology and testing the significant assumptions used in the Company’s analyses, as well as testing the completeness and accuracy of the underlying data. For example, we compared the significant assumptions to current third-party industry and economic data, and to the historical results of the Company’s reporting units. We performed sensitivity analyses of significant assumptions to evaluate the changes in the fair values of the reporting units that would result from changes in key assumptions. We also involved internal valuation specialists to assist in our evaluation of the methodology and significant assumptions used by the Company. In addition, we tested management’s reconciliation of the fair values of its reporting units to the market capitalization of the Company.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2022.

Boston, Massachusetts
February 28, 2024

VERALTO CORPORATION
CONSOLIDATED AND COMBINED BALANCE SHEETS
($ in millions, except per share amount)
	As of December 31
	2023	2022
ASSETS
Current assets:
Cash and equivalents	$762	$—
Trade accounts receivable, less allowance for doubtful accounts of $36 as of December 31, 2023 and $34 as of December 31, 2022	826	816
Inventories	297	345
Prepaid expenses and other current assets	188	119
Total current assets	2,073	1,280
Property, plant and equipment, net	262	247
Other long-term assets	398	343
Goodwill	2,533	2,476
Other intangible assets, net	427	479
Total assets	$5,693	$4,825

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$431	$440
Accrued expenses and other liabilities	834	683
Total current liabilities	1,265	1,123
Other long-term liabilities	410	462
Long-term debt	2,629	—
Equity:
Preferred stock, $0.01 par value, as of December 31, 2023 and December 31, 2022, 15 million and 100 shares authorized, respectively; and 0 shares issued and outstanding as of both dates	—	—
Common stock - $0.01 par value, as of December 31, 2023 and December 31, 2022, 1.0 billion shares and 100 shares authorized, respectively; and 246.4 million shares and 100 shares issued and outstanding, respectively	2	—
Net Former Parent investment	—	4,189
Additional paid-in capital	2,157	—
Retained earnings	178	—
Accumulated other comprehensive loss	(954)	(954)
Total Veralto equity	1,383	3,235
Noncontrolling interests	6	5
Total equity	1,389	3,240
Total liabilities and equity	$5,693	$4,825
See the accompanying Notes to the Consolidated and Combined Financial Statements.

VERALTO CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
	Year Ended December 31
	2023	2022	2021
Sales	$5,021	$4,870	$4,700
Cost of sales	(2,120)	(2,110)	(1,987)
Gross profit	2,901	2,760	2,713
Operating costs:
Selling, general and administrative expenses	(1,536)	(1,431)	(1,428)
Research and development expenses	(225)	(217)	(244)
Operating profit	1,140	1,112	1,041
Nonoperating income (expense):
Other income (expense), net	(14)	1	6
Interest expense, net	(30)	—	—
Earnings before income taxes	1,096	1,113	1,047
Income taxes	(257)	(268)	(186)
Net earnings	$839	$845	$861
Net earnings per common share:
Basic	$3.41	$3.43	$3.50
Diluted	$3.40	$3.43	$3.50
Average common stock and common equivalent shares outstanding:
Basic	246.4	246.3	246.3
Diluted	246.8	246.3	246.3
See the accompanying Notes to the Consolidated and Combined Financial Statements.

VERALTO CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME
($ in millions)
	Year Ended December 31
	2023	2022	2021
Net earnings	$839	$845	$861
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	29	(100)	(88)
Pension and postretirement plan benefit adjustments	(15)	33	15
Unrealized loss on net investment hedge	(14)	—	—
Total other comprehensive income (loss), net of income taxes	—	(67)	(73)
Comprehensive income	$839	$778	$788
See the accompanying Notes to the Consolidated and Combined Financial Statements.

VERALTO CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY
($ and shares in millions)
	Common Stock		Additional Paid-In Capital	Retained Earnings	Net Former Parent Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests
	Shares	Amount
Balance, January 1, 2021	—	$—	$—	$—	$3,989	$(814)	$4
Net earnings for the year	—	—	—	—	861	—	—
Net transfers to Former Parent	—	—	—	—	(800)	—	—
Other comprehensive loss	—	—	—	—	—	(73)	—
Former Parent common stock-based award activity	—	—	—	—	34	—	—
Balance, December 31, 2021	—	$—	$—	$—	$4,084	$(887)	$4
Net earnings for the year	—	$—	$—	$—	$845	$—	$—
Net transfers to Former Parent	—	—	—	—	(781)	—	—
Other comprehensive loss	—	—	—	—	—	(67)	—
Former Parent common stock-based award activity	—	—	—	—	41	—	—
Change in noncontrolling interests	—	—	—	—	—	—	1
Balance, December 31, 2022	—	$—	$—	$—	$4,189	$(954)	$5
Net earnings for the year	—	$—	$—	$200	$639	$—	$—
Common stock dividends declared	—	—	—	(22)	—	—	—
Recapitalization	246.3	2	—	—	(2)	—	—
Consideration paid to Former Parent in connection with Separation	—	—	—	—	(2,600)	—	—
Net transfers to Former Parent	—	—	—	—	(147)	—	—
Former Parent common stock-based award activity	—	—	—	—	35	—	—
Noncash adjustments to Former Parent's investment, net	—	—	2,114	—	(2,114)	—	—
Stock-based deferred compensation award activity	—	—	20	—	—	—	—
Common stock-based award activity	—	—	23	—	—	—	—
Change in noncontrolling interests	—	—	—	—	—	—	1
Balance, December 31, 2023	246.3	$2	$2,157	$178	$—	$(954)	$6
See the accompanying Notes to the Consolidated and Combined Financial Statements.

VERALTO CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
($ in millions)
	Year Ended December 31
	2023	2022	2021
Cash flows from operating activities:
Net earnings	$839	$845	$861
Noncash items:
Depreciation	39	40	44
Amortization	48	50	62
Stock-based compensation expense	55	41	34
Gain on product line disposition	—	—	(8)
Impairment of Equity Method Investment	15	—	—
Change in deferred income taxes	(25)	(44)	(11)
Change in trade accounts receivable, net	2	(88)	(14)
Change in inventories	52	(38)	(75)
Change in trade accounts payable	(1)	23	65
Change in prepaid expenses and other assets	(54)	(5)	(21)
Change in accrued expenses and other liabilities	(7)	46	(41)
Net cash provided by operating activities	963	870	896
Cash flows from investing activities:
Cash paid for acquisitions	—	(55)	(60)
Payments for additions to property, plant and equipment	(54)	(34)	(54)
Proceeds from sales of property, plant and equipment	2	—	—
Proceeds from sale of product lines	—	—	26
All other investing activities	(3)	—	(9)
Net cash used in investing activities	(55)	(89)	(97)
Cash flows from financing activities:
Proceeds from the issuance of common stock in connection with stock-based compensation	4	—	—
Net transfers to Former Parent	(147)	(781)	(800)
Consideration paid to Former Parent in connection with Separation	(2,600)	—	—
Proceeds from borrowings	2,608	—	—
All other financing activities	—	—	1
Net cash used in financing activities	(135)	(781)	(799)
Effect of exchange rate changes on cash and equivalents	(11)	—	—
Net change in cash and equivalents	762	—	—
Beginning balance of cash and equivalents	—	—	—
Ending balance of cash and equivalents	$762	$—	$—
See the accompanying Notes to the Consolidated and Combined Financial Statements.

VERALTO CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
On August 24, 2023, the Board of Directors of Danaher Corporation (“Danaher” or “Former Parent”) approved the separation of Danaher’s Environmental & Applied Solutions segment through the pro rata distribution of all of the issued and outstanding common stock of Veralto Corporation (“Veralto” or the “Company”) to Danaher's stockholders (the “Separation”). In connection with the Separation, on September 20, 2023, the net assets of the Veralto businesses were contributed to Veralto, a wholly-owned subsidiary of the Former Parent, and, as partial consideration for such contribution the Company made a cash payment to Danaher in the amount of $2.6 billion. In addition, on September 29, 2023, the 100 shares of Veralto common stock held by Danaher were recapitalized into 246,291,342 shares of Veralto common stock held by Danaher. All per share amounts in the Consolidated and Combined Statements of Earnings have been retroactively adjusted to give effect to this recapitalization.
Veralto’s Registration Statement on Form 10, as amended, was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on September 11, 2023. In connection with the Separation, on September 29, 2023, Danaher and Veralto entered into a separation and distribution agreement as well as various other related agreements (collectively the “Agreements”) that govern the Separation and the relationships between the parties going forward, including a transition services agreement, employee matters agreement, tax matters agreement, an intellectual property matters agreement, a Veralto Enterprise System (“VES”) license agreement, and a framework agreement governing certain commercial arrangements between subsidiaries of Danaher and Veralto. In accordance with the tax matters agreement, Danaher is retaining certain net tax liabilities that are subject to joint and several liability between Danaher and the Company with respect to the taxable periods (or portions thereof) ended on or prior to the Separation.
Veralto completed its separation from Danaher on September 30, 2023, the first day of its fiscal fourth quarter. The Separation was completed on such date in the form of a pro rata distribution to Danaher stockholders of record on September 13, 2023 of all of the issued and outstanding shares of Veralto common stock held by Danaher. Each Danaher stockholder of record as of the close of business on September 13, 2023 received one share of Veralto common stock for every three shares of Danaher common stock held on the record date. Because September 30, 2023 was a Saturday, not a business day, the shares were credited to “street name” stockholders through the Depository Trust Company on the first trading day thereafter, October 2, 2023. Veralto’s common stock began “regular way” trading on the New York Stock Exchange under the ticker symbol “VLTO” on October 2, 2023.
Veralto’s unifying purpose is Safeguarding the World’s Most Vital Resources TM. Our diverse group of associates and leading operating companies provide essential technology solutions that monitor, enhance and protect key resources around the globe. The Company is committed to the advancement of public health and safety and believes it is positioned to support its customers as they address large global challenges including environmental resource sustainability, water scarcity, management of severe weather events, food and pharmaceutical security, and the impact of an aging workforce. Through its core offerings in water analytics, water treatment, marking and coding and packaging and color, customers look to the Company’s solutions to help ensure the safety, quality, efficiency and reliability of their products, processes and people globally. The Company operates through two segments - Water Quality and Product Quality & Innovation. Through the Water Quality segment, the Company improves the quality and reliability of water through its leading brands Hach, Trojan Technologies and ChemTreat. Through the Product Quality & Innovation segment, the Company promotes consumer trust in products and helps enable product innovation through leading brands including Videojet, Linx, Esko, X-Rite and Pantone.
Basis of Presentation – The accompanying Consolidated and Combined Financial Statements present the historical financial position, results of operations, changes in Danaher’s equity and cash flows of the Environmental & Applied Solutions segment of Danaher (now, the “Company” or “Veralto”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements.
The Company historically operated as part of the Former Parent and not as a separate, publicly-traded company. The financial statements for the periods prior to the Separation have been derived from the Former Parent’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included as a component of the Combined Financial Statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses from the Former Parent’s corporate office to the Company and the Former Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of the Former Parent. Related-party allocations are discussed further in Note 18.
Following the Separation, the consolidated financial statements include the accounts of Veralto and those of our wholly-owned subsidiaries and no longer include any allocations from Danaher. Accordingly:
•
The Consolidated Balance Sheet at December 31, 2023 consists of our consolidated balances, while the Combined Balance Sheet at December 31, 2022 consists of the combined balances of the Veralto businesses.

•
The Consolidated and Combined Statement of Earnings and Statement of Comprehensive Income for the year ended December 31, 2023 consist of our consolidated results for the three months ended December 31, 2023 and the combined results of the Veralto businesses for the nine months ended September 29, 2023. The Combined Statements of Earnings and Statements of Comprehensive Income for the years ended December 31, 2022 and 2021, consist of the combined results of the Veralto businesses.

•
The Consolidated and Combined Statement of Equity for the year ended December 31, 2023 consists of our consolidated activity for the three months ended December 31, 2023 and the combined activity of the Veralto businesses for the nine months ended September 29, 2023. The Combined Statements of Equity for the years ended December 31, 2022 and 2021, consist of the combined activity of the Veralto businesses.

•
The Consolidated and Combined Statement of Cash Flows for the year ended December 31, 2023 consists of our consolidated results for the three months ended December 31, 2023 and the combined results of the Veralto businesses for the nine months ended September 29, 2023. The Combined Statements of Cash Flows for the years ended December 31, 2022 and 2021, consist of the combined results of the Veralto businesses.

Net Former Parent investment, which includes retained earnings, represents Former Parent’s interest in the recorded net assets of the Company. All significant transactions between the Company and Former Parent have been included in the accompanying Consolidated and Combined Financial Statements. Transactions with Former Parent are reflected in the accompanying Consolidated and Combined Statements of Equity as “Net transfers to Former Parent” and in the accompanying Consolidated and Combined Balance Sheets within “Net Former Parent investment.”
Before the Separation, the Company was dependent upon Danaher for all of its working capital and financing requirements under Danaher’s centralized approach to cash management and financing of operations of its subsidiaries. Because the Company was part of Danaher during the nine-months ended September 29, 2023, only cash, cash equivalents and borrowings clearly associated with Veralto and related to the Separation have been included in the Combined Financial Statements. Other financial transactions relating to the business operations of the Company during the above period were accounted for through the Net Former Parent investment account of the Company.
The Consolidated and Combined Financial Statements may not be indicative of future performance and do not necessarily reflect what the Consolidated and Combined Statements of Earnings, Balance Sheets and Statements of Cash Flows would have been had the Company operated as a separate business during the periods presented.
Accounting Principles – The accompanying financial statements have been prepared in accordance with GAAP. The Consolidated and Combined Financial Statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation. The Consolidated and Combined Financial Statements also reflect the impact of noncontrolling interests. Noncontrolling interests do not have a significant impact on the Company’s consolidated results of continuing operations, therefore earnings attributable to noncontrolling interests for continuing operations are not presented separately in the Company’s

Consolidated and Combined Statements of Earnings. Earnings attributable to noncontrolling interests have been reflected in selling, general and administrative expenses and were insignificant in all periods presented. Reclassifications of certain prior year amounts have been made to conform to the current year presentation.
Use of Estimates – The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases these estimates on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ materially from these estimates.
Cash and Equivalents – The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.
Accounts Receivable and Allowances for Doubtful Accounts – All trade accounts, contract and finance receivables are reported on the accompanying Consolidated and Combined Balance Sheets adjusted for any write-offs and net of allowances for doubtful accounts. The allowances for doubtful accounts represent management’s best estimate of the expected future credit losses from the Company’s trade accounts, contract and finance receivable portfolios. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the provision for credit losses and, therefore, net earnings. The Company regularly performs detailed reviews of its portfolios to determine if an impairment has occurred and evaluates the collectability of receivables based on a combination of various financial and qualitative factors that may affect customers’ ability to pay, including customers’ financial condition, collateral, debt-servicing ability, past payment experience and credit bureau information. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. Additions to the allowances for doubtful accounts are charged to current period earnings, amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required. The Company does not believe that trade accounts receivable represents significant concentrations of credit risk because of the diversified portfolio of individual customers and geographical areas. The Company’s allowance for doubtful accounts as of December 31, 2023 reflects the Company’s best estimate of the expected future losses for its accounts receivables; however, these estimates may change and future actual losses may differ from the Company’s estimates. The Company will continue to monitor economic conditions and will revise the estimates of the expected future losses for accounts receivable as necessary. The Company recorded $10 million, $9 million and $4 million of expense associated with doubtful accounts for the years ended December 31, 2023, 2022 and 2021, respectively.
Included in the Company’s trade accounts receivable and other long-term assets as of December 31, 2023 and 2022 are $153 million and $129 million of net aggregate financing receivables, respectively. All financing receivables are evaluated for impairment based on individual customer credit profiles.
Inventories – Inventories include the costs of material, labor and overhead. Inventories are stated at the lower of cost and net realizable value primarily using the first-in, first-out method.
The classes of inventory as of December 31 are summarized as follows ($ in millions):

	2023	2022
Finished goods	$126	$145
Work in process	42	51
Raw materials	129	149
Total	$297	$345

Prepaid Expenses and Other Current Assets – Prepaid expenses and other current assets primarily result from advance payments to vendors for good and services and are capitalized until the related goods are received or services are performed. Included in the Company’s prepaid expenses and other current assets as of December 31, 2023 and 2022 are prepaid expenses of $143 million and $102 million, respectively. Also included in this account as of December 31, 2023 is a tax indemnification asset of $38 million as a result of the separation from Danaher.
Property, Plant and Equipment – Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives of the depreciable assets as follows:

Category	Useful Life
Buildings	30 years
Leased assets and leasehold improvements	Amortized over the lesser of the economic life of the asset or the term of the lease
Machinery and equipment	3 - 10 years
Customer-leased instruments	5 - 10 years
Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively.
The classes of property, plant and equipment as of December 31 are summarized as follows ($ in millions):

	2023	2022
Land and improvements	$15	$15
Buildings	202	199
Machinery and equipment	491	458
Customer-leased equipment	26	35
Gross property, plant and equipment	734	707
Less: accumulated depreciation	(472)	(460)
Property, plant and equipment, net	$262	$247
Investments – Investments over which the Company has a significant influence but not a controlling interest, are accounted for using the equity method of accounting which requires the Company to record its initial investment at cost and adjust the balance each period for the Company’s share of the investee’s income or loss and dividends paid. For securities without readily available fair values, the Company has elected the measurement alternative to record these investments at cost and to adjust for impairments and observable price changes with a same or similar security from the same issuer within net earnings (the “Fair Value Alternative”). The Company made no minority investments in 2023 and 2022 and made $9 million in minority investments in 2021. No significant realized or unrealized gains or losses were recorded in 2023, 2022 or 2021 with respect to these investments.
Other Assets – Other assets principally include noncurrent financing receivables, noncurrent deferred tax assets, operating lease right-of-use assets and other investments. Also included in this balance is the noncurrent portion of the tax indemnification asset of $22 million as of December 31, 2023.
Fair Value of Financial Instruments – The Company’s financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, obligations under trade accounts payable and short and long-term debt. Due to their short-term nature, the carrying values for cash and cash equivalents, trade accounts receivable and trade accounts payable approximate fair value. Refer to Note 10 for the fair values of the Company’s long-term debt.
Goodwill and Other Intangible Assets – Goodwill and other intangible assets result from the Company’s acquisition of existing businesses. In accordance with accounting standards related to business combinations, goodwill is not amortized; however, certain finite-lived identifiable intangible assets, primarily customer relationships and acquired technology, are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized. The Company reviews identified intangible assets and goodwill for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company also tests intangible assets with indefinite lives and goodwill for impairment at least annually. Refer to Note 9 for additional information about the Company’s goodwill and other intangible assets.
Revenue Recognition – The Company derives revenues primarily from the sale of Water Quality and Product Quality & Innovation products and services. Revenue is recognized when control of the promised products or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services (the transaction price). A performance obligation is a promise in a contract to transfer a distinct product or service to a customer and is the unit of account under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. For equipment and consumables sold by the Company, control transfers to the customer at a point in time. To indicate the transfer of control, the Company must have a present right to payment, legal title must have passed to the customer, the customer must have the significant risks and rewards of ownership, and where acceptance is not a formality, the customer must have accepted the product or service. The Company’s principal terms of sale are Free On Board (“FOB”) Shipping Point, or equivalent, and the Company records revenue for these product sales upon transfer of control to the customer, which may occur at shipment. For those FOB Shipping Point arrangements where risk of loss is not transferred until delivery, the Company transfers control and records revenue upon delivery of the product to the customer. Sales arrangements with delivery terms that are not FOB Shipping Point are not recognized upon shipment and the transfer of control for revenue recognition is evaluated based on the associated shipping terms and customer obligations. If a performance obligation to the customer with respect to a sales transaction remains to be fulfilled following shipment (typically installation or acceptance by the customer), revenue recognition for that performance obligation is deferred until such commitments have been fulfilled. Returns for products sold are estimated and recorded as a reduction of revenue at the time of sale. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction of revenue at the time of sale because these allowances reflect a reduction in the transaction price. Product returns, customer allowances and rebates are estimated based on historical experience and known trends. For extended warranty and service, control transfers to the customer over the term of the arrangement. Revenue for extended warranty and service is recognized based upon the period of time elapsed under the arrangement. Revenue for other long-term contracts is generally recognized based upon the cost-to-cost method, which measures costs incurred relative to total estimated costs, provided that the Company meets the criteria associated with transferring control of the good or service over time.
Certain of the Company’s revenues relate to sales-type leases (“STL”) and operating-type lease (“OTL”) arrangements. Leases are outside the scope of ASC 606 and are therefore accounted for in accordance with ASC 842, Leases. Equipment lease revenue for STL arrangements is recognized upon lease commencement. Equipment lease revenue for OTL agreements is recognized on a straight-line basis over the life of the lease, and the cost of customer-leased equipment is recorded within property, plant and equipment in the accompanying Consolidated and Combined Balance Sheets and depreciated over the equipment’s estimated useful life. Depreciation expense associated with the leased equipment under OTL arrangements is reflected in cost of sales in the accompanying Consolidated and Combined Statements of Earnings.
For a contract with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation on a relative standalone selling price basis using the Company’s best estimate of the standalone selling price of each distinct product or service in the contract. The primary method used to estimate standalone selling price is the price observed in standalone sales to customers. Allocation of the transaction price is determined at the contracts’ inception.
Shipping and Handling – Shipping and handling costs are included as a component of cost of sales. Revenue derived from shipping and handling costs billed to customers is included in sales.
Advertising – Advertising costs are expensed as incurred.
Research and Development – The Company conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of the Company’s existing products and expanding the applications for which uses of the Company’s products are appropriate. Research and development costs are expensed as incurred.
Income Taxes – Prior to the Separation, the Company’s domestic and foreign operating results were included in the income tax returns of the Former Parent. The Company accounted for income taxes under the separate return method. Under this approach, the Company determined its deferred tax assets and liabilities and related tax expense as if it filed separate tax returns. The accompanying Combined Balance Sheet as of December 31, 2022 does not contain current income tax payable or other long term income tax payable liabilities, with the exception of certain unrecognized tax benefits for which the Company could reasonably be considered to be the primary obligor. The amounts are deemed settled with the Former Parent when due and therefore are included in Former Parent’s equity.
Income taxes for the Company are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the Consolidated and Combined Financial Statements and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets and liabilities are reported in other assets and other liabilities in the Consolidated and Combined Balance Sheets, respectively. The effect on deferred income tax assets and liabilities of a change in tax rates is generally recognized in income tax expense in the period that includes the enactment date. Global Intangible Low-Taxed Income (“GILTI”) is accounted for as a current tax expense in the year the tax is incurred.
Valuation allowances are recorded if it is more likely than not that some portion of the deferred income tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considers various factors, including the expected level of future taxable income and available tax planning strategies. Any changes in judgment about the valuation allowance are recorded through income tax expense and are based on changes in facts and circumstances regarding realizability of deferred tax assets.
The Company must presume that an income tax position taken in a tax return will be examined by the relevant tax authority and determine whether it is more likely than not that the tax position will be sustained upon examination based upon the technical merits of the position. An income tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The Company establishes a liability for unrecognized income tax benefits for income tax positions for which it is more likely than not that a tax position will not be sustained upon examination by the respective taxing authority to the extent such tax positions reduce the Company’s income tax liability. The Company recognizes interest and penalties related to unrecognized income tax benefits in income tax expense in the Consolidated and Combined Statements of Earnings.
Productivity Improvement and Restructuring – The Company periodically initiates productivity improvement and restructuring activities to appropriately position the Company’s cost base relative to prevailing economic conditions and associated customer demand as well as in connection with certain acquisitions. Costs associated with productivity improvement and restructuring actions can include one-time termination benefits and related charges in addition to facility closure, contract termination and other related activities. The Company records the cost of the productivity improvement and restructuring activities when the associated liability is incurred.
Foreign Currency Translation – Exchange rate adjustments resulting from foreign currency transactions are recognized in net earnings, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income (loss). Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. dollars are translated into U.S. dollars using year end exchange rates and income statement accounts are translated at weighted average rates. Net foreign currency transaction losses were $45 million for the year ended December 31, 2023. Net foreign currency transaction gains or losses were not material for the years ended December 31, 2022 or 2021.
Derivative Financial Instruments – The Company is neither a dealer nor a trader in derivative instruments. The Company has generally accepted the exposure to transactional exchange rate movements without using derivative instruments to manage this risk. The Company has issued foreign currency denominated long-term debt as a partial hedge of its net investment in foreign operations against adverse movements in exchange rates between the U.S. dollar and the euro. This foreign currency denominated long-term debt issuance is designated and qualifies as a nonderivative hedging instrument. Accordingly, the foreign currency translation of this debt instrument is recorded in accumulated other comprehensive income (loss), offsetting the foreign currency translation adjustment of the Company’s related net investment that is also recorded in accumulated other comprehensive income (loss). Refer to Note 13 for additional information.

Accumulated Other Comprehensive Income (Loss) – Accumulated other comprehensive income (loss) refers to certain gains and losses that under GAAP are included in comprehensive income (loss) but are excluded from net earnings as these amounts are initially recorded as an adjustment to equity. Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. Net investment hedge adjustments reflect the gains or losses on the foreign currency denominated long-term debt issuance designated as a nonderivative hedging instrument. Pension and postretirement plan benefit adjustments relate to unrecognized prior service credits and actuarial losses. Refer to Notes 13, 14 and 17 for additional information.
Loss Contingencies – The Company records a reserve for loss contingencies when it is both probable that a loss will be incurred and the amount of the loss is reasonably estimable. The Company evaluates pending litigation and other contingencies at least quarterly and adjusts the reserve for such contingencies for changes in probable and reasonably estimable losses. The Company includes an estimate for related legal costs at the time such costs are both probable and reasonably estimable.
Accounting for Stock-Based Compensation – Certain employees of the Company participate in Veralto’s shared-based compensation plans which include stock options and restricted stock units (“RSUs”). We had no stock-based compensation plans prior to the Separation; however certain of our employees had participated in Danaher’s stock-based compensation plans (“Danaher Plans”). The expense associated with our employees who participated in the Danaher Plans was allocated to us in the accompanying Consolidated and Combined Statements of Earnings for the associated periods prior to the Separation. Equity-based compensation expense is recognized net of an estimated forfeiture rate on a straight-line basis over the requisite service period of the award, except that in the case of RSUs, compensation expense is recognized using an accelerated attribution method. Refer to Note 17 for additional information on the stock-based compensation plans in which certain employees of the Company participate.
Pension and Postretirement Benefit Plans – The Company measures its pension and postretirement plans’ assets and its obligations that determine the respective plan’s funded status as of the end of the Company’s fiscal year, and recognizes an asset for a plan’s overfunded status or a liability for a plan’s underfunded status in its balance sheet. Changes in the funded status of the plans are recognized in the year in which the changes occur and reported in comprehensive income (loss). Refer to Note 14 for additional information on the Company’s pension and postretirement plans including a discussion of the actuarial assumptions, the Company’s policy for recognizing the associated gains and losses and the method used to estimate service and interest cost components.
Accounting Standards Recently Adopted – In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Improvements to Income Tax Disclosures, which enhances the transparency of income tax disclosures in ASC 740, Income Taxes, primarily related to the rate reconciliation and income taxes paid information. The ASU is effective for fiscal years beginning after December 15, 2024 and early adoption is permitted. We are currently assessing the impact on our consolidated financial statements and related disclosures.
In November 2023, the FASB issued ASU 2023-07, Improvements to Reportable Segment Disclosures, which improves reportable segment disclosure requirements in ASC 280, Segment Reporting, primarily through enhanced disclosures about significant segment expenses. The ASU is effective for fiscal years beginning after December 15, 2023 and early adoption is permitted. We are currently assessing the impact on our consolidated financial statements and related segment disclosures.
In August 2023, the FASB issued ASU 2023-05, Business Combinations-Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement. The ASU requires that a joint venture apply a new basis of accounting upon formation in which the joint venture will recognize and initially measure its assets and liabilities at fair value (with exceptions to fair value measurement that are consistent with the business combinations guidance). The ASU is effective prospectively for all joint venture formations with a formation date on or after January 1, 2025, with early adoption permitted. The Company early adopted the ASU effective September 30, 2023 on a prospective basis.

In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The ASU clarifies the guidance in ASC 820, Fair Value Measurement, related to the measurement of the fair value of an equity security subject to contractual sale restrictions and introduces disclosure requirements related to such equity securities. The Company early adopted the ASU effective July 1, 2022 and the impact of the adoption was not significant.
In October 2021, the FASB issued ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The ASU requires companies to apply the definition of a performance obligation under ASC 606 to recognize and measure contract assets and contract liabilities (i.e., deferred revenue) relating to contracts with customers acquired in a business combination. Prior to the adoption of this ASU, an acquirer generally recognized assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers, at fair value on the acquisition date. The ASU results in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC 606. The ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company early adopted the ASU effective January 1, 2021 and did not apply the standard to immaterial transactions that occurred in 2021. The impact of the adoption of the ASU was not significant.
In August 2020, FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, the ASU requires entities to use the “if-converted” method when calculating diluted earnings per common share for convertible instruments. On January 1, 2022, the Company adopted the ASU and the ASU did not have a significant impact on the Company’s financial statements.

NOTE 2. ACQUISITIONS
The Company continually evaluates potential acquisitions that either strategically fit with the Company’s existing portfolio or expand the Company’s portfolio into a new and attractive business area. The Company has completed a number of acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Company’s Consolidated and Combined Financial Statements. This goodwill arises because the purchase prices for these businesses exceed the fair value of acquired identifiable net assets due to the purchase prices reflecting a number of factors including the future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Company acquired the businesses, the avoidance of the time and costs which would be required (and the associated risks that would be encountered) to enhance the Company’s existing product offerings to key target markets and enter into new and profitable businesses and the complementary strategic fit and resulting synergies these businesses bring to existing operations.
The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains the information used for the purchase price allocation during due diligence and through other sources. In the months after closing, as the Company obtains additional information about the acquired assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. The fair values of acquired intangibles are determined based on estimates and assumptions that are deemed reasonable by the Company. Significant assumptions include the discount rates and certain assumptions that form the basis of the forecasted results of the acquired business including earnings before interest, taxes, depreciation and amortization (“EBITDA”), revenue, revenue growth rates, royalty rates and technology obsolescence rates. These assumptions are forward looking and could be affected by future economic and market conditions. The Company engages third-party valuation specialists who review the Company’s critical assumptions and calculations of the fair value of acquired intangible assets in connection with significant acquisitions. Only facts and circumstances that existed as of the acquisition date are considered for subsequent adjustment.
The following briefly describes the Company’s acquisition activity for the three years ended December 31, 2023.
The Company had no acquisitions for the year ended December 31, 2023.

During 2022, the Company acquired three businesses for a total consideration of $55 million in cash, net of cash acquired and recorded goodwill and intangible assets of $38 million and $18 million, respectively. The businesses acquired complement existing units of the Company’s Product Quality & Innovation segment.
During 2021, the Company acquired two businesses for total consideration of $60 million in cash, net of cash acquired and recorded goodwill and intangible assets of $48 million and $12 million, respectively. The businesses acquired complement existing units of both of the Company’s segments.
NOTE 3. CAPITAL STOCK AND NET EARNINGS PER COMMON SHARE
Capital Stock
Under Veralto’s amended and restated certificate of incorporation, as of December 31, 2023, Veralto’s authorized capital stock consists of 1.0 billion common shares with par value $0.01 per share and 15 million preferred shares with par value $0.01 per share. On September 29, 2023, the 100 shares of Veralto common stock held by Danaher were recapitalized into 246,291,342 shares of Veralto common stock held by Danaher. On September 30, 2023, Danaher distributed all of Veralto’s issued and outstanding common stock to Danaher’s stockholders. No preferred shares were issued or outstanding on December 31, 2023. Each share of Veralto common stock entitles the holder to one vote on all matters to be voted upon by common stockholders. Veralto’s Board of Directors (the “Board”) is authorized to issue shares of preferred stock in one or more series and has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The Board’s authority to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock, could potentially discourage attempts by third parties to obtain control of Veralto through certain types of takeover practices.
Earnings per Common Share
Basic net earnings per share (“EPS”) is calculated by dividing net earnings by the weighted average number of shares of common stock outstanding for the applicable period. Diluted EPS is computed based on the weighted average number of common shares outstanding increased by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued and reduced by the number of shares the Company could have repurchased with the proceeds from the issuance of the potentially dilutive shares.
We were incorporated on October 26, 2022, accordingly, we had no shares or common equivalent shares outstanding prior to that date. The total number of shares outstanding immediately after the recapitalization described above was 246.3 million and is utilized for the calculation of both basic and diluted EPS for all periods prior to the Separation.
Information related to the calculation of net earnings per common share from continuing operations for the years ended December 31 is summarized as follows ($ and shares in millions, except per share amounts):

	2023	2022	2021
Numerator:
Net earnings	$839	$845	$861

Denominator:
Weighted average common shares outstanding used in Basic EPS	246.4	246.3	246.3
Incremental common shares from:
Assumed exercise of dilutive options and vesting of dilutive RSUs	0.4	—	—
Weighted average common shares outstanding used in Diluted EPS	246.8	246.3	246.3

Basic EPS	$3.41	$3.43	$3.50
Diluted EPS	$3.40	$3.43	$3.50

NOTE 4. REVENUE
The following table presents the Company’s revenues disaggregated by geographical region and revenue type ($ in millions). Sales taxes and other usage-based taxes collected from customers are excluded from revenues.

	Water Quality	Product Quality & Innovation	Total
Year ended December 31, 2023:
Geographical region:
North America(a)	$1,694	$659	$2,353
Western Europe	536	584	1,120
Other developed markets	65	53	118
High-growth markets(b)	744	686	1,430
Total	$3,039	$1,982	$5,021

Revenue type:
Recurring	$1,727	$1,227	$2,954
Nonrecurring	1,312	755	2,067
Total	$3,039	$1,982	$5,021

Year ended December 31, 2022:
Geographical region:
North America(a)	$1,590	$670	$2,260
Western Europe	500	559	1,059
Other developed markets	67	56	123
High-growth markets(b)	730	698	1,428
Total	$2,887	$1,983	$4,870

Revenue type:
Recurring	$1,663	$1,196	$2,859
Nonrecurring	1,224	787	2,011
Total	$2,887	$1,983	$4,870

Year ended December 31, 2021:
Geographical region:
North America(a)	$1,408	$646	$2,054
Western Europe	490	609	1,099
Other developed markets	61	58	119
High-growth markets(b)	710	718	1,428
Total	$2,669	$2,031	$4,700

Revenue type:
Recurring	$1,491	$1,169	$2,660
Nonrecurring	1,178	862	2,040
Total	$2,669	$2,031	$4,700

(a)	The Company defines North America as the United States and Canada.
(b)
The Company defines high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure which include Eastern Europe, the Middle East, Africa, Latin America (including Mexico) and Asia (with the exception of Japan, Australia and New Zealand). The Company defines developed markets as all markets of the world that are not high-growth markets.

The Company sells equipment to customers as well as consumables and services, some of which customers purchase on a recurring basis. Consumables sold for use with the equipment sold by the Company are typically critical to the use of the equipment and are typically used on a one-time or limited basis, requiring frequent replacement in the customer’s operating cycle. Examples of these consumables include chemistries for water testing instruments and cartridges for marking and coding equipment. Additionally, some of the Company’s consumables are used on a standalone basis, such as water treatment solutions. The Company separates its goods and services between those typically sold to a customer on a recurring basis and those typically sold to a customer on a nonrecurring basis. Recurring revenue includes revenue from consumables, services and OTLs. Nonrecurring revenue includes sales from equipment and STLs. OTLs and STLs are included in the above revenue amounts. For the years ended December 31, 2023, 2022 and 2021, lease revenue was $86 million, $69 million and $61 million, respectively. Service and software revenue was immaterial for all periods presented. Software revenues for point-in-time licenses are nonrecurring while revenues for Software as a Service and over time licenses are recurring.
Remaining Performance Obligations
Remaining performance obligations represent the aggregate transaction price allocated to performance obligations with an original contract term greater than one year which are fully or partially unsatisfied at the end of the period. Remaining performance obligations include noncancelable purchase orders, the non-lease portion of minimum purchase commitments under long-term consumable supply arrangements, extended warranty and service and other long-term contracts. These remaining performance obligations do not include revenue from contracts with customers with an original term of one year or less, revenue from long-term consumable supply arrangements with no minimum purchase requirements or revenue expected from purchases made in excess of the minimum purchase requirements or revenue from equipment leased to customers. While the remaining performance obligation disclosure is similar in concept to backlog, the definition of remaining performance obligations excludes leases and contracts that provide the customer with the right to cancel or terminate for convenience with no substantial penalty, even if historical experience indicates the likelihood of cancellation or termination is remote. Additionally, the Company has elected to exclude contracts with customers with an original term of one year or less from remaining performance obligations while these contracts are included within backlog.
As of December 31, 2023, the aggregate amount of the transaction price allocated to remaining performance obligations was approximately $290 million. The Company expects to recognize revenue on approximately 42% of the remaining performance obligations over the next 12 months, 34% over the subsequent 12 months, and the remainder recognized thereafter.
Contract Liabilities
The Company often receives cash payments from customers in advance of the Company’s performance resulting in contract liabilities that are classified as either current or long-term in the Combined Balance Sheets based on the timing of when the Company expects to recognize revenue. As of December 31, 2023 and 2022, contract liabilities were approximately $223 million and $206 million, respectively, and are included within accrued expenses and other liabilities and other long-term liabilities in the accompanying Consolidated and Combined Balance Sheets. Revenue recognized during the years ended December 31, 2023 and 2022 that was included in the opening contract liability balance was approximately $187 million and $169 million, respectively.

NOTE 5. SEGMENT INFORMATION
The Company operates and reports its results in two separate business segments consisting of the Water Quality and Product Quality & Innovation segments. When determining the reportable segments, the Company aggregated operating segments based on their similar economic and operating characteristics. Operating profit represents total revenues less operating expenses, excluding nonoperating income and expense and income taxes. Operating profit amounts in the Other segment consist of unallocated corporate costs and other costs not considered part of management’s evaluation of reportable segment operating performance. The identifiable assets by segment are those used in each segment’s operations. Intersegment amounts are not significant and are eliminated to arrive at combined totals.

Detailed segment data for the years ended December 31 is as follows ($ in millions):

	2023	2022	2021
Sales:
Water Quality	$3,039	$2,887	$2,669
Product Quality & Innovation	1,982	1,983	2,031
Total	$5,021	$4,870	$4,700

Operating profit:
Water Quality	$730	$668	$584
Product Quality & Innovation	472	488	496
Other	(62)	(44)	(39)
Total	$1,140	$1,112	$1,041

Identifiable assets:
Water Quality	$2,508	$2,544	$2,550
Product Quality & Innovation	2,289	2,281	2,290
Other	896	—	—
Total	$5,693	$4,825	$4,840

Depreciation and amortization of intangible assets:
Water Quality	$45	$46	$54
Product Quality & Innovation	42	44	52
Other	—	—	—
Total	$87	$90	$106

Capital expenditures, gross:
Water Quality	$29	$25	$35
Product Quality & Innovation	17	9	19
Other	8	—	—
Total	$54	$34	$54
Operations in Geographical Areas:

	Year Ended December 31
($ in millions)	2023	2022	2021
Sales:
United States	$2,177	$2,094	$1,890
China	356	395	416
Germany	257	251	273
All other (each country individually less than 5% of total sales)	2,231	2,130	2,121
Total	$5,021	$4,870	$4,700

Property, plant and equipment, net:
United States	$179	$168	$171
United Kingdom	14	15	16
Germany	23	21	23
All other (each country individually less than 5% of total property, plant and equipment, net)	46	43	50
Total	$262	$247	$260

NOTE 6. INCOME TAXES
Prior to the Separation, the Company’s operating results were included in Danaher’s various consolidated U.S. federal and certain state income tax returns, as well as certain foreign returns. For periods prior to the Separation, the Company’s Consolidated and Combined Financial Statements reflect income tax expense and deferred tax balances as if the Company had filed tax returns on a standalone basis separate from Danaher. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company was a separate taxpayer and a standalone enterprise for periods prior to the Separation.
Earnings from operations before income taxes for the years ended December 31 were as follows ($ in millions):

	2023	2022	2021
United States	$484	$528	$432
Non-U.S.	612	585	615
Total	$1,096	$1,113	$1,047
The provision for income taxes from operations for the years ended December 31 were as follows ($ in millions):

	2023	2022	2021
Current:
Federal U.S.	$86	$107	$41
Non-U.S.	169	177	137
State and local	27	28	19
Deferred:
Federal U.S.	(19)	(22)	(6)
Non-U.S.	(4)	(17)	(3)
State and local	(2)	(5)	(2)
Income tax provision	$257	$268	$186
The Company has earnings that have been taxed previously in the United States (“PTEP”) as of December 31, 2023 which can be repatriated subject to foreign withholding and U.S. state income taxes. The Company intends to permanently reinvest its earnings in non-U.S. operations except to the extent of PTEP. The potential tax implications of repatriating unremitted earnings are driven by the facts at the time of distribution. The incremental cost to repatriate these earnings is not expected to be material.
The effective income tax rate from operations for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Percentage of Pre-Tax Earnings
	2023	2022	2021
Statutory federal income tax rate	21.0%	21.0%	21.0%
Increase (decrease) in tax rate resulting from:
State income taxes (net of Federal income tax benefit)	1.9	1.7	1.5
Non-U.S. rate differential	3.5	2.7	2.2
US Taxation of Foreign Earnings	(2.1)	(1.5)	(1.1)
Change in uncertain tax positions	—	1.0	(3.5)
R&D and other tax credits	(1.3)	(0.3)	(0.4)
Other	1.0	0.1	—
Net excess tax benefits from stock-based compensation	(0.6)	(0.6)	(1.9)
Effective income tax rate	23.4%	24.1%	17.8%

The Company’s effective tax rate for 2023, 2022 and 2021 differs from the U.S. federal statutory rate of 21.0%, due principally to the Company’s earnings outside the United States that are taxed at rates different than the U.S. federal statutory rate, state taxes, as well as the impact of the following:
The effective tax rate of 23.4% in 2023 includes net tax benefits primarily related to excess tax benefits from stock-based compensation. This decreased the reported rate on a net basis by 1.0%.
The effective tax rate of 24.1% in 2022 includes net tax benefits primarily related to excess tax benefits from stock-based compensation, partially offset by changes in estimates associated with prior period uncertain tax positions and audit settlements. These items decreased the reported rate on a net basis by 0.4%.
The effective tax rate of 17.8% in 2021 includes net tax benefits primarily related to the release of reserves for uncertain tax positions from the expiration of statutes of limitation and audit settlements and excess tax benefits from stock-based compensation, partially offset by changes in estimates associated with prior period uncertain tax positions. These items decreased the reported rate on a net basis by 6.2%.
Following the Separation, we made income tax payments of $113 million. Prior to the Separation, we did not make any income tax payments because we were dependent on Danaher for all of our working capital and financing requirements under Danaher’s centralized approach to cash management and financing of operations of its subsidiaries.
The Company evaluates the future realizability of tax credits and loss carryforwards considering the anticipated future earnings of the Company’s subsidiaries as well as tax planning strategies in the associated jurisdictions. Included in deferred income taxes as of December 31, 2023 are tax benefits for U.S. and non-U.S. net operating loss carryforwards totaling $1 million and $32 million, respectively, of which the Company does not expect to realize and has corresponding valuation allowances on most of the net operating losses. Certain of the losses can be carried forward indefinitely and others can be carried forward to various dates from 2023 through 2043.
Significant components of the Company’s deferred tax assets and liabilities from operations at the end of each fiscal year were as follows:

	2023	2022
Deferred Tax Assets:
Allowance for doubtful accounts	$6	$6
Inventories	18	22
Employee benefit plans	7	9
Other accruals and prepayments	79	89
Stock-based compensation expense	14	15
Operating lease liabilities	31	31
Capitalized research and development costs	46	25
Tax credit, operating loss and capital loss carryforwards	34	30
Net Investment Hedge	4	—
Deferred service income	—	—
Valuation allowances	(29)	(25)
Total Deferred Tax Assets	210	202
Deferred Tax Liabilities:
Depreciation	(12)	(10)
Operating lease right-of-use assets	(29)	(30)
Goodwill and other intangible assets	(242)	(262)
Total Deferred Tax Liability	(283)	(302)
Net Deferred Tax Liability	$(73)	$(100)
Noncurrent deferred tax assets and noncurrent deferred tax liabilities are included in other assets and other long-term liabilities, respectively, in the accompanying Combined Balance Sheets.

A valuation allowance is recorded on certain deferred tax assets if it has been determined it is more likely than not that all or a portion of these assets will not be realized. The valuation allowances in 2023 and 2022 are primarily attributable to foreign net operating loss carryforwards.
Net operating loss carryforwards of $33 million as of December 31, 2023 are available to reduce future tax obligations of certain U.S. and foreign companies. The net operating loss carryforwards have various expiration dates beginning in 2024 with certain jurisdictions having indefinite carryforward periods.
On August 16, 2022, the U.S. government enacted the Inflation Reduction Act (“IRA”), which imposes a new corporate alternative minimum tax (“CAMT”), an excise tax on stock buybacks, and significant tax incentives for energy and climate initiatives, among other provisions. The CAMT is effective for tax years beginning after December 31, 2022, while the excise tax applies to repurchases of stock after December 31, 2022. The effective dates of the energy related incentives vary. In response to a technical inquiry, the FASB provided guidance permitting a company to make an accounting policy election to either consider the effect of CAMT when evaluating the need for, and the amount of, a valuation allowance or account for the effects on deferred tax assets in the period they arise. The Company has elected to account for the effects of CAMT on deferred tax assets in the period they arise. The Company evaluated the impact of the IRA and concluded that it does not have a material impact on the Company’s Consolidated Financial Statements.
As of December 31, 2023, gross unrecognized tax benefits totaled $97 million ($82 million, net of the impact of $34 million of indirect tax benefits offset by $19 million associated with potential interest and penalties). As of December 31, 2022, gross unrecognized tax benefits totaled $94 million ($76 million, net of the impact of $30 million of indirect tax benefits offset by $12 million associated with potential interest and penalties). The Company recognized approximately $1 million of net tax expense from potential interest and penalties during 2023, $2 million of net tax benefits from the reversal of potential interest and penalties during 2022, and $9 million of net tax expense from potential interest and penalties during 2021 associated with uncertain tax positions. To the extent unrecognized tax benefits (including interest and penalties) are not assessed with respect to uncertain tax positions, $2 million would reduce the tax expense and effective tax rate in future periods. The Company recognized interest and penalties related to unrecognized tax benefits within income taxes in the accompanying Combined Statements of Earnings. Unrecognized tax benefits and associated accrued interest and penalties are included in taxes, income and other accrued expenses as detailed in Note 11.
A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding amounts accrued for potential interest and penalties, is as follows ($ in millions):

	2023	2022	2021
Unrecognized tax benefits, beginning of year	$94	$81	$115
Additions based on tax positions related to the current year	—	8	7
Additions for tax positions of prior years	2	11	1
Reductions for tax positions of prior years	2	—	—
Acquisitions, divestitures and other	4	—	—
Statute of limitations expirations	(1)	(1)	(40)
Settlements	(4)	(4)	(1)
Effect of foreign currency translation	—	(1)	(1)
Unrecognized tax benefits, end of year	$97	$94	$81
The Company considers many factors when evaluating and estimating its tax positions and the impact on income tax expense, which may require periodic adjustments, and which may not accurately anticipate actual outcomes. It is reasonably possible that the amount of the unrecognized benefit with respect to certain of the Company's unrecognized tax positions will significantly increase or decrease within the next twelve months. However, based on the uncertainties associated with finalizing audits with the relevant tax authorities including formal legal proceedings, it is not possible to reasonably estimate the impact of any such change.
The Company conducts business globally, and the Former Parent filed numerous consolidated and separate income tax returns in the U.S. federal and state and non-U.S. jurisdictions. The non-U.S. countries in which the Company has a significant presence include Belgium, Brazil, Canada, China, Germany, Netherlands and the

United Kingdom. Excluding these non-U.S. jurisdictions, the Company believes that a change in the statutory tax rate of any individual non-U.S. country would not have a material effect on the Company’s Combined Financial Statements given the geographic dispersion of the Company’s income.
The Company is routinely examined by various domestic and international taxing authorities. In connection with the Separation, the Company entered into certain agreements with Danaher, including a tax matters agreement. The tax matters agreement distinguishes between the treatment of tax matters for “Joint” filings compared to “Separate” filings prior to the Separation. “Joint” filings involve legal entities, such as those in the United States, that include operations from both Danaher and the Company. By contrast, “Separate” filings involve certain entities (primarily outside of the United States) that exclusively include either Danaher’s or the Company’s operations, respectively. In accordance with the tax matters agreement, Danaher is liable for and has indemnified the Company against all income tax liabilities involving “Joint” filings for periods prior to the Separation. The Company remains liable for certain pre-Separation income tax liabilities including those related to the Company’s “Separate” filings.
Pursuant to U.S. tax law, the Company expects to file its initial U.S. federal income tax return for the 2023 short tax year with the IRS during 2024. Therefore, the IRS has not yet begun an examination of the Company’s initial U.S. federal income tax return. The Company’s operations in certain U.S. states and foreign jurisdictions remain subject to routine examination.
NOTE 7. NONOPERATING INCOME (EXPENSE)
The following sets forth the components of the Company’s other income (expense), net ($ in millions):

	2023	2022	2021
Other components of net periodic benefit costs	$1	$1	$(2)
Unrealized investment gains (losses)	(15)	—	—
Gains on sale of product lines	—	—	8
Total other income (expense), net	$(14)	$1	$6
Other Components of Net Periodic Benefit Costs
The Company disaggregates the service cost component of net periodic benefit costs of noncontributory defined benefit pension plans and other postretirement employee benefit plans and presents the other components of net periodic benefit cost in other income (expense), net. These other components of net period benefit costs include the assumed rate of return on plan assets, partially offset by amortization of actuarial losses and interest.
Impairment of Equity Method Investments
During 2023, the Company recorded an impairment of $15 million related to an equity method investment, which is reflected in nonoperating income (expense).
Gains on Sale of Product Lines
During 2021 the Company divested certain product lines for a cash purchase price, net of cash transferred and transaction costs, of $26 million and recognized a pretax gain on sale of $8 million ($7 million after-tax). The divestiture of these product lines did not represent a strategic shift with a major effect on the Company’s operations and financial results and therefore is not reported as a discontinued operation.
NOTE 8. LEASES
The Company has operating leases for office space, warehouses, distribution centers, research and development facilities, manufacturing locations and certain equipment, primarily automobiles. Many leases include one or more options to renew, some of which include options to extend the leases for up to 18 years, and some leases include options to terminate the leases within 30 days. In certain of the Company’s lease agreements, the rental payments are adjusted periodically to reflect actual charges incurred for common area maintenance, utilities, inflation and/or changes in other indexes. The Company’s finance leases were not material as of December 31,

2023 and 2022. Right-of-use (“ROU”) assets arising from finance leases are included in property, plant and equipment, net and the liabilities are included in accrued expenses and other liabilities and other long-term liabilities in the accompanying Consolidated and Combined Balance Sheets.
The Consolidated and Combined Financial Statements include the following amounts related to operating leases where the Company is the lessee ($ in millions):

	2023	2022	2021
Consolidated and Combined Statements of Earnings
Fixed operating lease expense(a)	$43	$40	$45
Variable operating lease expense	12	13	13
Total operating lease expense	$55	$53	$58

Consolidated and Combined Statements of Cash Flows
Cash paid for amounts included in the measurement of operating lease liabilities	$41	$40	$46
ROU assets obtained in exchange for operating lease obligations	52	24	17

		December 31, 2023	December 31, 2022
Consolidated and Combined Balance Sheets
Lease Assets and Liabilities	Classification
Operating lease ROU assets	Other long-term assets	$144	$117

Operating lease liabilities - current	Accrued expenses and other liabilities	$33	$32
Operating lease liabilities - long-term	Other long-term liabilities	115	91
Total operating lease liabilities		$148	$123

Weighted average remaining lease term		8 years	6 years
Weighted average discount rate		4.1%	2.6%

(a)	Includes short-term leases and sublease income, both of which were immaterial.
The following table presents the maturity of the Company’s operating lease liabilities as of December 31, 2023 ($ in millions):

2024	$38
2025	29
2026	22
2027	17
2028	13
Thereafter	56
Total operating lease payments	175
Less: imputed interest	(27)
Total operating lease liabilities	$148
As of December 31, 2023, the Company had no additional significant operating or finance leases that had not yet commenced.
NOTE 9. GOODWILL AND OTHER INTANGIBLE ASSETS
As discussed in Note 2, goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities and noncontrolling interests. Management assesses the goodwill of each of its reporting units for impairment at least annually at the beginning of the fourth quarter and as “triggering” events occur that indicate that it is more likely than not that an impairment exists. The Company elected to bypass the optional qualitative goodwill assessment allowed by applicable accounting standards and performed a quantitative impairment test for all reporting units as this was determined to be the most effective method to assess for impairment across the reporting units.
The Company estimates the fair value of its reporting units using a market approach, based on current trading multiples of EBITDA for peer companies operating in businesses similar to each of the Company’s reporting units, in addition to recent market sale transactions of comparable companies. In determining the estimated fair value of each reporting unit, the Company also applies a control premium to the trading multiples of EBITDA for peer companies. If the estimated fair value of the reporting unit is less than its carrying value, the Company will impair the goodwill for the amount of the carrying value in excess of the fair value.
As of December 31, 2023, the Company had three reporting units for goodwill impairment testing. As of the date of the 2023 annual impairment test, the carrying value of the goodwill included in each individual reporting unit ranged from $534 million to approximately $1.3 billion. No goodwill impairment charges were recorded for the years ended December 31, 2023, 2022 and 2021 and no “triggering” events have occurred subsequent to the performance of the 2023 annual impairment test. The factors used by management in its impairment analysis are inherently subject to uncertainty. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings.
The following is a rollforward of the Company’s goodwill by segment ($ in millions):

	Water Quality	Product Quality & Innovation	Total
Balance, January 1, 2022	$1,315	$1,187	$ 2,502
Attributable to 2022 acquisitions	—	38	38
Adjustments due to finalization of purchase price allocations	—	1	1
Foreign currency translation and other	(38)	(27)	(65)
Balance, December 31, 2022	1,277	1,199	2,476
Adjustments due to finalization of purchase price allocations	—	2	2
Foreign currency translation and other	28	27	55
Balance, December 31, 2023	$1,305	$1,228	$2,533
Finite-lived intangible assets are amortized over their legal or estimated useful life. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible assets as of December 31 ($ in millions):

	2023		2022
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite - lived intangibles:
Customer relationships	$595	$(502)	$588	$(457)
Patents, technology and other intangibles	277	(246)	271	(228)
Total finite - lived intangibles	872	(748)	859	(685)
Indefinite - lived intangibles:
Trademarks and trade names	303	—	305	—
Total intangibles	$1,175	$(748)	$1,164	$(685)
During 2022, the Company acquired finite-lived intangible assets, consisting primarily of developed technology and customer relationships. Refer to Note 2 for additional information on the intangible assets acquired.
The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Indefinite-lived intangibles are subject to impairment testing at least annually or more frequently if events or changes in circumstances indicate that potential impairment exists. The Company identified impairment triggers during the second and third quarters of 2023 and the second quarter of 2022 which resulted in the impairment charges of certain long-lived assets, including technology, customer relationships and trade names. In 2023 and 2022, the Company recorded impairment charges totaling $12 million and $9 million, respectively, related to these long-lived assets in selling, general and administrative expenses in the Consolidated and Combined Statements of Earnings.
Total intangible amortization expense in 2023, 2022 and 2021 was $48 million, $50 million and $62 million, respectively. Based on the intangible assets recorded as of December 31, 2023, amortization expense is estimated to be approximately $30 million during 2024, $15 million during 2025, $12 million during 2026, $11 million during 2027 and $8 million during 2028.
NOTE 10. FAIR VALUE MEASUREMENTS
Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value for assets and liabilities required to be carried at fair value and provide for certain disclosures related to the valuation methods used within the valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows.
•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
•
Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation.

•
Level 3 inputs are unobservable inputs based on the Company’s assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A summary of financial liabilities that are measured at fair value on a recurring basis were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2023
Deferred compensation liabilities	$23	$—	$—	$23
December 31, 2022
Deferred compensation liabilities	$22	$—	$—	$22
Certain management employees participate in our nonqualified deferred compensation programs, which permits such employees to defer a portion of their compensation, on a pretax basis, until after their termination of employment. All amounts deferred under such plans are unfunded, unsecured obligations and are presented as a component of the compensation and benefits accrual included in other long-term liabilities in the accompanying Consolidated and Combined Balance Sheets. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within our defined contribution plans for the benefit of U.S. employees (“401(k) Programs”) (except that the earnings rates for amounts contributed unilaterally by the Company are entirely based on changes in the value of the Company’s common stock). Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates.
Prior to the Separation, certain management employees of the Company participated in Danaher's nonqualified deferred compensation programs with similar terms except that earnings rates for amounts contributed unilaterally by Former Parent were entirely based on changes in the value of Danaher's common stock.
In connection with the Separation, Veralto established a deferred compensation program which was designed to replicate Danaher’s. Accounts in Danaher’s deferred compensation programs held by Veralto employees at the time of the Separation were converted into accounts in the Veralto deferred compensation program based on the “concentration method” designed to maintain the economic value before and after the Separation date using the relative fair market value of the Danaher and Veralto common stock as of the date of the Separation. Prior to the Separation, the entire value of the Veralto employees’ deferred compensation program accounts in Danaher’s deferred compensation programs was recorded in other long-term liabilities. Upon conversion of these accounts to the Veralto deferred compensation program, $20 million of deferred compensation liabilities were reclassified from other long-term liabilities to additional paid-in capital, representing the value of the deferred compensation that will ultimately be settled in Veralto common stock.
Fair Value of Financial Instruments
The carrying amounts and fair values of the Company’s other financial instruments as of December 31 were as follows ($ in millions):

	2023		2022
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$2,629	$2,710	$—	$—
As of December 31, 2023, short and long-term borrowings were categorized as Level 1. The fair value of long-term borrowings was based on quoted market prices. The difference between the fair value and the carrying amounts of long-term borrowings is attributable to changes in market interest rates and/or the Company’s credit ratings subsequent to the incurrence of the borrowing. The fair values of borrowings with original maturities of one year or less, as well as cash and cash equivalents, trade accounts receivable, net and trade accounts payable generally approximate their carrying amounts due to the short-term maturities of these instruments.
Refer to Note 14 for information related to the fair value of the Company sponsored defined benefit pension plan assets.
NOTE 11. ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities as of December 31 were as follows ($ in millions):

	2023		2022
	Current	Noncurrent	Current	Noncurrent
Compensation and benefits	$184	$44	$211	$57
Pension and postretirement benefits	6	30	5	13
Taxes, income and other	139	185	66	264
Deferred revenue	208	15	192	14
Sales and product allowances	27	—	27	—
Operating lease liabilities	33	115	32	91
Other	237	21	150	23
Total	$834	$410	$683	$462
NOTE 12. FINANCING
The components of the Company’s debt as of December 31 were as follows (amounts in millions):

	Outstanding Amount
Description and Aggregate Principal Amount	2023	2022
5.50% senior unsecured notes due 9/18/2026 ($700 million) (the “2026 Notes”)	$696	$—
5.35% senior unsecured notes due 9/18/2028 ($700 million) (the “2028 Notes”)	695	—
4.15% senior unsecured notes due 9/19/2031 (€500 million) (the “2031 Notes”)	546	—
5.45% senior unsecured notes due 9/18/2033 ($700 million) (the “2033 Notes”)	692	—
Long-term debt	$2,629	$—
Senior Unsecured Notes
In September 2023, and in connection with the Separation, the Company issued approximately $2.1 billion aggregate principal amount of USD senior unsecured notes in three series with maturity dates ranging from 2026 through 2033 (collectively, the “U.S. Dollar Notes”). Additionally, the Company issued €500 million principal amount of senior unsecured notes (“Euro Notes”) with a maturity date of 2031.

Interest payments on the U.S. Dollar Notes are due semi-annually until maturity, with the first interest payment due in March 2024. Interest payments on the Euro Notes are due annually until maturity, with the first interest payment due in September 2024. In the event of a change in control and a related downgrade of the ratings of the U.S. Dollar Notes and Euro Notes (collectively, the “Notes”) below investment grade, the indentures governing the Notes requires that the Company make an offer to each holder of the Notes to repurchase all or any part of that holder's notes at a repurchase price equal to 101% of the aggregate principal amount of the Notes repurchased, plus any accrued and unpaid interest. The indentures also include a limitation on liens incurred by the Company and its wholly owned U.S. subsidiaries. The indentures do not restrict the Company or its subsidiaries from incurring indebtedness, nor does it require any financial covenants. All the covenants are subject to a number of exceptions, limitations, and qualifications.
Upon issuance, the Notes became guaranteed by Danaher. Following the completion of the Separation on September 30, 2023, Danaher was automatically and unconditionally released and discharged from all obligations under its guarantees.
The Company recorded $24 million of debt discounts and debt issuance costs related to the Notes. Debt issuance costs are presented as a reduction of debt in the Consolidated and Combined Balance Sheets and are amortized as a component of interest expense over the term of the related debt.
The proceeds of the Notes were distributed to Danaher during September as partial consideration for the net assets contributed to Veralto in advance of the Separation on September 30, 2023.
In connection with the issuance of the U.S. Dollar Notes, we entered into a registration rights agreement, pursuant to which we are obligated to use commercially reasonable efforts to file with the U.S. Securities and Exchange Commission, and cause to be declared effective, a registration statement with respect to an offer to exchange each series of Notes for registered notes with terms that are substantially identical to the Notes of such series. Alternatively, if the exchange offers are not available or cannot be completed, we would be required to use commercially reasonable efforts to file, and cause to be declared effective, a shelf registration statement to cover resales of the Notes under the Securities Act. If we do not comply with these obligations, we will be required to pay additional interest on the Notes.
Credit Facility
On August 31, 2023, the Company entered into a credit agreement providing for a five-year unsecured revolving credit facility in an aggregate committed amount of $1.5 billion (the “Credit Facility”). There were no outstanding amounts under the Credit Facility as of December 31, 2023. The Credit Facility includes an alternative currency sublimit up to an amount equal to 90% of the aggregate commitments and a $100 million swingline sublimit and provides for the issuance of swing loans.
Borrowings under the Credit Facility bear interest at the Company’s option as follows: (i) in the case of borrowings denominated in U.S. dollars, (1) Term Secured Overnight Financing Rate (“SOFR”) Loans (as defined in the Credit Agreement) bear interest at a variable rate equal to the Term SOFR (as defined in the Credit Agreement) plus the Applicable Rate (a margin of between 79.5 and 130.0 basis points, depending on the Company’s long-term debt credit rating); and (2) Base Rate Committed Loans and Swing Line Loans (each as defined in the Credit Agreement) bear interest at a variable rate equal to the highest of (a) the Federal funds rate (as published by the Federal Reserve Bank of New York from time to time) plus 1/2 of 1.0%, (b) Bank of America’s “prime rate” as publicly announced from time to time, (c) Term SOFR (based on one-month interest period plus 1.0%) and (d) 1.0%, plus in each case the Applicable Rate (a margin of between 0.0 to 30.0 basis points, depending on the Company’s long-term debt credit rating); and (ii) in the case of borrowings denominated in euros, Alternative Currency Loans (as defined in the Credit Agreement) bear interest at EURIBOR (as defined in the Credit Agreement) plus the Applicable Rate (a margin of between 79.5 and 130.0 basis points, depending on the Company’s long-term debt credit rating). In addition, the Company is required to pay a per annum facility fee of between 8.0 and 20.0 basis points (depending on the Company’s long-term debt credit rating) based on the aggregate commitments under the Credit Facility, regardless of usage. The Company’s current credit rating as of December 31, 2023 is Baa1/BBB and the associated facility fee is 9.0 basis points.
The Credit Facility contains affirmative and negative covenants customary to financings of this type that, among other things, limits the Company and its subsidiaries’ ability to incur additional liens and to make certain fundamental changes. In addition, the Credit Facility contains a financial covenant that requires the Company to not exceed a maximum consolidated net leverage ratio of 3.75:1.00 that will be tested beginning with the quarter ended on September 29, 2023. The Company intends to use the Credit Facility for liquidity support for the Company’s commercial paper programs and for general corporate purposes. Outstanding commercial paper directly reduces borrowing capacity under the Credit Facility. There were no amounts outstanding under the commercial paper program as of December 31, 2023.
Debt issuance costs related to the credit facility were not material.
Other
The Company’s minimum principal payments for the next five years are as follows ($ in millions):

2024	$—
2025	—
2026	700
2027	—
2028	700
Thereafter	1,233
The Company made no interest payments for the years ended December 31, 2023, 2022 and 2021.

NOTE 13. HEDGING TRANSACTIONS
The Company is neither a dealer nor a trader in derivative instruments. The Company has generally accepted the exposure to transactional exchange rate movements without using derivative instruments to manage this risk. The Company has issued foreign currency denominated long-term debt as a partial hedge of its net investment in foreign operations against adverse movements in exchange rates between the U.S. dollar and the euro. This foreign currency denominated long-term debt issuance is designated and qualifies as a nonderivative hedging instrument. Accordingly, the foreign currency translation of this debt instrument is recorded in accumulated other comprehensive income (loss), offsetting the foreign currency translation adjustment of the Company’s related net investment that is also recorded in accumulated other comprehensive income (loss). This instrument matures in September 2031.
The following table summarizes the notional values as of December 31, 2023 and pretax impact of changes in the fair values of instruments designated as net investment hedges in accumulated other comprehensive income (“OCI”) for the year then ended ($ in millions):

	Original Notional Amount	Notional Amount Outstanding	Loss Recognized in OCI	Amounts Reclassified from OCI
Year ended December 31, 2023:
Foreign currency denominated debt	$546	$546	$(19)	$—
There was no foreign currency denominated debt as of December 31, 2022.
Gains or losses related to the net investment hedges are classified as foreign currency translation adjustments in the schedule of changes in OCI in Note 17, as these items are attributable to the Company’s hedges of its net investment in foreign operations.
The Company did not reclassify any other deferred gains or losses related to the net investment hedge from accumulated other comprehensive income (loss) to earnings during the year ended December 31, 2023. In addition, the Company did not have any ineffectiveness related to the net investment hedge during the year ended December 31, 2023 and, should they arise, any ineffective portions of the hedge would be reclassified from accumulated other comprehensive income (loss) into earnings during the period of change.
The Company’s nonderivative debt instrument designated and qualifying as a net investment hedge, was classified in the Company’s Consolidated and Combined Balance Sheets within Long-term debt as of December 31, 2023.

NOTE 14. PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS
Certain of the Company's employees participate in noncontributory defined benefit pension plans and under certain of these plans, benefit accruals continue. In general, the Company’s policy is to fund these plans based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.
The following sets forth the funded status of the Company's plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in millions):

	2023	2022
Change in pension benefit obligation:
Benefit obligation at beginning of year	$(142)	$(182)
Service cost	(5)	(6)
Interest cost	(4)	(1)
Participant contributions	(2)	(2)
Plan settlements and curtailments	—	4
Benefits and other expenses paid	6	2
Actuarial (loss) gain	(14)	38
Foreign exchange rate impact and other	(10)	5
Benefit obligation at end of year	(171)	(142)
Change in plan assets:
Fair value of plan assets at beginning of year	124	123
Actual return on plan assets	1	3
Employer contributions	5	5
Participant contributions	2	2
Settlements	—	(4)
Benefits and other expenses paid	(6)	(2)
Foreign exchange rate impact	9	(3)
Fair value of plan assets at end of year	135	124
Funded status	$(36)	$(18)
The largest contributor to the net actuarial loss affecting the benefit obligation in 2023 was a decrease in the 2023 discount rate compared to the prior period. The largest contributor to the net actuarial gain affecting the benefit obligation in 2022 was an increase in the discount rates compared to the prior period.
Projected benefit obligation (“PBO”) and fair value of plan assets for pension plans and postretirement benefit plans with PBOs in excess of plan assets ($ in millions):

	2023	2022
Projected benefit obligation	$171	$92
Fair value of plan assets	135	72
The year-over-year change in the amounts above reflects the benefit plans with a PBO in excess of the fair value of plan assets.
Accumulated benefit obligation (“ABO”) and fair value of plan assets for pension plans and postretirement benefit plans with ABOs in excess of plan assets ($ in millions):

	2023	2022
Accumulated benefit obligation	$157	$62
Fair value of plan assets	135	53
The year-over-year change in the amounts above reflects the benefit plans with an ABO in excess of the fair value of plan assets.

Weighted average assumptions used to determine benefit obligations at date of measurement:

	2023	2022
Discount rate	2.0%	2.9%
Rate of compensation increase	2.5%	2.5%
In 2023, the medical trend rate used to determine the postretirement benefit obligation was 5.9%. The rate decreases gradually to an ultimate rate of 4.0% by 2048 and remains at that level thereafter. In 2022, the medical trend rate used to determine the postretirement benefit obligation was 5.3%, gradually decreasing to an ultimate rate of 4.0% by 2046 and remaining at that level thereafter. The trend rate is a significant factor in determining the amounts reported.
Components of net periodic pension and postretirement benefit (cost) ($ in millions):

	2023	2022
Service cost	$(5)	$(6)
Interest cost	(4)	(1)
Expected return on plan assets	4	2
Amortization of prior service credit	1	1
Amortization of net loss	—	(1)
Net periodic pension cost	$(4)	$(5)
The components of the net periodic benefit (cost) of the noncontributory defined benefit pension plans and other postretirement employee benefit plans other than service cost are included in other income (expense), net in the Consolidated and Combined Statements of Earnings.
Weighted average assumptions used to determine net periodic pension benefit (cost) at date of measurement:

	2023	2022
Discount rate	2.9%	0.6%
Expected long-term return on plan assets	3.1%	2.3%
Rate of compensation increase	2.5%	2.1%
The discount rate reflects the market rate on December 31 of the prior year for high-quality fixed-income investments with maturities corresponding to the Company’s benefit obligations and is subject to change each year.
Included in accumulated other comprehensive income (loss) as of December 31, 2023 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credit of $8 million ($6 million, after-tax) and unrecognized actuarial gains of approximately $8 million ($7 million, after-tax). The unrecognized losses and prior service cost, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of December 31, 2023.
Selection of Expected Rate of Return on Assets
The expected rate of return reflects the asset allocation of the plans, and is based primarily on broad, publicly traded equity and fixed-income indices and forward-looking estimates of active portfolio and investment management. Long-term rate of return on asset assumptions for the plans were determined on a plan-by-plan basis based on the composition of assets and ranged from 2.0% to 3.3% in 2023 and 1.3% to 3.5% in 2022, with a weighted average rate of return assumption of 3.1% in 2023 and 2.3% in 2022.
Pension Plan Assets
The Company’s pension plan assets are invested in various insurance contracts as determined by the administrator of each plan. The value of the plan assets directly affects the funded status of the Company’s pension plans recorded in the Consolidated and Combined Financial Statements.

Insurance contracts are valued based upon the quoted prices of the underlying investments with the insurance company and are considered a Level 2 investment. The fair value of plan assets as of December 31, 2023 and 2022 was $135 million and $124 million, respectively.
The method described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes the valuation methods are appropriate and consistent with the methods used by other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Expected Contributions
During 2024, the Company’s cash contribution requirements for its pension plans are expected to be approximately $6 million. The ultimate amounts to be contributed depend upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contributions, local practices, market conditions, interest rates and other factors.
The following sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid by the plans in the periods indicated ($ in millions):

2024	$7
2025	8
2026	8
2027	8
2028	10
2029 - 2033	48
Other Matters
Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide for Company funding based on a percentage of compensation.
Expense for all defined benefit and defined contribution pension plans amounted to $52 million, $44 million and $42 million for the years ended December 31, 2023, 2022 and 2021, respectively.

NOTE 15. COMMITMENTS
Warranties
The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. Warranty periods depend on the nature of the product and range from the date of such sale up to twenty years. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor and in certain instances estimated property damage. As of December 31, 2023 and 2022, the Company had accrued warranty liabilities of $34 million and $32 million, respectively.
Purchase Obligations
The Company has entered into agreements to purchase goods or services that are enforceable and legally binding on the Company and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancellable at any time without penalty. As of December 31, 2023, the aggregate amount of the Company’s purchase obligations totaled approximately $182 million and the majority of these obligations are expected to be settled during 2024.

NOTE 16. LITIGATION AND CONTINGENCIES
The Company is subject to or otherwise responsible for a variety of litigation and other legal and regulatory proceedings in the course of its business (or related to the business operations of previously owned entities), including claims or counterclaims for damages arising out of the use of products or services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, breach of contract claims, competition and sales and trading practices, environmental matters, personal injury, insurance coverage and acquisition or divestiture-related matters, as well as regulatory subpoenas, requests for information, investigations and enforcement. The Company may also from time to time become subject to lawsuits as a result of acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, businesses divested by the Company or its predecessors. The types of claims made in lawsuits include claims for compensatory damages, consequential damages, punitive damages and/or injunctive relief.
While we maintain general, products, property, workers’ compensation, automobile, cargo, aviation, crime, cyber, fiduciary and directors’ and officers’ liability insurance (and has acquired rights under similar policies in connection with certain acquisitions) up to certain limits that cover certain of these claims, this insurance may be insufficient or unavailable to cover such losses. For general, products and property liability and most other insured risks, we purchase outside insurance coverage only for severe losses and must establish and maintain reserves with respect to amounts within the self-insured retention. In addition, while the Company believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses.
The Company records a liability in the Consolidated and Combined Financial Statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible it is disclosed and if the loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. The Company’s reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk professionals where appropriate. In addition, outside risk professionals assist in the determination of reserves for incurred but not yet reported claims through evaluation of the Company’s specific loss history, actual claims reported and industry trends together with statistical and other factors. Reserve estimates may be adjusted as additional information regarding a claim becomes known. Because most contingencies are resolved over long periods of time, new developments (including litigation developments, the discovery of new facts, changes in legislation and outcomes of similar cases), changes in assumptions or changes in the Company’s strategy in any given period can require the Company to adjust the loss contingency estimates that have been recorded in the financial statements, record estimates for liabilities or assets previously not susceptible to reasonable estimates or pay cash settlements or judgments.
In addition, the Company’s operations, products and services are subject to numerous U.S. federal, state, local and non-U.S. environmental, health and safety laws and regulations concerning, among other things, the health and safety of our employees, the generation, storage, use and transportation of hazardous materials, emissions or discharges of substances into the environment, investigation and remediation of hazardous substances or materials at various sites, chemical constituents in products and end-of-life disposal and take-back programs for products sold. A number of the Company’s operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on the Company’s capital expenditures, earnings or competitive position, and the Company does not anticipate material capital expenditures for environmental control facilities.
In addition to environmental compliance costs, the Company from time to time incurs costs related to remedial efforts or alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. The Company may also from time to time become party to personal injury, property damage or other claims brought by private parties alleging injury or damage due to the presence of, or exposure to, hazardous substances. If the Company determines that potential liability for a particular site or with respect to a personal injury claim is known or considered probable and reasonably estimable, the Company accrues the total estimated loss, including investigation and remediation costs, associated with the site or claim.

While the Company actively pursues insurance recoveries, as well as recoveries from other potentially responsible parties, it does not recognize any insurance recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If the Company’s self-insurance and litigation reserves prove inadequate, it would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Company’s Consolidated and Combined Financial Statements.
As of December 31, 2023, we had approximately $108 million of guarantees consisting primarily of outstanding standby letters of credit, bank guarantees and performance and bid bonds. These guarantees have been provided in connection with certain arrangements with vendors, customers, insurance providers, financing counterparties and governmental entities to secure the Company’s obligations and/or performance requirements related to specific transactions. The Company believes that if the obligations under these instruments were triggered, they would not have a material effect on its Consolidated and Combined Financial Statements.
NOTE 17. STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION
Stock-Based Compensation
We had no stock-based compensation plans prior to the Separation; however certain of our employees participated in the Danaher Plans, which provided for the grants of stock options, PSUs, and RSUs among other types of awards. Prior to the Separation, Danaher allocated stock-based compensation expense to the Company based on Veralto employees participating in the Danaher Plans. This is reflected in the accompanying Consolidated and Combined Statements of Earnings for periods prior to the Separation.
Outstanding performance-based RSUs and PSUs of Danaher held by our employees with pending performance goals of Danaher at the Separation date were canceled and replaced with Veralto time-based RSUs with comparable value and vesting requirements. All other terms of these equity awards continued unchanged following the conversion or replacement.
In connection with the Separation, the Company adopted the 2023 Omnibus Incentive Plan (the “Stock Plan”) and outstanding equity awards of the Former Parent held by Veralto employees were converted into or replaced with awards of Veralto common stock under the Stock Plan based on the “concentration method,” and as adjusted to maintain the economic value before and after the Separation date using the ratio of the Veralto common stock fair market value relative to the Danaher common stock fair market value prior to the Separation. The incremental stock-based compensation expense to be recorded as a result of this equity award conversion is $10 million, with $7 million recognized after the Separation in the fourth quarter of 2023 and an additional $3 million recognized over the remaining service period. For each equity award holder, the intent was to maintain the economic value of the equity awards before and after the Separation. The terms of the equity awards, such as the award period, exercisability and vesting schedule, as applicable, generally continue unchanged. Other than converted or replacement equity awards of Veralto issued in replacement of the Former Parent’s restricted stock units (“RSUs”) and stock options, the terms of the converted or replacement equity awards of Veralto (e.g., vesting date and expiration date) continued unchanged.
The equity compensation awards granted by the Company generally vest only if the employee is employed by the Company (or in the case of directors, the director continues to serve on the Company Board) on the vesting date or in other limited circumstances, including following a qualifying retirement. To cover the exercise of options and vesting of RSUs, the Company generally issues new shares from its authorized but unissued share pool, although it may instead issue treasury shares in certain circumstances.
The Company accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted based on the fair value of the award as of the grant date. The Company recognizes the compensation expense over the requisite service period (which is generally the vesting period but may be shorter than the vesting period if the employee becomes retirement eligible before the end of the vesting period). For awards issued after the Separation the fair value for RSU awards was calculated using the closing price of the Company’s common stock on the date of grant, adjusted for the fact that RSUs do not accrue dividends. The fair value of the options granted was calculated using a Black-Scholes Merton option pricing model (“Black-Scholes”).

The following summarizes the assumptions used in the Black-Scholes model to value options granted during the years ended December 31:

2023
Risk-free interest rate	4.6 - 4.7%
Weighted average volatility	32.7 - 35.7%
Dividend yield	- %
Expected years until exercise	5 - 7
The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument whose maturity period equals or approximates the option’s expected term. Expected volatility is based on the average historical stock price volatility of a group of peer companies for the expected term of the options. The dividend yield is calculated by dividing the Company’s annual common stock dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. To estimate the option exercise timing used in the valuation model (which impacts the risk-free interest rate and the expected years until exercise), in addition to considering the vesting period and contractual term of the option, the Company analyzes and considers actual historical exercise experience for previously granted options. The Company stratifies its employee population into multiple groups for option valuation and attribution purposes based upon distinctive patterns of forfeiture rates and option holding periods, as indicated by the ranges set forth in the table above for the risk-free interest rate and the expected years until exercise.
The amount of stock-based compensation expense recognized during a period is also based on the portion of the awards that are ultimately expected to vest. The Company estimates pre-vesting forfeitures at the time of grant by analyzing historical data and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the total expense recognized over the vesting period will equal the fair value of awards that actually vest.
The Company’s total stock-based compensation expense for the years ended December 31, 2023, 2022 and 2021 was $55 million, $41 million, and $34 million, respectively.
Stock-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Consolidated and Combined Statements of Earnings. As of December 31, 2023, $32 million of total unrecognized compensation cost related to RSUs is expected to be recognized over a weighted average period of approximately two years. As of December 31, 2023, $37 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately two years. Future compensation amounts will be adjusted for any changes in estimated forfeitures.
The following summarizes option activity under the Company’s stock plans (in millions, except weighted average exercise price and number of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	—	$—
Awards converted from Former Parent plan	5.7	58.22
Granted	0.1	77.53
Exercised	(0.1)	31.81
Cancelled/forfeited	(0.1)	78.05
Outstanding as of December 31, 2023	5.6	58.93	6.3	$141
Vested and expected to vest as of December 31, 2023(a)	5.6	$58.48	6.1	$141
Vested as of December 31, 2023	3.0	$42.94	4.6	$120

(a)	The “expected to vest” options are the net unvested options that remain after applying the forfeiture rate assumption to total unvested options.

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of 2023 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2023. The amount of aggregate intrinsic value will change based on the price of the Company’s common stock.
The weighted average per share grant-date fair values of options granted during 2023 was $34.52.
Options outstanding as of December 31, 2023 are summarized below (in millions, except price per share and number of years):

	Outstanding			Exercisable
Exercise Price	Shares	Average Exercise Price	Average Remaining Life (in years)	Shares	Average Exercise Price
$18.36 to $33.18	1.0	$25.09	2	1.0	$25.09
$33.19 to $52.39	1.3	36.78	5	1.1	36.42
$52.4 to $75.81	1.3	63.84	7	0.6	61.25
$75.82 to $83.25	1.1	81.91	9	0.1	78.41
$83.26 to $100.12	0.9	90.56	8	0.3	91.86
The aggregate intrinsic value of options exercised during the year ended December 31, 2023 was $5 million. Exercise of options during the year ended December 31, 2023 resulted in cash receipts of $3 million. Upon exercise of the award by the employee, the Company derives a tax deduction measured by the excess of the market value over the grant price at the date of exercise. The Company realized a tax benefit of $1 million in 2023 related to the exercise of employee stock options.
The following summarizes information on unvested RSU activity (in millions, except weighted average grant-date fair value):

	Number of RSUs	Weighted Average Grant-Date Fair Value
Unvested as of December 31, 2022	—	$—
Awards from Former Parent plan	1.0	76.38
Granted	0.1	76.19
Vested	(0.1)	80.20
Forfeited	—	77.93
Unvested as of December 31, 2023	1.0	76.23
The excess tax benefit of $12 million related to the exercise of employee stock options and vesting of RSUs for the year ended December 31, 2023 has been recorded as a reduction to the current income tax provision and is reflected as an operating cash inflow in the accompanying Consolidated and Combined Statements of Cash Flows.
In connection with the exercise of certain stock options and the vesting of RSUs previously issued by the Company, a number of shares sufficient to fund statutory minimum tax withholding requirements has been withheld from the total shares issued or released to the award holder (though under the terms of the applicable plan, the shares are considered to have been issued and are not added back to the pool of shares available for grant). During the year ended December 31, 2023, 9 thousand shares with an aggregate value of $1 million were withheld to satisfy the requirement. The withholding is treated as a reduction in additional paid-in capital in the accompanying Consolidated and Combined Statements of Equity and a reduction in proceeds from the issuance of common stock in connection with stock-based compensation in the Consolidated and Combined Statements of Cash Flows.

Accumulated Other Comprehensive Income
The changes in accumulated other comprehensive income (loss) by component are summarized below
($ in millions).

	Foreign Currency Translation Adjustments	Net Investment Hedges	Pension and Postretirement Plan Benefit Adjustments	Accumulated Comprehensive Income (Loss)
Balance, January 1, 2021	$(780)	$—	$(34)	$(814)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(88)	—	16	(72)
Income tax impact	—	—	(4)	(4)
Other comprehensive income (loss) before reclassifications, net of income taxes	(88)	—	12	(76)
Reclassification adjustments
Increase (decrease)	—	—	3(a)	3
Income tax impact	—	—	—	—
Reclassification adjustments, net of income taxes	—	—	3	3
Net other comprehensive income (loss), net of income taxes	(88)	—	15	(73)
Balance, December 31, 2021	(868)	—	(19)	(887)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(100)	—	40	(60)
Income tax impact	—	—	(7)	(7)
Other comprehensive income (loss) before reclassifications, net of income taxes	(100)	—	33	(67)
Reclassification adjustments
Increase (decrease)	—	—	—(a)	—
Income tax impact	—	—	—	—
Reclassification adjustments, net of income taxes	—	—	—	—
Net other comprehensive income (loss), net of income taxes	(100)	—	33	(67)
Balance, December 31, 2022	(968)	—	14	(954)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	29	(19)	(18)	(8)
Income tax impact	—	5	2	7
Other comprehensive income (loss) before reclassifications, net of income taxes	29	(14)	(16)	(1)
Reclassification adjustments
Increase (decrease)	—	—	1(a)	1
Income tax impact	—	—	—	—
Reclassification adjustments, net of income taxes	—	—	1	1
Net other comprehensive income (loss), net of income taxes	29	(14)	(15)	—
Balance, December 31, 2023	$(939)	$(14)	$(1)	$(954)

(a)	This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension and postretirement cost (refer to Note 14 for additional details).

NOTE 18. RELATED PARTY TRANSACTIONS
Related Party Agreements
In connection with the Separation, on September 29, 2023, we entered into the Agreements that govern the Separation and the relationships between the parties following the Separation, including an employee matters agreement, a tax matters agreement, an intellectual property matters agreement, a Veralto Enterprise System license agreement and a transition services agreement.
Employee Matters Agreement
Veralto and Danaher entered into an employee matters agreement that governs Veralto’s and Danaher’s compensation and employee benefit obligations with respect to the employees and other service providers of each company, and generally allocates liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs.
The employee matters agreement provides for the treatment of outstanding Danaher equity awards held by Veralto’s employees upon completion of the distribution, as described in further detail in “Treatment of Outstanding Equity Awards at the Time of the Separation,” and certain other incentive arrangements.
The employee matters agreement provides that, following the distribution, Veralto’s employees generally will no longer participate in benefit plans sponsored or maintained by Danaher and will commence participation in Veralto’s benefit plans, which are expected to be generally similar to the existing Danaher benefit plans, with the exception of Veralto employees participating in certain Danaher US and Canadian health and welfare plans, who will continue to participate in such plans through January 1, 2024.
The employee matters agreement also sets forth the general principles relating to employee matters, including with respect to the assignment and transfer of employees, the assumption and retention of liabilities and related assets, workers’ compensation, payroll taxes, regulatory filings, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information and the duplication or acceleration of benefits.
Tax Matters Agreement
Allocation of Taxes. In connection with the separation and distribution, Veralto and Danaher entered into a tax matters agreement that govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement, Veralto is responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed with respect to tax returns that include only Veralto and/or any of its subsidiaries for any periods or portions thereof ending on or prior to the consummation of the separation and distribution. Danaher retains responsibility for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed with respect to tax returns that include Danaher or any of its subsidiaries and Veralto and/or any of its subsidiaries for periods or portions thereof prior to the consummation of the separation and distribution.
Neither party’s obligations under the agreement is limited in amount or subject to any cap. The agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement will provide for cooperation and information sharing with respect to tax matters.
Danaher is responsible for preparing and filing any tax return that includes Danaher or any of its subsidiaries (as determined immediately after the distribution), including those that also include Veralto and/or any of its subsidiaries. Veralto is responsible for preparing and filing any tax returns that include only Veralto and/or any of its subsidiaries.
The party responsible for preparing and filing any tax return has primary authority to control tax contests related to any such tax return. Veralto has exclusive authority to control tax contests with respect to tax returns that include only Veralto and/or any of its subsidiaries.
Veralto also agrees to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution and separation. Veralto may take certain actions prohibited by these covenants only if Veralto obtains and provides to Danaher an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case reasonably satisfactory to Danaher, to the effect that such action would not jeopardize the tax-free status of these transactions, or if Veralto obtains prior written consent of Danaher, in its sole and absolute discretion, waiving such requirement. Veralto will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all relevant time periods. In addition, during the time period ending two years after the date of the distribution these covenants will include specific restrictions on Veralto:
discontinuing the active conduct of Veralto’s trade or business;
issuing or selling stock or other securities (including securities convertible into Veralto stock but excluding certain compensatory arrangements);
amending Veralto’s certificate of incorporation (or other organization documents) or taking any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Veralto common stock;
selling assets outside the ordinary course of business; and
entering into any other corporate transaction which would cause Veralto to undergo a 50% or greater change in its stock ownership.
Veralto agrees to indemnify Danaher and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain other aspects of the separation to the extent caused by an acquisition of Veralto stock or assets or by any other action undertaken by Veralto. This indemnification applies even if Danaher has permitted Veralto to take an action that would otherwise have been prohibited under the tax related covenants described above. Veralto’s potential indemnification obligation cannot be estimated with certainty because it depends in part on the fair market value of the Veralto common stock distributed in the distribution, but it could materially adversely affect Veralto’s financial position.
Intellectual Property Matters Agreement
Veralto and Danaher have entered into an intellectual property matters agreement pursuant to which Danaher has granted Veralto a non-exclusive, fully paid-up, irrevocable, sublicensable (subject to the restriction below), worldwide and royalty-free license to use certain intellectual property rights retained by Danaher. Veralto is able to sublicense its rights in connection with activities relating to Veralto’s and its affiliates business, but not for independent use by third parties.
Veralto also granted back to Danaher a personal, generally irrevocable, non-exclusive, fully paid-up, sublicensable (subject to the restrictions below), worldwide and royalty-free license to continue to use the transferred intellectual property rights. Danaher is able to sublicense its rights in connection with activities relating to Danaher’s and its affiliates retained business, but not for independent use by third parties. This license-back permits Danaher to continue to use the transferred intellectual property rights in the conduct of its remaining businesses. Veralto believes that the license-back has little impact on Veralto’s businesses because Danaher’s use of the transferred intellectual property rights is generally limited to products and services that are not part of Veralto’s businesses.
Under the intellectual property matters agreement, the term period with respect to licensed or sublicensed know-how is perpetual and with respect to each licensed or sublicensed patent it will expire upon expiration of the last valid claim of such patent.
The intellectual property matters agreement is intended to provide freedom to operate in the event that any of Danaher’s retained trade secrets (excluding VES) or patented technology is used in any of Veralto’s businesses, and, as such, applies to all portions of Veralto’s businesses. However, Veralto believes that there may be relatively little use of such retained trade secrets or patented technology in its businesses, and as a result, Veralto does not believe that the intellectual property matters agreement has a material impact on any of its businesses.
Veralto Enterprise System License Agreement
Veralto and Danaher have entered into a VES license agreement pursuant to which Danaher granted a nonexclusive, worldwide, non-transferable, perpetual license to Veralto to use, modify, enhance and improve VES solely in support of its businesses. Veralto will be able to sublicense such license solely to direct and indirect, wholly-owned subsidiaries (but only as long as such entities remain direct and indirect, wholly-owned subsidiaries) and to third parties to the extent reasonably necessary to support the businesses of Veralto and its subsidiaries and subject to appropriate confidentiality and non-use obligations. In addition, each of Danaher and Veralto will license to each other improvements made by such party to VES during the first two years of the term of the VES license agreement. The term period for the VES license agreement is perpetual, unless terminated earlier by either party.
Transition Services Agreement
Danaher and Veralto have entered into a transition services agreement that became effective upon the distribution, pursuant to which Danaher and its subsidiaries and Veralto and its subsidiaries provide to each other various services. The services provided include information technology, facilities, certain accounting and other financial functions, and administrative services. The charges for the transition services generally allow the providing company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit.
The transition services agreement terminates on the expiration of the term of the last service provided under it, unless earlier terminated by either party under certain circumstances, including, but not limited to, in the event of an uncured material breach by the other party or its applicable affiliates. If no term period is provided for a specified service, then such service is to terminate on the second anniversary of the distribution date of the transition services agreement. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to 30 days.
Veralto does not expect the net costs associated with the transition services agreement to be materially different than the historical costs that have been allocated to Veralto related to these same services.
Allocated Expenses
Prior to the Separation, we operated as part of Danaher and not as a stand-alone company. Accordingly, certain shared costs for management and support functions which were provided on a centralized basis within Danaher were allocated to us and are reflected as expenses in these financial statements prior to the Separation date. We consider the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to us for purposes of the carved-out financial statements; however, the expenses reflected in these financial statements for periods prior to the Separation date may not be indicative of the actual expenses that would have been incurred during the periods presented if we had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that we will incur in the future.
Expenses allocated to us from Danaher and its subsidiaries for the nine months ended September 29, 2023 and the years ended December 31, 2022 and 2021 were $42 million, $49 million and $47 million, respectively. Following the Separation, we independently incur expenses as a stand-alone company and no expenses are allocated by Danaher.
Corporate Expenses
Certain corporate overhead and shared expenses incurred by the Former Parent and its subsidiaries have been allocated to the Company and are reflected in the Consolidated and Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Former Parent information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Former Parent benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the Company’s relative share of revenues, headcount, or functional spend as a percentage of the total.

Insurance Programs Administered by Former Parent
In addition to the corporate allocations discussed above, the Company was allocated expenses related to certain insurance programs the Former Parent administers on behalf of the Company, including workers compensation, property, cargo, automobile, crime, fiduciary, product, general and directors’ and officers’ liability insurance. These amounts are allocated using various methodologies, as described below.
Included within the insurance cost allocation are allocations related to programs for which Former Parent is self-insured up to a certain amount. For the self-insured component, costs are allocated to the Company based on its incurred claims. Former Parent has premium based policies which cover amounts in excess of the self-insured retentions. The Company is allocated a portion of the total insurance cost incurred by the Former Parent based on its pro-rata portion of the Former Parent’s total underlying exposure base. An estimated liability relating to the Company’s known and incurred but not reported claims has been allocated to the Company and reflected on the accompanying Consolidated and Combined Balance Sheets.
Insurance programs expenses allocated to us from Danaher and its subsidiaries for the years ended December 31, 2023, 2022 and 2021 were $8 million, $7 million and $6 million, respectively.
Medical Insurance Programs Administered by Former Parent
In addition to the corporate allocations discussed above, the Company was allocated expenses related to the medical insurance programs the Former Parent administers on behalf of the Company. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the Company.
Medical insurance programs expenses allocated to us from Danaher and its subsidiaries for the years ended December 31, 2023, 2022 and 2021 were $88 million, $87 million and $85 million, respectively.
Deferred Compensation Program Administered by Former Parent
Refer to Note 10 for information regarding our deferred compensation program. In connection with the Separation, we established a similar independent, nonqualified deferred compensation program.
Deferred compensation program expenses incurred for the years ended December 31, 2023, 2022 and 2021 was $3 million.
Revenue and Other Transactions Entered Into In the Ordinary Course of Business
Prior to the Separation, we operated as part of Danaher and not as a stand-alone company and certain of our revenue arrangements related to contracts entered into in the ordinary course of business with Danaher and its affiliates.
We recorded revenues of $21 million, $24 million and $25 million from sales to Danaher and its subsidiaries during the nine months ended September 29, 2023 and the years ended December 31, 2022 and 2021, respectively.
Following the Separation, we continue to enter into revenue arrangements in the ordinary course of business with Danaher and its affiliates, although certain agreements were entered into or terminated as a result of the Separation. During the three months ended December 31, 2023 following the Separation, sales to and purchases from Danaher and its subsidiaries was $7 million and $20 million, respectively.
NOTE 19. SUBSEQUENT EVENTS
The dividend of $22 million included in Accrued liabilities in the Consolidated Balance Sheet at December 31, 2023 was paid on January 31, 2024, to stockholders of record as of December 29, 2023.

VERALTO CORPORATION
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
($ in millions)
Classification	Balance at Beginning of Period (a)	Charged to Costs & Expenses	Impact of Currency	Write-Offs, Write- Downs & Deductions	Balance at End of Period (a)
Year ended December 31, 2023:
Allowances deducted from asset account
Allowance for doubtful accounts	$ 36	10	—	(9)	$37
Year ended December 31, 2022:
Allowances deducted from asset account
Allowance for doubtful accounts	$36	9	(1)	(8)	$36
Year ended December 31, 2021:
Allowances deducted from asset account
Allowance for doubtful accounts	$43	4	(2)	(9)	$36
(a)	Amounts include allowance for doubtful accounts classified as current and noncurrent.

VERALTO CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
($ in millions, except per share amount)
(unaudited)
	June 28, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,043	$762
Trade accounts receivable, less allowance for credit losses of $34 and $36, respectively	803	826
Inventories:
Finished goods	132	126
Work in process	43	42
Raw materials	137	129
Total inventories	312	297
Prepaid expenses and other current assets	175	188
Total current assets	2,333	2,073
Property, plant and equipment, net of accumulated depreciation of $481 and $472, respectively	263	262
Other long-term assets	416	398
Goodwill	2,490	2,533
Other intangible assets, net	401	427
Total assets	$5,903	$5,693
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$397	$431
Accrued expenses and other liabilities	793	834
Total current liabilities	1,190	1,265
Other long-term liabilities	426	410
Long-term debt	2,615	2,629
Equity:
Preferred stock - $0.01 par value, as of June 28, 2024 and December 31, 2023, 15 million shares authorized as of both dates; and 0 shares issued and outstanding as of both dates	—	—
Common stock - $0.01 par value, as of June 28, 2024 and December 31, 2023, 1.0 billion shares authorized as of both dates; and 247.1 million and 246.3 million shares issued and outstanding, respectively	2	2
Additional paid-in capital	2,150	2,157
Retained earnings	521	178
Accumulated other comprehensive loss	(1,007)	(954)
Total Veralto equity	1,666	1,383
Noncontrolling interests	6	6
Total equity	1,672	1,389
Total liabilities and equity	$5,903	$5,693
See the accompanying Notes to the Consolidated and Combined Condensed Financial Statements.

VERALTO CORPORATION
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(unaudited)
	Three-Month Period Ended		Six-Month Period Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Sales	$1,288	$1,253	$2,534	$2,478
Cost of sales	(514)	(529)	(1,013)	(1,046)
Gross profit	774	724	1,521	1,432
Operating costs:
Selling, general and administrative expenses	(414)	(378)	(808)	(738)
Research and development expenses	(61)	(57)	(121)	(113)
Operating profit	299	289	592	581
Nonoperating income (expense):
Other income (expense), net	1	(14)	(14)	(14)
Interest expense, net	(30)	—	(58)	—
Earnings before income taxes	270	275	520	567
Income taxes	(67)	(66)	(133)	(133)
Net earnings	$203	$209	$387	$434

Net earnings per common share:
Basic	$0.82	$0.85	$1.57	$1.76
Diluted	$0.81	$0.85	$1.55	$1.76
Average common stock and common equivalent shares outstanding:
Basic	247.2	246.3	247.1	246.3
Diluted	249.3	246.3	249.1	246.3
See the accompanying Notes to the Consolidated and Combined Condensed Financial Statements.

VERALTO CORPORATION
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
($ in millions)
(unaudited)
	Three-Month Period Ended		Six-Month Period Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net earnings	$203	$209	$387	$434
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(29)	7	(65)	28
Unrealized gain on net investment hedge	3	—	12	—
Total other comprehensive income (loss), net of income taxes	(26)	7	(53)	28
Comprehensive income	$177	$216	$334	$462
See the accompanying Notes to the Consolidated and Combined Condensed Financial Statements.

VERALTO CORPORATION
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF EQUITY
($ and shares in millions)
(unaudited)
	Common Stock		Additional Paid-In Capital	Retained Earnings	Net Former Parent Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest
	Shares	Amount
Balance, December 31, 2023	246.3	$2	$2,157	$178	$—	$(954)	$6
Net earnings for the period	—	—	—	184	—	—	—
Dividends declared	—	—	—	(22)	—	—	—
Separation related adjustments	—	—	(54)	—	—	—	—
Other comprehensive income (loss)	—	—	—	—	—	(27)	—
Common stock-based award activity	0.5	—	18	—	—	—	—
Balance, March 29, 2024	246.8	$2	$2,121	$340	$—	$(981)	$6
Net earnings for the period	—	—	—	203	—	—	—
Dividends declared	—	—	—	(22)	—	—	—
Other comprehensive income (loss)	—	—	—	—	—	(26)	—
Common stock-based award activity	0.3	—	29	—	—	—	—
Balance, June 28, 2024	247.1	$2	$2,150	$521	$—	$(1,007)	$6
	Common Stock		Additional Paid-In Capital	Retained Earnings	Net Former Parent Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests
	Shares	Amount
Balance, December 31, 2022	—	$—	$—	$—	$4,189	$(954)	$5
Net earnings for the period	—	—	—	—	225	—	—
Net transfers to Former Parent	—	—	—	—	(147)	—	—
Other comprehensive income (loss)	—	—	—	—	—	21	—
Former Parent common stock-based award activity	—	—	—	—	9	—	—
Balance, March 31, 2023	—	$—	$—	$—	$4,276	$(933)	$5
Net earnings for the period	—	—	—	—	209	—	—
Net transfers to Former Parent	—	—	—	—	(291)	—	—
Other comprehensive income (loss)	—	—	—	—	—	7	—
Former Parent common stock-based award activity	—	—	—	—	13	—	—
Balance, June 30, 2023	—	$—	$—	$—	$4,207	$(926)	$5
See the accompanying Notes to the Consolidated and Combined Condensed Financial Statements.

VERALTO CORPORATION
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF CASH FLOWS
($ in millions)
(unaudited)
	Six-Month Period Ended
	June 28, 2024	June 30, 2023
Cash flows from operating activities:
Net earnings	$387	$434
Noncash items:
Depreciation	20	20
Amortization of intangible assets	21	24
Stock-based compensation expense	35	22
Loss on product line disposition	15	—
Impairment of equity method investment	—	15
Change in trade accounts receivable, net	15	16
Change in inventories	(18)	16
Change in trade accounts payable	(30)	(53)
Change in prepaid expenses and other assets	(3)	8
Change in accrued expenses and other liabilities	(76)	(45)
Net cash provided by operating activities	366	457
Cash flows from investing activities:
Payments for additions to property, plant and equipment	(24)	(21)
All other investing activities	(10)	2
Net cash used in investing activities	(34)	(19)
Cash flows from financing activities:
Payment of dividends	(44)	—
Proceeds from the issuance of common stock	11	—
Net transfers to Former Parent	—	(438)
Net cash used in financing activities	(33)	(438)
Effect of exchange rate changes on cash and cash equivalents	(18)	—
Net change in cash and cash equivalents	281	—
Beginning balance of cash and cash equivalents	762	—
Ending balance of cash and cash equivalents	$1,043	$—
Supplemental disclosures:
Cash interest payments	$57	$—
Cash income tax payments	$142	$—
See the accompanying Notes to the Consolidated and Combined Condensed Financial Statements.

VERALTO CORPORATION
NOTES TO CONSOLIDATED AND COMBINED CONDENSED FINANCIAL STATEMENTS
(unaudited)
NOTE 1. GENERAL
Veralto Corporation’s (“Veralto” or the “Company”) unifying purpose is Safeguarding the World’s Most Vital ResourcesTM. Its diverse group of associates and leading operating companies provide essential technology solutions that monitor, enhance and protect key resources around the globe. The Company is committed to the advancement of public health and safety and believes it is positioned to support its customers as they address large global challenges including environmental resource sustainability, water scarcity, management of severe weather events and food and pharmaceutical security. Through its core offerings in water analytics, water treatment, marking and coding and packaging and color, customers look to the Company’s solutions to help ensure the safety, quality, efficiency and reliability of their products and processes. The Company operates through two segments – Water Quality and Product Quality & Innovation. Through the Water Quality segment, the Company improves the quality and reliability of water through leading brands including Hach, Trojan Technologies and ChemTreat. Through the Product Quality & Innovation segment, the Company promotes consumer trust in products and helps enable product innovation through leading brands including Videojet, Linx, Esko, X-Rite and Pantone.
Separation from Danaher Corporation – Veralto completed its separation from Danaher Corporation (“Danaher” or “Former Parent”) on September 30, 2023 (the “Separation”), the first day of its fiscal fourth quarter. The Separation was completed on such date in the form of a pro rata distribution to Danaher stockholders of record on September 13, 2023 of all of the issued and outstanding shares of Veralto common stock held by Danaher. Each Danaher stockholder of record as of the close of business on September 13, 2023 received one share of Veralto common stock for every three shares of Danaher common stock held on the record date. Because September 30, 2023 was a Saturday, not a business day, the shares were credited to “street name” stockholders through the Depository Trust Company on the first trading day thereafter, October 2, 2023. Veralto’s common stock began “regular way” trading on the New York Stock Exchange under the ticker symbol “VLTO” on October 2, 2023. For further discussion of the Separation refer to Note 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report on Form 10-K”).
Basis of Presentation – Veralto prepared the unaudited Consolidated and Combined Condensed Financial Statements included herein in accordance with accounting principles generally accepted in the United States (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) applicable for interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations; however, the Company believes the disclosures are adequate to make the information presented not misleading. The Consolidated and Combined Condensed Financial Statements included herein should be read in conjunction with the audited annual Consolidated and Combined Financial Statements as of and for the year ended December 31, 2023 and the Notes thereto included within the 2023 Annual Report on Form 10-K.
In the opinion of the Company, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to fairly present the financial position of the Company as of June 28, 2024 and December 31, 2023, and its results of operations for the three and six-month periods ended June 28, 2024 and June 30, 2023 and its cash flows for each of the six-month periods then ended.
Prior to the Separation, Veralto’s businesses were comprised of certain Danaher operating units (the “Veralto Businesses”). The Combined Condensed Financial Statements for periods prior to the Separation were derived from Danaher’s Consolidated Financial Statements and accounting records and prepared in accordance with GAAP for the preparation of carved-out combined financial statements. Prior to the Separation, all revenues and costs as well as assets and liabilities directly associated with Veralto have been included in the Combined Condensed Financial Statements. Additionally, the Combined Condensed Financial Statements for periods prior to the Separation included allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and other Danaher businesses to Veralto, and allocations of related assets, and liabilities, as applicable. The allocations were determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had Veralto been operating independently of Danaher during the applicable periods. Accordingly, the Combined Condensed Financial Statements may not be indicative of Veralto’s results had the Company been a separate stand-alone entity throughout the periods presented. For further discussion of related party allocations prior to the Separation, including the method for such allocation, refer to Note 18 of the 2023 Annual Report on Form 10-K.
Following the Separation, the Consolidated Financial Statements include the accounts of Veralto and those of its subsidiaries and no longer include any allocations from Danaher. Accordingly:
•	The Consolidated Condensed Balance Sheets at June 28, 2024 and December 31, 2023 consist of the Company’s consolidated balances.
•
The Consolidated Condensed Statement of Earnings, Statement of Comprehensive Income and Statement of Equity for the three and six-month periods ended June 28, 2024 consist of the Company’s consolidated results. The Combined Condensed Statement of Earnings, Statement of Comprehensive Income and Statement of Equity for the three and six-month periods ended June 30, 2023 consist of the combined results of the Veralto Businesses.

•
The Consolidated Condensed Statement of Cash Flows for the six-month period ended June 28, 2024 consist of the Company’s consolidated results and the Combined Condensed Statement of Cash Flows for the six-month period ended June 30, 2023 consist of the combined results of the Veralto Businesses.

There have been no changes to the Company’s significant accounting policies described within the 2023 Annual Report on Form 10-K that have a material impact on the Company’s Consolidated and Combined Condensed Financial Statements and the related Notes.
Recent Accounting Pronouncements – On March 6, 2024, the SEC adopted the final rule under SEC Release No. 33-11275, The Enhancement and Standardization of Climate-Related Disclosures for Investors, which requires registrants to disclose material climate-related risks, activities to mitigate or adapt to such risks, information about board oversight of climate-related risks, and climate-related targets or goals that are material to the registrant’s business, results of operations, or financial condition. Annual disclosure requirements, including disclosure of a registrant’s greenhouse gas emissions, could be effective for the Company as early as the fiscal year beginning January 1, 2025. However, in April 2024, the SEC voluntarily stayed the final rules pending the resolution of certain legal challenges. The Company is currently assessing the impact of these final rules on its Consolidated Financial Statements and disclosures.
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Improvements to Income Tax Disclosures, which enhances the transparency of income tax disclosures in ASC 740, Income Taxes, primarily related to rate reconciliation and income taxes paid information. The ASU is effective for fiscal years beginning after December 15, 2024 and early adoption is permitted. On January 1, 2024, the Company adopted the ASU and it will first apply to the Company’s Consolidated Financial Statements and related disclosures for the year ending December 31, 2024, which the Company is in the process of drafting.
In November 2023, the FASB issued ASU 2023-07, Improvements to Reportable Segment Disclosures, which improves the reportable segment disclosure requirements in ASC 280, Segment Reporting, primarily through enhanced disclosures about significant expenses. The ASU is effective for fiscal years beginning after December 15, 2023 and early adoption is permitted. The Company is currently assessing the impact on its Consolidated Financial Statements and related segment disclosures.
Cash and Cash Equivalents – The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.
Operating Leases – As of June 28, 2024 and December 31, 2023, operating lease right-of-use assets where the Company was the lessee were $154 million and $144 million, respectively, and are included within other long-term assets in the accompanying Consolidated Condensed Balance Sheets. The associated operating lease liabilities were $162 million and $148 million as of June 28, 2024 and December 31, 2023, respectively, and are included in accrued expenses and other liabilities and other long-term liabilities in the accompanying Consolidated Condensed Balance Sheets.
Prepaid Expenses and Other Current Assets – Prepaid expenses and other current assets primarily result from advance payments to vendors for goods and services and are capitalized until the related goods are received or services are performed. Included in the Company’s prepaid expenses and other current assets as of June 28, 2024 and December 31, 2023 are prepaid expenses of $140 million and $143 million, respectively.

NOTE 2. NET EARNINGS PER COMMON SHARE
Earnings per Common Share
Basic net earnings per share (“EPS”) is calculated by dividing net earnings by the weighted average number of shares of common stock outstanding for the applicable period. Diluted EPS is computed based on the weighted average number of shares of common stock outstanding increased by the number of additional shares that would have been outstanding had the potentially dilutive shares of common stock been issued and reduced by the number of shares the Company could have repurchased with the proceeds from the issuance of the potentially dilutive shares.
We were incorporated on October 26, 2022; accordingly, we had no shares or common equivalent shares outstanding prior to that date. The total number of shares outstanding at Separation was 246.3 million and is utilized for the calculation of both basic and diluted EPS for all periods prior to the Separation.
Information related to the calculation of net earnings per common share for the three and six-month periods ended June 28, 2024 and June 30, 2023 is summarized as follows ($ and shares in millions, except per share amounts):

	Three-Month Period Ended		Six-Month Period Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Numerator:
Net earnings	$203	$209	$387	$434

Denominator:
Weighted average common shares outstanding used in Basic EPS	247.2	246.3	247.1	246.3
Incremental shares from assumed exercise of dilutive options and vesting of dilutive restricted stock units (“RSUs”) and performance stock units (“PSUs”)	2.1	—	2.0	—
Weighted average common shares outstanding used in Diluted EPS	249.3	246.3	249.1	246.3

Basic EPS	$0.82	$0.85	$1.57	$1.76
Diluted EPS	$0.81	$0.85	$1.55	$1.76
NOTE 3. REVENUE
The following tables present the Company’s revenues disaggregated by geographical region and revenue type for the three and six-month periods ended June 28, 2024 and June 30, 2023 ($ in millions). Sales taxes and other usage-based taxes collected from customers are excluded from revenue.

	Water Quality	Product Quality & Innovation	Total
For the Three-Month Period Ended June 28, 2024:
Geographical region:
North America(a)	$446	$170	$616
Western Europe	132	152	284
Other developed markets	17	12	29
High-growth markets(b)	182	177	359
Total	$777	$511	$1,288

Revenue type:
Recurring	$473	$321	$794
Nonrecurring	304	190	494
Total	$777	$511	$1,288

	Water Quality	Product Quality & Innovation	Total
For the Three-Month Period Ended June 30, 2023:
Geographical region:
North America(a)	$418	$164	$582
Western Europe	134	151	285
Other developed markets	17	14	31
High-growth markets(b)	187	168	355
Total	$756	$497	$1,253

Revenue type:
Recurring	$437	$305	$742
Nonrecurring	319	192	511
Total	$756	$497	$1,253

	Water Quality	Product Quality & Innovation	Total
For the Six-Month Period Ended June 28, 2024:
Geographical region:
North America(a)	$881	$338	$1,219
Western Europe	263	302	565
Other developed markets	32	24	56
High-growth markets(b)	350	344	694
Total	$1,526	$1,008	$2,534

Revenue type:
Recurring	$915	$637	$1,552
Nonrecurring	611	371	982
Total	$1,526	$1,008	$2,534

For the Six-Month Period Ended June 30, 2023:
Geographical region:
North America(a)	$827	$331	$1,158
Western Europe	265	298	563
Other developed markets	33	27	60
High-growth markets(b)	360	337	697
Total	$1,485	$993	$2,478

Revenue type:
Recurring	$859	$607	$1,466
Nonrecurring	626	386	1,012
Total	$1,485	$993	$2,478

(a)	The Company defines North America as the United States and Canada.
(b)
The Company defines high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure which include Eastern Europe, the Middle East, Africa, Latin America (including Mexico) and Asia (with the exception of Japan, Australia and New Zealand). The Company defines developed markets as all markets of the world that are not high-growth markets.

The Company sells equipment to customers as well as consumables and services, some of which customers purchase on a recurring basis. Consumables sold for use with the equipment sold by the Company are typically critical to the use of the equipment and are typically used on a one-time or limited basis, requiring frequent replacement in the customer’s operating cycle. Examples of these consumables include chemistries for water testing instruments and cartridges for marking and coding equipment. Additionally, some of the Company’s consumables are used on a stand-alone basis, such as water treatment solutions. The Company separates its goods and services between those typically sold to a customer on a recurring basis and those typically sold to a customer on a nonrecurring basis. Recurring revenue includes revenue from consumables, services, spare parts and operating-type leases (“OTLs”). Nonrecurring revenue includes sales of equipment and sales-type leases (“STLs”). OTLs and STLs are included in the above revenue amounts. For the three-month periods ended June 28, 2024 and June 30, 2023, lease revenue was $20 million for each period. For the six-month periods ended June 28, 2024 and June 30, 2023, lease revenue was $39 million for each period. Service and software revenue was immaterial for all periods presented. Software revenues for point-in-time licenses are nonrecurring while revenues for Software as a Service and over time licenses are recurring.
Remaining performance obligations related to Topic 606, Revenue from Contracts with Customers, represent the aggregate transaction price allocated to performance obligations with an original contract term greater than one year which are fully or partially unsatisfied at the end of the period. As of June 28, 2024, the aggregate amount of the transaction price allocated to remaining performance obligations was $277 million. The Company expects to recognize revenue on approximately 43% of the remaining performance obligations over the next 12 months, 34% over the subsequent 12 months, and the remainder recognized thereafter.
The Company often receives cash payments from customers in advance of the Company’s performance, resulting in contract liabilities that are classified as either current or long-term in the Consolidated Condensed Balance Sheets based on the timing of when the Company expects to recognize revenue. As of June 28, 2024 and December 31, 2023, contract liabilities were $228 million and $223 million, respectively, and are included within accrued expenses and other liabilities and other long-term liabilities in the accompanying Consolidated Condensed Balance Sheets. Revenue recognized during the six-month periods ended June 28, 2024 and June 30, 2023 that was included in the opening contract liability balance was $139 million and $126 million, respectively.
NOTE 4. SEGMENT INFORMATION
The Company operates and reports its results in two separate business segments consisting of the Water Quality and Product Quality & Innovation segments. When determining the reportable segments, the Company aggregated operating segments based upon similar economic and operating characteristics. Operating profit represents total revenues less operating expenses, excluding nonoperating income and expense, interest and income taxes. Operating profit amounts in the Other segment consist of unallocated corporate costs and other costs not considered part of management’s evaluation of reportable segment operating performance. The identifiable assets by segment are those used in the applicable segment’s operations. Intersegment amounts are not significant and are eliminated to arrive at combined totals.
Segment results are shown below ($ in millions):

	Three-Month Period Ended		Six-Month Period Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Sales:
Water Quality	$777	$756	$1,526	$1,485
Product Quality & Innovation	511	497	1,008	993
Total	$1,288	$1,253	$2,534	$2,478

Operating profit:
Water Quality	$188	$180	$369	$348
Product Quality & Innovation	135	122	268	257
Other	(24)	(13)	(45)	(24)
Total	$299	$289	$592	$581

NOTE 5. INCOME TAXES
The following table summarizes the Company’s effective tax rate:

	Three-Month Period Ended		Six-Month Period Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Effective tax rate	24.8%	24.0%	25.6%	23.5%
The Company operates globally, including in certain jurisdictions with higher statutory tax rates than the United States (“U.S.”). Therefore, based on earnings mix, the impact of operating in such jurisdictions contributes to a higher effective tax rate compared to the U.S. federal statutory tax rate.
The effective tax rate for the three-month period ended June 28, 2024 differs from the U.S. federal statutory rate of 21% principally due to the geographic mix of earnings described above, net discrete expense of $3 million related primarily to the tax impact of uncertain tax positions, partially offset by excess tax benefits from stock-based compensation. The net discrete expense increased the effective tax rate by 1.1% for the three-month period ended June 28, 2024.
The effective tax rate for the six-month period ended June 28, 2024 differs from the U.S. federal statutory rate of 21% principally due to the geographic mix of earnings described above, the unfavorable impact of a non-deductible loss on the sale of a product line of $3 million, net discrete expense of $4 million related primarily to the tax impact of uncertain tax positions, partially offset by excess tax benefits from stock-based compensation. The net discrete expense increased the effective tax rate by 1.3% for the six-month period ended June 28, 2024.
The effective tax rate for the three-month period ended June 30, 2023 differs from the U.S. federal statutory rate of 21% principally due to the geographic mix of earnings described above, partially offset by net discrete benefits of $1 million related primarily to excess tax benefits from stock-based compensation and changes in estimates associated with prior period uncertain tax positions. The net discrete benefits reduced the effective tax rate by 0.4% for the three-month period ended June 30, 2023.
The effective tax rate for the six-month period ended June 30, 2023 differs from the U.S. federal statutory rate of 21% principally due to the geographic mix of earnings described above, partially offset by net discrete benefits of $6 million related primarily to excess tax benefits from stock-based compensation and changes in estimates associated with prior period uncertain tax positions. The net discrete benefits reduced the effective tax rate by 1.1% for the six-month period ended June 30, 2023.
For a description of the Company’s significant tax matters, reference is made to the financial statements as of and for the year ended December 31, 2023 and Note 6 to the financial statements included within the 2023 Annual Report on Form 10-K.
NOTE 6. NONOPERATING INCOME (EXPENSE)
Other Components of Net Periodic Benefit Costs
The Company disaggregates the service cost component of net periodic benefit costs of noncontributory defined benefit pension plans and other postretirement employee benefit plans and presents the other components of net periodic benefit costs in other income (expense), net. These other components of net periodic benefit costs include the assumed rate of return on plan assets, partially offset by amortization of actuarial losses and interest and resulted in nonoperating income of $1 million for the three and six-month periods ended June 28, 2024, and nonoperating income of less than $1 million for the three and six-month periods ended June 30, 2023.
Loss on Sale of Product Line
During the six-month period ended June 28, 2024, the Company divested a product line, which was reported in the Water Quality segment, and recorded a $15 million loss associated with the sale that is presented in other income (expense), net. The divestiture of this product line did not represent a strategic shift with a major effect on the Company’s operations and financial results and therefore is not reported as a discontinued operation.
Impairment of Equity Method Investment
During the three and six-month periods ended June 30, 2023, the Company recorded an impairment of $15 million related to an equity method investment, which is reflected in nonoperating income (expense).

NOTE 7. GOODWILL AND OTHER INTANGIBLE ASSETS
The following is a rollforward of the Company’s goodwill ($ in millions):

Balance, December 31, 2023	$2,533
Attributable to 2024 acquisitions	3
Foreign currency translation and other	(46)
Balance, June 28, 2024	$2,490
The carrying value of goodwill by segment is summarized as follows ($ in millions):

	June 28, 2024	December 31, 2023
Water Quality	$1,280	$1,305
Product Quality & Innovation	1,210	1,228
Total	$2,490	$2,533
The Company has not identified any “triggering” events which indicate an impairment of goodwill in the three and six-month periods ended June 28, 2024 and June 30, 2023.
The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company identified impairment triggers during the second quarter of 2023 which resulted in the impairment of customer relationships totaling $6 million within the Product Quality & Innovation segment.
NOTE 8. FAIR VALUE MEASUREMENTS
Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value for assets and liabilities required to be carried at fair value and provide for certain disclosures related to the valuation methods used within the valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows.
•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
•
Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation.

•
Level 3 inputs are unobservable inputs based on the Company’s assumptions. A financial asset’s or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A summary of financial liabilities that are measured at fair value on a recurring basis were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
June 28, 2024
Deferred compensation liabilities	$28	$—	$—	$28
December 31, 2023
Deferred compensation liabilities	$23	$—	$—	$23
Certain management employees participate in the Company’s nonqualified deferred compensation programs, which permit such employees to defer a portion of their compensation, on a pretax basis, until after their termination of employment. All amounts deferred under such plans are unfunded, unsecured obligations and are presented as a component of the compensation and benefits accrual included in other long-term liabilities in the accompanying Consolidated Condensed Balance Sheets. Participants may choose among alternative earnings rates for the amounts they defer, which are primarily based on investment options within the defined contribution plans for the benefit of U.S. employees (“401(k) Programs”) (except that the earnings rates for amounts contributed unilaterally by the Company are entirely based on changes in the value of the Company’s common stock). Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates.
Fair Value of Financial Instruments
The carrying amounts and fair values of the Company’s financial instruments were as follows ($ in millions):

	June 28, 2024		December 31, 2023
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$2,615	$2,622	$2,629	$2,710
As of June 28, 2024, long-term borrowings were categorized as Level 1. The fair value of long-term borrowings was based on quoted market prices. The fair values of borrowings with original maturities of one year or less, as well as cash and cash equivalents, trade accounts receivable, net and trade accounts payable, generally approximate their carrying amounts due to the short-term maturities of these instruments.
NOTE 9. FINANCING
As of June 28, 2024, the Company was in compliance with all of its debt covenants. The components of the Company’s debt were as follows ($ in millions):

	Outstanding Amount
Description and Aggregate Principal Amount	June 28, 2024	December 31, 2023
5.50% senior unsecured notes due 9/18/2026 ($700 million) (the “2026 Notes”)	$697	$696
5.35% senior unsecured notes due 9/18/2028 ($700 million) (the “2028 Notes”)	695	695
4.15% senior unsecured notes due 9/19/2031 (€500 million) (the “2031 Notes”)	530	546
5.45% senior unsecured notes due 9/18/2033 ($700 million) (the “2033 Notes”)	693	692
Long-term debt	$2,615	$2,629
Unamortized debt discounts and debt issuance costs totaled $21 million and $24 million as of June 28, 2024 and December 31, 2023, respectively. Debt discounts and issuance costs are presented as a reduction of debt in the Consolidated Condensed Balance Sheets and are amortized as a component of interest expense over the term of the related debt. Refer to Note 12 of the 2023 Annual Report on Form 10-K for a description of the Company’s debt financing.
There were no amounts outstanding under the credit facility or commercial paper program as of June 28, 2024.
NOTE 10. HEDGING TRANSACTIONS
The Company is neither a dealer nor a trader in derivative instruments. The Company has generally accepted the exposure to transactional exchange rate movements without using derivative instruments to manage this risk. The Company has €500 million of foreign currency denominated long-term debt that is designated as a partial hedge of its net investment in foreign operations against adverse movements in exchange rates between the U.S. dollar and the euro. This foreign currency denominated long-term debt issuance is designated and qualifies as a nonderivative hedging instrument. Accordingly, the foreign currency translation of this debt instrument is recorded in accumulated other comprehensive income (loss), offsetting the foreign currency translation adjustment of the Company’s related net investment that is also recorded in accumulated other comprehensive income (loss). This instrument matures in September 2031.

The following table summarizes the notional values as of June 28, 2024 and pretax impact of changes in the fair values of instruments designated as net investment hedges in accumulated other comprehensive income (“OCI”) for the three and six-month periods ended June 28, 2024 ($ in millions):

	Notional Amount Outstanding	Gain (Loss) Recognized in OCI	Amounts Reclassified from OCI
For the Three-Month Period Ended June 28, 2024:
Net investment hedges:
Foreign currency denominated debt	$530	$4	$—

For the Six-Month Period Ended June 28, 2024:
Net investment hedges:
Foreign currency denominated debt	$530	$16	$—
There was no foreign currency denominated debt as of June 30, 2023.
The Company did not reclassify any other deferred gains or losses related to the net investment hedge from accumulated other comprehensive income (loss) to earnings during the three and six-month periods ended June 28, 2024. In addition, the Company did not have any ineffectiveness related to the net investment hedge during the three and six-month periods ended June 28, 2024, and should they arise, any ineffective portions of the hedge would be reclassified from accumulated other comprehensive income (loss) into earnings during the period of change.
The Company’s nonderivative debt instrument designated and qualifying as a net investment hedge, was classified in the Company’s Consolidated Condensed Balance Sheets within Long-term debt as of June 28, 2024.
NOTE 11. DEFINED BENEFIT PLANS
For a description of the noncontributory defined benefit pension plans refer to Note 14 of the 2023 Annual Report on Form 10-K.
The following sets forth the components of the Company’s net periodic benefit cost of the non-U.S. noncontributory defined benefit pension plans ($ in millions):

	Three-Month Period Ended		Six-Month Period Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Service cost	$(1)	$(1)	$(2)	$(2)
Interest cost	(1)	(1)	(2)	(2)
Expected return on plan assets	2	1	3	2
Amortization of net loss	—	—	—	—
Net periodic cost	$—	$(1)	$(1)	$(2)
The service cost component of net periodic benefit costs is presented in cost of goods sold and selling, general and administrative expenses, while the other cost components are presented in other income (expense), net.
NOTE 12. COMMITMENTS AND CONTINGENCIES
The Company reviews the adequacy of its legal reserves on a quarterly basis and establishes reserves for loss contingencies that are both probable and reasonably estimable. For a further description of the Company’s litigation and contingencies, refer to Note 16 of the Company’s financial statements as of and for the year ended December 31, 2023 included within the 2023 Annual Report on Form 10-K.
The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. Warranty periods depend on the nature of the product and range from the date of such sale up to twenty years. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor and in certain instances estimated property damage. As of June 28, 2024 and December 31, 2023, the Company had accrued warranty liabilities of $32 million and $34 million, respectively.

NOTE 13. STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION
For a description of the stock-based compensation programs in which certain employees of the Company participate, reference is made to Note 17 of the Company’s financial statements as of and for the year ended December 31, 2023 included within the 2023 Annual Report on Form 10-K.
The Company’s stock-based compensation expense for the three-month periods ended June 28, 2024 and June 30, 2023 was $20 million and $13 million, respectively. The Company’s stock-based compensation expense for the six-month periods ended June 28, 2024 and June 30, 2023 was $35 million and $22 million, respectively.
Stock-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Consolidated and Combined Condensed Statements of Earnings. As of June 28, 2024, $48 million of total unrecognized compensation cost related to restricted stock units (“RSUs”) and performance stock units (“PSUs”) is expected to be recognized over a weighted average period of approximately two years. As of June 28, 2024, $47 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately two years. Future compensation amounts will be adjusted for any changes in estimated forfeitures.
Accumulated Other Comprehensive Income (Loss)
Accumulated other comprehensive income (loss) refers to certain gains and losses that under GAAP are included in comprehensive income (loss) but are excluded from net earnings as these amounts are initially recorded as an adjustment to equity. Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. Net investment hedge adjustments reflect the gains or losses on the foreign currency denominated long-term debt issuance designated as a nonderivative hedging instrument. Pension and postretirement plan benefit adjustments relate to unrecognized prior service credits and actuarial losses.
The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in millions).

	Foreign Currency Translation Adjustments	Net Investment Hedges	Pension and Postretirement Plan Benefit Adjustments	Accumulated Comprehensive Income (Loss)
For the Three-Month Period Ended June 28, 2024:
Balance, March 29, 2024	$(975)	$(5)	$(1)	$(981)
Other comprehensive income (loss):
Increase (decrease)	(29)	4	—	(25)
Income tax impact	—	(1)	—	(1)
Net other comprehensive income (loss), net of income taxes	(29)	3	—	(26)
Balance, June 28, 2024	$(1,004)	$(2)	$(1)	$(1,007)

For the Three-Month Period Ended June 30, 2023:
Balance, March 31, 2023	$(947)	$—	$14	$(933)
Other comprehensive income (loss):
Increase	7	—	—	7
Income tax impact	—	—	—	—
Net other comprehensive income (loss), net of income taxes	7	—	—	7
Balance, June 30, 2023	$(940)	$—	$14	$(926)

	Foreign Currency Translation Adjustments	Net Investment Hedges	Pension and Postretirement Plan Benefit Adjustments	Accumulated Comprehensive Income (Loss)
For the Six-Month Period Ended June 28, 2024:
Balance, December 31, 2023	$(939)	$(14)	$(1)	$(954)
Other comprehensive income (loss):
Increase (decrease)	(65)	16	—	(49)
Income tax impact	—	(4)	—	(4)
Net other comprehensive income (loss), net of income taxes	(65)	12	—	(53)
Balance, June 28, 2024	$(1,004)	$(2)	$(1)	$(1,007)

For the Six-Month Period Ended June 30, 2023:
Balance, December 31, 2022	$(968)	$—	$14	$(954)
Other comprehensive income (loss):
Increase	28	—	—	28
Income tax impact	—	—	—	—
Net other comprehensive income (loss), net of income taxes	28	—	—	28
Balance, June 30, 2023	$(940)	$—	$14	$(926)
NOTE 14. RELATED PARTY TRANSACTIONS
Related Party Agreements
In connection with the Separation, on September 29, 2023, Veralto entered into the agreements that govern the Separation and the relationships between the parties following the Separation, including an employee matters agreement, a tax matters agreement, an intellectual property matters agreement, a Veralto Enterprise System license agreement and a transition services agreement. Such agreements are described in Note 18 of the 2023 Annual Report on Form 10-K.
Allocated Expenses
Prior to the Separation, Veralto operated as part of Danaher and not as a stand-alone company. Accordingly, certain shared costs for management and support functions which were provided on a centralized basis within Danaher were allocated to Veralto and are reflected as expenses in these financial statements prior to the Separation date. The Company considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to Veralto for purposes of the carved-out financial statements; however, the expenses reflected in these financial statements for periods prior to the Separation date may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that the Company will incur in the future.
Corporate Expenses
Certain corporate overhead and shared expenses incurred by Danaher and its subsidiaries have been allocated to the Company and are reflected in the Consolidated and Combined Condensed Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Danaher’s information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Danaher benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the Company’s relative share of revenues, headcount, or functional spend as a percentage of the total.

Corporate Expenses allocated to Veralto from Danaher and its subsidiaries for the three and six-month periods ended June 30, 2023 were $14 million and $27 million, respectively. Following the Separation, the Company independently incurs expenses as a stand-alone company and no expenses are allocated by Danaher.
Insurance Programs Administered by Danaher
In addition to the corporate allocations discussed above, the Company was allocated expenses related to certain insurance programs Danaher administers on behalf of the Company, including workers compensation, property, cargo, automobile, crime, fiduciary, product, general and directors’ and officers’ liability insurance. These amounts were allocated using various methodologies, as described below.
Included within the insurance cost allocation are allocations related to programs for which Danaher is self-insured up to a certain amount. For the self-insured component, costs were allocated to the Company based on its incurred claims. Danaher has premium based policies which cover amounts in excess of the self-insured retentions. The Company was allocated a portion of the total insurance cost incurred by Danaher based on its pro-rata portion of Danaher’s total underlying exposure base. An estimated liability relating to the Company’s known and incurred but not reported claims has been allocated to the Company and reflected on the accompanying Consolidated Condensed Balance Sheets.
Insurance programs expenses allocated to Veralto from Danaher and its subsidiaries for three and six-month periods ended June 30, 2023 were $2 million and $4 million, respectively.
Medical Insurance Programs Administered by Danaher
In addition to the corporate allocations discussed above, the Company was allocated expenses related to the medical insurance programs Danaher administers on behalf of the Company. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the Company.
Medical insurance programs expenses allocated to Veralto from Danaher and its subsidiaries for three and six-month periods ended June 30, 2023 were $20 million and $41 million, respectively.
Deferred Compensation Program Administered by Danaher
Refer to Note 8 for information regarding the deferred compensation program. In connection with the Separation, the Company established a similar independent, nonqualified deferred compensation program.
Deferred compensation program expenses incurred for three and six-month periods ended June 30, 2023 were $1 million and $2 million, respectively.
Revenue and other transactions entered into in the ordinary course of business
Prior to the Separation, the Company operated as part of Danaher and not as a stand-alone company and certain of its revenue arrangements related to contracts entered into in the ordinary course of business with Danaher and its affiliates.
During the three-month periods ended June 28, 2024 and June 30, 2023, Veralto recorded revenues from sales to Danaher and its subsidiaries of $5 million and $7 million, respectively. During the six-month periods ended June 28, 2024 and June 30, 2023, Veralto recorded revenues from sales to Danaher and its subsidiaries of $10 million and $14 million, respectively. Following the Separation, Veralto continues to enter into revenue arrangements in the ordinary course of business with Danaher and its subsidiaries, although certain agreements were entered into or terminated as a result of the Separation.
In addition to transactions entered into in the ordinary course of business, the Company made net payments of approximately $2 million and approximately $16 million during the three and six-month periods ended June 28, 2024, respectively, in accordance with the transition services agreement for various services provided to the Company by Danaher.

Offers to Exchange
Up to $700,000,000 5.500% Senior Notes due 2026
that have been registered under the Securities Act
for any and all of our
outstanding unregistered 5.500% Senior Notes due 2026;
Up to $700,000,000 5.350% Senior Notes due 2028
that have been registered under the Securities Act
for any and all of our
outstanding unregistered 5.350% Senior Notes due 2028;
Up to $700,000,000 5.450% Senior Notes due 2033
that have been registered under the Securities Act
for any and all of our
outstanding unregistered 5.450% Senior Notes due 2033;
and
Up to €500,000,000 4.150% Senior Notes due 2031
that have been registered under the Securities Act
for any and all of our
outstanding unregistered 4.150% Senior Notes due 2031.
PROSPECTUS

Until    , 2025 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
   , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers.
The following summary is qualified in its entirety by reference to the complete DGCL, our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the Registration Rights Agreements.
The Registration Rights Agreements filed as Exhibits 4.2 and 4.4 to this Registration Statement each provide for indemnification of directors, officers and persons controlling Veralto, if any, of Veralto against certain liabilities by holders of the Old Notes.
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Section 102(b)(7) of the DGCL provides, generally, that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.
Article VIII of Veralto’s Amended and Restated Certificate of Incorporation provides that Veralto will indemnify its directors and officers to the full extent authorized or permitted by law and that no director or officer (as defined in the Amended and Restated Certificate of Incorporation) of Veralto shall be personally liable to Veralto or any of its stockholders for monetary damages for breach of a fiduciary duty as a director or officer, as applicable, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to Veralto or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of Veralto; provided that if the DGCL shall be amended or modified hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of Veralto, as applicable, shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended or modified.
Veralto’s Amended and Restated Bylaws provide, under the heading “Article VII Indemnification,” that Veralto will indemnify directors and officers of Veralto in non-derivative claims if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Veralto, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. For non-derivative claims, termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person believed to be in or not opposed to the best interests of Veralto, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conducts was unlawful. For derivative claims, “Article VII Indemnification” of Veralto’s Amended and Restated Bylaws provides that Veralto will indemnify directors and officers of Veralto if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Veralto; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Veralto unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
In addition, each of Veralto’s directors and executive officers has entered into an indemnification agreement with Veralto that provides for substantially similar indemnification rights and under which Veralto has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. Veralto also has in effect directors and officers liability insurance covering all our directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1
Separation and Distribution Agreement, dated as of September 29, 2023, by and between Veralto Corporation and Danaher Corporation (incorporated by reference to Exhibit 2.1 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on October 2, 2023)

3.1
Amended and Restated Certificate of Incorporation of Veralto Corporation (incorporated by reference to Exhibit 3.1 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on October 2, 2023)

3.2
Amended and Restated Bylaws of Veralto Corporation (incorporated by reference to Exhibit 3.2 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on October 2, 2023)

4.1
Indenture, dated as of September 18, 2023, between Veralto Corporation, as issuer, and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (incorporated by reference to Exhibit 4.1 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on September 19, 2023)

4.2
Registration Rights Agreement, dated as of September 18, 2023, by and among Veralto Corporation and Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the initial purchasers of the USD Notes (incorporated by reference to Exhibit 4.2 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on September 19, 2023)

4.3
Indenture, dated as of September 19, 2023, between Veralto Corporation, as issuer, and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (incorporated by reference to Exhibit 4.3 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on September 19, 2023)

4.4
Registration Rights Agreement, dated as of September 19, 2023, by and among Veralto Corporation and Deutsche Bank AG, London Branch and Goldman Sachs & Co. LLC, as representatives of the initial purchasers of the Euro Notes (incorporated by reference to Exhibit 4.4 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on September 19, 2023)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1
Employee Matters Agreement, dated as of September 29, 2023, by and between Veralto Corporation and Danaher Corporation (incorporated by reference to Exhibit 10.1 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on October 2, 2023)

10.2
Tax Matters Agreement, dated as of September 29, 2023, by and between Veralto Corporation and Danaher Corporation (incorporated by reference to Exhibit 10.2 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on October 2, 2023)

10.3
Transition Services Agreement, dated as of September 29, 2023, by and between Veralto Corporation and Danaher Corporation (incorporated by reference to Exhibit 10.3 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on October 2, 2023)

10.4
Intellectual Property Matters Agreement, dated as of September 29, 2023, by and between Veralto Corporation and Danaher Corporation (incorporated by reference to Exhibit 10.4 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on October 2, 2023)

10.5
DBS License Agreement, dated as of September 29, 2023, by and between Veralto Corporation and Danaher Corporation (incorporated by reference to Exhibit 10.5 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on October 2, 2023)

10.6
Framework Agreement, dated as of September 29, 2023, by and between Beckman Coulter, Inc. and Hach Company (incorporated by reference to Exhibit 10.6 to Veralto Corporation’s Current Report on Form 8-K (File No. 001-41770) filed with the Commission on October 2, 2023)

10.7
Veralto Corporation 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Amendment 1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-274789) filed with the Commission on February 28, 2024)*

Exhibit Number	Description
10.8
Veralto Corporation Executive Deferred Incentive Program, a sub-plan under the 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 3, 2023)*

10.9
Veralto Corporation Excess Contribution Program, a sub-plan under the 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 3, 2023)*

10.10
Veralto Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 3, 2023)*

10.11
Credit Agreement, dated as of August 31, 2023, by and among Veralto Corporation, certain subsidiaries of Veralto Corporation, Bank of America, N.A., as administrative agent and Bank of America, N.A. as lender and swing line lender (incorporated by reference to Exhibit 10.25 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)

10.12
Form of Veralto Corporation Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)

10.13
Offer of Employment Letter, dated as of January 27, 2023, between Danaher Corporation and Jennifer Honeycutt (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.14
Offer of Employment Letter, dated as of May 12, 2023, between DH EAS Employment LLC and Sameer Ralhan (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.15
Offer of Employment Letter, dated as of January 6, 2023, between Danaher Corporation and Melissa Aquino (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.16
Employment Agreement, dated as of December 21, 2021, between VTI Sweden AB and Mattias Byström (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.17
Offer of Employment Letter, dated as of April 10, 2023, between Veralto Corporation and Sylvia Stein (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K (File No. 001-41770) filed with the Commission on February 28, 2024)*

10.18
Amendment to Employment Agreement, dated as of May 5, 2023, between VTI Sweden AB and Mattias Byström (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.19
Offer of Employment Letter, dated as of February 27, 2023, between Danaher Corporation and Surekha Trivedi (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.20
Form of Veralto Corporation Stock Option Agreement (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.21
Form of Veralto Corporation Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.22
Form of Veralto Corporation Performance Stock Unit Agreement (incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K (File No. 001-41770) filed with the Commission on February 28, 2024)*

Exhibit Number	Description
10.23
Form of Veralto Retirement Savings Plan (incorporated by reference to Exhibit 10.5 to Amendment 1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-274789) filed with the Commission on February 28, 2024)*

10.24
Form of Veralto Corporation Stock Option Agreement for Non-Employee Directors (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.25
Form of Veralto Corporation Restricted Stock Unit Agreement for Non-Employee Directors (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.26
Form A of Veralto Corporation Agreement Regarding Competition and Protection of Proprietary Interests (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.27
Form B of Veralto Corporation Agreement Regarding Solicitation and Protection of Proprietary Interests (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)

10.28
Form of Veralto Corporation Senior Leader Severance Pay Plan (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to Veralto Corporation’s Registration Statement on Form 10 (File No. 001-41770) filed with the Commission on August 31, 2023)*

10.29
First Amendment to Veralto Corporation Senior Leaders Severance Pay Plan (incorporated by reference to Exhibit 10.1 to Veralto Corporation’s Form 8-K (File No. 001-41770) filed with the Commission on December 15, 2023)*

21.1	Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-41770) filed with the Commission on February 28, 2024)
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in opinion filed as Exhibit 5.1)
25.1	Statement of Eligibility of Deutsche Bank Trust Company Americas, as trustee, on Form T-1
99.1	Form of Letter of Transmittal
101	Interactive data files (formatted as Inline XBRL)
107	Filing Fee Table
*	Indicates management contract or compensatory plan, contract or arrangement.
Item 22.	Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on July 26, 2024.

VERALTO CORPORATION

By:	/s/ James A. Tanaka
	Name:	James A. Tanaka
	Title:	Vice President, Securities & Governance and Secretary
POWER OF ATTORNEY
We, the undersigned officers and directors of Veralto Corporation, hereby severally constitute and appoint James A. Tanaka, as his or her true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all subsequent amendments (including post-effective amendments) to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Veralto Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jennifer L. Honeycutt	President, Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2024
Jennifer L. Honeycutt

/s/ Sameer Ralhan	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 26, 2024
Sameer Ralhan

/s/ Bernard M. Skeete	Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 26, 2024
Bernard M. Skeete

/s/ Linda H. Filler	Chair of the Board	July 26, 2024
Linda H. Filler

/s/ Françoise Colpron	Director	July 26, 2024
Françoise Colpron

/s/ Daniel L. Comas	Director	July 26, 2024
Daniel L. Comas

/s/ Shyam P. Kambeyanda	Director	July 26, 2024
Shyam P. Kambeyanda

Signature	Title	Date

/s/ William H. King	Director	July 26, 2024
William H. King

/s/ Walter G. Lohr, Jr.	Director	July 26, 2024
Walter G. Lohr, Jr.

/s/ Heath A. Mitts	Director	July 26, 2024
Heath A. Mitts

/s/ Vijay P. Sankaran	Director	July 26, 2024
Vijay P. Sankaran

/s/ John T. Schwieters	Director	July 26, 2024
John T. Schwieters

/s/ Cindy L. Wallis-Lage	Director	July 26, 2024
Cindy L. Wallis-Lage

/s/ Thomas L. Williams	Director	July 26, 2024
Thomas L. Williams